Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

April 2, 2013

among

WEIGHT WATCHERS INTERNATIONAL, INC.,

as the Borrower,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as the Administrative Agent and an Issuing Bank,

and

THE BANK OF NOVA SCOTIA,

as the Revolving Agent, a Swingline Lender and an Issuing Bank

J.P. MORGAN SECURITIES LLC,

THE BANK OF NOVA SCOTIA,

HSBC SECURITIES (USA) INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

and

BANK OF AMERICA, N.A.,

HSBC BANK USA, NATIONAL ASSOCIATION

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

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-ii-

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SCHEDULES:

Schedule 1.01	—	Excluded Subsidiary Pledges
Schedule 1.02	—	Existing Letters of Credit
Schedule 2.01	—	Commitments
Schedule 3.08	—	Subsidiaries
Schedule 5.14	—	Certain Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.06	—	Asset Sales
Schedule 6.08	—	Existing Affiliate Transactions
Schedule 6.10	—	Existing Restrictions
Schedule 9.01	—	Notices

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Guarantee and Collateral Agreement
Exhibit C	—	Form of Perfection Certificate
Exhibit D	—	Form of Term Note

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Exhibit E	—	Form of Revolving Note
Exhibit F	—	Form of Closing Certificate
Exhibit G	—	Form of Solvency Certificate
Exhibit H	—	Form of Specified Discount Prepayment Notice
Exhibit I	—	Form of Specified Discount Prepayment Response
Exhibit J	—	Form of Discount Range Prepayment Notice
Exhibit K	—	Form of Discount Range Prepayment Offer
Exhibit L	—	Form of Solicited Discounted Prepayment Notice
Exhibit M	—	Form of Solicited Discounted Prepayment Offer
Exhibit N	—	Form of Acceptance and Prepayment Notice
Exhibit O-1	—	Form of Tax Certificate for Non-U.S. Lenders that are not Partnerships
Exhibit O-2	—	Form of Tax Certificate for Non-U.S. Lenders that are Partnerships
Exhibit O-3	—	Form of Tax Certificate for Non-U.S. Participants that are not Partnerships
Exhibit O-4	—	Form of Tax Certificate for Non-U.S. Participants that are Partnerships
Exhibit P	—	Form of Intercompany Note
Exhibit Q-1	—	Form of Equal Priority Intercreditor Agreement
Exhibit Q-2	—	Form of Junior Priority Intercreditor Agreement

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CREDIT AGREEMENT dated as of April 2, 2013 (this “Agreement”), among WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation (the “Borrower”; as hereinafter further defined); the LENDERS party hereto; JPMORGAN CHASE BANK, N.A., as the Administrative Agent and an Issuing Bank; and THE BANK OF NOVA SCOTIA, as the Revolving Agent, a Swingline Lender and an Issuing Bank.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Acceptance and Prepayment Notice” means a written notice from the Borrower accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit N.

“Acceptance Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Additional Lender” means any Additional Revolving Lender or any Additional Term Lender, as applicable.

“Additional Revolving Lender” means, at any time, any bank, financial institution or other investor that agrees to provide any portion of any Incremental Revolving Commitment or Revolving Commitment Increase pursuant to an Incremental Revolving Facility Amendment in accordance with Section 2.20; provided that each Additional Revolving Lender shall be subject to the approval of the Administrative Agent and, if such Additional Revolving Lender will provide a Revolving Commitment Increase, the Revolving Agent and each Issuing Bank and the Swingline Lender (such approval in each case not to be unreasonably withheld or delayed) and the Borrower, in each case, to the extent any such approvals would otherwise be required for an assignment to a Revolving Lender pursuant to Section 9.04(b)(i).

“Additional Term Lender” means, at any time, any bank, financial institution or other investor that agrees to provide any portion of any Incremental Term Loan or Incremental Term Commitment pursuant to an Incremental Term Facility Amendment in accordance with Section 2.20; provided that each Additional Term Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed) and the Borrower, in each case, to the extent any such approvals would otherwise be required for an assignment to a Lender of Term Loans pursuant to Section 9.04(b)(i).

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) in the case of the Initial Tranche B-2 Term Loans only, 0.75% per annum.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder (other than for the Revolving Commitments and extensions of credit thereunder), and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Applicable Agent.

“Affected Subsidiary” has the meaning assigned to such term in the definition of the term “Secured Swap Obligations”.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means, at any time, (a) any Affiliate of the Borrower (other than the Borrower or any of its Subsidiaries), or (b) any director, officer or employee of the Borrower or any of its Subsidiaries and any Affiliate of such director, officer or employee, in each case, that is a Lender at such time.

“Agent” means the Administrative Agent or the Revolving Agent, as applicable.

“Agent Parties” has the meaning assigned to such term in Section 9.01(c).

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% per annum, (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the Reuters “LIBOR01” screen displaying interest rates for Dollar deposits in the London interbank market (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Applicable Agent from time to time) at approximately 11:00 a.m., London time, on such day for deposits in Dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively; provided that, notwithstanding the foregoing, in the case of Initial Tranche B-2 Term Loans, the Alternate Base Rate shall at no time be less than 1.75% per annum.

“Anti-Money Laundering Laws” means any Requirements of Law applicable to a Loan Party or its Restricted Subsidiaries, related to terrorism financing or money laundering, including any applicable provision of Title III of the USA PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Account” means, with respect to any payment to be made to either Agent hereunder, the account specified by such Agent from time to time for the purpose of receiving payments of such type.

“Applicable Agent” means (a) with respect to (i) the Revolving Commitments and any related Extended Revolving Commitments, (ii) all Loans made pursuant thereto and (iii) all Letters of Credit and Swingline Loans in which the Lenders holding Revolving Commitments or any related Extended Revolving Commitments participate, the Revolving Agent, and (b) with respect to the Commitments of each other Class, all Loans and other extensions of credit pursuant thereto and all matters that do not relate solely to a single Class of Commitments, Loans or other extensions of credit (including all matters related to the Security Documents and the Collateral), the Administrative Agent.

“Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Applicable Percentage” means, (a) at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time or (b) at any time with respect to any Lender with an Incremental Revolving Commitment of any Class, the percentage of the aggregate Incremental Revolving Commitments of such Class represented by such Lender’s Incremental Revolving Commitment at such time; provided that, at any time any Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments or Incremental Revolving Commitments, as applicable, (disregarding any such Defaulting Lender’s Commitment) represented by such Lender’s Revolving Commitment or Incremental Revolving Commitment, as applicable. If the applicable Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the applicable Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, (a) with respect to any Initial Tranche B-1 Term Loan, (i) 1.75% per annum (or, for any day on which the Ratings Condition is met, 2.00% per annum), in the case of an ABR Loan, and (ii) 2.75% per annum (or, for any day on which the Ratings Condition is met, 3.00% per annum), in the case of a Eurocurrency Loan, (b) with respect to any Initial Tranche B-2 Term Loan, (i) 2.00% per annum (or, for any day on which the Ratings Condition is met, 2.25% per annum), in the case of an ABR Loan, and (ii) 3.00% per annum (or, for any day on which the Ratings Condition is met, 3.25% per annum), in the case of a Eurocurrency Loan, and (c) with respect to any Revolving Loan or the Revolving Commitment Fee, the applicable rate per annum set forth below, based upon the Consolidated Leverage Ratio as of the end of the most recently ended Test Period at the time such Applicable Rate is being determined; provided that, for purposes of clause (c), until the date of delivery of the consolidated financial statements pursuant to Section 5.01(b) as of and for the fiscal quarter ended June 29, 2013, the Applicable Rate shall be based on the rates per annum set forth in Category 2:

Consolidated Leverage Ratio	ABR Spread for Revolving Loans	Eurocurrency Spread for Revolving Loans	Revolving Commitment Fee

Category 1 Greater than or equal to 4.75 to 1.00	1.50%	2.50%	0.500%

Category 2 Less than 4.75 to 1.00 and greater than or equal to 3.75 to 1.00	1.25%	2.25%	0.400%

Category 3 Less than 3.75 to 1.00 and greater than or equal to 2.75 to 1.00	1.00%	2.00%	0.400%

Category 4 Less than 2.75 to 1.00 and greater than or equal to 1.50 to 1.00	0.875%	1.875%	0.375%

Category 5 Less than 1.50 to 1.00	0.75%	1.75%	0.350%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements and related Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, the Applicable Rate for Revolving Loans and the Revolving Commitment Fee, at the option of the Revolving Agent or the Required Revolving Lenders, shall be based on the rates per annum set forth in Category 1 (i) at any time that an Event of Default under Section 7.01(a) has occurred and is continuing and shall continue to so apply to but excluding the date on which such Event of Default shall cease to be continuing (and thereafter, the Category otherwise determined in accordance with this definition shall apply) or (ii) if the Borrower fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b) or any Compliance Certificate required to be delivered pursuant hereto, in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof.

“Applicable Tax Owner” means the applicable direct or indirect equity owner of a Lender to which the applicable U.S. federal withholding tax relates.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Cash Equivalents.”

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means J.P. Morgan Securities LLC, The Bank of Nova Scotia, HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and U.S. Bank National Association, each in its capacity as a joint lead arranger and joint bookrunner.

“ARTAL” means Artal Holdings Sp. z.o.o., Succursale de Luxembourg.

“Asset Sale Prepayment Event” means any Disposition (or series of related Dispositions) of any business unit, asset or property of the Borrower or any Restricted Subsidiary (including any Disposition of any Equity Interests of any Subsidiary of the Borrower owned by the Borrower or any Restricted Subsidiary, but not, for the avoidance of doubt, in connection with a Casualty Prepayment Event) made pursuant to clauses (i), (j), (k), (o) and (p) of Section 6.06 or made in violation of Section 6.06.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A or any other form reasonably approved by the Applicable Agent.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed or engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(ii); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Available Amount” means, at any time (the “Available Amount Reference Time”), an amount (which shall not be less than zero) equal to (a) the sum (without duplication) of:

(i) the amount equal to 50% of the Cumulative Consolidated Net Income of the Borrower and the Restricted Subsidiaries; plus

(ii) to the extent not included in the calculation of Consolidated Net Income, the aggregate amount of all dividends, returns, interest, profits, distributions, income and similar amounts received by the Borrower or any Restricted Subsidiary from any Investment the making of which reduced the Available Amount; provided that the aggregate amount added back to the Available Amount pursuant to this clause (ii) in respect of any Investment when combined with the aggregate amount added back to the Available Amount in respect of such Investment under any other provision of this Agreement shall not exceed the original amount by which the Available Amount was reduced upon the making of such Investment;

(iii) to the extent not included in the calculation of Consolidated Net Income or applied to prepay the Term Loans in accordance with Section 2.11(b) or to prepay, repurchase,

redeem or defease any secured Permitted Additional Debt, the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the Disposition to any Person other than to the Borrower or a Restricted Subsidiary of its ownership interest in any Investment the making of which reduced the Available Amount; provided that the aggregate amount added back to the Available Amount pursuant to this clause (iii) in respect of any Investment when combined with the aggregate amount added back to the Available Amount in respect of such Investment under any other provision of this Agreement shall not exceed the original amount by which the Available Amount was reduced upon the making of such Investment;

(iv) to the extent not included in the calculation of Consolidated Net Income, the aggregate amount of all cash repayments of principal received by the Borrower or any Restricted Subsidiary from any Investment the making of which reduced the Available Amount; provided that the aggregate amount added back to the Available Amount pursuant to this clause (iv) in respect of any Investment when combined with the aggregate amount added back to the Available Amount in respect of such Investment under any other provision of this Agreement shall not exceed the original amount by which the Available Amount was reduced upon the making of such Investment; and

(v) to the extent not included in the calculation of Consolidated Net Income, an amount up to the amount of any Investment of the Borrower or any of its Restricted Subsidiaries in any Unrestricted Subsidiary the initial designation of which as an Unrestricted Subsidiary reduced the Available Amount upon the re-designation of such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to Section 5.13 or its merger, amalgamation or consolidation with or into the Borrower or any of its Restricted Subsidiaries pursuant to Section 6.05; provided that the aggregate amount added back to the Available Amount pursuant to this clause (v) in respect of any such redesignation or merger, amalgamation or consolidation when combined with the aggregate amount added back to the Available Amount in respect of such Investment under any other provision of this Agreement shall not exceed the lesser of (x) the Fair Market Value of the Investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary immediately prior to giving effect to such re-designation or merger, amalgamation or consolidation and (y) the original amount by which the Available Amount was reduced upon the designation of such Subsidiary as an Unrestricted Subsidiary;

minus (b) the sum of, without duplication and without taking into account the proposed portion of the amount calculated above to be used at the applicable Available Amount Reference Time:

(i) the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary in reliance on clause (3) of the proviso to Section 6.04(b)(iii) or clause (i) or (iii) of the proviso to Section 6.04(p), in each case after the Effective Date and prior to the Available Amount Reference Time;

(ii) the aggregate amount of any Restricted Payments made by the Borrower in reliance on Section 6.07(d)(i) or 6.07(d)(iii) after the Effective Date and prior to the Available Amount Reference Time; and

(iii) the aggregate amount expended on prepayments, repurchases, redemptions and defeasements made by the Borrower or any Restricted Subsidiary in reliance on Section 6.10(a)(i)(C)(x) or 6.10(a)(i)(C)(z) after the Effective Date and prior to the Available Amount Reference Time.

“Available Amount Reference Time” has the meaning assigned to such term in the definition of the term “Available Amount”.

“Available Equity Amount” means at any time (the “Available Equity Amount Reference Time”), an amount equal to, without duplication, (a) the amount of any capital contributions or other equity issuances (or issuances of Indebtedness that have been converted into or exchanged for Qualified Equity Interests) received as cash equity by the Borrower during the period from and including the Business Day immediately following the Effective Date through and including the Available Equity Amount Reference Time, but excluding (i) all proceeds from the issuance of Disqualified Equity Interests and (ii) any other capital contributions or equity issuances to the extent actually utilized in connection with transactions permitted pursuant to Section 6.04, 6.07 or 6.10 other than those referred to in clauses (i), (ii) and (iii) below, minus (b) the sum, without duplication, and, without taking into account the proposed portion of the Available Equity Amount calculated above to be used at the applicable Available Equity Amount Reference Time, of:

(i) the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary in reliance on clause (2) of the proviso to Section 6.04(b)(iii), clause (ii) of the proviso to Section 6.04(o), and clause (ii) of the proviso to Section 6.04(p), in each case after the Effective Date and prior to the Available Equity Amount Reference Time;

(ii) the aggregate amount of any Restricted Payments made by the Borrower in reliance on Section 6.07(d)(ii) after the Effective Date and prior to the Available Equity Amount Reference Time; and

(iii) the aggregate amount of prepayments, repurchases, redemptions and defeasances made by the Borrower or any Restricted Subsidiary in reliance on Section 6.10(a)(i)(C)(y) after the Effective Date and prior to the Available Equity Amount Reference Time.

“Available Equity Amount Reference Time” has the meaning assigned to such term in the definition of the term “Available Equity Amount”.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Basel III” means, collectively, those certain agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time).

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers of such Person, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement and shall include any Successor Borrower pursuant to Section 6.05(a).

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 2.11(a)(ii)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.11(a)(ii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(a)(ii)(D).

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Eurocurrency Revolving Loan Borrowing, $2,000,000, (b) in the case of an ABR Revolving Loan Borrowing, $500,000 and (c) in the case of a Swingline Loan, $500,000.

“Borrowing Multiple” means (a) in the case of a Eurocurrency Revolving Loan Borrowing, $500,000, (b) in the case of an ABR Revolving Loan Borrowing, $500,000 and (c) in the case of a Swingline Loan, $100,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, for any Person in respect of any period, the aggregate of all expenditures (including Capitalized Lease Obligations) incurred by such Person during such period that, in accordance with GAAP, are or should be included in “capital expenditures,” “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such Person.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP on the Effective Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations.

“Cash Collateral” has the meaning assigned to such term in the definition of “Cash Collateralize.”

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a perfected first priority security interest) cash or deposit account balances in Dollars (“Cash Collateral”), at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the applicable Issuing Banks and/or the Swingline Lender, as applicable (which documents are hereby consented to by the Lenders) (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents” means any of the following, to the extent owned by the Borrower or any Restricted Subsidiary:

(a) Dollars and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States having maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $500,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with maturities of not more than 12 months from the date of acquisition thereof;

(d) commercial paper issued by an Approved Bank (or by the parent company thereof) or commercial paper issued by, or guaranteed by, a corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service), in each case with maturities of not more than 12 months from the date of acquisition thereof;

(e) repurchase agreements for underlying securities of the types described in clauses (b) and (c) above and clause (g) below;

(f) marketable short-term money market and similar highly liquid funds either (i) having assets in excess of $500,000,000 or (ii) having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) securities with maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory and, at the time of acquisition, having an investment grade rating from either S&P or Moody’s (or the equivalent thereof) (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(h) investments with maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(i) short-term tax-exempt securities rated not lower than MIG-1/1+ by either Moody’s or S&P with provisions for liquidity or maturity accommodations of 183 days or less;

(j) investments, classified in accordance with GAAP as current assets of the Borrower or any Restricted Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition; and

(k) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (j) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings, described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short term investments utilized by Restricted Subsidiaries that are Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments described in clauses (a) through (j) of this paragraph.

“Cash Management Services” means (a) commercial debt or credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including cash pooling arrangements, controlled disbursement, netting, overdraft and electronic or automatic clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services.

“Casualty Prepayment Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards arising from any damage to, destruction of, or other casualty or loss involving, or any seizure condemnation, confiscation or taking under power of eminent domain of, or requisition of title or use of or relating to or in respect of any equipment, fixed assets or Real Property (including any improvements thereon) of the Borrower or any Restricted Subsidiary.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means

(a) any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act except as provided below, and excluding any employee benefit plan of such “person” or “group” and their respective Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-5 of the Exchange Act) of Equity Interests having the power to vote or direct the voting of such Equity Interests for the election of directors of the Borrower having more than the greater of (i) 35% of the ordinary voting power for the election of members of the Board of Directors of the Borrower and (ii) the percentage of the ordinary voting power for the election of directors of the Borrower owned in the aggregate, directly or indirectly, beneficially, by the Permitted Holders, unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the members of the Board of Directors of the Borrower;

(b) a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower are at any time occupied by Persons who are not Continuing Directors; or

(c) the occurrence of a “change of control” (or similar term) under (and as defined in) the documentation governing any Material Indebtedness.

For purposes of clause (a) of this definition, the members of any Permitted Holder Group will be treated as individual “persons”, and not as a “group”.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption of any Requirement of Law, (b) any change in any Requirement of Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Pub. L. No. 111-203) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 9.17.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Revolving Loans, Extended Revolving Loans (and related swingline loans thereunder), Initial Tranche B-1 Term Loans, Initial Tranche B-2 Term Loans, Incremental Term Loans, Extended Term Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Incremental Revolving Commitment (of the same series and any related swingline commitments thereunder), Extended Revolving Commitment (of the same series and any related swingline commitments thereunder), Initial Tranche B-1 Term Commitment, Initial Tranche B-2 Term Commitment or Incremental Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Incremental Term Loans, Extended Term Loans, Incremental Revolving Commitments (and Incremental Revolving Loans made pursuant thereto) and Extended Revolving Commitments (and Extended Revolving Loans made pursuant thereto) that have different terms and conditions shall be construed to be in different Classes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Documentation Agents” means Bank of America, N.A., HSBC Bank USA, National Association and U.S. Bank National Association, each in its capacity as a co-documentation agent.

“Collateral” has the meaning assigned to such term or any similar term in each of the Security Documents; provided that with respect to any Mortgage, “Collateral” shall mean “Mortgaged Property” or “Trust Property” as defined therein or any comparable term describing the assets and rights subject to such Mortgage.

“Collateral and Guarantee Requirement” means, at any time, and subject to applicable limitations set forth in this Agreement or any other Loan Document, the requirement that:

(a) the Administrative Agent shall have received from the Borrower and each of its Restricted Subsidiaries (other than any Excluded Subsidiary) either (x) a counterpart of the Guarantee and Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that is required to become a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee and Collateral Agreement, in substantially the form specified therein (with such changes as may be reasonably acceptable to the Administrative Agent), duly executed and delivered on behalf of such Person, together with, in the case of any such Loan Documents executed and delivered after the Effective Date, but only to the extent reasonably requested by the Administrative Agent, documents of the type referred to in Section 4.01(c) and opinions of the type referred to in Section 4.01(b) (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent);

(b) all outstanding Equity Interests of each Restricted Subsidiary (other than any Excluded Equity Interests) owned by any Loan Party shall have been pledged pursuant to the Guarantee and Collateral Agreement and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated share powers or other instruments of transfer with respect thereto endorsed in blank;

(c) (i) except with respect to intercompany Indebtedness (other than owing by any Unrestricted Subsidiary), if any Indebtedness for borrowed money in a principal amount in excess of $10,000,000 (individually) is owing to any Loan Party and such Indebtedness is evidenced by a promissory note, the Administrative Agent shall have received such promissory note, together with undated instruments of transfer with respect thereto endorsed in blank and (ii) with respect to intercompany Indebtedness, all Indebtedness of the Borrower and each of its Restricted Subsidiaries that is owing to any Loan Party (or Person required to become a Loan Party) shall be evidenced by the Intercompany Note, and the Administrative Agent shall have received such Intercompany Note duly executed by the Borrower, each such Restricted Subsidiary and each such other Loan Party, together with undated instruments of transfer with respect thereto endorsed in blank (it being understood that any Restricted Subsidiary not a signatory to the Intercompany Note on the Effective Date may execute a joinder to the Intercompany Note at any time after the Effective Date by providing written notice to the Administrative Agent and delivering such joinder to the Administrative Agent in order to become a party thereto, together with an undated instrument of transfer with respect thereto endorsed in blank);

(d) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e) the Administrative Agent shall have received, to the extent customary and appropriate (as determined by the Administrative Agent in its reasonable discretion) in the applicable jurisdiction, (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a fully-paid policy or policies of title insurance in an amount reasonably acceptable to the Administrative Agent issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) the Flood Documentation, (iv) such legal opinions as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property and (v) a Survey (provided, however, that a Survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents, (b) no Loan Party shall be required to perfect the security interests in any property (other than Real Property) purported to be created by the Security Documents other than by (i) filings pursuant to the Uniform Commercial Code, (ii) filings with United States’ federal governmental offices with respect to Intellectual Property, (iii) in the case of Collateral that constitutes Tangible Chattel Paper, Instruments, Certificated Securities or Negotiable Documents (each as defined in the Uniform Commercial Code), in each case, to the extent included in the Collateral and required by the Guarantee and Collateral Agreement or any other applicable Security Document, delivery to the Administrative Agent, together with undated share powers or other instruments of transfer with respect thereto endorsed in blank, to be held in its possession in the United States and (iv) in the case of Collateral that constitutes Commercial Tort Claims (as defined in the Uniform Commercial Code) taking the actions specified by Section 4.04 of the Guarantee and Collateral Agreement, (c) no Loan Party shall be required to (1) complete any filings or other action with respect to the perfection of any Liens required to be granted pursuant to the terms of the Collateral and Guarantee Requirement in any jurisdiction outside of the United States, (2) deliver Certificated Securities, if any, representing or evidencing the Equity Interests of (x) an Immaterial Subsidiary (but replacing 5% in such definition with 2.5%), (y) a Person that is not a Restricted Subsidiary or (z) a Restricted Subsidiary set forth on Schedule 1.01 or (3) except as described in clauses (b)(iii) and (iv) above, take actions to perfect by Control (as defined in the Uniform Commercial Code), including delivering agreements or other control or similar arrangements with respect to deposit accounts, commodity accounts, securities accounts, letter of credit rights or other assets requiring perfection by control (other than as required by clauses (b) and (c) of this definition), (d) in no event shall landlord lien waivers, bailee letters, estoppels and collateral access letters be required to be delivered and (e) in no event shall the Collateral include any Excluded Assets. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Restricted Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Effective Date) where it reasonably determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents, and each Lender hereby consents to any such extensions of time.

“Commitment” means (a) with respect to any Lender, its Revolving Commitment, Incremental Revolving Commitment of any Class, Extended Revolving Commitment of any Class, Initial Tranche B-1 Term Commitment, Initial Tranche B-2 Term Commitment, Incremental Term Commitment of any Class, or any combination thereof (as the context requires) and (b) with respect to any Swingline Lender, its Swingline Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate of a Financial Officer required to be delivered pursuant to Section 5.01(d).

“Consolidated Debt” means, as of any date of determination, the sum of (without duplication) all Indebtedness of the type set forth in clauses (a), (b), (c), (d), (e), (g) (but, in the case of clause (g), only to the extent of unreimbursed drawings under any letter of credit) and (h) of the definition of “Indebtedness” of the Borrower and the Restricted Subsidiaries determined on a consolidated basis on such date.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of (a) intangible assets established through purchase accounting and (b) deferred financing fees, debt issuance costs, and commissions, fees and expenses of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to the Borrower for any period, the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period:

(a) increased by (without duplication) the sum of the following amounts for such period (and, for the avoidance of doubt, eliminating all accounts of the Unrestricted Subsidiaries):

(i) provision for taxes based on income or profits or capital, including federal, state, franchise, excise, value added or similar taxes and foreign withholding taxes, paid or accrued, of the Borrower and its Restricted Subsidiaries for such period (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), in each case, to the extent deducted (and not added back) in computing Consolidated Net Income for such period, plus

(ii) Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income for such period, plus

(iii) Consolidated Depreciation and Amortization Expense of the Borrower and its Restricted Subsidiaries for such period to the extent deducted (and not added back) in computing Consolidated Net Income for such period, plus

(iv) any fees, expenses or charges (including any commissions or discounts) incurred in such period, or any amortization thereof, in connection, with or related to, any issuance of Equity Interests, Investment, acquisition, Disposition, recapitalization or the issuance, incurrence or repayment of Indebtedness permitted to be incurred hereunder including a Refinancing thereof or recapitalization thereof and any amendment or modification to the terms of any such transactions or to any debt instruments (including the Loan Documents) and including the Transaction Costs (in each case including any such transaction consummated prior to the Effective Date and any such transaction undertaken, whether or not completed and/or successful) and any charges of non-recurring merger costs incurred during such period as a result of any such transactions, in each case, deducted (and not added back) in computing Consolidated Net Income for such period, plus

(v) any Non-Cash Charges, plus

(vi) restructuring charges, accruals or reserves and related charges (including restructuring costs related to acquisitions consummated prior to and after the Effective Date), in each case, to the extent deducted (and not added back) in computing Consolidated Net Income for such period, provided that such restructuring charges, accruals or reserves and related charges under this clause (vi), when combined with any add-backs made pursuant to clause (c) below that arise from Specified Restructurings, shall not exceed 10% of Consolidated EBITDA for any Test Period, plus

(vii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts or netting arrangements were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back, plus

(viii) to the extent deducted (and not added back) in computing Consolidated Net Income for such period, any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or Net Cash Proceeds of issuance of Qualified Equity Interests of the Borrower, in each case, solely to the extent that such cash proceeds are excluded from the calculation of the Available Equity Amount, plus

(ix) the amount of indemnities and related expenses paid or accrued in such period to (or on behalf of) the Controlling Shareholder (including any amortization thereof), in each case, to the extent deducted (and not added back) in computing Consolidated Net Income for such period, plus

(x) losses on Dispositions, disposals or abandonments (other than Dispositions, disposals or abandonments in the ordinary course of business) to the extent deducted (and not added back) in computing Consolidated Net Income for such period, plus

(xi) the amount of any expenses, charges or losses during such period that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Business Acquisition or any sale, conveyance, transfer or other Disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 day period), in each case, to the extent deducted (and not added back) in computing Consolidated Net Income for such period, plus

(xii) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of the insurable event (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), the amount of any expenses, charges or losses with respect to liability or casualty events or business interruption during such period), in each case, to the extent deducted (and not added back) in computing Consolidated Net Income for such period, plus

(xiii) any non-recurring or unusual charges (other than restructuring charges, accruals or reserves and related charges described in clause (vi) above), losses or expenses, relocation costs, integration costs, facility opening costs, consolidation and closing costs, severance costs and expenses and one-time compensation charges to the extent deducted (and not added back) in computing Consolidated Net Income for such period, plus

(xiv) realized or unrealized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its Restricted Subsidiaries to the extent deducted (and not added back) in computing Consolidated Net Income for such period;

(b) decreased by (without duplication) (and, for the avoidance of doubt, eliminating all accounts of the Unrestricted Subsidiaries):

(i) any non-cash gains increasing Consolidated Net Income of the Borrower for such period, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash items in any prior period (other than any such accruals or cash reserves that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition), plus

(ii) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDA in such prior period, plus

(iii) any unusual or non-recurring gains to the extent included (and not deducted) in computing Consolidated Net Income for such period, plus

(iv) cash payments (or any netting arrangements resulting in increased cash expenditures) not included in Consolidated EBITDA in any period to the extent relating to non-cash losses relating to such payments that were included in the calculation of Consolidated EBITDA pursuant to paragraph (a) above for any previous period and not deducted, plus

(v) gains of Dispositions, disposals or abandonments (other than Dispositions, disposals or abandonments in the ordinary course of business) to the extent included (and not deducted) in computing Consolidated Net Income for such period, plus

(vi) realized or unrealized foreign exchange income or gains resulting from the impact of foreign currency charges on the valuation of assets or liabilities on the balance sheet of the Borrower and its Restricted Subsidiaries to the extent included (and not deducted) in computing Consolidated Net Income for such period;

plus

(c) in accordance with the definition of “Pro Forma Basis”, an adjustment equal to the amount, without duplication of any amount otherwise included in any other clause of the definition of “Consolidated EBITDA”, of the Pro Forma Adjustment shall be added to (or subtracted from) Consolidated EBITDA (including the portion thereof occurring prior to the relevant Specified Transaction or Specified Restructuring) as specified in the Pro Forma Adjustment Certificate delivered to the Administrative Agent (for further delivery to the Lenders), in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP (and, for the avoidance of doubt, eliminating all accounts of the Unrestricted Subsidiaries), provided that

(I) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise Disposed of during such period (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Effective Date, and not subsequently so Disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis; and

(II) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise Disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary to the extent not subsequently reacquired, reclassified or continued, in each case, during such period (each such Person (other than an Unrestricted Subsidiary), property, business or asset so sold, transferred or otherwise Disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis; provided that, for the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, the Disposed EBITDA of such Person or business shall not be excluded pursuant to this subclause (II) until such Disposition shall have been consummated.

Notwithstanding anything to the contrary contained herein and subject to adjustment as provided in clauses (I) and (II) above of the immediately preceding proviso with respect to acquisitions and Dispositions occurring following the Effective Date under the foregoing proviso and adjustments as provided under clause (c) above, Consolidated EBITDA shall be deemed to be $114,156,000, $161,959,000, $144,077,000 and $139,954,000, respectively, for the fiscal quarters ended March 31, 2012, June 30, 2012, September 29, 2012, and December 29, 2012.

“Consolidated Interest Expense” means, with respect to the Borrower for any period, without duplication (and, for the avoidance of doubt, eliminating all accounts of Unrestricted Subsidiaries), the sum of:

(i) consolidated interest expense of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of obligations under Swap Agreements or other derivative instruments pursuant to Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedgings)), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Swap Agreements with respect to Indebtedness, and excluding (1) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with any acquisition, (2) penalties and interest relating to Taxes and any other fees related to the Transactions, (3) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (4) any expensing of bridge, arrangement, structuring, commitment and other financing fees, (5) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty, (6) any one-time cash costs associated with breakage in respect of Swap Agreements for interest rates, (7) all additional interest or liquidated damages then owing pursuant to any registration rights agreement and any comparable “additional interest” or liquidated damages with respect to other securities designed to compensate the holders thereof for a failure to publicly register such securities and (8) any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof; plus

(ii) consolidated capitalized interest of the Borrower and its Restricted Subsidiaries for such period, whether paid or accrued; less

(iii) interest income of the Borrower and its Restricted Subsidiaries for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the most recently ended Test Period on or prior to such date of determination to (b) Consolidated EBITDA for such Test Period, in each case for the Borrower and its Restricted Subsidiaries.

“Consolidated Net Income” means, with respect to the Borrower for any period, the aggregate of the Net Income attributable to the Borrower and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP (but, subject to clauses (d) and (e) below, treating Unrestricted Subsidiaries as if they were not consolidated with the Borrower and otherwise eliminating all accounts of Unrestricted Subsidiaries); provided, however, that, without duplication:

(a) any extraordinary gains or losses and all Transaction Costs shall be excluded;

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP;

(c) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP and related authoritative pronouncements (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(d) the Net Income for such period of any Person that is not the Borrower or a Restricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon calculating such conversion) (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary in respect of such period, to the extent not already included therein;

(e) accruals and reserves that are established or adjusted after the closing of any acquisition that are so required to be established as a result of such acquisition in accordance with GAAP or changes as a result of adoption or modification of accounting policies in accordance with GAAP, whether effected through a cumulative effect adjustment, restatement or retroactive application shall be excluded;

(f) solely for the purpose of determining the Available Amount, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Loan Party) shall be excluded to the extent that the payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its Organizational Documents or any agreement, instrument or Requirements of Law applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower and its Restricted Subsidiaries will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon calculating such conversion) (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(g) (i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Swap Agreements and the application of Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging) and (ii) any net after-tax effect of income (loss) for such period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Swap Agreements or (C) other derivative instruments, shall be excluded; and

(h) any stock-based, partnership-interest based and similar incentive-based compensation award or arrangement charge or expense, including with respect to any profits-interest relating to membership interests in any partnership or limited liability company or any such charge or expense arising from the grants of stock appreciation or similar rights, options, restricted stock or other rights or equity incentive programs, and any charges associated with the rollover, acceleration or payout of Equity Interests by, or to, management of the Borrower or any of its Restricted Subsidiaries, or any of its direct or indirect Parent Entities, shall be excluded.

“Consolidated Secured Debt” means, as of any date of determination, Consolidated Debt on such date that is secured by a Lien on any asset or property of the Borrower or any Restricted Subsidiary.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Debt as of the last day of the most recently ended Test Period on or prior to such date of determination to (b) Consolidated EBITDA for such Test Period, in each case for the Borrower and its Restricted Subsidiaries.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of the last day of the most recently ended Test Period on or prior to such date of determination.

“Consolidated Total Debt” means, as of any date of determination, (i) Consolidated Debt on such date less (ii) the Unrestricted Cash of the Borrower and its Restricted Subsidiaries on such date.

“Continuing Director” means, at any date, an individual (a) who is a member of the Board of Directors of the Borrower on the Effective Date, (b) who has been nominated or designated to be a member of such Board of Directors, directly or indirectly, by the Permitted Holders or Persons nominated or designated by the Permitted Holders or (c) who has been nominated or designated to be, or designated as, a member of such Board of Directors by a majority of the other Continuing Directors then in office.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlling Shareholder” means collectively, ARTAL, the Invus Group, LLC, Invus L.P. or any investment or similar affiliated fund managed by ARTAL, the Invus Group, LLC or Invus L.P. and any of their respective Affiliates (in each case, other than any operating portfolio companies).

“Converted Restricted Subsidiary” shall have the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” shall have the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Credit Extension” means the making of a Borrowing or Letter of Credit Extension.

“Cumulative Consolidated Net Income” shall mean, as at any date of determination, Consolidated Net Income for the period (taken as one accounting period) commencing on March 31, 2013 and ending on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b).

“Current Assets” means, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as current assets (or any like caption) at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Current Liabilities” means, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as current liabilities (or any like caption) at such date of determination, other than current liabilities in respect of any Indebtedness.

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the Incurrence of secured Indebtedness the Liens on the Collateral securing which Indebtedness are intended to rank equal in priority to the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies), at the option of the Borrower and the Administrative Agent acting together in good faith, either (i) any intercreditor agreement substantially in the form of the Equal Priority Lien Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies) and (b) to the extent executed in connection with the Incurrence of secured Indebtedness the Liens on the Collateral securing which Indebtedness are intended to rank junior to the Liens on the Collateral securing the Secured Obligations, at the option of the Borrower and the Administrative Agent acting together in good faith, either (i) an intercreditor agreement substantially in the form of the Junior Priority Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Secured Obligations.

“Debt Incurrence Prepayment Event” means any Incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, but excluding any Indebtedness permitted to be Incurred under Section 6.01 (other than Incremental Term Loans incurred in reliance on clause (A) of the proviso in Section 2.20(a)(i) and Permitted Additional Debt incurred in reliance on Section 6.01(o)(i)(A)).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amounts” has the meaning set forth in Section 2.11(d)(ii).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means at any time, subject to Section 2.22(b), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to an Issuing Bank in respect of a Letter of Credit, make a payment to the Swingline Lender in respect of a Swingline Loan or make any other payment due hereunder (each, a “funding obligation”), (ii) any Lender that has notified the Administrative Agent, the Borrower, an Issuing Bank or the Swingline Lender in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, (iii) any Lender that has, for three or more Business Days after written request of the Applicable Agent or the Borrower, failed to confirm in writing to the Applicable Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iii) upon the Applicable Agent’s and the Borrower’s receipt of such written confirmation) or (iv) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company (provided that, in each case neither the reallocation of funding obligations provided for in Section 2.22(a)(ii) as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). Any determination by the Applicable Agent that a Lender is a Defaulting Lender under any of clauses (i) through (iv) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon notification of such determination by the Applicable Agent to the Borrower, the Lenders of the applicable Class and, in the case of a Defaulting Lender with a Revolving Commitment, the Issuing Banks and the Swingline Lender.

“Defaulting Lender Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Banks, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit obligations other than Letter of Credit obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or its Restricted Subsidiaries in connection with a Disposition pursuant to Section 6.06(p) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Discount Range” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(a)(ii)(C) substantially in the form of Exhibit J.

“Discount Range Prepayment Offer” means the written offer by a Term Lender, substantially in the form of Exhibit K, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offer, five (5) Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.11(a)(ii)(B), Section 2.11(a)(ii)(C) or Section 2.11(a)(ii)(D), as applicable unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” means, with respect to any Person, any sale, transfer, lease or other disposition of any asset owned by such Person, including any issuance of Equity Interests in any Restricted Subsidiary. Each of the terms “Dispose” and “Disposed” when used as a verb shall have a correlative meaning.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any subsidiary or parent entity of such Person, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Latest Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale”, “casualty or condemnation event” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations then due and payable, the cancellation or expiration of all Letters of Credit and the termination of the Commitments and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Borrower (or any direct or indirect parent company thereof) or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Economic Sanctions Laws” means the Trading with the Enemy Act (50 U.S.C. App. §§ 5(b) and 16, as amended), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706, as amended) and Executive Order 13224 (effective September 24, 2001), as amended.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02) and the Initial Term Loans are funded, which date was April 2, 2013.

“Effective Yield” means, as to any Indebtedness, the effective yield on such Indebtedness, as determined by the Borrower and the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below) or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the remaining Weighted Average Life to Maturity of such Indebtedness and (y) the four years following the date of incurrence thereof) payable generally to Lenders or other institutions providing such Indebtedness, but excluding any bridge, commitment, arrangement, structuring or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders and, if applicable, customary consent fees for an amendment paid generally to consenting Lenders; provided that, with respect to any Indebtedness that includes an interest rate floor, (1) to the extent that the one month Adjusted LIBO Rate (or other applicable reference rate) on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (2) to the extent that the one month Adjusted LIBO Rate (or other applicable reference rate) on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield. For purposes of determining the Effective Yield with respect to any Repricing Transaction that shall result in the Incurrence of Indebtedness with a fixed rate of interest or other rate of interest not based on the Adjusted LIBO Rate or the Alternate Base Rate plus an applicable margin, then solely for purposes of comparing the Effective Yield of such Indebtedness to that of the Initial Term Loans of any Class, the Initial Term Loans of such Class shall have an implied rate of interest determined by utilizing the rate that is or would be in effect with respect to such Initial Term Loans at the relevant date of determination.

“Elected Payments” has the meaning set forth in Section 2.11(c).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, a Defaulting Lender or, except as contemplated by Section 2.11(a)(ii), the Borrower or any of its Subsidiaries.

“Embargoed Person” means(a) any country or territory that is the target of a sanctions program administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or (b) any Person that (i) is or is owned or controlled by a Person publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC, (ii) is the target of a sanctions program or sanctions list (A) administered by OFAC, the European Union or Her Majesty’s Treasury, or (B) under the Iran Sanctions Act, as amended, section 1245 of the National Defense Authorization Act for Fiscal Year 2012 or Executive Order 13590 “Authorizing the Imposition of Certain Sanctions with respect to the Provision of Services, Technology or Support for Iran’s Energy and Petro-chemical Sectors,” effective November 21, 2011 (collectively, “Sanctions”) or (iii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of a sanctions program administered by OFAC.

“Employee Benefit Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA) established or maintained by the Borrower or, with respect to any such plan subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the Environment, to preservation or reclamation of natural resources, to the Release or threatened Release of Hazardous Material or to the extent relating to exposure to Hazardous Material, to health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equal Priority Lien Intercreditor Agreement” means an Equal Priority Lien Intercreditor Agreement substantially in the form of Exhibit Q-1 to this Agreement to be entered into among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness secured by Liens on the Collateral that are intended to rank equal in priority with the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies), with such modifications thereto as the Administrative Agent may reasonably agree.

“Equity Interests” means shares, interests, participations or other equivalents of, or interests in, (however designated) capital stock (including shares of preferred or preference stock), partnership interests (whether general or limited), membership or limited liability company interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to a Plan, a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) a withdrawal by the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (g) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (h) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (i) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA; (j) the failure to timely make a contribution required to be made with respect to any Plan that would result in the imposition of an encumbrance under Section 303 of ERISA; or (k) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to which the Borrower or any ERISA Affiliate is a “disqualified person” (as defined in Section 4975 of the Code) or a “party in interest” (as defined in Section 3(14) of ERISA) or could otherwise be liable.

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any Excess Cash Flow Period, the excess (if any), of

(a) the sum, without duplication, of:

(i) Consolidated Net Income of the Borrower for such Excess Cash Flow Period;

(ii) an amount equal to the amount of all Non-Cash Charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such Non-Cash Charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period;

(iii) decreases in Working Capital for such Excess Cash Flow Period (except as a result of an accounting reclassification of items from short-term to long-term or vice versa), decreases in long-term accounts receivable and increases in the long-term portion of deferred revenue for such period (other than any such decreases or increases, as applicable, arising from acquisitions or Dispositions outside the ordinary course of business by the Borrower or any of its Restricted Subsidiaries completed during such period or the application of recapitalization or purchase accounting);

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such Excess Cash Flow Period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income;

(v) the amount deducted as tax expense in determining Consolidated Net Income in such Excess Cash Flow Period; and

(vi) cash receipts in respect of Swap Agreements during such Excess Cash Flow Period to the extent not otherwise included in such Consolidated Net Income; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges excluded by virtue of clauses (a) through (h) of the definition of “Consolidated Net Income”;

(ii) without duplication of amounts deducted pursuant to clause (ix) below in prior Excess Cash Flow Periods, the amount of Capital Expenditures or acquisitions of Intellectual Property made in cash during such Excess Cash Flow Period, except to the extent financed with the proceeds of Incurrences of Indebtedness of the Borrower or the Restricted Subsidiaries (other than revolving Indebtedness) or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of its Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations, (B) all principal repayments of Term Loans or Permitted Additional Debt and (C) the amount of any mandatory prepayment of Term Loans actually made pursuant to Section 2.11(b) and any mandatory redemption, repurchase or prepayment of secured Permitted Additional Debt pursuant to the corresponding provisions of the governing documentation thereof, in any such case from the proceeds of any Disposition and that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (1) Specified Voluntary Prepayments and all other prepayments, repurchases and/or redemptions of Term Loans, Permitted Additional Debt and Junior Financings and (2) all prepayments of revolving credit loans and swingline loans (other than the Loans) except to the extent there is an equivalent permanent reduction in commitments thereunder), made during such Excess Cash Flow Period, in each case except to the extent financed with the proceeds of Incurrences of Indebtedness of the Borrower or the Restricted Subsidiaries (other than revolving Indebtedness) or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of its Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such Excess Cash Flow Period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(v) increases in Working Capital for such Excess Cash Flow Period (except as a result of an accounting reclassification of items from short-term to long-term or vice versa), increases in long term accounts receivable and decreases in the long-term portion of deferred revenue for such period (other than any such increases or decreases, as applicable, arising from acquisitions or Dispositions outside the ordinary course of business by the Borrower and the Restricted Subsidiaries during such period or the application of recapitalization or purchase accounting);

(vi) without duplication of amounts deducted pursuant to clause (ix) below in prior Excess Cash Flow Periods, the amount of Investments and Permitted Business Acquisitions made pursuant to Section 6.04 during such Excess Cash Flow Period, except to the extent that such Investments or Permitted Business Acquisitions were financed with the proceeds of Incurrences of Indebtedness of the Borrower or the Restricted Subsidiaries (other than revolving Indebtedness), or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(vii) the amount of Restricted Payments paid during such Excess Cash Flow Period pursuant to Sections 6.07 (other than Section 6.07(d)), except to the extent that such Restricted Payments were financed with the proceeds of Incurrences of Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than revolving Indebtedness) or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(viii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such Excess Cash Flow Period that are made in connection with any redemption, repurchase or prepayment of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments reduced Excess Cash Flow pursuant to clause (b)(iii) above or reduced the mandatory prepayment required by Section 2.11(c);

(ix) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such Excess Cash Flow Period, relating to Permitted Business Acquisitions (or Investments similar to those made for Permitted Business Acquisitions) or Capital Expenditures or acquisitions of Intellectual Property to be consummated or made during the following Excess Cash Flow Period (except to the extent financed with the proceeds of Incurrences of Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than revolving Indebtedness), or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries); provided that, to the extent the aggregate amount of cash actually utilized to finance such Permitted Business Acquisitions (or Investments similar to those made for Permitted Business Acquisitions) or Capital Expenditures or acquisitions of Intellectual Property during the following Excess Cash Flow Period is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such following Excess Cash Flow Period;

(x) cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, except to the extent that such payments were financed by the proceeds of Incurrences of Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than revolving Indebtedness) or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside of the ordinary course of business;

(xi) the aggregate amount of expenditures (other than expenditures constituting Investments, Restricted Payments or payments on any Indebtedness) actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, except to the extent that such payments were financed by the proceeds of Incurrences of Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than revolving Indebtedness) or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside of the ordinary course of business;

(xii) the amount of taxes, including penalties and interest, paid in cash during such Excess Cash Flow Period;

(xiii) cash expenditures in respect of Swap Agreements during such Excess Cash Flow Period to the extent not deducted in arriving at such Consolidated Net Income; and

(xiv) non-recurring charges incurred in connection with a Franchise Acquisition.

“Excess Cash Flow Period” means each Fiscal Year of the Borrower beginning with the Fiscal Year ending on or about January 3, 2015.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” means:

(a) any fee-owned Real Property with a Fair Market Value (determined at the time of acquisition thereof, or, if acquired prior to the date the applicable Person became a Loan Party, the date such Person became a Loan Party, or, to the extent that any improvements are constructed on any such Real Property after the date of acquisition, on the date of “substantial completion” or similar timing, as determined by the Borrower in consultation with the Administrative Agent, of such improvements) of less than $10,000,000 and all leasehold interests of a Loan Party (as tenant, lessee, ground lessee, sublessor, subtenant or sublessee) in Real Property;

(b) motor vehicles and other assets subject to certificates of title or ownership to the extent a security interest therein cannot be perfected by a filing of a financing statement;

(c) any asset (including Equity Interests) if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by any Requirements of Law;

(d) any Excluded Equity Interests;

(e) any contract, instrument, document, lease, license or other agreement to which a Loan Party or any of its property is subject with any Person if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party) to, such lease, license or other agreement (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any Requirements of Law);

(f) any asset subject to a Lien of the type permitted by Section 6.02(c) or Section 6.02(i) if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by, or constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party) to, any agreement pursuant to which such Lien has been created (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any Requirements of Law);

(g) those assets as to which the Borrower and the Administrative Agent shall reasonably determine in writing that the costs or other consequences of obtaining or perfecting such a security interest are excessive in relation to the value of the security interest to be afforded thereby; and

(h) any intent-to-use trademark application filed in the United States Patent and Trademark Office to the extent that an amendment to allege use or a verified statement of use with respect to such intent-to-use application has not been filed with and accepted by the United States Patent and Trademark Office, but only to the extent that the grant of a Lien thereon would invalidate or otherwise impair such trademark application.

“Excluded Disregarded Entity” means any Subsidiary of the Borrower substantially all the assets of which are Equity Interests in one or more Foreign Subsidiaries that are CFCs.

“Excluded Equity Interests” means:

(a) any Equity Interest as to which the Borrower and the Administrative Agent reasonably determine in writing that the costs or other consequences of pledging such Equity Interest are excessive in relation to the value of the security interest to be afforded thereby,

(b) solely in the case of any pledge of the Equity Interests of any Foreign Subsidiary or Excluded Disregarded Entity to secure the Secured Obligations, any Equity Interests that are Voting Stock of such Foreign Subsidiary or Excluded Disregarded Entity in excess of 65% of the outstanding Equity Interests that are Voting Stock of such Foreign Subsidiary or Excluded Disregarded Entity,

(c) any Margin Stock and Equity Interests of any Person, other than any Wholly Owned Restricted Subsidiary, to the extent, and for so long as, the pledge of such Equity Interests is prohibited by the terms of any contractual obligation, Organizational Document, joint venture agreement or shareholders’ agreement applicable to such Person,

(d) the Equity Interests of any Unrestricted Subsidiary, and

(e) any other Equity Interests that constitute Excluded Assets.

“Excluded Subsidiary” means (a) any Unrestricted Subsidiary, (b) any Immaterial Subsidiary (provided that the Borrower shall not be permitted to exclude Immaterial Subsidiaries from guaranteeing the Secured Obligations to the extent that (i) the aggregate amount of gross revenue for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (b) exceeds 7.5% of the consolidated revenues of the Borrower and its Restricted Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any other clauses of this definition except for this clause (b) for the most recent Test Period ended on or prior to the date of determination or (ii) the aggregate amount of total assets for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (b) exceeds 7.5% of the aggregate amount of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any other clauses of this definition except for this clause (b) as at the end of the most recent Test Period ended on or prior to the date of determination), (c) any Subsidiary that is prohibited (x) by any Requirement of Law or (y) by any contractual obligation from guaranteeing the Secured Obligations (and for so long as such restrictions or any replacement or renewal thereof is in effect); provided that in the case of clause (y), such contractual obligation existed on the Effective Date and was identified in the Perfection Certificate or, with respect to any Subsidiary acquired by the Borrower or a Restricted Subsidiary after the Effective Date (and so long as such contractual obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired, (d) any Foreign Subsidiary, unless otherwise agreed by the Borrower, (e) any Domestic Subsidiary that is an Excluded Disregarded Entity or a Subsidiary of a Foreign Subsidiary that is a CFC, unless otherwise agreed by the Borrower, (f) not-for-profit Subsidiaries, if any, (g) any Subsidiary that is not a Wholly Owned Subsidiary, (h) those Subsidiaries as to which the Borrower and the Administrative Agent shall reasonably determine in writing that the costs or other consequences of providing a Guarantee are excessive in relation to the value to be afforded thereby, and (i) any Subsidiary that would require any consent, approval, license or authorization from any Governmental Authority to provide a Guarantee unless such consent, approval, license or authorization has been received, or is received after commercially reasonable efforts by such Subsidiary to obtain the same, which efforts may be requested by the Administrative Agent.

“Excluded Taxes” means, with respect to any Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its net income (however denominated) and franchise Taxes imposed on it (in lieu of net income Taxes), including, for the avoidance of doubt, any backup withholding with respect to any such Taxes, as a result of (i) such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office in, the jurisdiction imposing such Tax or (ii) any other present or former connection between such recipient and the jurisdiction imposing such Tax, other than any connections arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents, (b) any branch profits Tax imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) any Tax that is attributable to a recipient’s failure to comply with Section 2.17(e), (d) any U.S. federal withholding Tax imposed pursuant to a Requirement of Law in effect at the time a Lender or Issuing Bank, as applicable, acquires an interest in a Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) (or, in the case of any Lender which is a flow-through entity for U.S. federal income tax purposes, the later date (if any) on which the Applicable Tax Owner acquired its indirect interest in this Agreement) or designates a new lending office, except to the extent that such Lender (or Applicable Tax Owner) or Issuing Bank (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a) and (e) any U.S. federal withholding Tax imposed pursuant to FATCA.

“Existing Credit Agreement” means the Borrower’s Seventh Amended and Restated Credit Agreement dated as of March 15, 2012, as amended.

“Existing Credit Agreement Refinancing” means the payment in full of all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement, the termination of commitments thereunder and the discharge and release of all Guarantees and Liens existing in connection therewith.

“Existing Letter of Credit” means each letter of credit previously issued for the account of the Borrower under the Existing Credit Agreement that (a) is outstanding on the Effective Date and (b) is listed on Schedule 1.02.

“Extended Revolving Commitment” has the meaning assigned to such term in Section 2.21(a).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.21(a).

“Extended Term Loans” has the meaning assigned to such term in Section 2.21(a).

“Extending Term Lender” has the meaning assigned to such term in Section 2.21(a).

“Extension” has the meaning assigned to such term in Section 2.21(a).

“Extension Offer” has the meaning assigned to such term in Section 2.21(a).

“Facility” means the Term Loans or the Revolving Commitments, as the context may require.

“Fair Market Value” means, with respect to any asset or property or group of assets or property on any date of determination, the price that could be negotiated in an arms’-length transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Applicable Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve” means the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.

“Financial Covenant” means the covenant set forth in Section 6.11.

“Financial Covenant Event of Default” has the meaning assigned to such term in Section 7.01.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, controller or other financial officer of the Borrower.

“Financing Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder and the Existing Credit Agreement Refinancing.

“First Lien Obligations” means the Secured Obligations and any Permitted Additional Debt Obligations (other than any Permitted Additional Debt Obligations that are unsecured or are secured by a Lien on the Collateral ranking (or intended to rank) junior to the Lien on the Collateral securing the Secured Obligations).

“Fiscal Year” means the four fiscal quarter period of the Borrower ending on the Saturday closest to December 31 (i.e., the “2012 Fiscal Year” refers to the Fiscal Year ended on December 29, 2012).

“Flood Documentation” means, with respect to each Mortgaged Property, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto) and (ii) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.03 hereof and the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Administrative Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee and (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (iv) be otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Casualty Prepayment Event” has the meaning set forth in Section 2.11(h).

“Foreign Disposition” has the meaning set forth in Section 2.11(h).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Franchise Acquisition” means the acquisition of any “Weight Watchers” franchise by the Borrower or one of its Restricted Subsidiaries.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time, it being understood that, for purposes of this Agreement, all references to codified accounting standards specifically named in this Agreement shall be deemed to include any successor, replacement, amended or updated accounting standard under GAAP.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other payment obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other payment obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other payment obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other payment obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other payment obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other payment obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other payment obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of the Effective Date, among the Loan Parties party thereto and the Administrative Agent, substantially in the form of Exhibit B.

“Hazardous Materials” means any substance, material, pollutant, contaminant, chemical, waste, compound or constituent in any form, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes regulated pursuant to or under any Environmental Law.

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Identified Qualifying Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary of the Borrower (a) whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the most recent Test Period ended on or prior to such determination date were less than 5% of the Consolidated Total Assets of the

Borrower and its Restricted Subsidiaries at such date and (b) whose gross revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) for such Test Period were less than 5% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Incremental Amendment” means an Incremental Term Facility Amendment or an Incremental Revolving Facility Amendment.

“Incremental Base Amount” means, as of any date of determination, the sum of (a) $400,000,000, plus (b) without duplication, the aggregate principal amount of Term Loans voluntarily prepaid prior to such date under and in compliance with Section 2.11(a) and all voluntary reductions of Revolving Commitments, Extended Revolving Commitments and Incremental Revolving Commitments (with the related revolving exposures being reduced to the extent they would otherwise exceed such reduced Commitments) made under and in compliance with Section 2.08(b) (but not mandatory prepayments under either Section 2.11(b) or (c), or prepayments that shall have reduced prepayments that would otherwise have been required in respect of Excess Cash Flow pursuant to Section 2.11(c), or prepayments of Term Loans or reductions of Revolving Commitments, Incremental Revolving Commitments or Extended Revolving Commitments resulting from the establishment of replacement Incremental Facilities as contemplated by the proviso in Section 2.20(a)(i) or with the proceeds of Indebtedness Incurred under Section 6.01(o)(i) or (iii)), minus (c) the sum of (i) the aggregate principal amount of all Incremental Facilities theretofore established or Incurred (other than pursuant to the proviso in Section 2.20(a)(i)) and (ii) the aggregate principal amount of all Permitted Additional Debt theretofore Incurred under Section 6.01(o)(ii), in either case, only to the extent of Incremental Facilities established or Incurred and Permitted Additional Debt Incurred in reliance on clauses (a) and (b) of this definition.

“Incremental Cap” means, as of any date of determination, the sum of (a) the Incremental Base Amount plus (b) an aggregate principal amount equal to the maximum amount (if any) of additional Incremental Facilities and Permitted Additional Debt that could be established or Incurred without causing the Consolidated Secured Leverage Ratio, determined on a Pro Forma Basis (and assuming that all Incremental Facilities and Permitted Additional Debt are secured by a Lien on assets or property of the Borrower or a Restricted Subsidiary, whether or not actually secured), as of the last day of the Test Period most recently ended on or prior to such date of establishment or Incurrence, to exceed 3.75 to 1.00. For all purposes of this definition, including the computation of the Consolidated Secured Leverage Ratio on a Pro Forma Basis, each Incremental Revolving Facility shall be assumed to be fully borrowed at all times.

“Incremental Facilities” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Commitments” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Facility Amendment” has the meaning assigned to such term in Section 2.20(b)(ii).

“Incremental Revolving Facility Closing Date” has the meaning assigned to such term in Section 2.20(b)(ii).

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Facility Amendment” has the meaning assigned to such term in Section 2.20(b)(iii).

“Incremental Term Facility Closing Date” has the meaning assigned to such term in Section 2.20(b)(iii).

“Incremental Term Commitment” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.20(a).

“Incur” means create, issue, assume, Guarantee, incur or otherwise become directly or indirectly liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 6.01:

(a) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(b) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Equity Interests in the form of additional Equity Interests of the same class and with the same terms; and

(c) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of prepayment or redemption or making of a mandatory offer to prepay, redeem or purchase such Indebtedness;

will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money;

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person;

(d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (except any such balance or obligation that constitutes (i) a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business) which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto;

(e) all Capitalized Lease Obligations of such Person;

(f) the Swap Termination Value of each Swap Agreement (to the extent reflecting an amount owed by the Borrower or the applicable Restricted Subsidiary or an amount that would be owing were such Swap Agreement terminated);

(g) the maximum aggregate amount of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit;

(h) all obligations of such Person in respect of bankers’ acceptances;

(i) all obligations of such Person with respect to Disqualified Equity Interests;

(j) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; and

(k) all Guarantees by such Person in respect of any of the foregoing;

provided that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business and (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset.

The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof. The amount of any Indebtedness of any Person with respect to Swap Agreements for purposes of clause (f) above shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (j) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Information Memorandum” means the Confidential Information Memorandum dated March 2013 relating to the Loan Parties and the Financing Transactions.

“Initial Term Loans” means Initial Tranche B-1 Term Loans or Initial Tranche B-2 Term Loans, as the context may require.

“Initial Tranche B-1 Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Initial Tranche B-1 Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Initial Tranche B-1

Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption. The amount of each Lender’s Initial Tranche B-1 Term Commitment as of the Effective Date is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Initial Tranche B-1 Term Commitments on the Effective Date is $300,000,000.

“Initial Tranche B-1 Term Lender” means a Lender with an Initial Tranche B-1 Term Commitment or an outstanding Initial Tranche B-1 Term Loan.

“Initial Tranche B-1 Term Loan” has the meaning assigned to such term in Section 2.01(a).

“Initial Tranche B-1 Term Maturity Date” shall mean April 2, 2016; provided that if such date is not a Business Day, the “Initial Tranche B-1 Term Maturity Date” will be the next Business Day immediately following such date.

“Initial Tranche B-2 Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Initial Tranche B-2 Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Initial Tranche B-2 Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption. The amount of each Lender’s Initial Tranche B-2 Term Commitment as of the Effective Date is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Initial Tranche B-2 Term Commitments on the Effective Date is $2,100,000,000.

“Initial Tranche B-2 Term Lender” means a Lender with an Initial Tranche B-2 Term Commitment or an outstanding Initial Tranche B-2 Term Loan.

“Initial Tranche B-2 Term Loan” has the meaning assigned to such term in Section 2.01(b).

“Initial Tranche B-2 Term Maturity Date” shall mean April 2, 2020; provided that if such date is not a Business Day, the “Initial Tranche B-2 Term Maturity Date” will be the next Business Day immediately following such date.

“Intellectual Property” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit P.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurocurrency Borrowing and ending on the date that is one, two, three or six months thereafter as selected by the Borrower in its Borrowing Request or Interest Election Request, as the case may be (or, if agreed to by each Lender participating therein, any period shorter than one month or twelve months); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond the maturity date for the applicable Class of Loans. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing repayments of principal and payments of interest in respect of such Investment (to the extent any such aggregate payments to be deducted do not exceed the original principal amount of such Investment), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property or services by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value (as determined in good faith by a Financial Officer) of such Equity Interests or other property or services as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment, except that the amount of any Investment in the form of a Permitted Business Acquisition shall be the Permitted Business Acquisition Consideration, minus (i) the amount of any portion of such Investment that has been repaid to the investor as a repayment of principal or a return of capital, and of any payments or other amounts actually received by such investor representing interest, dividends or other distributions or similar payments in respect of such Investment (to the extent the amounts referred to in clause (i) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“IRS” means the U.S. Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (a) JPMorgan Chase Bank, N.A., (b) The Bank of Nova Scotia and (c) each other Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(l)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Junior Financing” means any Indebtedness of the Borrower or any Restricted Subsidiary that is subordinated in right of payment to the Loan Document Obligations.

“Junior Priority Intercreditor Agreement” means a Junior Priority Intercreditor Agreement substantially in the form of Exhibit Q-2 to this Agreement, entered into among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness secured by Liens on the Collateral that are intended to rank junior to the Liens on the Collateral securing the Secured Obligations, with such modifications thereto as the Administrative Agent may reasonably agree.

“Latest Maturity Date” means, with respect to any Incurrence of Indebtedness or any issuance of Equity Interests, in each case at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment (or applicable Class of Loan or Commitment) outstanding hereunder as determined on the date of any such Incurrence or issuance, including the latest maturity or expiration date of any Incremental Term Loan, any Extended Term Loan, any Incremental Revolving Loan, any Extended Revolving Loan, any Incremental Revolving Commitment or any Extended Revolving Commitment.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount under all Letters of Credit outstanding at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. With respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Lender Insolvency Event” means that such Lender or its Parent Company is the subject of a proceeding under any Debtor Relief Laws, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment under any Debtor Relief Laws.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Revolving Facility Amendment or an Incremental Term Facility Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lending Office” means for any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Applicable Agent.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and any Existing Letter of Credit, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Letter of Credit Sublimit” means an amount equal to $25,000,000. The Letter of Credit Sublimit is part of and not in addition to the aggregate Revolving Commitments.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits in the London interbank market with a maturity comparable to such Interest Period. In the event that such rate does not appear on such page (or on any successor or substitute page), the “LIBO Rate” shall be determined by reference to such other publicly available service displaying interest rates for dollar deposits in the London interbank market as may be selected by the Applicable Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Applicable Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement or extended title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell, or the license or sublicense of Intellectual Property in the ordinary course of business, be deemed to constitute a Lien.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to the Guarantee and Collateral Agreement and each of the other Loan Documents (including monetary obligations incurred during the pendency of any proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, Security Documents, any Customary Intercreditor Agreement and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(e).

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Management Plan” means an equity plan or program for the sale or issuance of Equity Interests of a Restricted Subsidiary in an amount not to exceed 5% of the outstanding common Equity Interests of such Restricted Subsidiary to local management or a plan or program in respect of Restricted Subsidiaries of the Borrower whose principal business is conducted outside of the United States.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, Lenders having, as applicable, Revolving Exposures, Term Loans and unused Commitments of such Class representing more than 50% of the aggregate Revolving Exposures, Term Loans and unused Commitments of such Class; provided that to the extent set forth in Section 9.02, whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Commitments of, each Defaulting Lender shall in each case be excluded for purposes of making a determination of the Required Lenders.

“Management Investors” means the officers, directors and employees of the Borrower and the Restricted Subsidiaries who become investors in the Borrower.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Federal Reserve.

“Master Agreement” has the meaning assigned to such term in the definition of the term “Swap Agreement”.

“Material Adverse Effect” means any event, development or circumstance or condition that would materially adversely affect (a) the business, operations or the financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole; (b) the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their payment obligations under the Loan Documents; or (c) the rights and remedies available to the Lenders or the Agents under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loan Document Obligations) of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be its Swap Termination Value.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.21(b).

“MNPI” means any material information with respect to the Borrower or any of its Subsidiaries or any of their respective securities for purposes of United States federal securities laws that is not publicly available and has not been made available to investors in the Borrower’s public securities.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, security deed, hypothec, charge or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations (provided, in any event any Mortgaged Property is located in a jurisdiction which imposes mortgage recording, documentary or intangible taxes or other similar charges, such Mortgage shall not secure an amount in excess of the Fair Market Value (as reasonably determined by the Borrower) of such Mortgaged Property). Each Mortgage shall be entered into by the owner of a Mortgaged Property in favor of the Administrative Agent and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Mortgaged Property” means each parcel of real property and the improvements thereto owned by a Loan Party (unless such parcel is an Excluded Asset) or with respect to which a Mortgage is granted.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale Prepayment Event or any Casualty Prepayment Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Asset Sale Prepayment Event or Casualty Prepayment Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Prepayment Event, any insurance proceeds or condemnation awards in respect of such Casualty

Prepayment Event actually received by or paid to or for the account of the Borrower or any of the Restricted Subsidiaries) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Asset Sale Prepayment Event or Casualty Prepayment Event and required to be repaid in connection with such Asset Sale Prepayment Event or Casualty Prepayment Event (other than Indebtedness under the Loan Documents and any Permitted Additional Debt referred to in the proviso to Section 2.11(b)), (B) the out-of-pocket fees, commissions and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Asset Sale Prepayment Event or Casualty Prepayment Event, (C) Taxes (or distributions for Taxes pursuant to Section 6.07(b)) paid or reasonably estimated to be payable in connection therewith, (D) in the case of any Asset Sale Prepayment Event or Casualty Prepayment Event by a non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly Owned Restricted Subsidiary as a result thereof, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E); provided that, if no Event of Default has occurred and is continuing, on the date of receipt of such proceeds, the Borrower or any Restricted Subsidiary may state, in a written certificate delivered to the Administrative Agent following receipt of any such proceeds, the Borrower’s or such Restricted Subsidiary’s intention to use, or to commit to use, any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets (other than cash or Cash Equivalents) useful in the business of the Borrower and the Restricted Subsidiaries or to make investments in Permitted Business Acquisitions or Investments permitted by Section 6.04 (other than cash or Cash Equivalents) or make other Capital Expenditures, in each case, within twelve months of such receipt, and such portion of such proceeds shall not constitute Net Cash Proceeds except to the extent (A) not so used within such twelve-month period or (B) if committed to be used within such twelve-month period, not so used within 18 months of such receipt); provided, further, that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $10,000,000 and (y) no such net cash proceeds in any calendar year shall constitute Net Cash Proceeds under this clause (a) until the aggregate amount of all such net cash proceeds shall exceed $25,000,000 (and then only with respect to the amount in excess of $25,000,000); and

(b) with respect to the Incurrence of any Indebtedness by the Borrower or any Restricted Subsidiary or any sale or issuance of Qualified Equity Interests by the Borrower, the excess, if any, of (A) the sum of the cash and Cash Equivalents received in connection with such Incurrence, issuance or sale over (B) the investment banking fees, discounts, issuance costs, commissions, costs and other out-of-pocket expenses and other customary expenses (and, in the case of the Incurrence of any Indebtedness the proceeds of which are required to be used to prepay any Class of Loans and/or reduce any Class of Commitments hereunder, accrued interest and premium, if any, on such Loans and any other amounts (other than principal) required to be paid in respect of such Loans and/or Commitments in connection with any such prepayment and/or reduction), incurred by the Borrower or such Restricted Subsidiary in connection with such Incurrence, issuance or sale.

For purposes of calculating the amount of Net Cash Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any of its Subsidiaries or Parent Entities shall be disregarded.

“Net Income” means, the consolidated net income (loss) of the Borrower, determined in accordance with GAAP.

“Non-Cash Charges” means (a) any non-cash impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all non-cash losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of recapitalization or purchase accounting, (e) the non-cash impact of accounting changes or restatements and (f) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive-based compensation awards or arrangements.

“Non-Cash Compensation Liabilities” means any liabilities recorded in connection with stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Loan Party Indebtedness Amount” means the greater of (a) $100,000,000 and (b) 8.25% of Consolidated Total Assets (measured as of the date such Indebtedness is Incurred based upon the Section 5.01 Financials most recently delivered on or prior to such date of Incurrence).

“OFAC” has meaning set forth in the definition of “Embargoed Person.”

“Offered Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Offered Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“OID” has the meaning assigned to such term in Section 2.20(a).

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and by-laws or other organizational or governing documents of such Person (including any limited liability company or operating agreement).

“Other Taxes” means all present or future recording, stamp, documentary, or similar excise or other Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment of a Loan or Commitment (“Assignment Taxes”), but only to the extent such Assignment Taxes are not imposed in respect of an assignment made at the request of the Borrower and are imposed as a result of a present or former connection between the assignor or assignee and the jurisdiction imposing such Tax (other than any connections arising solely from such assignor or assignee having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents).

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Regulation Y of the Federal Reserve), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the equity interests of such Lender.

“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of the Borrower.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit C.

“Permitted Additional Debt” means (i) secured or unsecured bonds, notes or debentures (which bonds, notes or debentures, if secured, may be secured either by Liens on the Collateral ranking equal in priority to Liens on the Collateral securing the Secured Obligations (but without regard to control of remedies) or by Liens on the Collateral ranking junior in priority to the Liens on the Collateral securing the Secured Obligations) or (ii) secured or unsecured loans (which loans, if secured, may be secured by Liens on the Collateral ranking junior in priority to the Liens on the Collateral securing the Secured Obligations), in each case Incurred by the Borrower or a Subsidiary Loan Party; provided that (a) the terms of such Indebtedness do not provide for maturity or any scheduled amortization or mandatory repayment, mandatory redemption, mandatory offer to purchase or sinking fund obligation prior to the date that is 91 days after the Latest Maturity Date, other than, subject (except in the case of any such Indebtedness that constitutes First Lien Obligations) to the prior repayment of or the prior offer to repay (and to the extent such offer is accepted, the prior repayment of) the Loan Document Obligations, customary prepayments, repurchases, redemptions or defeasances of, or offers to, prepay, redeem, repurchase or defease, in each case upon a change of control, asset sale event or casualty or condemnation event, customary prepayments, redemptions, repurchases or defeasances or offers to prepay, redeem, repurchase or defease, in each case based on excess cash flow (in the case of loans), and customary acceleration rights upon an event of default, (b) except for any of the following that are applicable only to periods following the Latest Maturity Date, the covenants, events of default, subsidiary guarantees and other terms for such Indebtedness (provided that such Indebtedness shall have interest rates (including through fixed interest rates), interest rate margins, rate floors, fees, funding discounts, original issue discounts and redemption or prepayment terms and premiums determined by the Borrower to be market rates, margins, rate floors, fees, discounts, terms and premiums at the time of issuance of such

Indebtedness), taken as a whole, are determined by the Borrower in good faith to be not materially more restrictive on the Borrower and its Restricted Subsidiaries than the terms of this Agreement (as in effect on the Effective Date) (provided that such terms shall not be deemed to be “more restrictive” solely as a result of the inclusion in the documentation governing such Indebtedness of any Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement shall have been amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility (provided, however, that if (x) the documentation governing the Permitted Additional Debt that includes a Previously Absent Financial Maintenance Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) such Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or a covenant only applicable to, or for the benefit of, a revolving credit facility, then this Agreement shall be amended to include such Previously Absent Financial Maintenance Covenant only for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) and such Indebtedness shall not be deemed “more restrictive” solely as a result of such Previously Absent Financial Maintenance Covenant benefiting only such revolving credit facility); provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent (for further delivery to the Lenders) at least ten Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Required Lenders notify the Borrower within such ten Business Day period that they disagree with such determination (including a reasonable description of the basis upon which they disagree), (c) if such Indebtedness is senior subordinated or subordinated Indebtedness, the terms of such Indebtedness provide for customary “high yield” subordination in right of payment of such Indebtedness to the Secured Obligations, (d) if such Indebtedness is secured, such Indebtedness shall not be secured by any property or assets other than Collateral subject to perfected security interests under the Security Documents and shall be subject to an applicable Customary Intercreditor Agreement and (e) no Subsidiary of the Borrower (other than a Subsidiary Loan Party) is an obligor under such Indebtedness.

“Permitted Additional Debt Documents” means any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Loan Documents) issued or executed and delivered with respect to any Permitted Additional Debt by any Loan Party.

“Permitted Additional Debt Obligations” means, if any secured Permitted Additional Debt has been Incurred and is outstanding, the collective reference to (a) the due and punctual payment of (i) the principal of, and premium on, if any, and interest at the applicable rate provided in the applicable Permitted Additional Debt Documents (including interest accruing during the pendency of any proceeding under any Debtor Relief Law, regardless of whether allowed or allowable in such proceeding) on any such Permitted Additional Debt, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment, redemption or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under any Debtor Relief Law, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Loan Party to any of the Permitted Additional Debt Secured Parties under the applicable Permitted Additional Debt Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower or any Loan Party under or pursuant to applicable Permitted Additional Debt Documents.

“Permitted Additional Debt Secured Parties” means the holders from time to time of the secured Permitted Additional Debt Obligations (and any representative on their behalf).

“Permitted Business Acquisition” means the purchase or other acquisition (including any Franchise Acquisition), by merger or otherwise, by the Borrower or any Restricted Subsidiary of Equity Interests in, or the assets of (including the assets constituting a business unit, division, product line or line of business of), any Person; provided that (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person, upon the consummation of such acquisition, will be a Restricted Subsidiary (including as a result of a merger or consolidation between any Restricted Subsidiary and such Person), (b) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 5.15, (c) with respect to each such purchase or other acquisition, all actions, if any, required to be taken with respect to such newly created or acquired Restricted Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall be taken (or arrangements for the taking of such actions reasonably satisfactory to the Administrative Agent shall have been made) within the time frames set forth in Section 5.10, (d) after giving Pro Forma Effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Covenant for the Test Period most recently ended on or prior to the date of consummation of such purchase or other acquisition (regardless of whether the Financial Covenant is otherwise then applicable) and (e) for any Permitted Business Acquisition with a Permitted Business Acquisition Consideration in excess of $75,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition.

“Permitted Business Acquisition Consideration” means in connection with any Permitted Business Acquisition, the aggregate amount (as valued at the Fair Market Value of such Permitted Business Acquisition at the time such Permitted Business Acquisition is made) of, without duplication: (a) the purchase consideration paid or payable in cash for such Permitted Business Acquisition, whether payable at or prior to the consummation of such Permitted Business Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Indebtedness and/or Guarantee, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Indebtedness Incurred in connection with such Permitted Business Acquisition; provided, in each case, that any such future payment that is subject to a contingency shall be considered Permitted Business Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Business Acquisition) to be established in respect thereof by the Borrower or its Restricted Subsidiaries.

“Permitted Holder” means (i) the Controlling Shareholders and (ii) the Management Investors.

“Permitted Holder Group” means any “group” (within the meaning of Rule 13d-5 of the Exchange Act) owning Equity Interests having the power to vote or direct the voting for the election of directors of the Borrower if a majority of such Equity Interests owned by the group is owned by Permitted Holders.

“Permitted Refinancing Indebtedness” means with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness Incurred in exchange for, or as a replacement of, (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such Indebtedness has been terminated and including, in each case, through any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are used to modify, extend, refinance, renew, replace, redeem, repurchase, defease, amend, supplement, restructure, repay or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), the Refinanced Indebtedness (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or aggregate issue price or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or aggregate issue price or accreted value, if applicable) of the Refinanced Indebtedness (plus unpaid accrued interest and premium thereon plus other amounts paid and fees and expenses Incurred in connection with such Refinancing plus an amount equal to any letters of credit issued but undrawn thereunder), (b) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(i), the Weighted Average Life to Maturity and final maturity date of such Permitted Refinancing Indebtedness is greater than or equal to that of the Refinanced Indebtedness, (c) if the Refinanced Indebtedness is subordinated in right of payment to the Loan Document Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) if such Permitted Refinancing Indebtedness is permitted by Section 6.01(a), 6.01(b) or 6.01(o), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness are not changed (except that any Loan Party may be added as an additional direct or contingent obligor in respect of such Permitted Refinancing Indebtedness), and (e) if the Indebtedness being Refinanced is secured by any Collateral (whether ranking equal in priority with, or junior to, the Liens on the Collateral securing the Secured Obligations or otherwise), such Permitted Refinancing Indebtedness may be secured by such Collateral on terms, when taken as a whole, that are no less favorable to the Secured Parties than those contained in the documentation (including any Customary Intercreditor Agreement, as applicable) governing the Refinanced Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 5.01.

“Pledged Collateral” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Post-Transaction Period” means, (a) with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated and (b) with respect to any Specified Restructuring, the period beginning on the date such Specified Restructuring is initiated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Restructuring is initiated.

“Prepayment Event” means any Asset Sale Prepayment Event, Casualty Prepayment Event or Debt Incurrence Prepayment Event.

“Present Fair Saleable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the applicable Person and its subsidiaries taken as a whole are sold on a going-concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Previously Absent Financial Maintenance Covenant” means, at any time (x) any financial maintenance covenant that is not included in this Agreement at such time and (y) any financial maintenance covenant that is included in this Agreement at such time but with covenant levels in this Agreement that are less restrictive on the Borrower and the Restricted Subsidiaries.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Transaction Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease (for the avoidance of doubt net of any such increase or decrease actually realized) in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, calculated giving effect to all pro forma adjustments permitted or required by Article 11 of Regulation S-X under the Securities Act of 1933, as amended and, without duplication, projected by the Borrower in good faith as a result of (a) actions taken, committed to be taken or expected to be taken prior to or during such Post-Transaction Period, for the purposes of realizing reasonably identifiable and factually supportable cost savings, operating expense reductions or other synergies prior to or during such Post-Transaction Period or (b) any additional costs, expenses, charges, accruals or reserves (collectively “Costs”) incurred prior to or during such Post-Transaction Period in connection with the combination of the operations of a Pro Forma Entity with the operations of the Borrower and its Restricted Subsidiaries or otherwise in connection with, as a result of, or related to, such Specified Transaction or Specified Restructuring; provided that (i) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Pro Forma Entity to the extent the aggregate consideration paid in connection with such acquisition was less than $20,000,000, (ii) so long as such actions are taken, committed to be taken or expected to be taken prior to or during such Post-Transaction Period or such Costs are incurred prior to or during such Post-Transaction Period it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings, operating expense reductions or synergies will be realizable during the entirety of such Test Period, or such additional Costs will be incurred during the entirety of such Test Period; (iii) that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings, operating expense reductions, cost synergies, Costs or other synergies already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period and (iv) in the case of Pro Forma Adjustments arising from Specified Restructurings, such Pro Forma Adjustments, when aggregated with any add-backs pursuant to clause (a)(vi) of the definition of Consolidated EBITDA, shall not be in excess of 10% of Consolidated EBITDA in any Test Period.

“Pro Forma Adjustment Certificate” shall mean any certificate of a Responsible Officer of the Borrower delivered pursuant to Section 5.01(d).

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to calculating any financial ratio, covenant or other test hereunder, for any Specified Transactions or Specified Restructurings that have been made during any applicable Test Period or, if applicable, subsequent to such Test Period and prior to or simultaneously with the events for which any such calculation is made, shall be calculated on a pro forma basis assuming that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions, Specified Restructurings and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such ratio, test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Business Acquisition or Investment described in the definition of the term “Specified Transaction,”, shall be included, (b) any Refinancing, prepayment, repurchase, retirement, repayment, redemption, defeasance or extinguishment of Indebtedness and (c) any Indebtedness Incurred by the Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of the term “Pro Forma Adjustment”.

“Pro Forma Entity” means any Acquired Entity or Business, any Sold Entity or Business, any Converted Restricted Subsidiary or any Converted Unrestricted Subsidiary.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Qualified Equity Interests” means with respect to the Equity Interests of any Person, any Equity Interests other than Disqualified Equity Interests of such Person.

“Qualifying Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Ratings Condition” means that (a) the corporate credit rating of the Borrower by S&P is BB- or lower and (b) the corporate family rating of the Borrower by Moody’s is Ba3 or lower.

“Real Property” means, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned or leased by any person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership thereof.

“Refinance” has the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have meanings correlative thereto.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation T” has the meaning assigned to such term in Regulation T of the Federal Reserve.

“Regulation U” has the meaning assigned to such term in Regulation U of the Federal Reserve.

“Regulation X” has the meaning assigned to such term in Regulation X of the Federal Reserve.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and controlling persons of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment (including ambient air, indoor air, surface water, groundwater, land surface or subsurface strata) and including within, from or into any building, or any structure, facility or fixture.

“Repricing Transaction” means, with respect to any Class of Initial Term Loans (a) the incurrence by the Borrower of any Indebtedness (including any new or additional term loans under this Agreement, whether incurred directly or by way of the conversion of Initial Term Loans of such Class into a new Class of replacement term loans under this Agreement) that is broadly marketed or syndicated to banks, financial institutions or other investors in financings similar to the credit facilities provided for in this Agreement (i) having an Effective Yield for the respective Type of such Indebtedness that is less than the Effective Yield for such Initial Term Loans of the respective equivalent Type, but excluding Indebtedness incurred in connection with a Change in Control (or any transaction that would, if consummated, constitute a Change in Control), and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of such Initial Term Loans or (b) any effective reduction in the Effective Yield for Initial Term Loans of such Class (e.g., by way of amendment, waiver or otherwise), except for a reduction in connection with a Change in Control (or any transaction that would, if consummated, constitute a Change in Control). Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred with respect to Initial Term Loans of any Class shall be conclusive and binding on all Lenders holding Initial Term Loans of such Class.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments (other than Swingline Commitments) representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments (other than Swingline Commitments) at such time; provided that to the extent set forth in Section 9.02, whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Commitments of, each Defaulting Lender shall in each case be excluded for purposes of making a determination of the Required Lenders. Solely for purposes of this definition, Revolving Exposures shall be deemed to include all Extended Revolving Loans of all Classes, all Incremental Revolving Loans of all Classes and any swingline loans or letter of credit exposure, in each case then outstanding under the related Commitments.

“Required Percentage” means, with respect to each Excess Cash Flow Period, 50%; provided that if the Consolidated Leverage Ratio at the end of any Excess Cash Flow Period (which Consolidated Leverage Ratio shall, solely for purposes of this definition, be calculated as if any Elected Payments made following such Excess Cash Flow Period, but prior to the date of payment required by Section 2.11(c), were made during such Excess Cash Flow Period), is (i) less than or equal to 4.00 to 1.00 but greater than 3.50 to 1.00, the Required Percentage shall be 25% or (ii) less than or equal to 3.50 to 1.00, the Required Percentage shall be 0%.

“Required Reimbursement Date” has the meaning assigned to such term in Section 2.05(f).

“Required Revolving Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and the unused aggregate Revolving Commitments at such time; provided that to the extent set forth in Section 9.02, whenever there are one or more Defaulting Lenders, the total outstanding Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall in each case be excluded for purposes of making a determination of the Required Revolving Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, chief accounting officer, chief operating officer, president, vice president, chief financial officer, secretary, assistant secretary, treasurer or assistant treasurer, or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any director, manager, sole member, managing member or general partner thereof, and as to any document delivered on the Effective Date or thereafter pursuant to paragraph (a)(i) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Revolving Agent” means The Bank of Nova Scotia , in its capacity as administrative agent hereunder for the Revolving Commitments and extensions of credit thereunder, and its successors in such capacity as provided in Article VIII.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments in accordance with the terms of this Agreement.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum permissible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption or pursuant to a Revolving Commitment Increase. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Revolving Commitments on the Effective Date is $250,000,000.

“Revolving Commitment Fee” has the meaning assigned to such term in Section 2.12(a).

“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.20(a).

“Revolving Commitment Increase Lender” has the meaning assigned to such term in Section 2.20(c)(i).

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the aggregate outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loans” means Loans made pursuant to clause (c) of Section 2.01.

“Revolving Maturity Date” means April 2, 2018; provided that, if such date is not a Business Day, the “Revolving Maturity Date” will be the next Business Day immediately following such date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sanctions” has the meaning assigned to such term in the definition of the term Embargoed Person.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Section 5.01 Financials” means financial statements delivered, or required to be delivered, pursuant to Section 5.01(a) or 5.01(b).

“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of the Borrower and the Subsidiaries (unless otherwise specified by the Borrower with respect to any Cash Management Services in a written notice delivered to the Administrative Agent and signed by the Borrower and the provider of such Cash Management Services)

in respect of any Cash Management Services provided to the Borrower or any Subsidiary (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent, the Revolving Agent or any of their Affiliates, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date (or that becomes a Lender or an Affiliate of a Lender within 30 days of the Effective Date), or (c) owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred or becomes a Lender or an Affiliate of a Lender after it has incurred such obligations.

“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Obligations.

“Secured Parties” means (a) each Lender, (b) each Issuing Bank, (c) each Agent, (d) each Person to whom any Secured Cash Management Obligations are owed, (e) each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the permitted successors and assigns of each of the foregoing.

“Secured Swap Obligations” means the due and punctual payment and performance of all obligations of the Borrower and the Subsidiaries (unless otherwise specified by the Borrower with respect to any Swap Agreement in a written notice delivered to the Administrative Agent and signed by the Borrower and the counterparty to such Swap Agreement) under each Swap Agreement that (a) is with a counterparty that is the Administrative Agent, the Revolving Agent or any of their Affiliates, (b) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date (or that becomes a Lender or an Affiliate of a Lender within 30 days of the Effective Date) or (c) is entered into after the Effective Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into or becomes a Lender or an Affiliate of a Lender after it has entered into such agreement; provided that the obligations under any Swap Agreement that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act will not, as to any individual Subsidiary Loan Party (an “Affected Subsidiary”) or its assets, constitute “Secured Swap Obligations” if and to the extent that it would be unlawful for such Affected Subsidiary to guarantee or secure such obligations under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Affected Subsidiary’s failure for any reason (notwithstanding the Guarantees by the other Loan Parties of the obligations of such Affected Subsidiary as a Guarantor (as defined in the Guarantee and Collateral Agreement)) to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Subsidiary Loan Party becomes effective with respect to such obligations.

“Security Documents” means the Guarantee and Collateral Agreement, the Mortgages and each other security agreement, pledge agreement or other agreement or document executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 5.10, 5.11 or 5.14 to secure any of the Secured Obligations.

“Senior Representative” means, with respect to any series of Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Significant Subsidiary” means, at any date of determination, (a) any Restricted Subsidiary whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) at the last day of the most recent Test Period ended on or prior to such date of determination were equal to or greater than 7.5% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date, (b) any Restricted Subsidiary whose gross revenues (when combined with the gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) for such Test Period were equal to or greater than 7.5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP or (c) each other Restricted Subsidiary that, when such Restricted Subsidiary’s total assets or gross revenues (when combined with the total assets or gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) are aggregated with each other Restricted Subsidiary (when combined with the total assets or gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) that is the subject of an Event of Default described in clauses (h) or (i) of Section 7.01 would constitute a “Significant Subsidiary” under clause (a) or (b) above.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Solicited Discounted Prepayment Notice” means a written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit L.

“Solicited Discounted Prepayment Offer” means the written offer by each Term Lender, substantially in the form of Exhibit M, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Solvent” and “Solvency” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis on the Effective Date, that (i) the sum of the liabilities (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, does not exceed the Present Fair Saleable Value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, (ii) the capital of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the Effective Date, (iii) the Borrower and its Restricted Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise) and (iv) the Borrower and the Restricted Subsidiaries on a consolidated basis are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability shall be computed as the amount that, in light of all of the facts and circumstances existing as of the Effective Date, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Prepayment Notice” means a written notice of the Borrower of a Discounted Term Loan Prepayment made pursuant to Section 2.11(a)(ii)(B) substantially in the form of Exhibit H.

“Specified Discount Prepayment Response” means the written response by each Term Lender, substantially in the form of Exhibit I, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Restructuring” means any restructuring or other strategic initiative (including cost saving initiative) of the Borrower or any of its Restricted Subsidiaries after the Effective Date and not in the ordinary course and described in reasonable detail in a certificate of a Responsible Officer delivered by the Borrower to the Administrative Agent.

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Business Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any Incurrence, repayment, redemption, retirement, extinguishment or other Refinancing of Indebtedness (other than Indebtedness Incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), Restricted Payment or other transaction that by the terms of this Agreement requires a ratio, test or covenant to be calculated on a “Pro Forma Basis”, be given in “Pro Forma Compliance” with, or after giving “Pro Forma Effect.”

“Specified Voluntary Prepayment” means any prepayment of Term Loans (and, to the extent the Revolving Commitments or Incremental Revolving Commitments are reduced in a corresponding amount pursuant to Section 2.08, Revolving Loans or Incremental Revolving Loans) made pursuant to Section 2.11(a)(i) or (ii), excluding any such prepayment funded with the proceeds of issuances of Equity Interests or Incurrences of Indebtedness (other than revolving Indebtedness). The amount of any Specified Voluntary Prepayment shall for all purposes of this Agreement be deemed to be the amount expended by the Borrower in making such Specified Voluntary Prepayment.

“Spot Rate” means on any day, with respect to any currency, the rate at which such currency may be exchanged into another currency, as quoted on the Bloomberg Foreign Currency Cross Rates page; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if at the time of any such determination, for any reason, no such rate is being quoted.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or any jurisdiction in which Loans are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in Dollars or by reference to which interest rates applicable to Loans in Dollars are determined. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Federal Reserve. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Submitted Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Submitted Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity in which such Person directly or indirectly through subsidiaries has more than a 50% equity interest at the time.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each Subsidiary of the Borrower that is a party to a Guarantee and Collateral Agreement.

“Successor Borrower” has the meaning assigned to such term in Section 6.05(a).

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the title insurance company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the title insurance company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the standard survey-related endorsements.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans up to an aggregate principal amount not to exceed $20,000,000.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means (a) The Bank of Nova Scotia, in its capacity as a lender of Swingline Loans hereunder and (b) each Revolving Lender that shall have become a Swingline Lender hereunder as provided in Section 2.04(d) (other than any Person that shall have ceased to be a Swingline Lender as provided in Section 2.04(e)), each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means an Initial Tranche B-1 Term Commitment, an Initial Tranche B-2 Term Commitment or an Incremental Term Commitment, as the context may require.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loans” means Initial Term Loans, Extended Term Loans and Incremental Term Loans, as the context may require.

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of the Borrower then last ended for which financial statements have been delivered or were required to have been delivered pursuant to Section 5.01(a) or 5.01(b) or, prior to the first such requirement, the four quarter period ended December 29, 2012. A Test Period may be designated by reference to the last day thereof (e.g. the June 29, 2013 Test Period refers to the period of four consecutive fiscal quarters of the Borrower ended June 29, 2013), and a Test Period shall be deemed to end on the last day thereof.

“Transaction Costs” means all fees, costs and expenses incurred or payable by the Borrower, any of its Subsidiaries or any of its Affiliates in connection with the Transactions and the other transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the Financing Transactions, (b) the other transactions contemplated by this Agreement and (c) the payment of the Transaction Costs.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York, except as context may otherwise require.

“Unrestricted Cash” means, as of any date of determination, cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries on such date that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Restricted Subsidiaries.

“Unrestricted Subsidiary” means any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the Effective Date.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e)(ii)(C).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Voting Stock” means, with respect to any Person, shares of such Person’s Equity Interests having the right to vote for the election of the members of the Board of Directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary that is a Wholly Owned Subsidiary of the Borrower.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares, (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law or (c) shares sold pursuant to Local Management Plans) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and any Agent.

“Working Capital” means, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Loan Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) references to Organizational Documents, agreements (including the Loan Documents) and other contractual obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by this Agreement and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law. Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof. The words “herein,” “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

SECTION 1.04. Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any ratio, test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Secured Leverage Ratio and Consolidated Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

(c) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value” as defined therein.

SECTION 1.05. Currency Translation. For purposes of any determination under Article V, Article VI (other than the Financial Covenant) or Article VII or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts Incurred, outstanding or proposed to be Incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Article VI or Article VII with respect to the amount of any Indebtedness, Lien, Investment, Disposition or Restricted Payment or payment under Section 6.10 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien or Investment is Incurred or made or Disposition or Restricted Payment or payment under Section 6.10 is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, if such Indebtedness is Incurred (and, if applicable, any associated Lien granted) to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount (or aggregate issue price or accreted amount, if applicable) of such Refinanced Indebtedness (and, if applicable, any associated Lien granted) does not exceed the principal amount (or aggregate issue price or accreted amount, if applicable) of such Indebtedness being Refinanced and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.05 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien or Investment may be Incurred or made or Disposition or Restricted Payment or payment under Section 6.10 made at any time under such Sections. For purposes of the Financial Covenant, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to Sections 5.01(a) or (b).

SECTION 1.06. Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.07. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.08. Timing of Payment or Performance. Unless otherwise specified (including pursuant to Section 2.18), when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, (a) each Initial Tranche B-1 Term Lender agrees to make a loan (an “Initial Tranche B-1 Term Loan”) to the Borrower on the Effective Date denominated in Dollars in a principal amount not exceeding its Initial Tranche B-1 Term Commitment, (b) each Initial Tranche B-2 Term Lender agrees to make a loan (an “Initial Tranche B-2 Term Loan”) to the Borrower on the Effective Date denominated in Dollars in a principal amount not exceeding its Initial Tranche B-2 Term Commitment and (c) each Revolving Lender agrees to make Revolving Loans to the Borrower denominated in Dollars from time to time during the Revolving Availability Period in an aggregate principal amount which will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.

(b) Subject to Section 2.14, each Revolving Loan Borrowing and Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings unless the Borrower shall have given the notice required for a Eurocurrency Borrowing under Section 2.03 and provided an indemnity letter extending the benefits of Section 2.16 to Lenders in respect of such Borrowings. Each Swingline Loan shall be an ABR Loan.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Each Swingline Loan shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurocurrency Borrowings outstanding, which total may be increased after the Effective Date upon agreement of the Borrower and each Agent to the extent that any new Classes of Loans, whether pursuant to Section 2.20 or 2.21, or otherwise, are created under this Agreement. Notwithstanding anything to the contrary herein, an ABR Revolving Loan Borrowing or a Swingline Loan may be in an aggregate amount equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).

SECTION 2.03. Requests for Borrowings. To request a Revolving Loan Borrowing or Term Loan Borrowing, the Borrower shall notify the Applicable Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Eurocurrency Borrowing to be made on the Effective Date, such shorter period of time as may be agreed to by the Applicable Agent) or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the Business Day of such proposed Borrowing; provided that any such notice of such ABR Revolving Loan Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f) may be given not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall, only in the case of Revolving Loan Borrowings, be irrevocable and shall be confirmed promptly by hand delivery, email of a “pdf” or facsimile to the Applicable Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i) whether the requested Borrowing is to be a Borrowing of Revolving Loans, a Borrowing of Term Loans or a Borrowing of any other Class (specifying the Class thereof);

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06, or, in the case of any ABR Revolving Loan Borrowing or Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans.

(a) Subject to the terms and conditions set forth herein (including Section 2.22), in reliance upon the agreements of the other Lenders set forth in this Section 2.04, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period denominated in Dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the outstanding Swingline Loans of the Swingline Lender exceeding its Swingline Commitment or (ii) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Any such Swingline Loans will reduce availability under the Revolving Commitments on a dollar-for-dollar basis. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Revolving Agent and the Swingline Lender of such request by telephone (confirmed in writing), not later than 2:00 p.m., New York City time on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and (i) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with Section 2.06, or (ii) in the case of any ABR Revolving Loan Borrowing or Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the account specified in accordance with clause (i) above (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Revolving Agent not later than 1:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Revolving Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Revolving Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (with references to 12:00 noon, New York City time, in such Section being deemed to be references to 3:00 p.m., New York City time) (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Revolving Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Revolving Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline

Loan shall be made to the Revolving Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted by the Swingline Lender to the Revolving Agent; any such amounts received by the Revolving Agent shall be promptly remitted by the Revolving Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or the Revolving Agent, as the case may be, and thereafter to the Borrower, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d) The Borrower may, at any time and from time to time, designate as additional Swingline Lenders one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Revolving Agent and the Borrower, executed by the Borrower, the Revolving Agent and such designated Swingline Lender, and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Lender in its capacity as a lender of Swingline Loans hereunder. The Borrower shall provide notice to the Administrative Agent of the designation of any additional Swingline Lender.

(e) The Borrower may terminate the appointment of any Swingline Lender as a “Swingline Lender” hereunder by providing a written notice thereof to such Swingline Lender, with a copy to the Revolving Agent. Any such termination shall become effective upon the earlier of (i) such Swingline Lender’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the Swingline Exposure of such Swingline Lender shall have been reduced to zero. Notwithstanding the effectiveness of any such termination, the terminated Swingline Lender shall remain a party hereto and shall continue to have all the rights of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such termination, but shall not make any additional Swingline Loans. The Borrower shall provide notice to the Administrative Agent of the termination of the appointment of any Swingline Lender.

(f) If at any time that Swingline Loans are outstanding a Revolving Lender becomes a Defaulting Lender, the Swingline Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Revolving Lenders in accordance with Section 2.22(a)(iv). If such reallocation cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice and request by the Administrative Agent prepay such unreallocated portion of the Swingline Loans. Notwithstanding the foregoing, the Swingline Lender shall be under no obligation to make any Swingline Loan at any time that any Revolving Lender is a Defaulting Lender unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Commitments of the Non-Defaulting Lenders and participating interests in any such newly made Swingline Loan shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(a)(iv).

SECTION 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein (including Section 2.22), each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.05, to issue Letters of Credit denominated in Dollars for the Borrower’s own account (or for the account of any Subsidiary of the Borrower so long as the Borrower and such Subsidiary are co-applicants in respect of such Letter of Credit), in a form reasonably acceptable to the Revolving Agent and the applicable Issuing Bank, which shall reflect the standard operating procedures of such Issuing Bank, at any time and from time to time during the Revolving Availability Period and prior to the fifth Business Day prior to the Revolving Maturity Date. Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including paragraphs (e) and (f) of this Section), to be a Letter of Credit issued hereunder for the account of the Borrower. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver in writing by hand delivery or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Revolving Agent (at least two Business Days before the requested date of issuance, amendment, renewal or extension or such shorter period as the applicable Issuing Bank and the Revolving Agent may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If reasonably requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate Revolving Exposures will not exceed the aggregate Revolving Commitments, (ii) the aggregate LC Exposure shall not exceed the Letter of Credit Sublimit, (iii) the LC Exposure of any Issuing Bank shall not exceed its portion of the Letter of Credit Sublimit and (iv) the conditions set forth in Section 4.02 shall have been satisfied. No Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any Requirement of Law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance of letters of credit generally or the Letter of Credit in particular or (ii) any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.22(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such Issuing Bank with the Borrower or such Lender to eliminate such Issuing Bank’s Defaulting Lender Fronting Exposure arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other LC Exposure as to which such Issuing Bank has Defaulting Lender Fronting Exposure.

(c) Notice. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Revolving Agent written notice thereof required under paragraph (m) of this Section.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit

(or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that, if such expiry date is not a Business Day, such Letter of Credit may expire at or prior to the close of business on the next succeeding Business Day; provided, further, that any Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (but not beyond the date that is five Business Days prior to the Revolving Maturity Date except to the extent Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank) unless the applicable Issuing Bank notifies the beneficiary thereof within the time period specified in such Letter of Credit or, if no such time period is specified, at least 30 days prior to the then-applicable expiration date, that such Letter of Credit will not be renewed.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that is the issuer thereof or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, in the event that any LC Disbursement is not reimbursed by the Borrower, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Revolving Agent its Applicable Percentage of the payment then due from the Borrower as provided in paragraph (f) of this Section in Dollars, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any issuance, amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Issuing Bank shall notify the Borrower of such LC Disbursement in accordance with the provisions of Section 2.05(h) and the Borrower shall reimburse such LC Disbursement by paying, whether with its own funds, with the proceeds of Revolving Loans or any other source, to the Revolving Agent the amount of such LC Disbursement in Dollars (i) within one Business Day of the date that the Borrower receives notice of such LC Disbursement, if the Issuing Bank provides such notice to the Borrower prior to 11:00 a.m. New York City time or (ii) if such notice is received after such time, on the second Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable (the “Required Reimbursement Date”), with interest on the amount of such LC Disbursement payable from and including the date of such LC Disbursement to but excluding the Required Reimbursement Date at a rate per annum described in Section 2.05(i). If the Borrower fails to make such payment when due, the Revolving Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Revolving Agent its Applicable Percentage of the payment then due from the Borrower, in Dollars, and in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Revolving Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Revolving Agent of any payment from the Borrower pursuant to this paragraph, the Revolving Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect or (iii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. No Issuing Bank shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that (i) the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) result from such Issuing Bank’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Revolving Agent and the Borrower by telephone (confirmed by hand delivery, e-mail of a “pdf” or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (f) of this Section.

(i) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement by the Required Reimbursement Date, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Revolving Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing or (ii) as of the fifth Business Day prior to the Revolving Maturity Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, on the Business Day on which the Borrower receives notice from the Revolving Agent, the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Required Revolving Lenders) demanding Cash Collateral pursuant to this paragraph, the Borrower shall Cash Collateralize an amount equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of Section 7.01. Each such deposit of Cash Collateral shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.22(a)(iv)), then promptly upon the request of the Revolving Agent, the Issuing Bank or the Swingline Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any Cash Collateral provided by the Defaulting Lender). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent in Cash Equivalents and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Notwithstanding anything to the contrary in this Agreement, moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within one Business Day after all Events of Default are no longer continuing or after the termination of Defaulting Lender status, as applicable.

(k) Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Revolving Agent and the Borrower, executed by the Borrower, the Revolving Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder. The Borrower shall provide notice to the Administrative Agent of the designation of any additional Issuing Bank.

(l) Termination of an Issuing Bank. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Revolving Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero or Cash Collateralized in full. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit. The Borrower shall provide notice to the Administrative Agent of the termination of the appointment of any Issuing Bank.

(m) Issuing Bank Reports to the Revolving Agent. Unless otherwise agreed by the Revolving Agent, each Issuing Bank (other than the Revolving Agent) shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Revolving Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Revolving Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) within five Business Days following the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currency and face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) within three Business Days prior to the last Business Day of each March, June, September and December, a list of all Letters of Credit issued by it that are outstanding at such time and the amount outstanding, (iv) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (v) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (vi) on any other Business Day, such other information as the Revolving Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(n) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the Applicable Account of the Applicable Agent most recently designated by it for such purpose by notice to the applicable Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Applicable Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Applicable Agent in New York City and/or such other account otherwise designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Revolving Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(f) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender agrees to pay to the Applicable Agent an amount equal to such share on demand of the Applicable Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Applicable Agent therefor, the Applicable Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Applicable Agent forthwith on demand. The Applicable Agent shall also be entitled to recover from such Lender or Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, a rate equal to the Overnight Rate, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and, except with respect to Section 2.22, no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

SECTION 2.07. Interest Elections.

(a) Each Revolving Loan Borrowing and Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request or by Section 2.03 and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Applicable Agent of such election by telephone by the time that a Revolving Loan Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Applicable Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section, the Applicable Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of the same duration as that of the previous Eurocurrency Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Initial Tranche B-1 Term Commitments and the Initial Tranche B-2 Term Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or Swingline Loans in accordance with Section 2.11, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments; provided, further, that (1) the Borrower may allocate any termination or reduction of Commitments among Classes of Commitments at its direction (including, for the avoidance of doubt, to the Commitments with respect to any Class of Extended Revolving Commitments without any termination or reduction of the Commitments with respect to any existing Revolving Commitments of the same specified original Revolving Commitment Class) and (2) in connection with the establishment on any date of any Extended Revolving Commitments pursuant to Section 2.21, the original Revolving Commitments of any one or more Lenders providing any such Extended Revolving Commitments on such date shall be reduced in an amount equal to the amount of specified original Revolving Commitments so extended on such date (or, if agreed by the Borrower and the Lenders providing such Extended Revolving Commitments, by any greater amount so long as the Borrower prepays the original Revolving Loans of such Class owed to such Lenders providing such Extended Revolving Commitments to the extent necessary to ensure that after giving effect to such repayment or reduction, the original Revolving Loans of such Class are held by the Lenders of such Class on a pro rata basis in accordance with their original Revolving Commitments of such Class after giving effect to such reduction).

(c) The Borrower shall notify the Applicable Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Applicable Agent shall advise the Lenders of the contents thereof. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders within such Class in accordance with their respective Commitments of such Class.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Revolving Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Initial Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made by the Swingline Lender on the earlier to occur of (A) the date that is 10 Business Days after such Loan is made and (B) the Revolving Maturity Date; provided that on each date that a Revolving Loan Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) Each Agent shall maintain a Register in accordance with Section 9.04.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Applicable Agent pursuant to paragraph (c) of this Section shall control.

(e) Any Lender may request through the Applicable Agent that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit D or E, as applicable.

SECTION 2.10. Amortization of Term Loans.

(a) Subject to adjustment pursuant to Section 2.11(a)(ii)(F) and Section 2.11(f), the Borrower shall repay (i) Initial Tranche B-1 Term Loans on the last day of each March, June, September and December (commencing with June 30, 2013) in the principal amount of Initial Tranche B-1 Term Loans equal to (A) the aggregate outstanding principal amount of Initial Tranche B-1 Term Loans immediately after closing on the Effective Date multiplied by (B) 0.25% and (ii) Initial Tranche B-2 Term Loans on the last day of each March, June, September and December (commencing with June 30, 2013) in the principal amount of Initial Tranche B-2 Term Loans equal to (A) the aggregate outstanding principal amount of Initial Tranche B-2 Term Loans immediately after closing on the Effective Date multiplied by (B) 0.25% .

(b) To the extent not previously paid, (i) all Initial Tranche B-1 Term Loans shall be due and payable on the Initial Tranche B-1 Term Maturity Date and (ii) all Initial Tranche B-2 Term Loans shall be due and payable on the Initial Tranche B-2 Term Maturity Date.

SECTION 2.11. Prepayment of Loans.

(a) (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing at face amount in whole or in part, subject to the requirements of this Section; provided that, in the event that, on or prior to (A) in the case of the Initial Tranche B-1 Term Loans, the date that is one year following the Effective Date and (B) in the case of the Initial Tranche B-2 Term Loans, the date that is two years following the Effective Date, the Borrower (x) makes any optional prepayment of Initial Term Loans of any Class incurred on the Effective Date in connection with any Repricing Transaction in respect of any Initial Term Loans of such Class, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction in respect of any Initial Term Loans of any Class, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Initial Term Loans of such Class being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Initial Term Loans of such Class outstanding immediately prior to such amendment. Each prepayment in respect of any Class of Term Loans pursuant to this Section 2.11(a)(i) shall be applied to reduce the installments of principal in such order as the Borrower may determine and may be applied to any Class of Term Loans as directed by the Borrower. For the avoidance of doubt, the Borrower may (i) prepay Term Loans of an original Term Loan Class pursuant to this Section 2.11(a)(i) without any requirement to prepay Extended Term Loans that were converted or exchanged from such original Term Loan Class and (ii) prepay Extended Term Loans pursuant to this Section 2.11(a)(i) without any requirement to prepay Term Loans of an original Term Loan Class that were converted or exchanged for such Extended Term Loans. In the event that the Borrower does not specify the order in which to apply prepayments to reduce installments of principal or as between Classes of Term Loans, the Borrower shall be deemed to have elected that such proceeds be applied to reduce the installments of principal in direct order of maturity and/or a pro-rata basis among Term Loan Classes. All prepayments under this Section 2.11(a)(i) shall also be subject to the provisions of Sections 2.11(f) and 2.11(g). At the Borrower’s election in connection with any prepayment pursuant to this Section 2.11(a)(i), such prepayment shall not be applied to any Loan of a Defaulting Lender.

(ii) Notwithstanding anything in any Loan Document to the contrary, so long as (x) no Event of Default has occurred and is continuing, (y) no proceeds of Revolving Loans or Swingline Loans are used for this purpose and (z) the Borrower shall deliver to the Auction Agent a certificate of a Financial Officer to the effect set forth in the preceding clauses (x) and (y), the Borrower may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently cancelled and the Register updated to reflect such cancellation (calculated on the par amount thereof) immediately upon acquisition by the Borrower) on the following basis:

(A) The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(ii); provided that the Borrower shall not initiate any action under this Section 2.11(a)(ii) in order to make a Discounted Term Loan Prepayment unless (I) at least five Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three Business Days shall have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of a Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers.

(B) (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with three Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual Class basis (but, for the avoidance of doubt, pro rata to all Lenders within such Class), (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable Class, the Class or Classes of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the Classes of such Lender’s Term Loans to be prepaid at such Specified Discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this subsection (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and Classes of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(C) (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Loans on an individual Class basis (but, for the avoidance of doubt, pro rata to all Lenders within such Class), (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant Class of Term Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be submitted with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”). Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the

“Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Lender’s Term Loans (the “Submitted Amount”) (it being understood that different Submitted Discounts may be specified in respect of different portions of the Submitted Amount) such Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the Classes specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than or equal to the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five Business Days following the Discount Range Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted

Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Classes of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and Classes of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(D) (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual Class basis (but, for the avoidance of doubt, pro rata to all Lenders within such Class), (II) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and Classes of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower shall submit an

Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this subsection (D). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the Classes of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(E) In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of such fees and expenses from the Borrower as may be separately agreed between the Borrower and the Auction Agent in connection therewith.

(F) If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 12:00 noon (New York City time) on the Discounted Prepayment Effective Date and all such prepayments (calculated on the par amount thereof) shall be applied to the remaining principal installments of the relevant Class of Term Loans in such order as the Borrower may direct. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures, consistent with the provisions in this Section 2.11(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of the Borrower and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.11(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(a)(ii) as well as activities of the Auction Agent.

(J) The Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.11(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(b) On each occasion that a Prepayment Event occurs, the Borrower shall, within three Business Days after the receipt of Net Cash Proceeds therefrom (or, in the case of Net Cash Proceeds received in a Debt Incurrence Prepayment Event, one Business Day following the date of receipt of such Net Cash Proceeds), offer to prepay (or, in the case of a Debt Incurrence Prepayment Event referred to in the parenthetical in the definition of such term, prepay), in accordance with Section 2.11(d), Term Loans in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds; provided that, in the case of Net Cash Proceeds from an Asset Sale Prepayment Event or a Casualty Prepayment Event, the Borrower may use a portion of such Net Cash Proceeds to prepay, redeem, defease or repurchase any Permitted Additional Debt secured by a Lien on Collateral ranking equal in priority to the Liens on such Collateral securing the Secured Obligations (but without regard to the control of remedies), to the extent that the applicable Permitted Additional Debt Documents require the issuer or borrower under such Indebtedness to prepay or make an offer to prepay, redeem, repurchase or defease such Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of Permitted Additional Debt secured by a Lien on the Collateral ranking equal in priority to the Liens on such Collateral securing the Secured Obligations (but without regard to control of remedies) and with respect to which such a requirement to prepay or make an offer to prepay, redeem, repurchase or defease exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Additional Debt and the outstanding principal amount of Term Loans.

(c) Following the end of each Fiscal Year of the Borrower, commencing with the first Excess Cash Flow Period, the Borrower shall offer to prepay Term Loans in accordance with Section 2.11(d) in an aggregate amount equal to the Required Percentage of Excess Cash Flow for such Excess Cash Flow Period; provided that (i) such amount shall be reduced (without duplication) by (x) the aggregate amount of Specified Voluntary Prepayments made (1) during such Excess Cash Flow Period or (2) at the election of the Borrower, on or before the date such prepayment is due pursuant to this clause (c) (any such elected payments following such Excess Cash Flow Period, “Elected Payments”) and (y) the portion of Excess Cash Flow applied (to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof) to prepay, redeem, repurchase or defease Indebtedness that is secured by Liens on the Collateral ranking equal in priority to the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies) on a no more than pro rata basis with the Term Loans and (ii) such amount shall be increased by the aggregate amount of any Elected Payments made during such Excess Cash Flow Period. Each prepayment pursuant to this paragraph shall be offered to be made within 10 days after the date financial statements are required to be delivered pursuant to Section 5.01(a) with respect to the Excess Cash Flow Period for which Excess Cash Flow is being calculated.

(d) (1) Subject to clause (ii) of this Section 2.11(d) and the provisos to each of Section 2.11(b) and (c), (A) each prepayment of Term Loans required by Sections 2.11(b) and (c) (other than in connection with a Debt Incurrence Prepayment Event referred to in the parenthetical in the definition of such term) shall be allocated to the Classes of Term Loans outstanding, pro rata, based upon the applicable remaining installments of principal due in respect of each such Class of Term Loans, shall be applied pro rata to Lenders within each Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans and shall be applied to reduce such scheduled installments of principal within each such Class in accordance with Section 2.11(f) and (B) each prepayment of Term Loans required by Section 2.11(b) in connection with a Debt Incurrence Prepayment Event referred to in the parenthetical in the definition of such term shall be allocated to any Class of Term

Loans outstanding as directed by the Borrower, shall be applied pro rata to Lenders within each Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans and shall be applied to reduce such scheduled installments of principal within each such Class in accordance with Section 2.11(f); provided that, with respect to the allocation of such prepayments under clause (A) above only between an original Term Loan Class and Extended Term Loans of the same original Class, the Borrower may allocate such prepayments as the Borrower may specify, subject to the limitation that the Borrower shall not allocate to Extended Term Loans of any such Class any such mandatory prepayment under such clause (A) unless such prepayment is accompanied by at least a pro rata prepayment, based upon the applicable remaining installments of principal due in respect thereof, of the Term Loans of the original existing Term Loan Class, if any, from which such Extended Term Loans were converted or exchanged (or such Term Loans of the original existing Term Loan Class have otherwise been repaid in full).

(ii) With respect to each such prepayment required by Section 2.11(b) and (c) (other than any Debt Incurrence Prepayment Event referred to in the parenthetical in the definition of such term), (A) the Borrower will, not later than the date specified in such Sections for offering to make such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent provide notice of such prepayment to each Lender of Term Loans and the Administrative Agent will promptly provide such notice to each Lender of Term Loans, (B) other than if such prepayment arises due to a Debt Incurrence Prepayment Event referred to in the parenthetical in the definition of such term, each Lender of Term Loans will have the right to refuse any such prepayment by giving written notice of such refusal to the Administrative Agent and the Borrower within five Business Days after such Lender’s receipt of notice from the Administrative Agent of such prepayment (and the Borrower shall not prepay any Term Loans until the date that is specified in clause (C) below) (such amounts, the “Declined Amounts”), (C) the Borrower will make all such prepayments not so refused upon the tenth Business Day after the Lender received first notice of prepayment from the Administrative Agent and (D) thereafter, Declined Amounts shall be retained by the Borrower.

(e) The Borrower shall notify the Applicable Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment under Section 2.11(a)(i) (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment, which shall be a Business Day. Each such notice shall specify the prepayment date and principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Applicable Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(f) Any prepayment of a Term Loan Borrowing of any Class (i) pursuant to Section 2.11(a)(i) or pursuant to a Debt Incurrence Prepayment Event referred to in the parenthetical in the definition of such term shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Loan Borrowings of such Class to be made pursuant to this Section as directed by the Borrower (or, absent such direction, in direct order of maturity) and the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) pursuant to Section 2.11(b) (other than a Debt Incurrence Prepayment Event referred to in the parenthetical in the definition of such term) or (c) shall be applied, subject to Section 2.11(d), to reduce the subsequent scheduled and outstanding repayments of the Term Loan Borrowings of such Class to be made pursuant to this Section in direct order of maturity and the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made.

(g) (i) With respect to each prepayment of Revolving Loans, Extended Revolving Loans and Incremental Revolving Loans elected by the Borrower pursuant to Section 2.11(a)(i), the Borrower may designate (A) the Class and Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (B) the Revolving Loans, Extended Revolving Loans or Incremental Revolving Loans to be prepaid; provided that (x) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans of such Class (except that any prepayment made in connection with a reduction of the Commitments of such Class pursuant to Section 2.08(b) shall be applied pro rata based on the amount of the reduction in the Commitments of such Class of each applicable Lender), and (y) notwithstanding the provisions of the preceding clause (x), at the option of the Borrower, no prepayment made pursuant to Section 2.11(a)(i) of Revolving Loans, Extended Revolving Loans or Incremental Revolving Loans shall be applied to the Loans of any Defaulting Lender.

(ii) With respect to each mandatory reduction and termination of Revolving Commitments, Incremental Revolving Commitments or Extended Revolving Commitments required by clause (B) of the proviso in Section 2.20(a)(i) or Section 6.01(o)(i)(B), the Borrower may designate (A) the Classes of Commitments to be reduced and terminated and (B) the corresponding Classes of Loans to be prepaid; provided that (x) any such reduction and termination shall apply proportionately and permanently to reduce the Commitments of each of the Lenders within any such Class, and (y) after giving effect to such termination or reduction and to any prepayments of Loans or cancellation or cash collateralization of letters of credit made on the date of each such reduction and termination in accordance with this Agreement, the aggregate amount of such Lenders’ credit exposures shall not exceed the remaining Commitments of such Lenders’ in respect of the Class reduced and terminated. In connection with any such termination or reduction, to the extent necessary, the participations hereunder in outstanding Letters of Credit and Swingline Loans may be required to be reallocated and related loans outstanding prepaid and then reborrowed, in each case in the manner contemplated by the last three sentences of Section 2.20(c) (as modified to account for a termination or reduction, as opposed to an increase, of such Commitment).

(h) Notwithstanding any other provisions in Sections 2.11(b) and (c), (i) to the extent that any or all of the Net Cash Proceeds of any Asset Sale Prepayment Event by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.11(b) (a “Foreign Disposition”), the Net Cash Proceeds of any Casualty Prepayment Event from a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.11(b) (a “Foreign Casualty Prepayment Event”), or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.11 to the extent provided herein and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition, any Foreign Casualty Prepayment Event or Excess Cash Flow would have material adverse tax consequences (taking into account any foreign Tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary unless and until such material adverse tax consequences would no longer result from such repatriation.

SECTION 2.12. Fees.

(a) The Borrower agrees to pay to the Revolving Agent in Dollars for the account of each Revolving Lender (other than any Defaulting Lender) a commitment fee (the “Revolving Commitment Fee”), which shall accrue at the Applicable Rate with respect to Revolving Commitment Fees on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued Revolving Commitment Fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on July 3, 2013. All Revolving Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Revolving Commitment Fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay (i) to the Revolving Agent in Dollars for the account of each Revolving Lender (other than any Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to and including the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank in Dollars a fronting fee, which shall accrue at the rate of 0.125% per annum (or such other rate as may be separately agreed between the Borrower and each applicable Issuing Bank) on the daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to and including the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard costs with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and excluding the last Business Day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on July 3, 2013; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after receipt of a reasonably detailed invoice therefor. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay on the Effective Date to (i) each Term Lender party to this Agreement as an Initial Tranche B-1 Term Lender on the Effective Date, an upfront payment in an amount equal to 1.00% of the stated principal amount of such Term Lender’s Initial Tranche B-1 Term Loan and (ii) each Term Lender party to this Agreement as an Initial Tranche B-2 Term Lender on the Effective Date, an upfront payment in an amount equal to 1.50% of the stated principal amount of such Term Lender’s Initial Tranche B-2 Term Loan. Such payment shall be made to each Term Lender out of the proceeds of such Term Lender’s Initial Term Loan as and when funded on the Effective Date. In addition, the Borrower agrees to pay on the Effective Date to each Revolving Lender party to this Agreement as a Revolving Lender on the Effective Date, an upfront payment in an amount equal to 0.10% of the amount of such Revolving Lender’s Revolving Commitment. Such upfront payments will be in all respects fully earned, due and payable upon the funding of the Initial Term Loans on the Effective Date.

(d) The Borrower agrees to pay to each of the Administrative Agent and the Revolving Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and such Agent.

(e) Notwithstanding the foregoing, and subject to Section 2.22, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12, nor shall any such amounts accrue.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.13(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided, further, that no amounts shall accrue pursuant to this Section 2.13(c) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate when such rate is based on the

Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If at least two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees to do promptly thereafter, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, then such Borrowing shall be made as an ABR Borrowing; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate payable pursuant to Section 2.13(b));

(ii) subject any Lender, Issuing Bank or Agent to any Tax (other than any Indemnified Taxes, and any Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans or ABR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such Agent of making or maintaining any Eurocurrency Loan or ABR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, Issuing Bank or Agent of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or Agent hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, Issuing Bank or Agent, the Borrower will pay to such Lender, Issuing Bank or Agent, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or Agent, as the case may be, for such increased costs actually incurred or reduction actually suffered.

(b) If any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on a Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction actually suffered.

(c) A certificate of a Lender, an Issuing Bank or an Agent setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, Issuing Bank or Agent, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Notwithstanding the foregoing, no Lender, Issuing Bank or Agent shall be entitled to seek compensation under this Section 2.15 based on the occurrence of a Change in Law arising solely from (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any requests, rules, guidelines or directives thereunder or issued in connection therewith or (y) any requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, unless it is the general practice of such Lender, Issuing Bank or Agent to seek compensation from other borrowers in the U.S. leveraged loan market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 2.15.

(e) Failure or delay on the part of any Lender, Issuing Bank or Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, Issuing Bank’s or Agent’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender, Issuing Bank or Agent pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender, Issuing Bank or Agent, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s, Issuing Bank’s or Agent’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss (excluding loss of anticipated profits), cost and expense that such Lender actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain Eurocurrency Loans. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand.

SECTION 2.17. Taxes.

(a) Unless required by applicable Requirements of Law, any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, provided that if any Withholding Agent shall be required by applicable Requirements of Law to deduct or withhold any Indemnified Taxes from such payments, then (i) the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings of Indemnified Taxes applicable to additional amounts payable under this Section 2.17), the Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make such deductions or withholdings and (iii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.

(c) (i) Indemnification by the Borrower. The Borrower shall indemnify each Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes payable by such Agent, such Lender or such Issuing Bank, as the case may be (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by an Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(ii) Indemnification by the Lenders. Each Lender shall severally indemnify each Agent, within 30 days after written demand therefor, for the full amount of (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified such Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by such Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to any Lender by an Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by such Agent to the Lender from any other source against any amount due to such Agent under this paragraph.

(d) As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Agents the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agents.

(e) Each Lender shall, at such times as are reasonably requested by Borrower or the any Agent, provide the Borrower and such Agent with any properly completed and executed documentation prescribed by Requirements of Law, or reasonably requested by the Borrower or such Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents (including, in the case of a Lender seeking exemption from the withholding imposed under FATCA, any documentation necessary to prevent such withholding). In addition, any Lender, if reasonably requested by the Borrower or any Agent, shall deliver such other documentation prescribed by Requirements of Law, or reasonably requested by the Borrower or such Agent, as will enable the Borrower or such Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any documentation specifically referenced below in this Section 2.17(e)) expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Agents updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Agents in writing of its legal inability to do so.

Without limiting the generality of the foregoing:

(i) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Applicable Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Requirements of Law or upon the reasonable request of the Borrower or the Applicable Agent), two properly completed and duly signed original copies of IRS Form W-9 (or any successor forms) certifying that such Lender is a United States person exempt from U.S. federal backup withholding.

(ii) Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Applicable Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Requirements of Law or upon the reasonable request of the Borrower or the Applicable Agent) whichever of the following is applicable:

(A) two properly completed and duly signed copies of IRS Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B) two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit O-1 (any such certificate a “U.S. Tax Compliance Certificate”), or any other form approved by the Applicable Agent with the written consent of the Borrower (not to be unreasonably withheld or delayed), to the effect that such Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two properly completed and duly signed copies of IRS Form W-8BEN (or any successor forms),

(D) to the extent a Lender is not the beneficial owner of the applicable Loan (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed copies of IRS Form W-8IMY (or any successor forms) of the Lender, each accompanied by IRS Form W-8ECI, IRS Form W-8EXP, IRS Form W-8BEN, U.S. Tax Compliance Certificate substantially in the form of Exhibit O-3 or Exhibit O-4, IRS Form W-9 (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-2 may be provided by such Lender on behalf of such beneficial owner(s)), or

(E) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Applicable Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Applicable Agent at the time or times required by Requirements of Law and at such time or times reasonably requested by the Borrower or the Applicable Agent such documentation required by Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Applicable Agent as may be necessary for the Borrower and the Applicable Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this Section 2.17(e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f) If any Agent, an Issuing Bank or a Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this

Section 2.17, it shall pay over an amount equal to such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Loan Parties under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Agent, such Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Agent, such Issuing Bank or such Lender, agrees promptly to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, such Issuing Bank or such Lender in the event such Agent, such Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. Such Agent, such Lender or such Issuing Bank, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund or credit received from the relevant taxing authority (provided that such Agent, such Lender or such Issuing Bank may delete any information therein that such Agent, such Lender or such Issuing Bank deems confidential). Notwithstanding anything to the contrary, this clause (f) shall not be construed to require any Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to taxes which it deems confidential).

(g) For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and any Swingline Lender and the term “Requirements of Law” includes FATCA.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Applicable Agent, except payments to be made directly to any Issuing Bank or the Swingline Lender shall be made as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment (other than payments on the Eurocurrency Loans) under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments of any Loan, all reimbursements of any LC Disbursements, all payments of accrued interest payable on a Loan or LC Disbursement and all other payments under each Loan Document shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Except as otherwise permitted hereunder, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any of its Loans of any Class or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class or participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other relevant Lender in respect of such other Lenders’ Loans of such Class or participation in LC Disbursements and Swingline Loans, as applicable, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class or participations in LC Disbursements and Swingline Loans from the relevant Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class or participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower or any Loan Party pursuant to and in accordance with the express terms of this Agreement and the other Loan Documents (including the application of funds arising from the existence of a Defaulting Lender and as contemplated by Section 2.11(a)(ii)), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Rate (or other pricing term, including any fee, discount or premium) in respect of Loans or Commitments of Lenders that have consented to any such extension to the extent such transaction is permitted hereunder. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Applicable Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Applicable Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Applicable Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at a rate equal to the Overnight Rate.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts (at the expense of the

Borrower) to designate a different Lending Office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be disadvantageous in any material economic, legal or regulatory respect to such Lender.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Required Lenders (or, in circumstances where Section 9.02 does not require the consent of the Required Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent or (iv) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate at par, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent and/or the Revolving Agent to the extent their consents would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and if a Revolving Commitment is being assigned and delegated, each Issuing Bank and each Swingline Lender), which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in LC Disbursements and Swingline Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts due and payable to it hereunder (including, if applicable, the prepayment premium pursuant to Section 2.11(a)(i) (with such assignment being deemed to be an optional prepayment for purposes of determining the applicability of such Section)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) the Borrower or such assignee shall have paid (unless waived) to the Applicable Agent the processing and recordation fee specified in Section 9.04(b)(ii), (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Applicable Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.20. Incremental Credit Extensions.

(a) At any time and from time to time after the Effective Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent, request to effect

(1) one or more additional Classes of term loans hereunder (“Incremental Term Loans” and the Commitments with respect thereto, “Incremental Term Commitments”) from one or more Lenders and/or Additional Term Lenders or (2) one or more additional Classes of revolving loans hereunder (“Incremental Revolving Loans” and, the Commitments with respect thereto, the “Incremental Revolving Commitments”) or increases in the aggregate amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase”; together with the Incremental Revolving Loans (and the Incremental Revolving Commitments with respect thereto), “Incremental Revolving Facilities”; and, collectively with the Incremental Term Loans, “Incremental Facilities”) from Lenders and/or Additional Revolving Lenders; provided that:

(i) at the time of and after giving effect to the effectiveness of any Incremental Facility the amount thereof (including any unused amount thereof, in the case of any Incremental Revolving Facility) shall not exceed the Incremental Cap; provided that (A) Incremental Term Loans may be Incurred without regard to the Incremental Cap and without regard to the satisfaction of the conditions set forth in clauses (ii) and (vii) below, to the extent that the Net Cash Proceeds from such Incremental Term Loans are used on the date of Incurrence of such Incremental Term Loans to prepay Term Loans in accordance with the procedures set forth in Section 2.11(b) and (B) Incremental Revolving Commitments may be established or Incremental Term Loans Incurred without regard to the Incremental Cap and without regard to the satisfaction of the conditions set forth in clauses (ii) and (vii) below, to the extent that existing Revolving Commitments, Incremental Revolving Commitments or Extended Revolving Commitments shall be permanently reduced in accordance with Section 2.11(g)(ii) by an amount equal to the aggregate amount of the Incremental Revolving Commitments so established or Incremental Term Loans so Incurred;

(ii) except with respect to any Incremental Facilities established under the proviso in clause (i) above, at the time of effectiveness of any Incremental Facility, (A) in the case of any Incremental Facility the proceeds of which are to be used to provide the consideration payable in any Permitted Business Acquisition (or any similar Investment), no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing or would result from the establishment of or the borrowing under such Incremental Facility, and (B) in the case of any other Incremental Facility, the conditions set forth in Section 4.02(a) and (b) shall be satisfied, with all references therein to “such Borrowing” being deemed to be references to the establishment of and borrowing under such Incremental Facility;

(iii) in the case of any Revolving Commitment Increase, such Revolving Commitment Increase shall be on the exact same terms governing the Revolving Commitments pursuant to this Agreement (it being understood that, if required to consummate an Incremental Revolving Increase, the interest rate margins, interest rate floors and undrawn fees on the Revolving Loans and Revolving Commitments may be increased and additional upfront or similar fees may be payable to the Revolving Commitment Increase Lenders);

(iv) the Incremental Term Loans and Incremental Revolving Loans shall be secured by Liens on the Collateral ranking equal in priority to the Liens on the Collateral securing the Secured Obligations (without regard to the control of remedies), and have the same guarantees as, the Loans;

(v) the maturity date of any Incremental Term Loans shall not be earlier than the Initial Tranche B-2 Term Maturity Date, the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Tranche B-2 Term Loans and the maturity date of any Incremental Revolving Loans shall not be earlier than the Revolving Maturity Date;

(vi) the interest rates (including fixed interest rates), interest rate margins, discounts, premiums, rate floors, upfront fees, undrawn commitment fees, funding discounts, original issue discounts, prepayment terms and premiums and commitment reduction and termination terms and, subject to clause (v), the maturity and amortization schedule for any Incremental Facility (other than a Revolving Commitment Increase) shall be determined by the Borrower and the applicable Lenders and Additional Lenders of such Incremental Facility; provided that, in the event that the interest rate margins for any Incremental Term Loans or Incremental Revolving Loans (other than Incremental Term Loans or Incremental Revolving Loans established pursuant to the proviso in Section 2.20(a)(i)) exceed by more than 50 basis points the interest rate margins for the Initial Tranche B-2 Term Loans or Revolving Loans, as applicable, then the Applicable Rate for the Initial Tranche B-2 Term Loans or Revolving Loans, as applicable, shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Term Loans or Incremental Revolving Loans, as applicable, minus 50 basis points; provided, further, that, in determining the interest rate margins applicable to the Incremental Term Loans and the Initial Tranche B-2 Term Loans or the Incremental Revolving Loans and the Revolving Loans (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under any Incremental Term Loans, Initial Tranche B-2 Term Loans, Incremental Revolving Loans or Revolving Loans in the initial primary syndication thereof shall be included (with OID or upfront fees being equated to interest based on assumed four-year life to maturity and assuming that any Incremental Revolving Loans and Revolving Loans were fully drawn), (y) customary arrangement or commitment fees payable to any of the Arrangers (or their respective affiliates) in connection with the Initial Tranche B-2 Term Loans or Revolving Loans or to one or more arrangers (or their affiliates) of any Incremental Term Loans or Incremental Revolving Loans shall be excluded and (z)(1) with respect to the Initial Tranche B-2 Term Loans, to the extent that the one month Adjusted LIBO Rate on the applicable Incremental Term Facility Closing Date is less than 0.75%, the amount of such difference shall be deemed added to the interest margin for the Initial Tranche B-2 Term Loans, solely for the purpose of determining whether an increase in the interest rate margins for the Initial Tranche B-2 Term Loans shall be required and (2) with respect to any Incremental Term Loans or Incremental Revolving Loans, to the extent that the one month Adjusted LIBO Rate on the applicable Incremental Term Facility Closing Date or Incremental Revolving Facility Closing Date, as the case may be, is less than the interest rate floor, if any, applicable to any such Incremental Term Loans or Incremental Revolving Loans, the amount of such difference shall be deemed added to the interest rate margins for the Incremental Term Loans or Incremental Revolving Loans, as applicable, solely for the purpose of determining whether an increase in the interest rate margins for the Initial Tranche B-2 Term Loans or Revolving Loans shall be required;

(vii) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clause (ii) above;

(viii) any Incremental Amendment shall be on the terms and pursuant to documentation to be determined by the Borrower and the applicable Lenders and/or Additional Lenders; provided that (i) to the extent such terms and documentation are not consistent with this Agreement (except to the extent permitted by clause (iv), (v) or (vi) above and except that the Incremental Revolving Commitments (x) may contain borrowing, repayment and termination of Commitments procedures as determined by the Borrower and the lenders of such Commitments and (y) may include provisions relating to swingline loans and/or letters of credit, as applicable, issued thereunder, which issuances shall be on terms substantially similar (except for the overall size of such subfacilities, the fees payable in connection therewith and the identity of the swingline lender and letter of credit issuer, as applicable, which shall be determined by the Borrower, the lenders of such Commitments and the applicable letter of credit issuers and swingline lenders and borrowing, repayment and termination of commitment procedures with respect thereto, in each case which shall be specified in the applicable Incremental Amendment) to the terms relating to Swingline Loans and Letters of Credit with respect to the Revolving Commitments or otherwise reasonably acceptable to the Administrative Agent), they shall be reasonably satisfactory to the Administrative Agent (it being understood that the documentation governing any Incremental Facility may include any Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement shall have been amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility; provided, however, that if the documentation governing any Incremental Facility contains a Previously Absent Financial Maintenance Covenant that is a “springing” financial maintenance covenant for the benefit of such facility or a covenant only applicable to, or for the benefit of, such facility, then this Agreement shall be amended to include such Previously Absent Financial Maintenance Covenant only for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) and (ii) no Issuing Bank or Swingline Lender shall be required to act as “issuing bank” or “swingline lender” under any Incremental Revolving Facility without its written consent; and

(ix) Each Incremental Facility shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof; provided that such amount may be less than $5,000,000 if such amount represents all the remaining availability under the Incremental Cap. For the avoidance of doubt, no Lender shall be required to provide any such Incremental Facility and the Borrower shall not be obligated to offer any existing Lender the opportunity to provide any Incremental Term Loans, Incremental Revolving Commitment Increases or Incremental Revolving Commitments.

(b) (i) Each notice from the Borrower pursuant to this Section shall set forth the requested amount of the relevant Incremental Revolving Loan, Revolving Commitment Increase or Incremental Term Commitment.

(ii) Incremental Revolving Commitments and Commitments in respect of any Revolving Commitment Increase shall become Commitments (or in the case of any Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Revolving Lender’s Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Revolving Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Revolving Lender, the Administrative Agent and the Revolving Agent. Incremental Revolving Commitments and Revolving Commitment Increases may be provided, subject to the prior written consent of the Borrower, by any existing Lender (it being understood that no existing Lender shall have the right to participate in any Incremental Revolving Facility or in any Revolving Commitment Increase or, unless it agrees, be obligated to provide any Incremental Revolving Commitment or Revolving Commitment Increase) or by any Additional Revolving Lender. An Incremental Revolving Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Revolving Agent, to effect the provisions of this Section. The effectiveness of any Incremental Revolving Facility Amendment shall, unless otherwise agreed to by the Administrative Agent, the Revolving Agent and Lenders and/or the Additional Revolving Lenders of such Commitments, be subject to the satisfaction on the date thereof (each, an “Incremental Revolving Facility Closing Date”) of the conditions set forth in Section 2.20(a)(ii) above and, to the extent reasonably requested by the Administrative Agent, the Revolving Agent, the Lenders and/or Additional Revolving Lenders of such Commitments, receipt of legal opinions, board resolutions, officers’ certificates, amendments to Security Documents and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and/or Additional Revolving Lenders of such Commitments).

(iii) Incremental Term Commitments shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Term Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents executed by the Borrower, the Lenders and/or Additional Term Lenders of such Commitments and the Administrative Agent. Incremental Term Commitments may be provided, subject to the prior written consent of the Borrower, by any existing Lender (it being understood that no existing Lender shall have any right to participate in any Incremental Term Commitment or, unless it agrees, be obligated to provide any Incremental Term Loan Commitment) or by any Additional Term Lender. An Incremental Term Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Term Facility Amendment shall, unless otherwise agreed to by the Administrative Agent, the Lenders and/or the Additional Term Lenders of such Commitment, be subject to the satisfaction on the date thereof (each, an “Incremental Term Facility Closing Date”) of the conditions set forth in Section 2.20(a)(ii) above and, to the extent reasonably requested by the Administrative Agent, the Lenders and/or the Additional Term Lenders of such Commitments, receipt of legal opinions, board resolutions, officers’ certificates, amendments to Security Documents and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and the Additional Term Lenders).

(iv) The Borrower may use the proceeds of the Incremental Term Loans, Revolving Commitment Increases and Incremental Revolving Commitments for any purpose not prohibited by this Agreement.

(c) Upon each Revolving Commitment Increase pursuant to this Section, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Additional Revolving Lender providing a portion of such Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to such Revolving Commitment Increase and each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Revolving Commitment Increase Lender) will equal such Revolving Lender’s Applicable Percentage. Any Revolving Loans outstanding immediately prior to the date of such Revolving Commitment Increase that are Eurocurrency Loans will (except to the extent otherwise repaid in accordance herewith) continue to be held by, and all interest thereon will continue to accrue for the accounts of, the Revolving Lenders holding such Loans immediately prior to the date of such Revolving Commitment Increase, in each case until the last day of the then-current Interest Period applicable to any such Loan, at which time it will be repaid or refinanced with new Revolving Loans made pursuant to Section 2.01 in accordance with the Applicable Percentages of the Revolving Lenders after giving effect to the Revolving Commitment Increase; provided, however, that upon the occurrence of any Event of Default, each Revolving Commitment Increase Lender will promptly purchase (for cash at face value) assignments of portions of such outstanding Revolving Loans of other Revolving Lenders so that, after giving effect thereto, all Revolving Loans that are Eurocurrency Loans are held by the Revolving Lenders in accordance with their then-current Applicable Percentages. Any such assignments shall be effected in accordance with the provisions of Section 9.04; provided that the parties hereto hereby consent to such assignments and the minimum assignment amounts and processing and recordation fee set forth in Section 9.04(b)(ii) shall not apply thereto. If there are any ABR Revolving Loans outstanding on the date of such Revolving Commitment Increase, such Loans shall either be prepaid by the Borrower on such date or refinanced on such date (subject to satisfaction of applicable borrowing conditions) with Revolving Loans made on such date by the Revolving Lenders (including the Revolving Commitment Increase Lenders) in accordance with their Applicable Percentages. In order to effect any such refinancing, (1) each Revolving Commitment Increase Lender will make ABR Revolving Loans to the Borrower by transferring funds to the Revolving Agent in an amount equal to the aggregate outstanding amount of such Loans of such Type times a percentage obtained by dividing the amount of such Revolving Commitment Increase Lender’s Revolving Commitment Increase by the aggregate amount of the Revolving Commitments (after giving effect to the Revolving Commitment Increase on such date) and (2) such funds will be applied to the prepayment of outstanding ABR Revolving Loans held by the Revolving Lenders other than the Revolving Commitment Increase Lenders, and transferred by the Revolving Agent to the Revolving Lenders other than the Revolving Commitment Increase Lenders, in such amounts so that, after giving effect thereto, all ABR Revolving Loans will be held by the Revolving Lenders in accordance with their then-current Applicable Percentages. On the date of such Revolving Commitment Increase, the Borrower will pay to the Revolving Agent, for the accounts of the Revolving Lenders receiving such prepayments, accrued and unpaid interest on the principal amounts of their Revolving Loans being prepaid. The Revolving Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(d) This Section 2.20 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.21. Maturity Extension.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of a Class of Term Loans or a Class of Revolving Commitments or a Class of Incremental Revolving Commitments, in each case on a pro rata basis to each of the Lenders within any such Class (based on the aggregate outstanding principal amount of the respective Term Loans or Commitments of such Class) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Commitments and otherwise modify the terms of such Term Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (each, an “Extension”), so long as the following terms are satisfied: (A) the Revolving Commitment or Incremental Revolving Commitment of any Lender that agrees to an Extension with respect to such Commitment extended pursuant to an Extension (an “Extended Revolving Commitment”, any such loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall be a Class of Commitment (or related outstandings, as the case may be) with substantially the same terms as the original Class of Commitments being extended (and related outstandings); provided that (w) all or any of the final maturity dates of such Extended Revolving Commitments may be delayed to later dates than the final maturity dates of the original Class of Commitments from which such Extended Revolving Commitments were extended, (x)(1) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums with respect to the Extended Revolving Commitments may be different from those of the original Class of Commitments from which such Extended Revolving Commitments were extended and/or (2) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (1) and (y)(1) the undrawn revolving credit commitment fee rate with respect to the Extended Revolving Commitments may be different than those of the original Class of Commitments from which such Extended Revolving Commitments were extended and (2) the Extension Offer may provide for other covenants and terms that apply to any period after the Latest Maturity Date; provided, further, that, notwithstanding anything to the contrary in this Section 2.21, Section 2.11(g) or otherwise, (I) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Loans under any Extended Revolving Commitments shall be made on a pro rata basis with any borrowings and repayments of the Loans of the of the original Class of Commitments from which such Extended Revolving Commitments were extended (the mechanics for which may be implemented through the applicable Extension Offer and may include technical changes related to the borrowing and repayment procedures of the of the original Class of Commitments from which such Extended Revolving Commitments were extended), (II) assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the assignment and participation provisions set forth in Section 9.04 and (III) subject to the applicable limitations set forth in Section 2.08(b) and Section 2.11(g)(ii), permanent repayments of Loans (and corresponding permanent reductions in the related Extended Revolving Commitments) shall be permitted as may be agreed between the Borrower and the Lenders thereof and (B) the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have substantially the same terms as the Class of Term Loans subject to such Extension Offer; provided that (w) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of the original Class of Term Loans from which such Extended Term Loans were extended (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.10 or in the Extension Offer or the Incremental Amendment, as the case may be, with respect to the original Class of Term Loans from which such Extended Term Loans were extended), (x)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums with respect to the Extended Term Loans may be different than those for the original Class of Term Loans from which such Extended Term Loans were extended and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Offer, (y) subject to the provisions set forth in Section 2.11, the Extended Term Loans may have optional prepayment terms (including call protection and prepayment terms and premiums) and mandatory prepayment terms as may be agreed between the Borrower and the Lenders thereof and (z) the Extension Offer may provide for other covenants and terms that apply to any period after the Latest Maturity Date. If the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Commitments, as the case may be, in respect of which Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Loans, as the case may be, of such Term Lenders or Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Lenders, as the case may be, have accepted such Extension Offer, with any allocated amounts in excess of any applicable Lender’s actual holdings of record to be reallocated pro rata across the remaining Lenders of the applicable Class of Term Loans or Revolving Loans who have accepted such Extension Offer. All documentation in respect of such Extension shall be consistent with the foregoing and any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. For the avoidance of doubt, no Lender shall be required to participate in any Extension.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”), which condition may be waived by the Borrower, to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion) of Term Loans or Revolving Commitments (as applicable) of any or all applicable Classes be tendered. The Agents and the Lenders hereby consent to the transactions contemplated by this Section 2.21 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.21.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Commitments (or any portion thereof) and (B) with respect to any Extension of the Revolving Commitments, the consent of the Issuing Bank and Swingline Lender to the extent that such Issuing Bank or Swingline Lenders is materially adversely affected or is being asked to extend its role in connection with Letters of Credit and Swingline Loans beyond the then-applicable Revolving Maturity Date. All Extended Term Loans, Extended Revolving Loans and Extended Revolving Commitments and all obligations in respect thereof shall be Loan Document Obligations that are secured by Liens on the Collateral ranking equal in priority to the Liens on the Collateral securing the Secured Obligations. Each of the parties hereto hereby agrees that the Administrative Agent and the Borrower may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21 and any Extension (including any amendments necessary to treat the Loans and Commitments subject thereto as Extended Term Loans, Extended Revolving Loans and/or Extended Revolving Commitments and as a separate Class hereunder of Loans and Commitments, as the case may be). In addition, if so provided in such amendment and with the consent of each Issuing Bank and the Swingline Lender, as applicable, participations in Letters of Credit and Swingline Loans expiring on or after the Revolving Maturity Date with respect to such Class in respect of the Revolving Loans and Revolving Commitments of such applicable Class shall be re-allocated from Lenders holding such applicable Revolving Commitments to Lenders holding Extended Revolving Commitments in accordance with the terms of such amendment; provided that such participation interests shall, upon receipt thereof by the relevant Lenders holding such applicable Revolving Commitments, be deemed to be participation interests in respect of such applicable Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least 5 Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.21.

(e) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans or the Extended Revolving Commitments, in each case to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Offer, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Agreement”) within 15 days following the effective date of such applicable Extension, as the case may be, which Corrective Extension Agreement shall (i) provide for the extension of Term Loans under the original Term Loan Class or original Revolving Commitment or Incremental Term Commitment Class or Incremental Revolving Commitment Class (and related exposure), as the case may be, in such amount as is required to cause such Lender to hold Extended Term Loans or Extended Revolving Commitments (and related revolving credit exposure) of the applicable Extension series into which such other Term Loans or commitments were initially extended, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree, and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) as the Administrative Agent and the Borrower shall reasonably determine are necessary to give effect to the foregoing provisions of this Section 2.21(e).

(f) This Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.22. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Any amount paid by the Borrower or otherwise received by an Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be, applied by such Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Agents under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Banks or the Swingline Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then-current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower or any of its Restricted Subsidiaries pursuant to any Swap Agreement with such Defaulting Lender as certified by an Responsible Officer of the Borrower to the Administrative Agent (with a copy to the Defaulting Lender) prior to such date of payment, eighth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower or any Restricted Subsidiary as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Restricted Subsidiary against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement, and ninth, after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct; provided that, if such payment is the payment of the principal amount of any Loan or the payment of any amount constituting LC Disbursements, such payment shall be applied solely to pay the relevant Loans of, and unreimbursed LC Disbursements owed to, the relevant non-Defaulting Lenders or Issuing Banks prior to being applied in the manner set forth in this Section 2.22(a)(ii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 2.05(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. A Defaulting Lender (x) shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.12(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (y) shall not be entitled to receive or accrue any Letter of Credit fees as provided in Section 2.12(b) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding LC Exposure and any outstanding Swingline Exposure of such Defaulting Lender:

(A) the LC Exposure and the Swingline Exposure of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders of the applicable Class pro rata in accordance with their respective Commitments of such Class; provided that (a) the sum of each Non-Defaulting Lender’s total Revolving Exposure, total Swingline Exposure and total LC Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, either Agent, any Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; and

(B) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s LC Exposure and Swingline Exposure cannot be so reallocated, whether by reason of the proviso in clause (A) above or otherwise, the Borrower will, not later than two Business Days after demand by the Administrative Agent (at the direction of any Issuing Bank and/or the Swingline Lender, as the case may be), (a) Cash Collateralize the obligations of the Borrower to the applicable Issuing Banks and/or the Swingline Lender in respect of such LC Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such LC Exposure or Swingline Exposure, or (b) in the case of such Swingline Exposure, prepay (subject to Section 2.22(a)(ii) above) in full the unreallocated portion thereof or (c) make other arrangements satisfactory to the Revolving Agent, and to the applicable Issuing Banks and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower, the Revolving Agent and the Administrative Agent agree in writing in their sole discretion that a Lender should no longer be deemed to be a Defaulting Lender (provided that, solely with respect to a Defaulting Lender that is a Revolving Lender, the Swingline Lender and each Issuing Bank must also so agree in writing in their sole discretion), the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which shall include arrangements with respect to the return to the Borrower of any Cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or paid by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01. Organization; Powers. The Borrower and each of the Restricted Subsidiaries (a) is duly organized, validly existing and, in the case of each Loan Party only, in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets necessary for the conduct of business, except where the failure to have such power and authority would not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party, and the Borrowings hereunder (a) have been duly authorized by all organizational action required to be obtained by the Loan Parties and (b) will not (i) (A) violate any provision of any Requirement of Law or violate the Organizational Documents of any Loan Party, (B) violate any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) violate, be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a benefit under any indenture, certificate of designation for preferred stock, agreement or any other instrument to which any Loan Party is a party or by which any of them or their property is or may be bound, where any such conflict, violation, breach or default referred to in this clause (i) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Financing Transactions, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, (c) recordation of the Mortgages and other Liens granted under the Loan Documents, (d) such as have been made or obtained and are in full force and effect, and (e) such other actions, consents, approvals, registrations or filings with respect to which the failure to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Financial Statements. The Borrower has heretofore furnished to the Administrative Agent (for delivery to the Lenders) the audited consolidated balance sheets of the Borrower and its Subsidiaries as at December 29, 2012, December 31, 2011 and January 1, 2011, and the related audited consolidated statements of income, audited consolidated statements of comprehensive income, audited consolidated statements of changes in total deficit and audited consolidated statements of cash flows of the Borrower and its Subsidiaries for the fiscal years ended December 29, 2012, December 31, 2011 and January 1, 2011. Such balance sheets and related statements have in each such case been prepared in accordance with GAAP applied consistently throughout the periods involved except to the extent provided in the notes thereto, and present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries, as of and on such dates set forth on such financial statements.

SECTION 3.06. No Material Adverse Change or Material Adverse Effect. Since December 29, 2012, there have been no events, developments or circumstances that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases. The Perfection Certificate sets forth, as of the Effective Date, all material Real Property owned by the Loan Parties and the addresses thereof. Each of the Borrower and the Restricted Subsidiaries has good and valid record fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets (including all Mortgaged Properties but excluding Intellectual Property), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes or except where the failure to have such title, interests or easements would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets held in fee simple are free and clear of Liens, other than Liens permitted by Section 6.02.

SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Effective Date the name and jurisdiction of incorporation, formation or organization of each direct and indirect Subsidiary of the Borrower. Except as set forth on Schedule 3.08, as of the Effective Date, all of the issued and outstanding Equity Interests of each Subsidiary of the Borrower is owned directly by the Borrower or by a Subsidiary of the Borrower.

SECTION 3.09. Litigation; Compliance with Laws.

(a) As of the Effective Date, there are no actions, suits or proceedings at law or in equity or in arbitration or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Restricted Subsidiaries or any business, property or rights of any such Person (i) that involve any Loan Document or the Financing Transactions or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of any Borrowing after the Effective Date, there are no actions, suits or proceedings at law or in equity or in arbitration or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Restricted Subsidiaries or any business, property or rights of any such Person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of the Borrower, the Restricted Subsidiaries or their respective properties or assets is in violation of (nor, to the knowledge of the Borrower, will the continued operation of their material properties and assets as currently conducted violate) any Requirement of Law (including any zoning, building, ordinance, code or approval or any building permit) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, in any such case where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations.

(a) None of the Borrower or the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that would result in a violation of Regulation T, U or X of the Federal Reserve.

SECTION 3.11. Investment Company Act. None of the Loan Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time.

SECTION 3.12. Use of Proceeds. The Borrower will use the proceeds of (a) the Initial Term Loans (i) to consummate the Existing Credit Agreement Refinancing and (ii) together with the proceeds from borrowings of a portion of the Revolving Facility on the Effective Date, to pay Transaction Costs, (b) the Revolving Loans, Swingline Loans and Letters of Credit for working capital and other general corporate purposes, including the financing of Permitted Business Acquisitions and other permitted Investments and Restricted Payments, and to finance a portion of the Transaction Costs and (c) each Incremental Facility for working capital and other general corporate purposes, including the Refinancing of Indebtedness, the financing of Permitted Business Acquisitions and other permitted Investments and Restricted Payments.

SECTION 3.13. Taxes.

(a) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, the Borrower and each of its Restricted Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it and (ii) has timely paid or caused to be timely paid all Taxes due and payable by it (whether or not shown on a Tax return and including in its capacity as a withholding agent), except Taxes that are being contested in good faith by appropriate proceedings in accordance with Section 5.04 and for which the Borrower or its Restricted Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

(b) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Effective Date, with respect to the Borrower and each of its Restricted Subsidiaries, there are no claims being asserted in writing with respect to any Taxes and no audits or other proceedings with respect to Taxes.

SECTION 3.14. No Material Misstatements.

(a) All written factual information (other than information of a general economic or industry specific nature, projections and forward-looking information) (the “Information”) concerning the Borrower, the Restricted Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Agents in connection with the Financing Transactions, when taken as a whole, is or will be, when furnished, correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Effective Date, and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates thereto).

(b) Any projections and other forward-looking information prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Agents in connection with the Financing Transactions, together with all supplements and updates thereto, have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof, as of the date such projections and other forward looking information were furnished to the Lenders and as of the Effective Date; it being understood that such projections and other forward-looking information are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that actual results may differ from such projections and other forward-looking information, that such differences may be material and that no assurance can be given that such projections and other forward-looking information will be realized.

SECTION 3.15. ERISA.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Employee Benefit Plan is in compliance with the applicable provisions of ERISA, the Code and other federal, state and foreign laws.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

SECTION 3.16. Environmental Matters. Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect: (i) the Borrower and each Restricted Subsidiary, and their respective operations and properties, (a) are in compliance with all Environmental Laws and have obtained, maintained and are in compliance with all permits, licenses and other approvals required under any Environmental Law, (b) have not become subject to any Environmental Liability, and (c) have not received written notice of any claim with respect to any Environmental Liability, (ii) to the knowledge of the Borrower and each Restricted Subsidiary, there are no circumstances, conditions or occurrences that would reasonably be expected to give rise to any Environmental Liability of the Borrower or any Restricted Subsidiary, or with respect to their respective operations and properties, and (iii) to the knowledge of the Borrower or any Restricted Subsidiary, no other Person has caused, or permitted to occur, any Release, or treated or disposed of, or arranged for treatment or disposal of, any Hazardous Materials.

SECTION 3.17. Security Documents.

(a) Valid Liens. Each Security Document delivered pursuant to Sections 4.01, 5.10, 5.11 and 5.14 will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein, and (i) when financing statements and other filings in appropriate form are filed in, or recorded by, the offices required by the applicable Requirement of Law and (ii) upon the taking of possession by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession (which possession shall be given to the Administrative Agent to the extent possession by the Administrative Agent is required by the Loan Documents), the Liens created by the Security Documents shall constitute perfected Liens on, and security interests in, all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing and recording financing statements or possession (to the extent possession is required by the Loan Documents), as the case may be, in each case prior to all Liens, and subject to no Liens, in each case other than Liens permitted under Section 6.02.

(b) PTO Filing; Copyright Office Filing. When the Guarantee and Collateral Agreement, or an appropriate short form document or instrument specified in the Guarantee and Collateral Agreement, is properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, to the extent such filings and recordations together with the financing statements filed in the offices required by the applicable Requirement of Law may perfect such interests, the Liens created by the Guarantee and Collateral Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the Guarantee and Collateral Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Guarantee and Collateral Agreement) registered with the United States Copyright Office, as the case may be, in each case free and clear of Liens other than Liens permitted under Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to establish a Lien on Patents, Trademarks and Copyrights acquired, registered or applied for by the grantors thereof after the Effective Date).

(c) Mortgages. Upon recording thereof in the appropriate recording office, each Mortgage is effective to create, in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable perfected Liens on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, prior to all Liens other than the Liens permitted under Section 6.02.

SECTION 3.18. Solvency. After giving effect to the consummation of the Transactions, on the Effective Date, the Borrower, together with its Restricted Subsidiaries on a consolidated basis, is Solvent.

SECTION 3.19. Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Borrower or any of the Restricted Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; (c) all payments due from the Borrower or any of the Restricted Subsidiaries or for which any claim may be made against the Borrower or any of the Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary to the extent required by GAAP; and (d) the Borrower and the Restricted Subsidiaries are in compliance with all applicable laws, agreements, policies, plans and programs relating to employment and employment practices.

SECTION 3.20. Senior Debt. The Loan Document Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the documentation governing any Indebtedness that is subordinated in right of payment to the Loan Document Obligations.

SECTION 3.21. Intellectual Property; Licenses, Etc. The Borrower and its Restricted Subsidiaries own, license or possess the valid right to use, all Intellectual Property reasonably necessary for the operation of their businesses as currently conducted, and, without conflict with the Intellectual Property rights of any Person, in each case, except, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect; provided, however, to the extent the foregoing representation and warranty relates to infringement, misappropriation or a violation (“Infringement”) of Intellectual Property rights held by a Person, it shall be considered qualified by the knowledge of the Borrower or any Restricted Subsidiary. To the knowledge of the Borrower, the operation of its business as currently conducted does not Infringe any Intellectual Property rights held by any Person except for such Infringements, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property of the Borrower or any Restricted Subsidiary is pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Restricted Subsidiary, which claim or litigation, individually or in the aggregate, if subject to an adverse ruling against the Borrower or any Restricted Subsidiary, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.22. Anti-Money Laundering and Economic Sanctions Laws.

(a) To the extent applicable, each of the Borrower and its Restricted Subsidiaries is in compliance with (i) the USA PATRIOT Act in all material respects and (ii) any applicable Anti-Money Laundering Laws or any applicable Sanctions Requirements of Law that in each case are binding on them, except in the case of this clause (ii) where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. To the knowledge of management of the Borrower, none of Borrower, its Restricted Subsidiaries and their respective officers or directors is an Embargoed Person.

(b) No part of the proceeds of the Loans will be used, directly or, to the knowledge of management of Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c) None of the Borrower, any of its Restricted Subsidiaries or, to the knowledge of management of the Borrower, any of their respective officers and directors, will directly or indirectly use any proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing the activities of or with any Person or in any country or territory that, at the time of funding, is an Embargoed Person.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Revolving Agent and the Lenders and dated the Effective Date) of each of (i) Simpson Thacher & Bartlett LLP, counsel for the Loan Parties, and (ii) Hunton & Williams LLP, special Virginia counsel for the Borrower. Each such opinion shall be in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit F or such other form reasonably acceptable to the Administrative Agent with appropriate insertions, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in paragraph (d) of this Section.

(d) The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signatures and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the Board of Directors and/or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment and (iv) to the extent such concept exists in the applicable jurisdiction, a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(e) The Agents shall have received or, upon the initial borrowings on the Effective Date, will receive, all fees and other amounts previously agreed in writing by the Arrangers and the Borrower to be due and payable on the Effective Date, including, to the extent invoiced at least one Business Day prior to the Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be so reimbursed or paid (which amounts may be offset against the proceeds of the initial Credit Extensions).

(f) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Liens permitted by Section 6.02; provided that if, notwithstanding the use by the Borrower of commercially reasonable efforts to cause the Collateral and Guarantee Requirement to be satisfied on the Effective Date, the requirements thereof (other than (a) the execution and delivery of the Guarantee and Collateral Agreement by the Loan Parties, (b) creation of and perfection of security interests in the Equity Interests of the Borrower’s Domestic Subsidiaries and (c) delivery of Uniform Commercial Code financing statements with respect to perfection of security interests in the assets of the Loan Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code) are not satisfied as of the Effective Date, the satisfaction of such requirements shall not be a condition to the availability of the initial Loans on the Effective Date (but shall be required to be satisfied as promptly as practicable after the Effective Date and in any event within the period specified therefor in Schedule 5.14 or such later date as the Administrative Agent and the Borrower may mutually agree).

(g) The Arrangers shall have received the financial statements of the Borrower as described in Section 3.05.

(h) The Lenders shall have received a certificate from the chief financial officer of the Borrower in the form of Exhibit G certifying as to the Solvency of the Borrower and its Restricted Subsidiaries on a consolidated basis after giving effect to the Transactions.

(i) The Agents shall have received all documentation and other information about the Loan Parties as shall have been reasonably requested by them in writing at least seven Business Days prior to the Effective Date required by United States bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(j) The Administrative Agent shall have received a customary insurance certificate in form and substance reasonably satisfactory to the Administrative Agent; provided that if, notwithstanding the use by the Borrower of commercially reasonable efforts to cause this condition to be satisfied on the Effective Date, the requirements of this clause (j) shall not be a condition to the availability of the initial Loans on the Effective Date (but shall be required to be satisfied as promptly as practicable after the Effective Date and in any event within the period specified therefor in Schedule 5.14 or such later date as the Administrative Agent and the Borrower may mutually agree).

(k) Prior to or substantially contemporaneously with the initial funding of Loans on the Effective Date, the Existing Credit Agreement Refinancing shall have occurred, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.

Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on May 18, 2013 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit (other than in connection with any Incremental Facilities (except to the extent set forth in Section 2.20)), is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be before and after giving effect to such Borrowing or issuance, amendment, renewal or extension of such Letter of Credit and to the application of proceeds therefrom, as though made on and as of such date; provided that, to the extent that such representations and warranties specifically refer to an earlier date or period, they shall be true and correct in all material respects as of such earlier date or period; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be (after giving effect to such qualification).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, no Default or Event of Default shall have occurred and be continuing.

(c) In the case of a Borrowing of Revolving Loans or Swingline Loans, or the issuance, amendment or extension of any Letter of Credit, if the Financial Covenant is or would be in effect on such date after giving Pro Forma Effect to such extension of credit, the Borrower shall have been in compliance with the Financial Covenant as of the last day of the Test Period most recently ended on or prior to the date of such extension of credit as if the Financial

Covenant had been in effect on such last day (without giving Pro Forma Effect to any borrowings or repayments or any other transactions subsequent to the end of such Test Period), and the Borrower shall be have delivered to the Revolving Agent a certificate of a Responsible Officer setting forth, in reasonable detail, a calculation of the Financial Covenant as of the last day of such Test Period (it being agreed that only one such certificate shall be required with respect to any applicable Test Period).

(d) The Applicable Agent shall have received a notice of borrowing in accordance with Article II hereof.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) and, to the extent applicable, (c) of this Section; provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due and liabilities under Secured Cash Management Obligations and Secured Swap Obligations) payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or been terminated (or Cash Collateralized or backstopped pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Agents, on behalf of each Lender:

(a) on or before the date that is 90 days after the end of each Fiscal Year of the Borrower, an audited consolidated balance sheet and related audited consolidated statements of income, comprehensive income, changes in total deficit and cash flows of the Borrower as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by PricewaterhouseCoopers LLC or other independent public accountants of recognized national standing (without a “going concern” or like qualification and without any qualification as to the scope of such audit);

(b) on or before the date that is 45 days after the end of each of the first three fiscal quarters each Fiscal Year, unaudited consolidated balance sheet and related unaudited consolidated statements of income, comprehensive income, changes in total deficit and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition as of the end of and for such fiscal quarter and such portion of the Fiscal Year and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, the related consolidating financial statements reflecting adjustments necessary (as determined by the Borrower in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(d) not later than five days after the delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations of the Consolidated Leverage Ratio as of the end of and for the period covered by such financial statements (and demonstrating compliance with the Financial Covenant if the Financial Covenant shall be applicable), (iii) in the case of financial statements delivered under paragraph (a) above, (A) beginning with the financial statements for the 2014 Fiscal Year, setting forth a reasonably detailed calculation of Excess Cash Flow for such Fiscal Year and (B) setting forth a reasonably detailed calculation of the Available Amount and Available Equity Amount as of the end of such Fiscal Year and (iv) a Pro Forma Adjustment Certificate covering any Pro Forma Adjustment with respect to the period covered by such financial statements;

(e) not later than five days after the delivery of financial statements for each Fiscal Year under paragraph (a) above, but only if the Financial Covenant shall have been applicable at the end of such Fiscal Year, a customary certificate of the accounting firm that reported on such financial statements stating whether it obtained knowledge during the course of its examination of such financial statements of any Default relating to the Financial Covenant and, if such knowledge has been obtained, describing such Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) promptly after the same become publicly available, but not, for the avoidance of any doubt, any reports or filings filed confidentially with the SEC or with any national securities exchange, copies of all periodic reports and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by the Borrower or any of its Restricted Subsidiaries with the SEC or with any national securities exchange, or distributed by the Borrower or any of its Restricted Subsidiaries to the public holders of its Equity Interests generally, as the case may be;

(g) not later than any date on which financial statements are delivered with respect to any period in which a Pro Forma Adjustment is made, a certificate of a Financial Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor; and

(h) promptly following any request therefor but subject to the limitations set forth in Section 5.07 and Section 9.12, such other reasonably available information regarding the operations, business affairs and financial condition of the Borrower and its Restricted Subsidiaries, as either Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Restricted Subsidiaries by furnishing the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower filed with the SEC and containing the required information.

Documents required to be delivered pursuant to Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to either Agent upon its reasonable request and (ii) the Borrower shall notify each Agent (by facsimile or electronic mail) of the posting of any such documents and upon its reasonable request, provide to either Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Agents shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) each Agent and/or the Arrangers may make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive information that may be classified as MNPI at the time of such offering by the Borrower of public securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking or otherwise designating in writing Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agents, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked or otherwise designated in writing as “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Agents and the Arrangers may treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

SECTION 5.02. Existence; Business and Properties. The Borrower will, and will cause each Restricted Subsidiary to:

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, (i) except as otherwise permitted under Section 6.05, and (ii) except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries, to the extent they exceed estimated liabilities, are acquired by the Borrower or a Restricted Subsidiary in such liquidation or dissolution; provided that Subsidiaries that are Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Subsidiary Loan Parties unless such liquidation is otherwise permitted by Section 6.05.

(b) (i) Subject to Section 6.06(g)(ii), except as would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto necessary to the normal conduct of its business and (ii) at all times maintain and preserve all material property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.03. Insurance. The Borrower will, and will cause each Restricted Subsidiary to:

(a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including self-insurance which, in the good-faith judgment of management of the Borrower, the Borrower believes is reasonable and prudent in light of the size and nature of its business), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses.

(b) Subject to Section 5.14, cause all such liability insurance policies (which, for the avoidance of doubt, shall not include any officers’ and directors’ liability insurance policies) of the Loan Parties to name the Administrative Agent as additional insured and all such property and property casualty insurance policies of the Loan Parties to be endorsed or otherwise amended to include appropriate additional loss payable endorsements, including, with respect to Mortgaged Properties, a “standard” or “New York” lender’s additional loss payable endorsement.

(c) In addition, use commercially reasonable efforts to cause each such insurance policy of the Loan Parties to provide that it shall not be canceled, lapsed (including for nonrenewal) or terminated upon less than 30 days’ prior written notice (or 10 days’ prior written notice in the case of any failure to pay any premium due thereunder) thereof by the insurer to the Administrative Agent and to deliver to the Administrative Agent, prior to the cancellation, lapse (including for nonrenewal) or termination of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent), or insurance certificate with respect thereto.

(d) If any improvements located on any Mortgaged Property are at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause the applicable Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

SECTION 5.04. Payment of Taxes and Obligations, etc.. The Borrower will, and will cause each Restricted Subsidiary to, pay all of its obligations in respect of Taxes, assessments and other governmental charges (including in its capacity as withholding agent), before the same shall become delinquent or in default, except where the amount or validity thereof is being contested in good faith by appropriate proceedings and the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves therefor in accordance with GAAP or except where the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.05. Notices of Material Events.

(a) Promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower will furnish to each Agent (for distribution to each Lender through the Applicable Agent) written notice of the following:

(i) the occurrence of any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(ii) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of its Restricted Subsidiaries as to which an adverse determination is reasonably probable and that, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and

(iii) the occurrence of any ERISA Event that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(b) The Borrower will furnish to the Administrative Agent prompt (and in any event within 30 days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number (if any).

(c) Not later than five days after delivery of financial statements pursuant to Section 5.01(a), the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower setting forth the information required pursuant to Sections 1, 2, 6, 7, 8, 9 and 10 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section.

(d) Concurrently with the delivery of each Compliance Certificate pursuant to Section 5.01(d), the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower specifying any change in the identity of the Guarantors (as defined in the Guarantee and Collateral Agreement), Restricted Subsidiaries, Significant Subsidiaries, Immaterial Subsidiaries and Foreign Subsidiaries, as of the end of such Fiscal Year or quarter, as the case may be, from the Guarantors, Restricted Subsidiaries, Significant Subsidiaries, Immaterial Subsidiaries and Foreign Subsidiaries, respectively, provided to the Administrative Agent on the Effective Date or the most recent Fiscal Year or quarter, as the case may be.

SECTION 5.06. Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, applicable to it or its property (including without limitation the USA PATRIOT Act), except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. The Borrower will, and will cause each of the Restricted Subsidiaries to maintain all financial records in accordance with GAAP. The Borrower will, and will cause each of the Restricted Subsidiaries to, permit representatives and independent contractors of the Agents and the Lenders to visit and inspect any of its properties (to the extent it is within such Person’s control to permit such inspection), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Agents and the Lenders under this Section 5.07 and the Administrative Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default at the Borrower’s expense; and provided, further, that when an Event of Default exists, the Administrative Agent or the Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in Section 5.01 or this Section 5.07, neither of Borrower nor any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable Requirements of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 5.08. Use of Proceeds. The Borrower will, and will cause each Restricted Subsidiary to, use the proceeds of the Loans and the Letters of Credit only as contemplated in Section 3.12.

SECTION 5.09. Compliance with Environmental Laws. The Borrower (i) will, and will make commercially reasonable efforts to cause each Restricted Subsidiary to, comply with all Environmental Laws applicable to its operations and properties and comply with and obtain and renew all permits, licenses and other approvals required pursuant to Environmental Law for its operations and properties except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10. Additional Subsidiaries. If (i) any additional Restricted Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Effective Date or (ii) if any Restricted Subsidiary ceases to be an Excluded Subsidiary, the Borrower will, within 45 days (or such longer period as the Administrative Agent may reasonably agree) after such newly formed or acquired Restricted Subsidiary is formed or acquired or such Restricted Subsidiary ceases to be an Excluded Subsidiary, notify the Administrative Agent thereof, and will (x) cause such Restricted Subsidiary to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary and (y) cause each Loan Party to satisfy the Collateral and Guarantee Requirement with respect to any Equity Interest other than Excluded Equity Interests in or the Indebtedness of such Restricted Subsidiary owned by such Loan Party.

SECTION 5.11. Further Assurances.

(a) Subject to the limitations set forth in the definition of Collateral and Guarantee Requirement and in the Security Documents, the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and/or amendments thereto and other documents), that may be required under any applicable Requirement of Law and that the Administrative Agent or the Required Lenders may request, to create and cause the Collateral and Guarantee Requirement to be and remain satisfied and perfected, all at the expense of the Loan Parties.

(b) Subject to the limitations set forth in the definition of Collateral and Guarantee Requirement and in the Security Documents, promptly upon reasonable request by the Administrative Agent, the Borrower will, and will cause each Loan Party to, (i) correct any defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral or Guarantee or other document or instrument relating to any Collateral or Guarantee, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral or Guarantee, to the extent required.

(c) Subject to the limitations set forth in the definition of Collateral and Guarantee Requirement and in the Security Documents, if, after the Effective Date, any material assets (including any owned real property or improvements thereto or any interest therein) with a Fair Market Value in excess of $10,000,000 (determined at the time of acquisition thereof, or, if acquired prior to the date the applicable Person became a Loan Party, the date such Person became a Loan Party, or, to the extent that any improvements are constructed on any such Real Property after the date of acquisition, on the date of “substantial completion” or similar timing, as determined by the Borrower in consultation with the Administrative Agent, of such improvements) are acquired by the Borrower or any other Loan Party (or, in the case of a Person that became a Loan Party after the Effective Date, after the date it became a Loan Party) (other than (x) assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or (y) Excluded Assets), the Borrower will notify the Administrative Agent thereof simultaneously with the delivery of the certificate of a Financial Officer pursuant to Section 5.01(d) with respect to the financial statements delivered pursuant to Section 5.01(a) or (b), and, if requested by the Administrative Agent, within 60 days of acquisition thereof (or, in the case of Real Property, 90 days)(or, in each case, such longer period as the Administrative Agent may agree in its sole discretion) the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section and to cause the Collateral and Guarantee Requirement to be satisfied, all at the expense of the Loan Parties.

SECTION 5.12. Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower, and a public rating of the facilities under this Agreement by each of S&P and Moody’s, but in any event, not a specific rating.

SECTION 5.13. Designation of Subsidiaries. The Borrower may at any time after the Effective Date designate (x) any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or (y) any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro

Forma Basis, with the Financial Covenant for the most recently ended Test Period (regardless of whether the Financial Covenant is otherwise then applicable) and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary (A) if it is a “Restricted Subsidiary” for the purpose of any third party Material Indebtedness for borrowed money of the Borrower pursuant to which a Subsidiary may be designated an “Unrestricted Subsidiary” or (B) unless (1) at the time of its designation as an Unrestricted Subsidiary, such Subsidiary does not own any Equity Interests in or Indebtedness of, or hold any Lien on any assets of, the Borrower or any of its other Subsidiaries (other than any Subsidiary of such Subsidiary), (2) each Subsidiary of such Subsidiary has been designated as an “Unrestricted Subsidiary” in accordance with this definition and (3) at the time of its designation as an Unrestricted Subsidiary, such Subsidiary does not own (or hold by lease or exclusive license) assets or conduct operations, in each case that are material, when taken as a whole, to the business of the Borrower and the Restricted Subsidiaries. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to (i) the Fair Market Value of the Borrower’s or its Subsidiary’s (as applicable) investment therein and (ii) the aggregate principal amount of any Indebtedness of such Subsidiary the holder of which has any right to demand payment or any other recourse (whether direct, through Guarantee or otherwise) against the Borrower or any Restricted Subsidiary or any assets or properties of the Borrower or any Restricted Subsidiary. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return of any Investment by the Borrower in such Unrestricted Subsidiary in an amount equal to the Fair Market Value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

SECTION 5.14. Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.14 or such later date as the Administrative Agent reasonably agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Effective Date, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.14, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

SECTION 5.15. Business of the Borrower and the Restricted Subsidiaries. The Borrower will not, nor will it permit any Restricted Subsidiary to, engage at any time in any business or business activity other than (i) any business or business activity conducted by any of them on the Effective Date and any business or business activities incidental or related thereto and (ii) any business or business activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto;

SECTION 5.16. Fiscal Year. The Borrower will, for financial reporting purposes, cause each of its, and each of the Restricted Subsidiaries’, Fiscal Years to end on the Saturday closest to December 31 of each year and (b) each of its, and each of the Restricted Subsidiaries’, fiscal quarters to end on dates consistent with such Fiscal Year-end.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due and liabilities under Secured Cash Management Obligations and Secured Swap Obligations) under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated (or Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness, except:

(a) Indebtedness existing on the Effective Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(b) Indebtedness created hereunder and under the other Loan Documents, including any Indebtedness created under Section 2.20 or 2.21 hereof;

(c) Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (i) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Loan Party owing to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Restricted Subsidiary that is owing to any Loan Party shall be evidenced by the Intercompany Note;

(d) Indebtedness of the Borrower and the Restricted Subsidiaries pursuant to Swap Agreements to the extent that, at the time entered into, such Swap Agreements were (i) in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities (including currency risks) or (ii) in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary;

(e) Obligations in respect of Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements, in each case, incurred in the ordinary course of business;

(f) Indebtedness of the Borrower and the Restricted Subsidiaries owed to (including obligations in respect of letters of credit or bank guarantees, banker’s acceptances, warehouse receipts or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, in each case, provided in the ordinary course of business;

(g) Indebtedness of the Borrower and the Restricted Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, including those incurred to secure health, safety, insurance and environmental obligations of the Borrower and its Restricted Subsidiaries, in each case, incurred in the ordinary course of business and not in connection with the borrowing of money;

(h) (i) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary) after the Effective Date, or Indebtedness of any Person that is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets by the Borrower or such Restricted Subsidiary, (ii) Indebtedness Incurred to finance a Permitted Business Acquisition or similar Investment permitted by Section 6.04 and (iii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that (A) other than Indebtedness referred to in clause (ii) above, such Indebtedness is not Incurred in contemplation of such acquisition, (B) immediately after giving effect to such acquisition and any other Pro Forma Adjustment and the assumption or Incurrence of any Indebtedness in connection therewith, the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Covenant for the Test Period most recently ended on or prior to the date of consummation of such acquisition (regardless of whether the Financial Covenant is otherwise then applicable) and (C) the aggregate principal amount of such Indebtedness that, at the time of and after giving effect to, the assumption or Incurrence thereof (together with other Indebtedness then outstanding under this clause (h) and under clauses (p) and (v) of this Section 6.01, in each case in respect of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party, shall not exceed, at such time, the Non-Loan Party Indebtedness Amount;

(i) (i) Capitalized Lease Obligations, mortgage financings and purchase money Indebtedness incurred, issued or otherwise obtained by the Borrower or any Restricted Subsidiary prior to or within 270 days after the acquisition, construction, repair, replacement, expansion, lease or improvement of the respective asset in order to finance such acquisition, construction, repair, replacement, expansion, lease or improvement, and (ii) any Permitted Refinancing Indebtedness in respect thereof, collectively, in an aggregate principal amount that at the time of, and after giving Pro Forma Effect to, the Incurrence thereof (together with other Indebtedness then outstanding under this clause (i) would not exceed, on such date, the greater of (x) $40,000,000 and (y) 4.0% of Consolidated Total Assets of the Borrower (measured as of the date such Indebtedness is Incurred based upon the Section 5.01 Financials most recently delivered on or prior to such date of Incurrence);

(j) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price (including earn outs) or similar obligations, in each case, incurred or assumed in connection with the Disposition of any business, assets or Equity Interests or the making of Investments, other than Guarantees of Indebtedness incurred in connection with the acquisition of all or any portion of such business, assets or Equity Interests for the purpose of financing such acquisition, in each case, to the extent such obligation or transaction is permitted by this Agreement;

(k) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations, termination fees or similar obligations contained in supply or manufacturing arrangements, in each case, in the ordinary course of business;

(l) to the extent constituting Indebtedness, all premium (if any), interest (including post-petition interest and capitalized interest), fees, expenses, charges and additional or contingent interest on Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01;

(m) (i) Indebtedness representing deferred compensation or stock based or similar compensation to employees, consultants or independent contractors of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business; and (ii) Indebtedness consisting of obligations of the Borrower or the Restricted Subsidiaries under deferred compensation to their employees, consultants or independent contractors or other similar arrangements incurred by such Persons in connection with Permitted Business Acquisitions or any other Investment permitted under Section 6.04;

(n) [reserved];

(o) Indebtedness in respect of (i) Permitted Additional Debt, the Net Cash Proceeds from which are applied to prepay (A) the Term Loans in the manner set forth in Section 2.11(b) or (B) Revolving Loans, Incremental Revolving Loans or Extended Revolving Loans and to reduce permanently the related Revolving Commitments, Incremental Revolving Commitments or Extended Revolving Commitments, as the case may be, in accordance with Section 2.11(g)(ii), (ii) other Permitted Additional Debt (provided that at the time of Incurrence thereof and after giving Pro Forma Effect thereto and to any other transactions consummated in connection therewith, assuming that all commitments thereunder were fully drawn, the aggregate principal amount of such Indebtedness shall not exceed the Incremental Cap); provided that, in the case of this clause (ii), no Event of Default shall have occurred and be continuing at the time of the Incurrence of any such Indebtedness or after giving effect thereto and (iii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(p) other Indebtedness of the Borrower or any Restricted Subsidiary; provided that, after giving Pro Forma Effect to the Incurrence of such Indebtedness, the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Covenant for the Test Period most recently ended on or prior to the date of such Incurrence (regardless of whether the Financial Covenant is otherwise then applicable); provided that the aggregate principal amount of such Indebtedness that, at the time of, and after giving Pro Forma Effect to, the assumption or Incurrence thereof (together with other Indebtedness then outstanding under this clause (p) or under clause (h) or (v) of this Section 6.01), in each case in respect of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party, shall not exceed, at such time, the Non-Loan Party Indebtedness Amount;

(q) Guarantees by the Borrower or any Restricted Subsidiary of any Indebtedness of the Borrower or any Restricted Subsidiary expressly permitted to be incurred under this Agreement; provided that, notwithstanding anything to the contrary in this Section 6.01, (i) the Borrower and the Subsidiary Loan Parties shall not Guarantee the Indebtedness of any Restricted Subsidiary that is not a Loan Party unless such Guarantee is permitted under Section 6.04, (ii) any Guarantees by the Borrower or any Subsidiary Loan Party under this paragraph (q) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Loan Document Obligations on terms not less favorable to the Lenders than the subordination terms of such other Indebtedness and (iii) no Restricted Subsidiary shall Guarantee any Indebtedness incurred under Section 6.01(o) unless such Subsidiary is also a Subsidiary Loan Party; and

(r) Guarantees incurred in the ordinary course of business in respect of obligations (not constituting Indebtedness) to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners;

(s) (i) unsecured Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (ii) unsecured

Indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(t) unsecured Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the retirement, acquisition, repurchase, purchase or redemption of Equity Interests of the Borrower, in each case to the extent permitted by Section 6.06;

(u) Indebtedness of Restricted Subsidiaries that are not Subsidiary Loan Parties in an aggregate principal amount that at the time of, and after giving Pro Forma Effect to, the Incurrence thereof (together with other Indebtedness then outstanding under this clause (u)) would not exceed, on such date, the greater of (x) $25,000,000 and (y) 2.25% of Consolidated Total Assets of the Borrower (measured as of the date such Indebtedness is Incurred based upon the Section 5.01 Financials most recently delivered on or prior to such date of Incurrence);

(v) other Indebtedness of the Borrower or any Restricted Subsidiary, in an aggregate principal amount that at the time of and after giving effect to the Incurrence of such Indebtedness (together with other Indebtedness then outstanding under this clause (v)) shall not exceed the greater of (x) $60,000,000 and (y) 5.0 % of Consolidated Total Assets of the Borrower (measured as of the date such Indebtedness is Incurred based upon the Section 5.01 Financials most recently delivered on or prior to such date of Incurrence); provided that the aggregate principal amount of such Indebtedness that, at the time of, and after giving Pro Forma Effect to, the Incurrence thereof (together with other Indebtedness then outstanding under this clause (v) and under clause (h) or (p) of this Section 6.01), in each case in respect of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party, shall not exceed, at such time, the Non-Loan Party Indebtedness Amount; and

(w) Indebtedness incurred or assumed in connection with a Franchise Acquisition in an amount not to exceed $30,000,000 per Franchise Acquisition.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (w) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in Section 6.01(b). The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including the Borrower or any Restricted Subsidiary of the Borrower) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Restricted Subsidiaries existing on the Effective Date and set forth on Schedule 6.02; provided that (i) such Liens do not extend to any other property or asset of the Borrower or any Restricted Subsidiary other than (A) after acquired property that is affixed or incorporated into the property covered by such Liens or financed by Indebtedness permitted by Section 6.01 and (B) the proceeds and products thereof and (ii) such Liens shall secure only those obligations that they secure on the Effective Date and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness permitted by Section 6.01(a) and shall not subsequently apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(b) any Lien created (i) under the Loan Documents (including in respect of Cash Collateral) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage and (ii) the Permitted Additional Debt Documents securing Permitted Additional Debt Obligations permitted to be incurred under Section 6.01(o) (provided that such Liens do not extend to any assets that are not Collateral); provided that, (A) in the case of Liens securing Permitted Additional Debt Obligations that constitute First Lien Obligations, the applicable Permitted Additional Debt Secured Parties (or a Senior Representative thereof on behalf of such holders) shall have entered into the Equal Priority Lien Intercreditor Agreement or another Customary Intercreditor Agreement with the Administrative Agent, which agreement shall provide that the Liens on the Collateral securing such Permitted Additional Debt Obligations shall rank equal in priority to the Liens on the Collateral securing the Secured Obligations (but without regard to control of remedies) and (B) in the case of Liens on the Collateral securing Permitted Additional Debt Obligations that do not constitute First Lien Obligations, the applicable Permitted Additional Debt Secured Parties (or a Representative thereof on behalf of such holders) shall have entered into a Junior Priority Intercreditor Agreement or another Customary Intercreditor Agreement with the Administrative Agent, which agreement shall provide that the Liens on the Collateral securing such Permitted Additional Debt Obligations shall rank junior to the Liens on the Collateral securing the Secured Obligations;

(c) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Effective Date; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property that is (x) affixed or incorporated into the property covered by such Lien or (y) if the Indebtedness and other obligations secured by such Lien require or include a pledge of after-acquired property pursuant to their terms, it being understood that such requirement (i) was in effect at the time such property was acquired or such Person became a Restricted Subsidiary and (ii) shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the Indebtedness secured thereby is permitted under Section 6.01(h) or (i);

(d) Liens for Taxes, assessments or other governmental charges or levies that are either not yet overdue by more than 30 days or thereafter payable without penalty, or that are being contested in compliance with Section 5.04;

(e) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’, repairmen’s, construction or other like Liens arising in the ordinary course of business or securing obligations that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security or similar laws or regulations (other than in respect of employee benefit plans subject to ERISA or similar state, local or foreign laws) and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), tenders, statutory obligations, surety, customs, and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Borrower or any Restricted Subsidiary in the ordinary course of business, including those incurred to secure health, safety, insurance and environmental obligations in the ordinary course of business;

(h) (i) zoning restrictions, survey exceptions, easements, trackage rights, encroachments, protrusions, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, restrictions on, or agreements dealing with, the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar charges or encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) ground leases or subleases in respect of Real Property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located and which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) any zoning or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any Real Property that does not materially interfere with the ordinary course of conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(i) Liens securing Indebtedness permitted by Section 6.01(i) (including any Permitted Refinancing Indebtedness in respect thereof); provided that (i) the initial such security interests are incurred, and the initial Indebtedness secured thereby is created, within 270 days after such acquisition, lease, repair, replacement, construction, expansion or improvement (as applicable) of the property subject to such Liens, (ii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition, lease, repair, replacement, construction, expansion or improvement (as applicable) of the property subject to such Liens including transaction costs incurred by the Borrower or any Restricted Subsidiary in connection with such acquisition, lease, repair, replacement, construction, expansion or improvement, (iii) such security interests do not apply to any property or assets of the Borrower or any Restricted Subsidiary other than the property so financed or subject to the applicable Capitalized Lease Obligation (other than replacements thereof and to accessions or additions to such equipment or other property or improvements (but not to other parts of the property to which any such improvements are made) and the proceeds and the products thereof and customary security deposits); provided further that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

(j) [reserved];

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l) Liens disclosed by any title insurance policies required to be delivered on or subsequent to the Effective Date and pursuant to Section 5.10, 5.11 or 5.14 and reasonably acceptable to the Administrative Agent and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m) any interest or title of a lessor, sublessor, licensor or sublicensor under any leases, subleases, licenses or sublicenses entered into by the Borrower or any Restricted Subsidiary as lessee, sublessee, sublessor, licensor or sublicensor in the ordinary course of business;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository or custody relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code and those arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(p) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(g) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(q) licenses, sublicenses or cross-licenses of Intellectual Property in the ordinary course of business, to the extent that grant of such license does not materially interfere with the ordinary course of conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens on the assets of a Restricted Subsidiary that is not a Loan Party that secure Indebtedness of such Restricted Subsidiary that is permitted to be incurred under Section 6.01;

(t) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder with respect to any acquisition that would constitute an Investment permitted by this Agreement;

(u) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(v) Liens securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary in favor of the Borrower or any Subsidiary Loan Party and Liens securing Indebtedness or other obligations of any Restricted Subsidiary that is not a Subsidiary Loan Party in favor of any Restricted Subsidiary that is not a Subsidiary Loan Party;

(w) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(x) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(y) leases, subleases, licenses and sublicenses not constituting Capitalized Lease Obligations of Real Property granted to others in the ordinary course of business that do not, individually or in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(z) [reserved];

(aa) [reserved];

(bb) Liens (i) on cash advances in favor of a seller of property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.06, in each case solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(cc) Liens on Equity Interests of joint ventures (other than a Restricted Subsidiary of the Borrower) or Unrestricted Subsidiaries securing obligations of such joint ventures or Unrestricted Subsidiaries;

(dd) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(ee) Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is permitted hereunder;

(ff) Liens not otherwise permitted by this Section 6.02; provided that (i) at the time of, and after giving Pro Forma Effect to, assumption or Incurrence thereof, the aggregate principal amount of Indebtedness and other obligations secured under this clause (ff), shall not exceed, at such time, the greater of (x) $30,000,000 and (y) 2.5% of Consolidated Total Assets of the Borrower (measured as of the date such Liens are Incurred based upon the Section 5.01 Financials most recently delivered on or prior to such date of Incurrence) and (ii) if such Liens are on Collateral (other than cash or Cash Equivalents), such Liens shall rank junior to the Liens on the Collateral securing the Secured Obligations on the terms set forth in a Junior Priority Intercreditor Agreement or other Customary Intercreditor Agreement;

(gg) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit to the extent permitted under Section 6.01;

(hh) Liens on securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.04;

(ii) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(jj) agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business; and

(kk) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and, at the time of incurrence thereof, not for speculative purposes.

Notwithstanding the foregoing, (i) no consensual Liens shall be permitted to exist, directly or indirectly, on Pledged Collateral, other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties and Liens permitted by Sections 6.02(b) and (ff) and (ii) no Loan Party shall grant control over its deposit accounts or securities accounts (excluding, for the avoidance of doubt, contractual rights of setoff otherwise permitted by this Section 6.02), other than any segregated accounts subject to Liens permitted by clause (a), (b), (c), (f), (g), (i), (n), (o), (t), (u), (bb), (ee), (ff), (hh) or (kk).

SECTION 6.03. [reserved].

SECTION 6.04. Investments, Loans and Advances. The Borrower will not, and will not permit any Restricted Subsidiary to, purchase, hold or acquire any Investment in any other Person, except:

(a) Investments (i) existing or contemplated on the Effective Date and set forth on Schedule 6.04, (ii) existing on the Effective Date of the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary and (iii) in the case of each of clauses (i) and (ii), any modification, replacement, renewal, extension or reinvestment thereof, so long as the aggregate amount of all Investments pursuant to this Section 6.04(a) is not increased at any time above the amount of such Investments existing or so contemplated on the Effective Date, except pursuant to the terms of such Investment existing or contemplated as of the Effective Date as described on Schedule 6.04 and otherwise permitted by this Section 6.04;

(b) (i) Investments by the Borrower or any Subsidiary Loan Party in the Borrower or any Subsidiary Loan Party; (ii) Investments by any Restricted Subsidiary that is not a Subsidiary Loan Party in the Borrower or any other Restricted Subsidiary; and (iii) Investments by the

Borrower or any Subsidiary Loan Party in any Restricted Subsidiary that is not a Subsidiary Loan Party; provided that the Investments made pursuant to this clause (iii) (valued at the time each such original Investment was made) shall be in an aggregate amount that would not exceed, after giving effect to the making of such Investment, the sum of, at such time, (1) the greater of $75,000,000 and 6.5% of Consolidated Total Assets of the Borrower (measured as of the date such Investment is made based upon the Section 5.01 Financials most recently delivered on or prior to such date), (2) the Available Equity Amount at such time, (3) the Available Amount at such time and (4) to the extent not otherwise included in the determination of the Available Equity Amount or the Available Amount or included as a “recharge” pursuant to the definition of “Investment”, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received by the Borrower or any Subsidiary Loan Party in respect of any such Investment (which amount shall not exceed the original amount of such Investment (valued at the time such Investment was made)) (it being understood that to the extent any Investment made pursuant to this Section 6.04(b) was made by using the Available Equity Amount, then the amounts referred to in this clause (4) shall, to the extent of the original usage of the Available Equity Amount, be deemed to reconstitute such amounts);

(c) Cash Equivalents and Investments that were Cash Equivalents when made;

(d) Investments arising out of the receipt by the Borrower or any Restricted Subsidiary of noncash consideration from Dispositions permitted under Section 6.05 or Section 6.06;

(e) (A) loans and advances to officers, directors, employees, and consultants of the Borrower or any of its Restricted Subsidiaries (i) to finance the purchase of Equity Interests of the Borrower or any of its Restricted Subsidiaries; provided that the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Borrower in cash as common equity, (ii) for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business, and (iii) for additional purposes not contemplated by subclause (i) or (ii) above; provided that after giving effect to the making of any such loan or advance, the aggregate principal amount of all loans and advances outstanding under this Section 6.04(e)(iii) shall not exceed $10,000,000 (calculated without regard to write-downs or write-offs thereof),and (B) advances of payroll payments and expenses to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(f) (i) accounts receivable or notes receivable arising, and trade credit granted, in the ordinary course of business, (ii) any Investments received in satisfaction or partial satisfaction of defaulted accounts receivable from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (iii) any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements permitted pursuant to Section 6.01(d);

(h) Investments resulting from pledges and deposits referred to in Sections 6.02(f), (g), (n), (o), (r), (t), (u), (x), (bb), (dd), (ee), (hh) and (kk);

(i) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or contributions of Intellectual Property in each case in the ordinary course of business;

(j) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, arising in the ordinary course of business or Investments acquired by the Borrower as a result of a foreclosure by the Borrower or any of the Restricted Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(k) Investments of a Restricted Subsidiary acquired after the Effective Date or of a Person merged into or consolidated with a Restricted Subsidiary in accordance with Section 6.05 after the Effective Date to the extent that (i) such acquisition, merger or consolidation is permitted under this Section 6.04, (ii) such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and (iii) such Investments were in existence on the date of such acquisition, merger or consolidation;

(l) Investments received substantially contemporaneously in exchange for, or the payment of which is made with, Equity Interests of the Borrower; provided that (i) no Change in Control would result therefrom, and (ii) such Equity Interests do not constitute Disqualified Equity Interests;

(m) Guarantees by (i) the Borrower or any Subsidiary Loan Party of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Borrower or any Subsidiary Loan Party in the ordinary course of business and (ii) any Subsidiary that is not a Subsidiary Loan Party of operating leases (other than Capitalized Lease Obligations) or of obligations that do not constitute Indebtedness, in each case, entered into by any Subsidiary that is not a Subsidiary Loan Party in the ordinary course of business;

(n) [reserved];

(o) Investments constituting Permitted Business Acquisitions;

(p) any additional Investments (including Investments in minority Investments, Investments in Unrestricted Subsidiaries, Investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries, Investments constituting Permitted Business Acquisitions and Investments in Restricted Subsidiaries that are not, and do not become, Subsidiary Loan Parties); provided that the aggregate amount of such Investment shall not cause the aggregate amount of all such Investments made pursuant to this Section 6.04(p) measured at the time such Investment is made, to exceed, after giving effect to such Investment, the sum of, at such time, (i) an amount in any Fiscal Year not to exceed (A) $100,000,000, less (B) the aggregate amount of Restricted Payments made during such Fiscal Year in reliance on Section 6.07(d)(iii), less (C) the aggregate amount of prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings made during such Fiscal Year in reliance on Section 6.10(a)(i)(C)(z), (ii) the Available Equity Amount at such time, (iii) the Available Amount at such time and (iv) to the extent not otherwise included in the determination of the Available Amount or the Available Equity Amount or included as a “recharge” pursuant to the definition of “Investment”, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash by the Borrower or any

Subsidiary Loan Party in respect of any such Investment (which amount shall not exceed the original amount of such Investment) (valued at the time of such original Investment) (it being understood that to the extent any Investment made pursuant to this Section 6.04(p) was made by using the Available Equity Amount, then the amounts referred to in this clause (iv) shall, to the extent of the original usage of the Available Equity Amount, be deemed to reconstitute such amounts);

(q) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices and loans;

(r) Investments consisting of Indebtedness, fundamental changes, Dispositions, Restricted Payments and debt payments permitted under Sections 6.01, 6.05, 6.06, 6.07 and 6.10(a);

(s) the forgiveness or conversion to Qualified Equity Interests of any Indebtedness owed by the Borrower or any Restricted Subsidiary and permitted by Section 6.01;

(t) Restricted Subsidiaries of the Borrower may be established or created if the Borrower and such Restricted Subsidiary comply with the requirements of Section 5.11, if applicable; provided that, in each case, to the extent such new Restricted Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 6.04, and such new Restricted Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transactions, such new Restricted Subsidiary shall not be required to take the actions set forth in Section 5.11 until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof); and

(u) Investments by Loan Parties in any Restricted Subsidiary that is not a Loan Party so long as such Investment is part of a series of simultaneous Investments by the Borrower and the Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the intercompany Investment being invested in one or more Loan Parties.

SECTION 6.05. Fundamental Changes. The Borrower will not, and will not permit any Restricted Subsidiary to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower or the Borrower may convey, sell, assign or transfer all or substantially all of its business units, assets or other properties; provided that (i) the Borrower shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation where the Borrower is not the continuing or surviving Person, or in connection with a conveyance, sale, assignment or transfer of all or substantially all of the Borrower’s assets, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Borrower) or the transferee of such assets or properties, shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”, (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Event of Default has occurred and is continuing at the date of such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer or would result from the consummation of such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer and (iv) if such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer involves (x) the Borrower and a Person that, prior to the consummation of such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer, is not a Restricted Subsidiary or (y) the Borrower and a Person that, prior to the consummation of such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer, is not a Subsidiary Loan Party unless the Successor Borrower is the Borrower (A) each other Loan Party, unless it is the other party to such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer or unless the Successor Borrower is the Borrower, shall have confirmed by a supplement to the Guarantee and Collateral Agreement that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (B) each Subsidiary Loan Party, unless it is the other party to such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer or unless the Successor Borrower is the Borrower, shall have by a supplement to the Loan Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (C) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer and any supplements to the Loan Documents preserve the enforceability of the Guarantee and Collateral Agreement and the perfection and priority of the Liens under the Security Documents, (E) if reasonably requested by the Administrative Agent, the Borrower shall be required to deliver to the Administrative Agent an opinion of counsel to the effect that such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer does not breach or cause a default under this Agreement or any other Loan Document and (F) such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer shall comply with all the conditions set forth in the definition of the term “Permitted Business Acquisition” or is otherwise permitted under Section 6.04; provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement (provided, further that in the event of a conveyance, sale, assignment or transfer of all or substantially all of the Borrower’s assets or property to a Successor Borrower (which is not the Borrower) as set forth above and notwithstanding anything to the contrary in Section 9.04(a), if the original Borrower retains any assets or property other than immaterial assets or property after such conveyance, sale, assignment or transfer, such original Borrower shall remain obligated as a co-Borrower along with the Successor Borrower hereunder); provided, further that the Successor Borrower agrees to provide such documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act;

(b) any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Restricted Subsidiaries of the

Borrower or any Restricted Subsidiary may convey, sell, assign or transfer all or substantially all of its business units, assets or other properties; provided that (i) in the case of any merger, amalgamation, consolidation, conveyance, sale, assignment or transfer involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or the transferee of such assets or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation, consolidation, conveyance, sale, assignment or transfer involving one or more Subsidiary Loan Parties, a Subsidiary Loan Party shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer (or if other than a Subsidiary Loan Party such continuing or surviving Person shall execute a supplement to the Guarantee and Collateral Agreement and any applicable Mortgage, and a joinder to the Intercompany Note, each in form and substance reasonably satisfactory to the Administrative Agent in order for the surviving or continuing Person to become a Subsidiary Loan Party and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties and to acknowledge and agree to the terms of the Intercompany Note); (iii) no Event of Default shall have occurred and be continuing on the date of such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer or would result from the consummation of such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer and (iv) if such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer involves (x) a Restricted Subsidiary and a Person that, prior to the consummation of such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer, is not a Restricted Subsidiary of the Borrower or (y) a Subsidiary Loan Party and a Person that, prior to the consummation of such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer, is not a Subsidiary Loan Party unless such Subsidiary Loan Party is the continuing or surviving Person of such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer, (A) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer and such supplements to any Loan Document preserve the enforceability of, and the perfection and priority of the Liens under, the Guarantee and Collateral Agreement and the other Loan Documents and (B) such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer shall comply with all the conditions set forth in the definition of the term “Permitted Business Acquisition” or is otherwise permitted under Section 6.04;

(c) any Restricted Subsidiary that is not a Subsidiary Loan Party may (i) merge, amalgamate or consolidate with or into any other Restricted Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Subsidiary Loan Party or any other Restricted Subsidiary of the Borrower;

(d) any Subsidiary Loan Party may (i) merge, amalgamate or consolidate with or into any other Subsidiary Loan Party, (ii) merge, amalgamate or consolidate with or into any other Restricted Subsidiary which is not a Subsidiary Loan Party; provided that if such Subsidiary Loan Party is not the surviving entity, such merger, amalgamation or consolidation shall be deemed to be an “Investment” and subject to the limitations set forth in Section 6.04 and (iii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Subsidiary Loan Party;

(e) any Restricted Subsidiary may liquidate or dissolve if (x) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the

Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Subsidiary Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Section 6.04 or 6.06, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, the Borrower or another Subsidiary Loan Party after giving effect to such liquidation or dissolution;

(f) to the extent that no Event of Default would result from the consummation of such Disposition, the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition (other than a Disposition of all or substantially all of the assets of the Borrower and the Restricted Subsidiaries, taken as a whole) permitted pursuant to Section 6.06 (other than Section 6.06(d));

(g) [reserved]; and

(h) the Transactions.

SECTION 6.06. Asset Sales. The Borrower will not, and will not permit any Restricted Subsidiary to, make any Disposition, except that this Section shall not prohibit:

(a) Dispositions of (i) inventory, securities or goods held for sale or other immaterial assets in the ordinary course of business by the Borrower or any Restricted Subsidiary; provided that no such Disposition shall constitute a sale of all or a substantial part of the assets of the Borrower or such Restricted Subsidiary, (ii) obsolete, worn-out, used or surplus assets to the extent such assets are no longer used, useful or necessary in the operation of the Borrower’s and its Restricted Subsidiaries’ business, in the ordinary course of business, or (iii) cash and Cash Equivalents in the ordinary course of business;

(b) [reserved];

(c) [reserved];

(d) Dispositions that otherwise constitute Liens permitted by Section 6.02, Investments permitted by Section 6.04, fundamental change transactions permitted by Section 6.05 or Restricted Payments permitted by Section 6.07;

(e) any swap of assets in exchange for other assets of comparable or greater value or usefulness to the business of the Borrower and the Restricted Subsidiaries as a whole, as determined in good faith by the management of the Borrower, or to the extent that (i) such assets are exchanged for credit against the purchase price of similar or replacement assets or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement assets;

(f) the sale or discount without recourse of receivables arising in the ordinary course of business in connection with the compromise or collection thereof, and not as part of a receivables purchase, securitization or financing facility;

(g) (i) licensing, sublicensing and cross-licensing arrangements involving any Intellectual Property of the Borrower or any Restricted Subsidiary in the ordinary course of business, or if done on terms customary for companies in the industry in which the Borrower and its Restricted Subsidiaries engage, to the extent that such license, sublicense or cross-license does not materially interfere with the ordinary course of conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and (ii) the abandonment or other disposition of Intellectual Property (including any registrations or applications of or for Intellectual Property) (A) determined by the management of the Borrower to be no longer used, useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries or (B) to the extent that it would not be commercially reasonable to obtain, maintain, preserve, renew, extend and keep in full force and effect such Intellectual Property;

(h) the lease, assignment, sublease, license or sublicense of any real or personal property (except Intellectual Property or Equity Interests) in the ordinary course of business;

(i) Dispositions of inventory, equipment or other tangible assets (excluding Equity Interests, assets constituting a business division, unit, line of business, all or substantially all of the assets of any Restricted Subsidiary and Dispositions of accounts receivable in connection with any receivables purchase, securitization or financing facility) of the Borrower and the Restricted Subsidiaries outside of the ordinary course of business if determined by the management of the Borrower to be no longer used, useful or necessary in the operation of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(j) any Disposition of the Equity Interests in, Indebtedness of, or other securities issued by, Unrestricted Subsidiaries;

(k) Dispositions of Investments (including Equity Interests) in joint ventures (other than a Subsidiary) to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) the unwinding of Swap Agreements permitted hereunder pursuant to their terms;

(m) any Disposition of any asset between or among the Borrower and/or the Restricted Subsidiaries either (i) as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to this Section 6.06, (ii) to a Loan Party, (iii) between and among non-Loan Parties or (iv) from a Loan Party to a non-Loan Party, to the extent permitted by Section 6.04;

(n) transfers of property subject to Casualty Prepayment Events upon receipt of the Net Cash Proceeds of such Casualty Prepayment Event;

(o) Dispositions listed on Schedule 6.06; and

(p) Dispositions not otherwise permitted under this Section 6.06; provided that (i) no Default or Event of Default shall exist at the time of, or would result from, such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default or Event of Default existed or would have resulted from such Disposition), (ii) such Disposition shall be for no less than the Fair Market Value of such property at the time of such Disposition, (iii) with respect to any Disposition pursuant to this Section 6.06(p) for a purchase price in excess of $20,000,000, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of determining what constitutes cash under this clause (iii), (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than any Junior Financing or other liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition shall be deemed to be cash and (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of the applicable Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is outstanding at the time such Designated Non-Cash Consideration is received, not in excess, at such time, of the greater of (x) $20,000,000 and (y) 1.75% of the Consolidated Total Assets of the Borrower (measured on the date such assets are Disposed based upon the Section 5.01 Financials most recently delivered prior to such date of Disposition) with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash, and (iv) to the extent applicable, the Net Cash Proceeds thereof are promptly offered to prepay the Term Loans to the extent required by Section 2.11(b).

SECTION 6.07. Restricted Payments. The Borrower will not, and will not permit any Restricted Subsidiary to, make any Restricted Payment, except:

(a) (i) the Borrower or any Restricted Subsidiary may redeem in whole or in part any of its Equity Interests for another class of Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Qualified Equity Interests; provided that (x) such transaction is on a net non-cash basis and (y) any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby and (ii) the Borrower or any Restricted Subsidiary may pay Restricted Payments solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 6.01) of the Borrower;

(b) [reserved];

(c) the Borrower may acquire, retire, purchase or redeem Equity Interests of the Borrower (including related options, warrants, stock appreciation rights or similar securities issued with respect to any such Equity Interests) held by then present or former directors, consultants, officers or employees (or their respective spouses, former spouses, successors, executors, estates, administrators, heirs, legatees or distributees) of the Borrower or any of the Restricted Subsidiaries or by any Plan upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or otherwise under any other agreement under which such Equity Interests (or options, warrants, or related rights or securities) were issued; provided that the aggregate amount of all cash paid in respect of all such shares of Equity Interests (or any options or warrants or stock appreciation rights issued or similar securities issued with respect to any of such Equity Interests) so acquired, retired, purchased or redeemed in any calendar year does not exceed the sum of (i) $12,500,000 plus (ii) all Net Cash Proceeds obtained by the Borrower during such calendar year from the sale of such Equity Interests to other present or former officers, consultants, employees and directors in connection with any permitted compensation and incentive arrangements plus (iii) all net cash proceeds obtained from any key-man life insurance policies received by the Borrower during such calendar year; notwithstanding the foregoing, 100% of the unused amount of payments in respect of this Section 6.07(c)(ii) (before giving effect to any carry forward) may be carried forward to the two immediately succeeding fiscal years (but not any other) and utilized to make payments pursuant to this Section 6.07(c) (any amount so carried forward shall be deemed to be used last in the subsequent calendar year);

(d) in addition to the foregoing Restricted Payments (i) so long as (x) no Default or Event of Default has occurred and be continuing or would result therefrom and (y) the Borrower, on a Pro Forma Basis and giving Pro Forma Effect to such Restricted Payments, shall be in compliance with the Financial Covenant for the Test Period most recently ended on or prior to the date of making of such Restricted Payment (regardless of whether the Financial Covenant is otherwise then applicable), the Borrower may make additional Restricted Payments in an aggregate amount not to exceed the Available Amount at the time such Restricted Payment is paid, (ii) the Borrower may make additional Restricted Payments in an aggregate amount not to exceed the Available Equity Amount at the time such Restricted Payment is paid and (iii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments in an aggregate amount in any Fiscal Year not to exceed (A) $100,000,000, less (B) the aggregate amount of Investments made during such Fiscal Year in reliance on clause (i) of the proviso to Section 6.04(p), less (C) the aggregate amount of prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings made during such Fiscal Year in reliance on Section 6.10(a)(i)(C)(z);

(e) any Person may make Restricted Payments to minority shareholders of any Subsidiary that is acquired pursuant to a Permitted Business Acquisition or similar Investment permitted by Section 6.04 pursuant to appraisal or dissenters’ rights with respect to shares of such Subsidiary held by such shareholders;

(f) any Person may make noncash repurchases of Equity Interests deemed to occur upon exercise of options of warrants if such Equity Interests represent all or a portion of the exercise price of such options and warrants;

(g) the Borrower or any Restricted Subsidiary may (i) make payments of cash, or dividends, distributions or advances to allow such Person to make payments of cash, in lieu of the issuance of fractional shares upon exercise of warrants or upon the conversion or exchange of Equity Interests of such Person and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(h) [reserved];

(i) the payment of dividends and distributions within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 6.07;

(j) [reserved];

(k) to the extent constituting Restricted Payments, the Borrower and any Restricted Subsidiary may make Investments permitted by Section 6.04 (other than Section 6.04(n)) and may enter into and consummate transactions expressly permitted by any provision of Section 6.05, and the Borrower may make Restricted Payments to any Parent Entity thereof as and when necessary to enable such Parent Entity to effect the transactions permitted by such section;

(l) the Borrower and its Restricted Subsidiaries may pay Restricted Payments in an amount equal to withholding or similar taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective spouses, former spouses, successors, executors, estates, administrators, heirs, legatees or distributees) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of options;

(m) (i) any Restricted Subsidiary may make Restricted Payments to the Borrower or any Restricted Subsidiary that is a parent of such Restricted Subsidiary and, if not a Wholly Owned Subsidiary, to each other owner of Equity Interests of such Restricted Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Restricted Subsidiary) based on their relative ownership of the Equity Interests in such Restricted Subsidiary; and (ii) to the extent permitted by Section 6.04, any Restricted Subsidiary that is not a Wholly Owned Subsidiary may repurchase its Equity Interests from any owner of the Equity Interests of such Restricted Subsidiary that is not the Borrower or a Restricted Subsidiary; and

(n) the Borrower may make payments described in Sections 6.08(a), (c), (e), (f), (h), (k) and (s);

(o) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, subject to clause (p) below, the Borrower may make Restricted Payments constituting non-extraordinary dividends on its Equity Interests; and

(p) so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Borrower, on a Pro Forma Basis and after giving Pro Forma Effect to such Restricted Payment, would be in compliance with a Consolidated Leverage Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the date of payment of such Restricted Payment, of no greater than 3.25 to 1.00, the Borrower may make additional Restricted Payments.

SECTION 6.08. Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is upon terms substantially as favorable to the Borrower or such Restricted Subsidiary, as applicable, as would be obtainable at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate, except for:

(a) the indemnification and expense reimbursement of the Controlling Shareholder and its Affiliates in connection with the management or monitoring of, or the provision of other services rendered to, the Borrower or any of its Subsidiaries;

(b) any issuance of Equity Interests, or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, deferred compensation agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower;

(c) loans or advances to officers, directors, employees or consultants of the Borrower or any of the Restricted Subsidiaries to the extent permitted by Section 6.04(e);

(d) transactions among the Borrower and the Restricted Subsidiaries and transactions among the Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary as a result of any such transactions;

(e) so long as no Event of Default has occurred and is continuing or would be caused thereby, the Borrower and its Restricted Subsidiaries may pay annual management, consulting, monitoring and advisory fees to the Controlling Shareholder in an aggregate total amount in any Fiscal Year not to exceed the greater of (i) $1,000,000 and (ii) 1.0% of Consolidated EBITDA for the relevant period;

(f) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any agreements set forth on Schedule 6.08 and any amendment thereto or replacement agreement which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any replacement agreement entered into after the Effective Date shall only be permitted by this clause (f) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or replacement agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Effective Date;

(g) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions;

(h) employment agreements and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower and the Restricted Subsidiaries and their respective directors, officers, employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with present or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the Board of Directors of the Borrower;

(i) Restricted Payments permitted by, and complying with the provisions of, Section 6.07;

(j) any purchase by the Controlling Shareholder or any director, officer, employee or consultant of the Borrower of Equity Interests Borrower or any contribution by a Parent Entity to, or purchases of, Equity Interests of the Borrower;

(k) provided no Event of Default shall have occurred and be continuing or would result therefrom, payments (including reimbursement of out-of-pocket costs and expenses) by the Borrower or any of the Restricted Subsidiaries to the Controlling Shareholder made for any customary financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures (and whether or not consummated or completed), which payments are approved by the majority of the Board of Directors of the Borrower, in good faith;

(l) transactions with Wholly Owned Restricted Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by other companies in the industry in which the Borrower and its Subsidiaries engage;

(m) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary, as applicable, as would be obtainable at such time in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(n) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Restricted Subsidiaries;

(o) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by other companies in the industry in which the Borrower and its Subsidiaries engage;

(p) equity issuances, repurchases, retirements, redemptions or other acquisitions or retirements of Equity Interests by the Borrower permitted under Section 6.07;

(q) [reserved];

(r) any agreements or arrangements between a third party and an Affiliate of the Borrower that are acquired or assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition or merger of such third party (or assets of such third party) by or with the Borrower or any Restricted Subsidiary; provided that (A) such acquisition or merger is permitted under this Agreement and (B) such agreements or arrangements are not entered into in contemplation of such acquisition or merger or otherwise for the purpose of avoiding the restrictions imposed by this Section 6.08;

(s) the payment of fees and reasonable out-of-pocket costs to, and indemnities to, directors, managers, officers, employees and consultants of the Borrower and the Restricted Subsidiaries in the ordinary course of business; and

(t) licenses, sublicenses and cross-licenses involving any Intellectual Property of the Borrower or any Restricted Subsidiary between the Borrower and the Restricted Subsidiaries in the ordinary course of business, or otherwise in compliance with the terms of this Agreement and on terms that are fair to the Borrower or the Restricted Subsidiaries.

SECTION 6.09. [Reserved].

SECTION 6.10. Limitation on Modifications and Payments of Junior Financing; Restrictive Agreements. The Borrower will not, nor will it permit any Restricted Subsidiary to:

(a) (i) make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of, or in respect of, principal or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, or any other payment that has a substantially similar effect to any of the foregoing, except for:

(A) payment of regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Indebtedness, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof, if applicable;

(B) Refinancings of Indebtedness to the extent permitted by Section 6.01; and

(C) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings (w) through the conversion or exchange of such Indebtedness into Qualified Equity Interests of the Borrower, (x) so long as (I) no Default or Event of Default has occurred and is continuing or would result therefrom and (II) on a Pro Forma Basis after giving effect to any such payment, the Borrower, shall be in compliance with the Financial Covenant for the Test Period most recently ended on or prior to the date of such payment (regardless of whether the Financial Covenant is otherwise then applicable), with an aggregate amount not to exceed the Available Amount at the time of such payment, (y) in an aggregate amount not to exceed the Available Equity Amount at the time of such payment and (z) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, in an aggregate amount in any Fiscal Year not to exceed (A) $100,000,000, less (B) the aggregate amount of Investments made during such Fiscal Year in reliance on clause (i) of the proviso to Section 6.04(p), less (C) the aggregate amount of Restricted Payments made during such Fiscal Year in reliance on Section 6.07(d)(iii); or

(ii) amend or modify any provision of the documentation governing any Junior Financing (including any Permitted Refinancing Indebtedness in respect thereof), other than amendments or modifications that, when taken as a whole, (A) are not in any manner materially adverse to Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness”;

provided that notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 6.10(a) shall prohibit (x) the repayment or prepayment of intercompany subordinated Indebtedness owed among the Borrower and/or the Restricted Subsidiaries, in either case unless an Event of Default has occurred and is continuing or (y) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 6.01 after giving effect to such transfer;

(b) enter into any agreement or instrument that by its terms restricts (i) the ability of any Restricted Subsidiary that is not a Subsidiary Loan Party to pay dividends or distributions or make other distributions on its Equity Interests to the Borrower or any Loan Party that is a direct or indirect parent of such Restricted Subsidiary or (ii) the ability of the Borrower or any Loan Party to create, incur, assume or permit to exist Liens on the property of such Person pursuant to the Security Documents to secure the Secured Obligations, in each case, other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable Requirements of Law;

(B) contractual encumbrances or restrictions (1) in effect on the Effective Date with respect to Liens permitted under Section 6.02(a) or as otherwise disclosed on Schedule 6.10, (2) on the granting of Liens pursuant to any documentation governing any Indebtedness (including any Permitted Refinancing Indebtedness in respect thereof) incurred in compliance with Section 6.01, in each case, no less favorable, when taken as a whole, to the Lenders than those restrictions set forth in the Loan Documents, or (3) pursuant to documentation related to any permitted amendment, modification, renewal, increase, supplement or other refinancing of any Indebtedness existing on the Effective Date that does not expand the scope of any such encumbrance or restriction in any material respect or make such restriction more onerous in any material respect than those prior to such amendment, modification, renewal, increase, supplement or other refinancing;

(C) any restriction on the Equity Interests or assets of a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or Disposition of such Equity Interests or assets permitted under Section 6.06 pending the closing of such sale or Disposition;

(D) customary provisions in joint venture agreements and other similar agreements applicable to the assets of, or the Equity Interests in, joint ventures;

(E) (i) any restrictions imposed by any agreement relating to Indebtedness permitted by Section 6.01 and secured by a Lien permitted by Section 6.02 (other than Section 6.02(v)) to secure such Indebtedness to the extent that such restrictions apply only to the property or assets securing such Indebtedness, and (ii) restrictions imposed by other Indebtedness, Disqualified Equity Interests or preferred stock permitted to be incurred subsequent pursuant to Section 6.01 and either (x) the provisions relating to such encumbrance or restriction contained in such Indebtedness, Disqualified Equity Interests or preferred stock are no less favorable to the Borrower, taken as a whole, as determined by the board of directors of the Borrower in good faith, than the provisions contained in this Agreement as in effect on the Effective Date or (y) any such encumbrance or restriction contained in such Indebtedness, Disqualified Equity Interests or preferred stock does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the board of directors of the Borrower in good faith, to make scheduled payments of cash interest on the Loans when due;

(F) customary provisions contained in leases, subleases, licenses, sublicenses or cross licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(G) customary provisions restricting subletting or assignment of any lease governing a leasehold or subleasehold interest;

(H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.06 applicable to the asset to be sold pending the consummation of such sale;

(J) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(K) customary provisions contained in leases, subleases, licenses, sublicenses, cross licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions on the property subject to such agreements;

(L) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on transferring the property so acquired;

(M) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated; and

(N) customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligation.

SECTION 6.11. Consolidated Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio as of the last day of any Test Period (commencing with the Test Period ending on June 29, 2013, if applicable) ending on any date set forth below to be greater than the ratio set forth below opposite such date; provided that the Borrower shall be required to be in compliance with this Section 6.11 with respect to any Test Period only if the aggregate amount of the Revolving Exposures (calculated disregarding for purposes of this Section 6.11 any Letter of Credit that has been Cash Collateralized in a manner consistent with that contemplated by Section 2.05(j) in an amount not less than the LC Exposure attributable to such Letter of Credit as of such date plus any accrued and unpaid interest thereon) outstanding on the last day of such Test Period exceeds 20.0% of the aggregate amount of the Revolving Commitments in effect on such date.

Test Period Ending	Ratio
on or prior to January 3, 2015	5.00:1.00

Test Period Ending	Ratio
on April 4, 2015	4.75:1.00
on July 4, 2015 and thereafter	4.50:1.00

To the extent compliance with this Section 6.11 is being calculated as of a date that is prior to the first test date under this Section 6.11 in order to determine the permissibility of an action by the Borrower or any of its Restricted Subsidiaries, such compliance shall be tested for such purpose as if such first test date had occurred.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of the Loan Parties in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a) (with respect to the Borrower), 5.05(a)(i), 5.08 or Article VI; provided that the failure to observe or perform the Financial Covenant shall not in and of itself constitute an Event of Default with respect to any Loans or Commitments, other than Revolving Loans, Swingline Loans, Revolving Commitments and Swingline Commitments, until the date on which the Revolving Lenders accelerate payment of the Revolving Loans and terminate their Revolving Commitments in accordance with this Section 7.01; and provided further, that prior to the time it becomes an Event of Default with respect to any Loans or Commitments hereunder, other than Revolving Loans, Swingline Loans, Revolving Commitments and Swingline Commitments, any Default or Event of Default under this paragraph (d) based on the failure to observe or perform the Financial Covenant (a “Financial Covenant Event of Default”) may be waived, amended, terminated or otherwise modified from time to time by the Borrower and the Required Revolving Lenders (or by the Borrower and the Revolving Agent with the consent of the Required Revolving Lenders);

(e) the Borrower or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after receipt of written notice thereof from the Administrative Agent at the direction of the Required Lenders to the Borrower;

(f) the Borrower or any of its Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period set forth in the instrument or agreement under which such Indebtedness was created);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods set forth in the instrument or agreement under which such Indebtedness was created having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, in each case prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other Disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (ii) termination events (other than defaults or events of default or any other similar event) under the documents governing Swap Agreements, (iii) any Indebtedness that becomes due as a result of a Refinancing thereof permitted under Section 6.01 or (iv) any Indebtedness required to be (or for which an offer is required to) prepaid, repurchased, redeemed or defeased in connection with any asset sale event, casualty or condemnation event, change of control, result of excess cash flow or similar event;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Significant Subsidiary, or of a substantial part of the property or assets of the Borrower or any Significant Subsidiary, under any Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or any Significant Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Significant Subsidiary (except, in the case of any Significant Subsidiary, in a transaction permitted by Section 6.05); and such appointment, proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or any Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j) the failure by the Borrower or any Restricted Subsidiary to pay one or more judgments entered against the Borrower or any Restricted Subsidiary for the payment of money aggregating in excess of $50,000,000 (to the extent not covered by insurance, or if covered by insurance, to the extent to which the insurer has denied coverage in writing), which judgments are not discharged or effectively satisfied, vacated, discharged, waived, stayed or bonded pending appeal for a period of 60 consecutive days from the entry thereof, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(k) (i) an ERISA Event occurs that has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any portion of the Collateral with a value in excess of $20,000,000, with the priority required by the applicable Security Document, except (i) as a result of a transaction permitted under or consented to under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or, to the extent the Loan Parties are otherwise in compliance with their collateral and related notification requirements under the Loan Documents, to file and maintain proper Uniform Commercial Code or similar statements (including continuation statements) or (iii) as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage;

(m) any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason cease to be, or be asserted in writing by any Loan Party not to be, a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(n) The subordination provisions relating to any Junior Financings shall fail to be enforceable by the Administrative Agent or the Lenders in accordance with the terms thereof, or the Loan Document Obligations shall fail to constitute “Senior Debt” (however denominated) in respect of any such Junior Financing; or

(o) a Change in Control shall occur;

then, and in any such event, (A) if such event is an Event of Default with respect to the Borrower described in paragraph (h) or (i) of this Section, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, (B) if such event is a Financial Covenant Event of Default, any or all of the following actions may be taken upon the direction of the Required Revolving Lenders: (i) the Revolving Agent shall, by notice to the Borrower, declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate, (ii) the Revolving Agent shall, by notice to the Borrower, declare the Revolving Loans and Swingline Loans (with accrued interest thereon) and all other amounts owing under this Agreement in respect of the Revolving Commitments or Revolving Loans or to the Revolving Lenders in their capacities as such to be due and payable forthwith, whereupon the same shall immediately become due and payable, or (iii) the Administrative Agent shall, by notice to the Borrower, commence foreclosure actions with respect to the Collateral and (C) if such event is any other Event of Default or if the Required Revolving Lenders have delivered any direction pursuant to the preceding clause (B) at any time when a Financial Covenant Event of Default has occurred and is continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

ARTICLE VIII

Administrative Agent

SECTION 8.01. Appointment and Authority.

(a) Each of the Lenders and the Issuing Banks hereby irrevocably appoints (i) JPMorgan Chase Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and (ii) The Bank of Nova Scotia to act on its behalf as the Revolving Agent hereunder and authorizes the Applicable Agent to take such actions on its behalf and to exercise such powers as are delegated to the Applicable Agent by the terms hereof and, in the case of the Administrative Agent, thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents, the Arrangers, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (except as expressly set forth in this Article).

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Banks for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.02. Rights as a Lender. Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not an Agent and the terms “Lender”, “Lenders”, “Issuing Bank” and “Issuing Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Each such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 8.03. Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties);

(b) shall have any duty to take any discretionary action or to exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Applicable Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law;

(c) except as expressly set forth herein and in the other Loan Documents, shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the an Agent or any of its Affiliates in any capacity;

(d) shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02 and in the last paragraph of Section 7.01) or (ii) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment); provided that each Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Borrower, a Lender or an Issuing Bank;

(e) shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or (vii) satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to such Agent; and

(f) shall be required to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender or Issuing Bank and each Lender and Issuing Bank confirms to each Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Agent or any of its Related Parties.

SECTION 8.04. Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). Each Agent shall be entitled to rely , and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Applicable Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless such Applicable Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06. Resignation of Agent. Each Agent may resign at any time upon 30 days’ notice to the Lenders, the Issuing Banks and the Borrower, subject to the appointment of a successor. If any Agent (or an Affiliate thereof) becomes a Defaulting Lender or otherwise is not performing its role hereunder as an Agent, such Agent may be removed as an Agent hereunder at the request of the Borrower or the Required Lenders upon 10 days’ notice to such Agent, subject to the appointment of a successor. Upon receipt of any such notice of resignation or upon such removal, the Required Lenders shall have the right, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed if such successor is a commercial bank with a combined capital and surplus of at least $1,000,000,000) (provided that no consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then such retiring Agent may on behalf of the Lenders and the Issuing Banks (and with the consent of the Borrower, unless an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), appoint a successor Agent, which shall be an Approved Bank with an office in the United States, or any Affiliate of any such Approved Bank; provided that if such retiring Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) such retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (provided that, in the case of a retiring Administrative Agent in respect to any collateral security held by it on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest)) and (b) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired or replaced) Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or replaced Agent’s resignation or replacement hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or replaced Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while such retiring or replaced Agent was acting as Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.07. Non-Reliance, Acknowledgment.

(a) Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon any Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrower and each other Loan Party;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by any Agent, any Arranger or any other Lender or Issuing Bank, or by any of the Related Parties of any of the foregoing, under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, any Agent or the Lenders on the Effective Date. Each Secured Party, whether or not a party hereto, will be deemed by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents to have agreed to the provisions of this Article.

SECTION 8.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither any Arranger nor any person named on the cover page hereof as an Arranger or a Co-Documentation Agent shall have any powers, duties, responsibilities or liabilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent, a Lender or an Issuing Bank hereunder but all such parties shall be entitled to the benefits of this Article VIII.

SECTION 8.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or outstanding Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit outstandings and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Agents and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Agents under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to each Agent and, if any Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to each Agent any amount due to it, in its capacity as an Agent, for any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due to such Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender, any Issuing Bank or any other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender, any Issuing Banks or any other Secured Party to authorize any Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.

SECTION 8.10. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any Issuing Bank or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders, the Issuing Banks and the other Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Banks or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

To the extent required by any applicable law, the Applicable Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other jurisdiction asserts a claim that the Applicable Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify such Applicable Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall indemnify and hold harmless such Applicable Agent (to the extent that such Applicable Agent has not already been reimbursed by any Loan Party pursuant to Section 2.17 and without limiting any obligation of the Loan Parties to do so pursuant to such Section 2.17) fully for all amounts paid, directly or indirectly, by such

Applicable Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Applicable Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Applicable Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to such Applicable Agent under this Article VIII. The agreements in this Article VIII shall survive the resignation and/or replacement of any Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, the term “Lender” in this Article VIII shall include any Issuing Bank and the Swingline Lender.

SECTION 8.11. Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each Secured Party to effect, at the Administrative Agent’s option and in its discretion, any release or subordination of Liens or the Guarantees contemplated by Section 9.15 without further action or consent by any Secured Party.

SECTION 8.12. Intercreditor Agreements. The Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) is hereby authorized to enter into any Customary Intercreditor Agreement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that such Customary Intercreditor Agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Customary Intercreditor Agreement and (b) hereby authorizes and instructs the Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) to enter into the Customary Intercreditor Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. In addition, each Lender hereby authorizes the Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) to enter into (i) any amendments to any Customary Intercreditor Agreement, and (ii) any other intercreditor arrangements, in the case of clauses (i), and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated by Sections 6.02 and 9.18 of this Agreement.

SECTION 8.13. Secured Cash Management Obligations and Secured Swap Obligation. Except as otherwise expressly set forth herein or in the Guarantee and Collateral Agreement, any Security Document or any other Loan Document, no Person holding Secured Cash Management Obligations or Secured Swap Obligations that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or Administrative Agent and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Obligations and Secured Swap Obligations unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Person holding such Secured Obligations.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, as follows:

(i) if to the Borrower, either Agent, an Issuing Bank or the Swingline Lender, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01; and

(ii) if to any other Lender, to it at its address (or fax number, telephone number or e-mail address) set forth in the applicable Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain MNPI).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Applicable Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Applicable Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Applicable Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED

OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agents, the Arrangers or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank, any of their respective Affiliates or any of their respective security holders or creditors for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or either Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party in using the Platform.

(d) Change of Address, Etc. Each of the Borrower, each Agent, each Issuing Bank and the Swingline Lender may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower, the Applicable Agent, the Issuing Bank and the Swingline Lender. In addition, each Lender agrees to notify the Applicable Agent from time to time to ensure that the Applicable Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Agents, Issuing Banks and Lenders. The Agents, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with either Agent may be recorded by such Agent and each of the parties hereto hereby consents to such recording.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Revolving Agent, any Issuing Bank or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Revolving Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Revolving Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as otherwise provided in this Agreement (including in Section 2.20 with respect to any Incremental Revolving Facility Amendment or Incremental Term Facility Amendment, Section 2.21 with respect to any Extension, Section 5.10, Section 6.11 or Section 9.18), none of this Agreement, any Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or prepayment premiums payable hereunder, without the written consent of each Lender and Issuing Bank directly and adversely affected thereby (it being understood that (x) any change to the definition of “Consolidated Leverage Ratio” or in the component definitions thereof shall not constitute a reduction of interest or fees and (y) any waiver of any condition precedent set forth in Article IV or the waiver of any Default, or mandatory prepayment shall not constitute a reduction in principal, LC Disbursement, interest, fees or prepayment premiums); provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.13(c) or to waive any requirement of Section 2.20(a)(vi);

(iii) postpone the maturity of any Loan, or the date of any scheduled amortization payment of the principal amount of any Term Loan under Section 2.10 or the applicable Incremental Amendment, or the reimbursement date with respect to any LC Disbursement, or any date for the payment of any interest, fees or prepayment premiums payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent (pursuant to Section 2.21 or otherwise) of each Lender directly and adversely affected thereby (it being understood the waiving of the applicability of post-default increases in interest rates and any waiver of any Default, mandatory prepayment or condition precedent set forth in Article IV shall not constitute a postponement of any date for payment of any principal, LC Disbursement or interest, fees or prepayment premiums payable hereunder);

(iv) change any of the provisions of this Section without the written consent of each Lender;

(v) change the percentage set forth in the definition of “Required Revolving Lenders” without the written consent of each Revolving Lender;

(vi) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder (other than the percentages set forth in the definition of “Required Revolving Lenders”), without the written consent of each Lender;

(vii) without the written consent of the Required Revolving Lenders, amend for purposes of the Financial Covenant any definition (or any component thereof) that is used in the Financial Covenant, amend or waive the terms of the Financial Covenant or waive, amend, terminate or otherwise modify the Financial Covenant with respect to the occurrence of an Event of Default arising in respect of the Financial Covenant;

(viii) release all or substantially all the value of the Guarantees under the Guarantee and Collateral Agreement (except as expressly provided in this Agreement or the Guarantee and Collateral Agreement) without the written consent of each Lender;

(ix) release all or substantially all the Collateral from the Liens of the Security Documents (except as expressly provided in this Agreement or the Security Documents), without the written consent of each Lender;

(x) provide for Loans or Letters of Credit to be denominated in any currency other than Dollars without the written consent of each Lender directly affected thereby; or

(xi) change any provision of any Loan Document in a manner that by its terms directly and adversely affects the rights in respect of Collateral of or the rights in respect of payments due to, or that waives any condition set forth in Section 4.02 to extensions of credit by, Lenders holding Commitments or Loans of any Class differently than those holding Commitments or Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each directly and adversely affected Class;

provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Revolving Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Revolving Agent, such Issuing Bank or the Swingline Lender, as the case may be, (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, error, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, provided that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with any borrowing of Incremental Term Loans to effect the provisions of Section 2.20, the provision of any Revolving Commitment Increase, any Incremental Revolving Commitments or otherwise to effect the provisions of Section 2.20, 2.21 or 6.02(b) and (C) the Borrower and the Required Revolving Lenders may, without the input or consent of the other Lenders, amend, modify or supplement, solely for purposes of the Financial Covenant for purposes of Section 6.11 or any definition (or any component thereof) that is used in the Financial Covenant, amend, modify, supplement or waive the terms of the Financial Covenant for purposes of Section 6.11 or amend, modify, supplement, waive or terminate the Financial Covenant with respect to the occurrence of an Event of Default arising in respect of the Financial Covenant.

(c) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Revolving Commitments, Term Loans and Revolving Exposure of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders, all affected Lenders, the Required Revolving Lenders, the Required Lenders or a Majority in Interest of the Lenders of any Class have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this

Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(d) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Secured Obligations held by such Affiliated Lender in a manner that is less favorable to such Affiliated Lender than the proposed treatment of similar Secured Obligations held by Lenders that are not Affiliates of the Borrower.

(e) To the extent notice has been provided to the Administrative Agent pursuant to the definition of Permitted Additional Debt or pursuant to Section 2.20 with respect to the inclusion of any Previously Absent Financial Maintenance Covenant, this Agreement shall be automatically and without further action on the part of any Person hereunder and notwithstanding anything to the contrary in this Section 9.02 deemed modified to include, mutatis mutandis, such Previously Absent Financial Maintenance Covenant on the date of the incurrence of the applicable Indebtedness to the extent required by the terms of such definition or Section.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Agents, the Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP and to the extent reasonably determined by the Administrative Agent to be necessary and approved by the prior written consent of the Borrower, such approval not to be unreasonably withheld, one local counsel in each applicable jurisdiction (in addition to of any reasonably necessary special counsel), in connection with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, (ii) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented or invoiced out-of-pocket expenses incurred by each Agent, each Issuing Bank or any Lender, including the fees, charges and disbursements of counsel for the Agents, in connection with the enforcement of any rights or remedies, including all such reasonable and documented out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of the Loans or Letters of Credit (A) in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section or (B) in connection with the Loans made or Letters of Credit issued hereunder; provided that such counsel shall be limited to one lead counsel and such local counsel (in addition to any reasonably necessary special counsel) as may reasonably be deemed necessary by the Administrative Agent in each relevant jurisdiction for the Agents, the Issuing Banks and the Lenders.

(b) The Borrower shall indemnify each Agent, each Issuing Bank, each Lender, the Co-Documentation Agents, the Arrangers and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses of one firm of counsel for all Indemnitees, taken as a whole, selected by the Administrative Agent (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating or defending any of the foregoing (including the reasonable fees) has retained its own counsel, of another firm of counsel for such affected Indemnitee), and to the extent required, one firm or local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions), incurred by or asserted against any Indemnitee arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding in connection with, or as a result of (i) the execution or delivery of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Financing Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence, Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property, any other property currently owned, leased or operated by the Borrower or any Subsidiary, or any other location, or any other Environmental Liability related in any way to the Borrower or any Subsidiary; in each case, whether based on contract, tort or any other theory, and regardless of whether such matter is brought by a third party or by the Borrower or any Subsidiary or any of their respective Affiliates and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from (x) the gross negligence, willful misconduct or bad faith of such Indemnitee or any of its Related Parties, (y) a material breach of an obligation under the Loan Documents by such Indemnitee or any of its Related Parties or (z) any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any claim, action, suit, inquiry, litigation, investigation or proceeding against any Agent, any Issuing Bank, the Swingline Lender or any Arranger in its capacity as such). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to either Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any sub-agent thereof), such Issuing Bank or such Related Party in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time.

(d) No Loan Party, Indemnitee or Agent Party shall have any liability for any punitive, indirect or consequential damages resulting from this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective

Date), including with respect to Section 9.01(c); provided that the foregoing shall not limit the Borrower’s indemnification obligations to any Indemnitee pursuant to Section 9.03(b) in respect of damages incurred or paid by an Indemnitee to a third party. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee or any of its Related Parties.

(e) All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) (it being understood that this provision shall not be applicable to any transaction permitted under Section 6.05(a)), (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraphs (b)(ii) and (f) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (x) in the case of Term Loans only, to any other Lender, an Affiliate of any Lender or an Approved Fund, (y) if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing or (z) in the case of Term Loans only, to Lenders acquiring such Term Loans by assignment as part of the initial syndication on or within 30 days after the Effective Date, to the extent such Lenders have been identified to the Borrower in an executed master assignment and assumption, (B) the Applicable Agent; provided that no consent of the Applicable Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or to an Affiliated Lender and (C) solely in the case of Revolving Loans and Revolving Commitments, each Issuing Bank and the Swingline Lender; provided that, for the avoidance of doubt, no consent of any Issuing Bank or the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan or Term Commitment; provided, further, that it shall be understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with any Requirement of Law, the Borrower would be required to obtain the consent of any Governmental Authority. Notwithstanding anything in this Section 9.04 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to any such assignment of Term Loans within 10 Business Days after written notice to the Borrower, the Borrower shall be deemed to have consented to such assignment.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Applicable Agent) shall not be less than $1,000,000, in the case of Term Loans (and integral multiples thereof), and $5,000,000, in the case of Revolving Commitments and Revolving Loans (and integral multiples thereof) unless the Borrower and the Applicable Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Applicable Agent an Assignment and Assumption, together (unless waived by the Applicable Agent) with a processing and recordation fee of $3,500; provided that the Applicable Agent, in its sole discretion, may elect to waive such processing and recordation fee; provided, further, that assignments made pursuant to Section 2.19(b) shall not require the signature of the assigning Lender to become effective and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable Requirements of Law, including Federal, state and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section. Notwithstanding the foregoing, no assignee, which as of the date of any assignment to it pursuant to this Section 9.04 would be entitled to any payments under Sections 2.15 or 2.17 in an amount greater than the assigning Lender would have been entitled to as of such date with respect to the rights assigned, shall be entitled to such greater payments. The benefit of each Security Document shall be maintained in favor of the assignee (without prejudice to Section 8.07).

(iv) The Applicable Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it in respect of Commitments or Loans of any Class and a register for the recordation of the names and addresses of the applicable Lenders of each Class for which it serves as Agent, and the Commitment of, and principal and interest amounts of the Loans and LC Disbursements owing to, each such Lender pursuant to the terms hereof from time to time (a “Register”). The entries in each Register shall be conclusive absent manifest error, and the Borrower, the Applicable Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the applicable Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Applicable Agent shall maintain on its Register information regarding the designation, and revocation of designation, of any Lender of each Class for which it serves as Agent as a Defaulting Lender. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender (solely with respect to its own Loans and Commitments), at any reasonable time and from time to time upon reasonable prior notice. The Register and subaccounts shall record any cancellation or retirement of Loans contemplated by Section 2.11(a)(ii) or this Section 9.04.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Applicable Agent shall accept such Assignment and Assumption and record the information contained therein in its Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the applicable Register as provided in this paragraph.

(vi) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower, the Applicable Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other Persons other than a natural person or a Defaulting Lender (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the obligations and limitations of such Sections, including Section 2.17(e), and Section 2.19 (it being understood that the documentation required under

Section 2.17(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by applicable law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary in connection with a Tax audit or other Tax proceeding to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and the parties shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, no Agent (in its capacity as an Agent) shall have any responsibility for maintaining a Participant Register.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of such participation is made with the Borrower’s prior written consent or except to the extent such greater entitlement results from a Change in Law after the Participant acquired the applicable participation.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Applicable Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Applicable Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to either Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f) Any Lender may, at any time, assign all or a portion of its Term Loans and/or Term Commitments under this Agreement to an Affiliated Lender subject to the following limitations:

(i) Affiliated Lenders will not receive information provided solely to Lenders by either Agent, any Arranger or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders, the Agents and the Arrangers, but may receive notices of Borrowings, notices of prepayments and other administrative notices in respect of the applicable Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(ii) for purposes of any amendment, waiver or modification of any Loan Document or, subject to Section 9.02(d), any plan of reorganization pursuant to any Debtor Relief Law, that in either case does not adversely affect such Affiliated Lender (in its capacity as a Lender) in a disproportionately adverse manner as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the Bankruptcy Code is not deemed to have been so voted, then such vote will be “designated” pursuant to Section 1126(e) of the Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code;

(iii) Affiliated Lenders may not purchase Revolving Loans by assignment pursuant to this Section 9.04;

(iv) the aggregate principal amount of Term Loans and Term Commitments purchased by assignment pursuant to this Section 9.04 and held at any one time by Affiliated Lenders may not exceed 25% of the outstanding principal amount of all Term Loans and Term Commitments on the date of any such purchase; and

(v) any Affiliated Lender that is assigned any rights or obligations under this Agreement shall, prior to such assignment, notify the Administrative Agent that it is an Affiliated Lender.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that either Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(e) or (f).

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although (i) such obligations may be contingent or unmatured and (ii) such obligations are owed to a branch, office or Affiliate of such Lender or Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders and (y) the Defaulting Lender shall provide promptly to the Agents a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender and applicable Issuing Bank shall notify the Borrower and the Agents of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank and their respective Affiliates may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general and exclusive jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them;

(ii) consents that any such action or proceeding may be brought in such courts and waives, to the maximum extent not prohibited by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii) agrees that the New York Courts and appellate courts from either of them shall be the exclusive forum for any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, and that it shall not initiate (or collusively assist in the initiation or prosecution of) any such action or proceeding in any court other than the New York Courts and appellate courts from either of them; provided that:

(A) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over the subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having such jurisdiction;

(B) in the event that a legal action or proceeding is brought against any party hereto or involving any of its property or assets in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party shall be entitled to assert any claim or defense (including any claim or defense that this Section 9.09(b)(iii) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding;

(C) the Agents and the Lenders may bring any legal action or proceeding against any Loan Party in any jurisdiction in connection with the enforcement of any rights under any Security Documents; provided that any Loan Party shall be entitled to assert any claim or defense (including any claim or defense that this Section 9.09(b)(iii) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding; and

(D) any party hereto may bring any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment;

(iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the applicable Agent, as the case may be, at the address specified in Section 9.01 or at such other address of which such Agent, any such Lender and the Borrower shall have been notified pursuant thereto; and

(v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to the preceding clause (iii)) shall limit the right to sue in any other jurisdiction.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality.

(a) Each Agent, Issuing Bank and Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents, in each case who need to know such Information in connection with the administration of the Loan Documents and who are informed of the confidential nature of such Information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (it being understood that each Agent, Issuing Bank and Lender shall be responsible for any breach of this provision by any of its respective Related Parties), (ii) to the extent requested by any regulatory authority or self-regulatory authority, required by applicable law or by any subpoena or similar legal process; provided that solely to the extent permitted by applicable law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each Issuing Bank, Lender and Agent shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding prior to any disclosure of such Information; provided, further, that in no event shall any Lender, Issuing Bank or Agent be obligated or required to return after such Person receives notice any materials furnished by the Borrower or any subsidiary of the Borrower, (iii) to any other party to this Agreement, (iv) subject to an agreement containing confidentiality undertakings substantially similar (or at least as restrictive) to those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this

Agreement, (B) any actual or prospective direct or indirect contractual counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(d), and (v) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or any similar confidentiality obligations or (y) becomes available to either Agent, any Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower that is not subject to confidentiality obligations owing to the Borrower or any of their Subsidiaries. For the purposes hereof, “Information” means all non-public information received from the Borrower relating to the Borrower, any Subsidiary or their business. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MNPI AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MNPI AND THAT IT WILL HANDLE SUCH MNPI IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR ANY AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND EACH AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MNPI IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and each Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.14. Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment

Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.15. Release of Liens and Guarantees.

(a) The Lenders hereby irrevocably agree that the Liens granted to the Administrative Agent by the Loan Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the sale, transfer or other Disposition of such Collateral to any Person other than another Loan Party, to the extent such sale, transfer or other Disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Loan Party by a Person that is not a Loan Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.02), (v) to the extent the property constituting such Collateral is owned by any Subsidiary Loan Party, upon the release of such Subsidiary Loan Party from its obligations under the Guarantee and Collateral Agreement (in accordance with the third succeeding sentence and Section 7.12 of the Guarantee and Collateral Agreement) and (vi) as required by the Administrative Agent to effect any sale, transfer or other Disposition of Collateral in connection with any exercise of remedies of the Administrative Agent pursuant to the Security Documents. In addition, upon the receipt of prior written notice from the Borrower, the Lenders hereby irrevocably agree that the Liens granted to the Administrative Agent by the Loan Parties on any Collateral to the extent such Collateral otherwise becomes Excluded Assets shall be released by the Administrative Agent. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders hereby irrevocably agree that a Subsidiary Loan Party shall be released from the Guarantee and Collateral Agreement upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or, after written notice is delivered by the Borrower to the Administrative Agent, otherwise becoming an Excluded Subsidiary.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Loan Document Obligations (other than contingent amounts not then due) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or back-stopped in a manner reasonably satisfactory to the applicable Issuing Banks, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (i) Secured Swap Obligations outstanding, (ii) Secured Cash Management Obligations outstanding and (iii) any contingent amounts not then due. Any such release of Guarantees and Collateral shall be deemed subject to the provision that the Guarantees under the Guarantee and Collateral Agreement and the Administrative Agent’s security interests in such Collateral shall be reinstated if after such release any portion of any payment in respect of the Secured Obligations secured thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c) The Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to subordinate its Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(h) or (i).

(d) Each of the Lenders and the Issuing Bank irrevocably authorizes the Administrative Agent to provide any release or evidence of release, termination or subordination contemplated by this Section 9.15. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Document and this Section 9.15.

SECTION 9.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges (on its own behalf and on behalf of its Affiliates) and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Agents, the Co-Documentation Agents, the Lenders and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents, the Co-Documentation Agents, the Lenders and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agents, the Co-Documentation Agents, the Lenders and the Arrangers is and has been acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates in connection with the Transactions and (B) none of the Agents, the Co-Documentation Agents, the Lenders and the Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Co-Documentation Agents, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents, the Co-Documentation Agents, the Lenders and the Arrangers has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. The Borrower hereby agrees that it will not claim that the Agents and the Arrangers have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to the Borrower, in connection with the Transactions or the process leading thereto.

SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18. Additional Secured Indebtedness.

(a) In connection with the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness that is secured by Liens on the Collateral that are intended to rank equal in priority with (but without regard to the control of remedies), or junior in priority to, the Liens on the Collateral securing the Secured Obligations, at the request of Borrower, the Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) agrees to execute and deliver a Customary Intercreditor Agreement, with any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications thereto, as applicable, and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably determined by the Borrower, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), to be necessary or reasonably desirable for any Lien on the Collateral in respect of such Indebtedness to become a valid, perfected lien (with such priority as may be designated by the Borrower, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified. In connection with any such amendment, restatement, waiver, supplement or other modification, the Loan Parties shall deliver such officers’ certificates and supporting documentation as the Administrative Agent may reasonably request. The Lenders hereby authorize the Administrative Agent to take any action contemplated by the preceding sentence, and any such amendment, amendment and restatement, restatement, waiver of or supplement to or other modification of any such Loan Document shall be effective notwithstanding the provisions of Section 9.02.

(b) The Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) is authorized by the Lenders (i) to enter into any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to any Customary Intercreditor Agreement, as applicable, and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, as provided in the preceding paragraph (a) and (ii) to enter into any Customary Intercreditor Agreement, as applicable, in connection with the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness that is secured by Liens on the Collateral that are intended to rank equal in priority with (but without regard to the control of remedies), or junior in priority to, the Liens on the Collateral securing the Secured Obligations.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WEIGHT WATCHERS INTERNATIONAL, INC., as the Borrower

By:	/s/ Nicholas Hotchkin
Name: Nicholas Hotchkin
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually and as the Administrative Agent and an Issuing Bank

By:	/s/ Stephen Zajac
Name: Stephen Zajac
Title: Executive Director

THE BANK OF NOVA SCOTIA, individually and as the Revolving Agent, a Swingline Lender and an Issuing Bank,

By:	/s/ Michelle C. Philips
Name: Michelle C. Philips
Title: Director

SIGNATURE PAGE TO

WEIGHT WATCHERS INTERNATIONAL, INC.

CREDIT AGREEMENT

Name of Lender: [Lender signature pages on file with the Administrative Agent]

by
Name:
Title:

For any Lender requiring a second signature line:

by
Name:
Title:

Schedule 1.01

EXCLUDED SUBSIDIARY PLEDGES

None.

Schedule 1.02

EXISTING LETTERS OF CREDIT

Issuer	Beneficiary	Expiration Date	Letter of Credit Number	Amount
The Bank of Nova Scotia	Travelers	11/01/2013	91065/80085	$375,000.00
The Bank of Nova Scotia	AIG	09/29/2013	92520/80085	$777,000.00

Schedule 2.01

COMMITMENTS

Initial Tranche B-1 Term Commitments

Total Commitments of Initial Tranche B-1 Term Lenders	$300,000,000

Allocations on file with the Administrative Agent.

Initial Tranche B-2 Term Commitments

Total Commitments of Initial Tranche B-2 Term Lenders	$2,100,000,000

Allocations on file with the Administrative Agent.

Revolving Commitments

Revolving Lender	Revolving Commitments
JPMorgan Chase Bank, N.A.	$50,000,000
Bank of America, N.A.	$50,000,000
The Bank of Nova Scotia	$50,000,000
HSBC Bank USA, National Association	$50,000,000
U.S. Bank National Association	$50,000,000

Schedule 3.08

SUBSIDIARIES

Entity	Jurisdiction
BLTC Pty Limited	Australia
Fortuity Pty. Ltd.	Australia
Gutbusters Pty Ltd	Australia
LLTC Pty Limited	Australia
Millhill Enterprises Pty Ltd	Australia
Weight Watchers Asia Pacific Finance Limited Partnership	Australia
Weight Watchers International Pty Limited	Australia
Weight Watchers Services Pty Ltd	Australia
Weight Watchers Belgium N.V.	Belgium
Weight Watchers Botswana Pty Ltd	Botswana
Weight Watchers Canada, Ltd.	Canada
Weight Watchers Asia Holdings Ltd.	Cayman Islands
Weight Watchers (China) Weight Loss Consultation Co., Ltd.	China
Waist Watchers, Inc.	Delaware
Weight Watchers Direct, Inc.	Delaware
Weight Watchers North America, Inc.	Delaware
W. W. Camps and Spas, Inc.	Delaware
WW Funding Corp.	Delaware
W. W. Inventory Service Corp.	Delaware
W. W. I. Subsidiary, Inc.	Delaware
WeightWatchers.ca Limited	Delaware
WeightWatchers.com, Inc.	Delaware
Weight Watchers Denmark APS	Denmark
Weight Watchers Operations Denmark APS	Denmark
WeightWatchers.fr S.A.R.L.	France
Weight Watchers France S.A.R.L.	France
Weight Watchers Operations France	France
Weight Watchers At Work GmbH	Germany
Weight Watchers (Deutschland) GmbH	Germany
Great Day Holdings Limited	Hong Kong
Weight Watchers China Limited	Hong Kong
IL Salvalinea, S.R.L.	Italy
Centro de Cuidado Del Peso, S. de R.L. de C.V.	Mexico
Servicios Operativos CP, S. de R.L. de C.V.	Mexico
Weight Watchers Vigilantes de Peso de Mexico, S.A. de C.V.	Mexico
Weight Watchers Netherlands B.V.	Netherlands
WeightWatchers.nl B.V.	Netherlands
58 WW Food Corp.	New York
Weight Watchers Camps, Inc.	New York

W.W.I. European Services, Ltd.	New York
W.W. Weight Reduction Services, Inc.	New York
W/W TwentyFirst Corporation	New York
Weight Watchers Limited	New Zealand
Weight Watchers New Zealand Limited	New Zealand
Weight Watchers New Zealand Unit Trust	New Zealand
Weight Watchers Polska Sp. z o.o.	Poland
Weight Watchers Singapore Pte. Ltd.	Singapore
Weight Watchers (Lesotho) Pty	South Africa
Weight Watchers Operations Spain, S.L.	Spain
Weight Watchers Spain, S.L.	Spain
Weight Watchers European Holding AB	Sweden
Weight Watchers Sweden ViktVäktarna Aktiebolag	Sweden
Weight Watchers (Switzerland) SA	Switzerland
Weight Watchers (Accessories & Publications) Ltd	United Kingdom
Weight Watchers (Exercise) Ltd.	United Kingdom
Weight Watchers Supply Company Limited	United Kingdom
Weight Watchers International Holdings Limited	United Kingdom
Weight Watchers UK Holdings Limited	United Kingdom
Weight Watchers (UK) Limited	United Kingdom
WeightWatchers.co.uk Limited	United Kingdom
WeightWatchers.de Limited	United Kingdom

Schedule 5.14

CERTAIN POST-CLOSING OBLIGATIONS

None.

Schedule 6.01

EXISTING INDEBTEDNESS

1.	Interest Rate SWAP Agreement, dated as of January 16, 2009, between the Borrower and The Bank of Nova Scotia. Mark to market value as of March 20, 2013 was $10,826,727.11.

2.	Letter of Credit:

Issuer	Beneficiary	Expiration Date	Letter of Credit Number	Amount
The Bank of Nova Scotia	Travelers	11/01/2013	91065/80085	$375,000.00
The Bank of Nova Scotia	AIG	09/29/2013	92520/80085	$777,000.00

Schedule 6.02

EXISTING LIENS

JURISDICTION	FILING TYPE	FILE NUMBER & DATE	DEBTOR	SECURED PARTY	NOTES
State Corporation Commission, Virginia	UCC	060802 7178-4 08/02/2006	Weight Watchers International, Inc. 3160 Crown Canyon Place San Ramon, CA 94583	General Electric Capital Corp. 1961 Hirst Drive Moberly, MO 65270

State Corporation Commission, Virginia	CONT	111712 3850-7 07/12/2011	Weight Watchers International, Inc. 3160 Crown Canyon Place San Ramon, CA 94583	General Electric Capital Corp. 1961 Hirst Drive Moberly, MO 65270	Continuation to financing statement 060802 7178-4.

State Corporation Commission, Virginia	AMEND	111712 3854-4 07/12/2011	Weight Watchers International, Inc. 3160 Crown Canyon Place San Ramon, CA 94583	General Electric Capital Corp. 1961 Hirst Drive Moberly, MO 65270	Amendment to financing statement 060802 7178-4 changing Secured Party address to: General Electric Capital Corp. PO Box 35701 Billings, MT 59107-5701

State Corporation Commission, Virginia	UCC	060927 7045-7 09/27/2006	Weight Watchers International, Inc. 300 Jerichoquadrangle, Ste 350 Jericho, CA 11753	General Electric Capital Corp. 1961 Hirst Drive Moberly, MO 65270

State Corporation Commission, Virginia	CONT	110728 4010-0 07/28/2011	Weight Watchers International, Inc. 300 Jerichoquadrangle, Ste 350 Jericho, CA 11753	General Electric Capital Corp. 1961 Hirst Drive Moberly, MO 65270	Continuation to financing statement 060927 7045-7

State Corporation Commission, Virginia	AMEND	110728 4020-1 07/28/2011	Weight Watchers International, Inc. 300 Jerichoquadrangle, Ste 350 Jericho, CA 11753	General Electric Capital Corp. 1961 Hirst Drive Moberly, MO 65270	Amendment to financing statement 060927 7045-7 changing Secured Party address to: General Electric Capital Corp. PO Box 35701 Billings, MT 59107-5701

JURISDICTION	FILING TYPE	FILE NUMBER & DATE	DEBTOR	SECURED PARTY	NOTES
State Corporation Commission, Virginia	UCC	071516 7072-5 05/16/2007	Weight Watchers International, Inc. 3160 Crown Canyon Place San Ramon, CA 94583	General Electric Capital Corp. 1961 Hirst Drive Moberly, MO 65270

State Corporation Commission, Virginia	CONT	120306 3872-3 03/06/2012	Weight Watchers International, Inc. 3160 Crown Canyon Place San Ramon, CA 94583	General Electric Capital Corp. 1961 Hirst Drive Moberly, MO 65270	Continuation to financing statement 071516 7072-5

State Corporation Commission, Virginia	AMEND	120306 3877-3 03/06/2012	Weight Watchers International, Inc. 3160 Crown Canyon Place San Ramon, CA 94583	General Electric Capital Corp. 1961 Hirst Drive Moberly, MO 65270	Amendment to financing statement 071516 7072-5 changing Secured Party address to: General Electric Capital Corp. PO Box 35701 Billings, MT 59107

State Corporation Commission, Virginia	UCC	070917 7040-8 09/17/2007	Weight Watchers International, Inc. 11 Madison Ave., 17th Floor New York, NY 10010	Sun Microsystems Global Financial Services, a business of Sun Microsystems, Inc. 44 Old Ridgebury Rd Danbury, CT 68100

State Corporation Commission, Virginia	CONT	120628 3985-4 06/28/2012	Weight Watchers International, Inc. 11 Madison Ave., 17th Floor New York, NY 10010	Sun Microsystems Global Financial Services, a business of Sun Microsystems, Inc. 44 Old Ridgebury Rd Danbury, CT 68100	Continuation to financing statement 070917 7040-8

State Corporation Commission, Virginia	AMEND	120628 3989-2 06/28/2012	Weight Watchers International, Inc. 11 Madison Ave., 17th Floor New York, NY 10010	Sun Microsystems Global Financial Services, a business of Sun Microsystems, Inc. 44 Old Ridgebury Rd Danbury, CT 68100	Amendment to financing statement 070917 7040-8 changing Secured Party address to: Sun Microsystems Global Financial Services, a business of Sun Microsystems, Inc. PO Box 35701 Billings, MT 59107-5701

State Corporation Commission, Virginia	UCC	071002 7077-7 10/02/2007	Weight Watchers International, Inc. 11 Madison Ave., 17th Floor New York, NY 10010	General Electric Capital Corp. 1961 Hirst Drive Moberly, MO 65270

JURISDICTION	FILING TYPE	FILE NUMBER & DATE	DEBTOR	SECURED PARTY	NOTES
State Corporation Commission, Virginia	UCC	071218 7014-2 12/18/2007	Weight Watchers International, Inc. 11 Madison Ave., 17th Floor New York, NY 10010	Toshiba America Business Solutions, Inc. 1961 Hirst Drive Moberly, MO 65270

State Corporation Commission, Virginia	UCC	080222 7165-1 02/22/2008	Weight Watchers International, Inc. 11 Madison Ave., 17th Floor New York, NY 10010	General Electric Capital Corporation 1961 Hirst Drive Moberly, MO 65270

State Corporation Commission, Virginia	UCC	080417 7122-4 04/17/2008	Weight Watchers International, Inc. 11 Madison Ave., 17th Floor New York, NY 10010	General Electric Capital Corp. 1961 Hirst Drive Moberly, MO 65270

State Corporation Commission, Virginia	CONT	130123 3934-9 01/23/2013	Weight Watchers International, Inc. 11 Madison Ave., 17th Floor New York, NY 10010	General Electric Capital Corp. 1961 Hirst Drive Moberly, MO 65270	Continuation to financing statement 080417 7122-47

State Corporation Commission, Virginia	AMEND	130123 3935-1 01/23/2013	Weight Watchers International, Inc. 11 Madison Ave., 17th Floor New York, NY 10010	General Electric Capital Corp. 1961 Hirst Drive Moberly, MO 65270	Amendment to financing statement 080417 7122-4 changing Secured Party address to: General Electric Capital Corp. PO Box 35701 Billings, MT 59107-5701

State Corporation Commission, Virginia	UCC	080529 7024-3 05/29/2008	Weight Watchers International, Inc. 8900 State Line road Leawood, KS 66206	General Electric Capital Corp. 1961 Hirst Drive Moberly, MO 65270

State Corporation Commission, Virginia	UCC	080805 7021-3 08/05/2008	Weight Watchers International, Inc. 8900 State Line road Leawood, KS 66206	General Electric Capital Corp. 1961 Hirst Drive Moberly, MO 65270

State Corporation Commission, Virginia	UCC	080821 7054-6 08/21/2008	Weight Watchers International, Inc. 8900 State Line road Leawood, KS 66206	General Electric Capital Corp. 1961 Hirst Drive Moberly, MO 65270

JURISDICTION	FILING TYPE	FILE NUMBER & DATE	DEBTOR	SECURED PARTY	NOTES
State Corporation Commission, Virginia	UCC	090828 7239-4 08/28/2009	Weight Watchers International, Inc. 300 Jericho Quadrangle Suite 350 Jericho, NY 11753	National City Commercial Capital Company, LLC 995 Dalton Ave. Cincinnati, OH 45203

State Corporation Commission, Virginia	UCC	110315 4024-4 03/15/2011	Weight Watchers North America, Inc. 300 Jericho Quadrangle Suite 350 Jericho, NY 11753	Lake Gem D1, LLC 1081 19th Street, Ste 203 Virginia Beach, VA 23451

State Corporation Commission, Virginia	UCC	110614 3857-2 06/14/2011	Weight Watchers International, Inc. 11 Madison Avenue, 17th Floor New York, NY 10010	General Electric Capital Corp. PO Box 35701 Billings, MT 59107

State Corporation Commission, Virginia	UCC	110923 3892-1 09/23/2011	Weight Watchers International, Inc. 11 Madison Ave 17th Floor New York, NY 10010	Hitachi Data Systems Credit Corp. 750 Central Expressway Santa Clara, CA 95050

State Corporation Commission, Virginia	UCC	120328 3904-8 03/28/2012	Weight Watchers International, Inc. 11 Madison Ave New York, NY 10010	Hitachi Data Systems Credit Corp. 750 Central Expressway Santa Clara, CA 95050

State Corporation Commission, Virginia	UCC	121016 3859-1 10/16/2012	Weight Watchers International, Inc. 11 Madison Ave New York, NY 10010	Hitachi Data Systems Credit Corp. 750 Central Expressway Santa Clara, CA 95050

State Corporation Commission, Virginia	UCC	121212 3930-9 12/12/2012	Weight Watchers International, Inc. 11 Madison Ave New York, NY 10010	Hitachi Data Systems Credit Corp. 750 Central Expressway Santa Clara, CA 95050

State Corporation Commission, Virginia	UCC	121212 3932-3 12/12/2012	Weight Watchers International, Inc. 11 Madison Ave New York, NY 10010	Hitachi Data Systems Credit Corp. 750 Central Expressway Santa Clara, CA 95050

Secretary of State, Delaware	UCC	2013 0183013 01/14/2013	Weight Watchers North America, Inc. 721 Emerson Road, Suite 300 St. Louis, MO 63141	Parkdale Crossing CMBS, LLC 6155 Eastex Freeway Suite 200 Beaumont, TX 77706

Schedule 6.04

EXISTING AND CONTEMPLATED INVESTMENTS

1.	35% interest of the Borrower in Weight Watchers do Brasil Programas Alimentares Limitada.

2.	35% interest of the Borrower in Vigilantes do Peso Marketing Ltda.

3.	50% interest of the Borrower in WW Foods, LLC.

4.	30.49% interest of the Borrower in MEND Central Limited.

5.	HK$50 million investment in Weight Watchers (China) Weight Loss Consultation Co., Ltd. to be made in 2013.

6.	This schedule incorporates by reference Schedule 6.01.

Schedule 6.06

ASSET SALES

None.

Schedule 6.08

EXISTING AFFILIATE TRANSACTIONS

1.	Registration Rights Agreement, dated as of September 29, 1999, among the Borrower, Artal Luxembourg, S.A. and H.J. Heinz Company.

2.	Corporate Agreement, dated as of November 5, 2001, as amended as of July 1, 2005, between the Borrower and Artal Luxembourg, S.A.

3.	Stock Purchase Agreement, dated as of February 14, 2012, between the Borrower and Artal Holdings Sp. z o.o., Succursale de Luxembourg.

4.	This schedule incorporates by reference Item 13 of the Borrower’s Form 10-K for the fiscal year ended December 29, 2012 and the “TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS” section of the Borrower’s definitive Proxy Statement filed on April 9, 2012.

Schedule 6.10

EXISTING RESTRICTIONS

None.

Schedule 9.01

NOTICES

If to the Borrower:

Prior to April 15, 2013:

Weight Watchers International, Inc.

11 Madison Avenue, 17th Floor

New York, New York 10010

Attn: General Counsel

Tel: 212-589-2700

Fax: 212-589-2601

www.weightwatchersinternational.com

On or following April 15, 2013:

Weight Watchers International, Inc.

675 Avenue of Americas, 6th Floor

New York, New York 10010

Attn: General Counsel

Tel: 212-589-2700

Fax: 212-589-2601

www.weightwatchersinternational.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Brian M. Steinhardt

Facsimile: 212-455-2502

Email: bsteinhardt@stblaw.com

If to JPMorgan Chase Bank, N.A., as Administrative Agent or Issuing Bank:

JPMorgan Chase Bank, N.A.

Global Trade Services

131 South Dearborn, Floor 05

Chichago, IL 60603-5506

Attention: Carolyn Edwards

Fax: 312-288-8950

Email: Standbylc.chi.MC@jpmchase.com

If to The Bank of Nova Scotia, as Revolving Agent, Issuing Bank or Swingline Lender:

The Bank of Nova Scotia

WBO — Loan Operations

720 King Street West, 2nd Floor

Toronto, Ontario, M5V 2T3

Facsimile: (416) 866-5991

Attention: John Hall

EXHIBIT A

Form of Assignment and Assumption

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). It is understood and agreed that the rights and obligations of the Assignor and the Assignee hereunder are several and not joint. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex A attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full. The benefit of each Security Document shall be maintained in favor of the Assignee (without prejudice to Section 8.07 of the Credit Agreement).

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Applicable Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit and Swingline Loans included in, and Guarantees made pursuant to, such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[Assignor Name]

2.	Assignee:	[Assignee Name] [and is an Affiliate/Approved Fund of [Lender Name]]

Assignee is an Affiliated Lender:

3.	Borrower:	WEIGHT WATCHERS INTERNATIONAL, INC., Virginia corporation

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A. as the Administrative Agent under the Credit Agreement

5.	Revolving Agent:	THE BANK OF NOVA SCOTIA, as the Revolving Agent under the Credit Agreement

6.	Credit Agreement	The Credit Agreement dated as of April 2, 2013 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time) among the Borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank, and The Bank of Nova Scotia, as the Revolving Agent, a Swingline Lender and an Issuing Bank.

7.	Assigned Interest

Facility Assigned	Aggregate amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage of Commitment/Loans Assigned[1]
[2]	$	$		%
	$	$		%
	$	$		%

8.	Effective Date:[3]	, 20

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Commitment,” “Term Commitment,” “Revolving Loan,” “Term Loan,” etc.), including any new Class of Loans established under Section 2.20 or 2.21.
[3]	To be inserted by Applicable Agent and which shall be the effective date of recordation of transfer in the register therefor.

2

9.	Notice and Wire Instructions

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Facsimile:	Facsimile:

with a copy to:	with a copy to:

Attention:	Attention:
Facsimile:	Facsimile:

Wire Instructions:	Wire Instructions:

3

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[[Consented to and][4] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:][5]

[[Consented to and][6] Accepted:

THE BANK OF NOVA SCOTIA, as Revolving Agent

By:
Name:
Title:][7]

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if clause (b) of the definition of the term “Applicable Agent” applies.
[6]	To be added only if the consent of the Revolving Agent is required by the terms of the Credit Agreement.
[7]	To be added only if clause (a) of the definition of the term “Applicable Agent” applies.

4

[Consented to:][8]

By:
Name:
Title:

[8]	To be added only if the consent of any of the Borrower, a Swingline Lender or any Issuing Bank is required by the terms of the Credit Agreement.

5

ANNEX A

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) or (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on any Agent, any Arranger or any other Lender, (vi) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including pursuant to Section 2.17(e)), duly completed and executed by the Assignee and (vii) if it is an Affiliated Lender, (A) the limitation set forth in Section 9.04(f)(iv) (the “Affiliated Lender Limitation”) shall not be exceeded as of the Effective Date after giving effect to any assignment or transfer hereto, (B) it has established procedures reasonably designed to ensure that the Affiliated Lender Limitation shall not be exceeded at any time it is a Lender (and, in the event it becomes aware of any such excess, it shall promptly notify the Administrative Agent thereof and shall, in coordination with the other Lenders that are Affiliated Lenders, promptly take such steps (including assignment and transfer of Term Loans) as shall be required to eliminate such excess), (C) the Assigned Interests do not include any Revolving Commitments or Revolving Loans and (D) it has indicated its status as such in the space provided on the first page

1

of this Assignment and Assumption; and (b) agrees that (i) it will, independently and without reliance on any Agent, any Arranger, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date referred to in this Assignment and Assumption, the Applicable Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT B

Form of Guarantee and Collateral Agreement

GUARANTEE AND COLLATERAL AGREEMENT

dated as of

[                    ], 2013,

among

WEIGHT WATCHERS INTERNATIONAL, INC.,

THE SUBSIDIARY LOAN PARTIES PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

TABLE OF CONTENTS

		Page
ARTICLE I

Definitions

SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Other Defined Terms	1

ARTICLE II

Guarantee

SECTION 2.01.	Guarantee	5
SECTION 2.02.	Guarantee of Payment; Continuing Guarantee	5
SECTION 2.03.	No Limitations on Guarantee	5
SECTION 2.04.	Reinstatement	7
SECTION 2.05.	Agreement to Pay; Subrogation	7
SECTION 2.06.	Information	8
SECTION 2.07.	Immediate Recourse	8

ARTICLE III

Pledge of Securities

SECTION 3.01.	Pledge	8
SECTION 3.02.	Delivery of the Pledged Collateral	9
SECTION 3.03.	Representations, Warranties and Covenants	10
SECTION 3.04.	Registration in Nominee Name; Denominations	11
SECTION 3.05.	Voting Rights; Dividends and Interest	12
SECTION 3.06.	Certification of Limited Liability Company and Limited Partnership Interests	14

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01.	Security Interest	14
SECTION 4.02.	Representations and Warranties	16
SECTION 4.03.	Covenants	17
SECTION 4.04.	Commercial Tort Claims	19
SECTION 4.05.	Covenants Regarding Patent, Trademark and Copyright Collateral	19

-i-

-ii-

Schedules

Schedule I	Pledged Equity Interests; Pledged Debt Securities
Schedule II	Intellectual Property
Schedule III	Commercial Tort Claims

Exhibits

Exhibit I	Form of Supplement
Exhibit II	Form of Copyright Security Agreement
Exhibit III	Form of Patent Security Agreement
Exhibit IV	Form of Trademark Security Agreement

-iii-

GUARANTEE AND COLLATERAL AGREEMENT dated as of [                    ], 2013 (this “Agreement”), among WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation (the “Borrower”), the SUBSIDIARY LOAN PARTIES from time to time party hereto and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as the Administrative Agent.

Reference is made to the Credit Agreement dated as of April 2, 2013 (as amended, restated, amended and restated, supplemented, extended, refinanced or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto, JPMCB, as the Administrative Agent and an Issuing Bank, and The Bank of Nova Scotia, as the Revolving Agent, a Swingline Lender and an Issuing Bank. The Lenders and the Issuing Banks have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Subsidiary Loan Parties are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms.

(a) Each capitalized term used but not defined herein shall have the meaning assigned thereto in the Credit Agreement; provided that each term defined in the New York UCC (as defined herein) and not defined in this Agreement shall have the meaning specified in the New York UCC. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Section 1.03 and 1.04 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person that is or may become obligated to any Grantor under, with respect to or on account of an Account.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01.

“Claiming Party” has the meaning assigned to such term in Section 6.02.

“Collateral” means Article 9 Collateral and Pledged Collateral.

“Contributing Party” has the meaning assigned to such term in Section 6.02.

“Commercial Tort Claim” means any Commercial Tort Claim (as defined in the New York UCC) that is commenced by a Grantor in the courts of the United States, any state or territory thereof or any political subdivision of any such state or territory, other than any Commercial Tort Claim (as defined in the New York UCC) in which a Grantor seeks damages arising out of torts committed against it that would reasonably be expected to result in a damage award to it of less than $10,000,000.

“Copyright License” means, with respect to any Grantor, any written license agreement of such Grantor, now or hereafter in effect, with any Person who is not an Affiliate granting a license to such Grantor’s registered United States Copyrights or such other Person’s registered United States copyrights, and all rights of such Grantor under any such agreement, and including those exclusive copyright licenses under which any Grantor is a licensee listed on Schedule II hereto.

“Copyrights” means, with respect to any Grantor, all of the following now owned or hereafter acquired by such Grantor: (a) all copyrights in any work arising under the copyright laws of the United States, whether as author, assignee, transferee, exclusive licensee or otherwise, and (b) all registrations and recordings and applications for registration or recording of any such copyright in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including, in the case of any Grantor, any of the foregoing set forth next to its name on Schedule II hereto, in each case, in the United States.

“Copyright Security Agreement” means the copyright security agreement substantially in the form of Exhibit II.

“Credit Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Federal District Court” has the meaning assigned to such term in Section 7.08(b)(i).

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

“Grantors” means (a) the Borrower, (b) each Subsidiary that is a party to this Agreement as of the Effective Date and (c) each Subsidiary that becomes a party to this Agreement after the Effective Date, in each case other than such Subsidiaries that have been released in accordance with the provisions of Section 7.12.

“Guarantors” means (a) the Borrower, (b) each Subsidiary that is a party to this Agreement as of the Effective Date and (c) each Subsidiary that becomes a party to this Agreement after the Effective Date, in each case other than such Subsidiaries that have been released in accordance with the provisions of Section 7.12.

“Intellectual Property” means, with respect to any Grantor, all intellectual property of every kind and nature now owned or hereafter acquired by such Grantor, including (i) inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how, software and databases and all embodiments or fixations thereof, (ii) all documentation, registrations, modifications and improvements thereof and (iii) all books and records describing or used in connection with any of the foregoing to the extent intellectual property described in clause (i) or (ii) above is embodied therein, in each case, owned by such Grantor.

“JPMCB” has the meaning assigned to such term in the preamble to this Agreement.

“License” means any Patent License, Trademark License, Copyright License or other written license agreement to which any Grantor is a party with any Person who is not an Affiliate granting a license to such Grantor’s United States Intellectual Property or such other Person’s United States intellectual property.

“New York Courts” has the meaning assigned to such term in Section 7.08(b)(i).

“New York Supreme Court” has the meaning assigned to such term in Section 7.08(b)(i).

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patent License” means with respect to any Grantor any written license agreement of such Grantor, now or hereafter in effect, with any Person who is not an Affiliate granting a license to such Grantor’s United States Patents or such other Person’s United States patents, and all rights of such Grantor under any such agreement.

“Patent Security Agreement” means the patent security agreement substantially in the form of Exhibit III hereto.

“Patents” means, with respect to any Grantor, all of the following now owned or hereafter acquired by such Grantor: (a) all letters patent of the United States and all registrations and recordings thereof and all applications for letters patent of the United States, including registrations, recordings and pending applications in the United States Patent and Trademark Office, including those listed on Schedule II hereto, and (b) all reissues, continuations, divisionals, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein, in each case, in the United States.

“Perfection Certificate” means the Perfection Certificate dated the Effective Date delivered by the Borrower to the Administrative Agent pursuant to Section 4.01(f) of the Credit Agreement.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Equity Interests” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, instruments, stock certificates, unit certificates, limited or unlimited liability membership certificates and other certificated securities now or hereafter included in the Pledged Collateral representing or evidencing any Pledged Collateral, in each case excluding any Excluded Assets.

“Security Interest” has the meaning assigned to such term in Section 4.01(a).

“Supplement” means an instrument substantially in the form of Exhibit I hereto, or any other form reasonably satisfactory to the Administrative Agent.

“Trademark License” means with respect to any Grantor any written license agreement, now or hereafter in effect, with any Person who is not an Affiliate granting a license to such Grantor’s registered United States Trademarks or such other Person’s registered United States trademarks, and all rights of such Grantor under any such agreement.

“Trademark Security Agreement” means the trademark security agreement substantially in the form of Exhibit IV hereto.

“Trademarks” means, with respect to any Grantor, all of the following now owned or hereafter acquired by such Grantor: (a) all United States trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers of like nature, owned or hereafter adopted or acquired by such Grantor and all registrations and recordings thereof and all applications for registration filed in connection therewith in the United States Patent and Trademark Office, and all renewals thereof, including, in the case of any Grantor, any of the foregoing set forth next to its name on Schedule II hereto, and (b) all goodwill associated therewith, symbolized or embodied thereby.

ARTICLE II

Guarantee

SECTION 2.01. Guarantee. Each Guarantor irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, by way of an independent payment obligation, the due and punctual payment and performance of the Secured Obligations. Each Guarantor further agrees that the Secured Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any extension, renewal, amendment or modification of any of the Secured Obligations. Each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Secured Obligations, and also waives notice of acceptance of its guarantee hereunder and notice of protest for nonpayment.

SECTION 2.02. Guarantee of Payment; Continuing Guarantee. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any proceeding under any Debtor Relief Laws shall have stayed the accrual or collection of any of the Secured Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of any of the Secured Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower, any other Loan Party or any other Person. Each Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all of its Secured Obligations, whether currently existing or hereafter incurred.

SECTION 2.03. No Limitations on Guarantee.

(a) Except for the termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 7.12, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise of any of the Secured Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Secured Obligations, any impossibility in the performance of any of the Secured Obligations or otherwise. Without limiting the generality of the foregoing, except for the termination or release of its obligations hereunder as expressly provided in Section 7.12 to the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by:

(i) the failure of the Administrative Agent, any other Secured Party or any other Person to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise;

(ii) any rescission, waiver, amendment, restatement or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement;

(iii) the release of, or any impairment of or failure to perfect any Lien on, any security held by the Administrative Agent or any other Secured Party for any of the Secured Obligations;

(iv) any default, failure or delay, willful or otherwise, in the performance of any of the Secured Obligations;

(v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Loan Document Obligations (including LC Disbursements, if any, but excluding contingent obligations not then due and obligations in respect of Letters of Credit which have been Cash Collateralized in accordance with the Credit Agreement));

(vi) any illegality, lack of validity or lack of enforceability of any of the Secured Obligations;

(vii) any change in the corporate existence, structure or ownership of any Loan Party, or any proceeding under any Debtor Relief Laws affecting any Loan Party or its assets or any resulting release or discharge of any of the Secured Obligations;

(viii) the existence of any claim, set-off or other rights that any Guarantor may have at any time against any other Guarantor, the Borrower, the Administrative Agent, any other Secured Party or any other Person, whether in connection with the Credit Agreement, the other Loan Documents or any unrelated transaction;

(ix) this Agreement having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against any other Guarantor ab initio or at any time after the Effective Date;

(x) the fact that any Person that, pursuant to the Loan Documents, was required to become a party hereto may not have executed or is not effectually bound by this Agreement, whether or not this fact is known to the Secured Parties;

(xi) any action permitted or authorized hereunder (except as set out in Section 7.12); or

(xii) any other circumstance (including any statute of limitations), or any existence of or reliance on any representation by the Administrative Agent, any other Secured Party or any other Person, that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower, any Guarantor or any other guarantor or surety (other than the indefeasible payment in full in cash of all the Loan Document

Obligations (including LC Disbursements, if any, but excluding contingent obligations not then due and obligations in respect of Letters of Credit which have been Cash Collateralized in accordance with the Credit Agreement)).

Each Guarantor expressly authorizes the Secured Parties to take and hold security in accordance with the terms of the Loan Documents for the payment and performance of the Secured Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Secured Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the indefeasible payment in full in cash of all the Loan Document Obligations (including LC Disbursements, if any, but excluding contingent obligations not then due and obligations in respect of Letters of Credit which have been Cash Collateralized in accordance with the Credit Agreement). The Administrative Agent and the other Secured Parties may, at their election and in accordance with the terms of the Loan Documents, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Secured Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Loan Document Obligations have been indefeasibly paid in full in cash (including LC Disbursements, if any, but excluding contingent obligations not then due and obligations in respect of Letters of Credit which have been Cash Collateralized in accordance with the Credit Agreement). To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.

SECTION 2.04. Reinstatement. Each Guarantor agrees that, unless released pursuant to the last sentence of Section 9.15(a) of the Credit Agreement, its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Secured Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of the Borrower, any other Loan Party or otherwise.

SECTION 2.05. Agreement to Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured

Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Secured Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.06. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07. Immediate Recourse. Each Guarantor waives any right it may have of first requiring any Loan Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Agreement. This waiver applies irrespective of any law or any provision of a Loan Document to the contrary.

ARTICLE III

Pledge of Securities

SECTION 3.01. Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby assigns and pledges to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under (a)(i) the Equity Interests of any Restricted Subsidiary or any other Person (other than any Unrestricted Subsidiary) now owned by such Grantor, including those listed opposite the name of such Grantor on Schedule I hereto, (ii) any other Equity Interests of any Restricted Subsidiary or any other Person (other than any Unrestricted Subsidiary) obtained in the future by such Grantor and (iii) subject to Section 3.02, the certificates and any other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank (collectively, the “Pledged Equity Interests”); (b)(i) the debt securities and instruments now owned by such Grantor, including those listed opposite the name of such Grantor on Schedule I hereto, (ii) any debt securities and instruments in the future issued to or otherwise acquired by such Grantor and (iii) subject to Section 3.02, the promissory notes and any other instruments evidencing all such debt securities (collectively, the “Pledged Debt Securities”); (c) all other property that may be delivered to and held by the Administrative Agent pursuant to the terms of this Section 3.01 and Section 3.02; (d) subject to Section 3.05, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (e) subject to Section 3.05, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; (f) the Intercompany Note; and (g) all Proceeds of any of the foregoing to the extent such Proceeds would constitute property referred to in clauses (a) through (f) above (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”); provided that none of “Pledged Collateral”, “Pledged Equity Interests”, “Pledged Debt Securities” or any term defined by reference thereto shall include, and this Agreement shall not constitute the assignment or pledge of, or a grant of a security interest in, any Excluded Asset.

SECTION 3.02. Delivery of the Pledged Collateral.

(a) Each Grantor agrees to deliver or cause to be delivered to the Administrative Agent any and all Pledged Securities (i) on the date hereof, in the case of any such Pledged Securities owned by such Grantor on the date hereof, and (ii) promptly (and in any event within 45 days after receipt by such Grantor or such longer period agreed to by the Administrative Agent in its reasonable discretion) after the acquisition thereof, in the case of any such Pledged Securities acquired by such Grantor after the date hereof; provided that the Grantor shall have no obligation to deliver Pledged Debt Securities except as described in Section 3.02(b); provided further that the Grantor shall have no obligation to deliver Pledged Equity Interests of (i) an Immaterial Subsidiary (as such term is defined in the Credit Agreement but replacing 5% in such definition with 2.5%), (ii) a Person that is not a Restricted Subsidiary and (iii) a Restricted Subsidiary set forth on Schedule 1.01 of the Credit Agreement.

(b) (i) Except with respect to intercompany Indebtedness (other than owing by any Unrestricted Subsidiary), if any Indebtedness for borrowed money in a principal amount in excess of $10,000,000 (individually) is owing to any Grantor and such Indebtedness is evidenced by a promissory note, such Grantor shall deliver to the Administrative Agent such promissory note, together with undated instruments of transfer with respect thereto endorsed in blank and (ii) with respect to intercompany Indebtedness, all Indebtedness of the Borrower and each of its Restricted Subsidiaries that is owing to any Grantor (or Person required to become a Grantor) shall be evidenced by the Intercompany Note, and the Administrative Agent shall have received such Intercompany Note duly executed by the Borrower, each such Restricted Subsidiary and each such other Grantor, together with undated instruments of transfer with respect thereto endorsed in blank;

(c) Upon delivery to the Administrative Agent, (i) any certificate, instrument or promissory note representing Pledged Securities shall be accompanied by undated stock or note powers, as applicable, duly executed by the applicable Grantor in blank or other undated instruments of transfer duly executed in blank and reasonably satisfactory to the Administrative Agent and (ii) all other property comprising part of the Pledged Collateral to the extent applicable shall be accompanied by undated proper instruments of assignment duly executed by the applicable Grantor in blank and such other instruments and documents as the Administrative Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing such Pledged Securities, which schedule shall be deemed attached to, and shall supplement, Schedule I hereto and be made a part hereof; provided that failure to provide any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 3.03. Representations, Warranties and Covenants. The Grantors jointly and severally represent, warrant and covenant to the Administrative Agent, for the benefit of the Secured Parties, that:

(a) as of the Effective Date, Schedule I hereto sets forth a true and complete list, with respect to each Grantor, of (i) all the Pledged Equity Interests owned by such Grantor and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by such Grantor (other than (x) Cash Equivalents and (y) Pledged Equity Interests owned by the Grantors in any Person that in the aggregate for such Person (A) represent less than 50% of the issued and outstanding Equity Interests in such Person and (B) have a fair value of less than $10,000,000) and (ii) all the Pledged Debt Securities owned by such Grantor required to be delivered pursuant to Section 3.02;

(b) the Pledged Equity Interests and the Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity Interests, are fully paid and nonassessable (to the extent such concepts are applicable) and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof, except to the extent that enforceability of such obligations may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditor’s rights generally; provided that the foregoing representations, insofar as they relate to the Pledged Equity Interests or the Pledged Debt Securities issued by a Person other than the Borrower or any Subsidiary are made to the knowledge of the Grantors, having made no independent inquiry;

(c) except for the security interests granted hereunder and under any other Loan Documents, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Collateral indicated on Schedule I hereto as owned by such Grantor, (ii) holds the same free and clear of all Liens, other than Liens permitted pursuant to Section 6.02 of the Credit Agreement, (iii) will make no further assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens permitted pursuant to Section 6.02 of the Credit Agreement and transfers made in compliance with the Credit Agreement, and (iv) will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than the Liens created by this Agreement and the other Loan Documents and Liens permitted pursuant to Section 6.02 of the Credit Agreement), however arising, of all Persons whomsoever;

(d) except for restrictions and limitations imposed by the Loan Documents or securities laws generally, or as otherwise permitted by the Loan Documents, and in the case of clause (ii), except for limitations existing as of the Effective Date in the articles or certificate of incorporation, bylaws or other organizational documents of any Subsidiary, (i) the Pledged Equity Interests with respect to wholly-owned Subsidiaries are and will continue to be freely transferable and assignable and (ii) as of the Effective Date, none of such Pledged Equity Interests with respect to wholly-owned Subsidiaries are subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner adverse to the Secured Parties in any material respects the pledge of such Pledged Equity Interests hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

(e) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Administrative Agent in accordance with this Agreement, the Administrative Agent will obtain a legal, valid and perfected first priority (subject to Liens permitted by Section 6.02 of the Credit Agreement) lien upon and security interest in such Pledged Securities, free of any adverse claims, under the New York UCC to the extent such lien and security interest may be created and perfected under the New York UCC, as security for the payment and performance of the Secured Obligations;

(g) subject to the terms of this Agreement and to the extent permitted by applicable law, each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default, it will comply with written instructions of the Administrative Agent with respect to the Equity Interests in such Grantor that constitute Pledged Equity Interests hereunder without further consent by the applicable owner or holder of such Equity Interests; and

(h) other than as set forth in the Credit Agreement, no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary for the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect).

SECTION 3.04. Registration in Nominee Name; Denominations. If an Event of Default shall have occurred and be continuing and the Administrative Agent shall have notified the Grantors in writing of its intent to exercise remedies, the Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent or in its own name as pledgee or in the name of its nominee (as pledgee or as sub-agent). Each Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent after written notice is delivered to the Grantors shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any reasonable purpose consistent with this Agreement.

SECTION 3.05. Voting Rights; Dividends and Interest.

(a) Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have notified the Grantors in writing that their rights under this Section 3.05 are being suspended:

(i) each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents;

(ii) the Administrative Agent shall promptly execute and deliver to each Grantor, or cause to be promptly executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.05;

(iii) each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral only to the extent that such dividends, interest, principal and other distributions are permitted by, and are otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests in the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by any Grantor, shall be segregated from other property or funds of such Grantor, shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties and shall be forthwith delivered to the Administrative Agent (to the extent required by Section 3.02) in the same form as so received (with any necessary endorsements, stock or note powers and other instruments of transfer reasonably requested by the Administrative Agent).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors in writing of the suspension of their rights under paragraph (a)(iii) of this Section 3.05, all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.05 shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.05(b) shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Administrative Agent upon demand in the same form as so received (with any necessary endorsements, stock or note powers and other instruments of transfer reasonably requested by the Administrative Agent). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property, shall be held as security for the payment and performance of the Secured Obligations and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived or are no longer continuing and the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower to that effect, the Administrative Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.05 and that remain in such account and the right of the Grantors to receive and retain any and all dividends, interest principal and other distributions paid on or distributed in respect of the Pledged Securities pursuant to paragraph (a)(iii) of this Section 3.05 shall be reinstated.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors in writing of the suspension of their rights under paragraph (a)(i) of this Section 3.05, all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.05, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 3.05, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived or are no longer continuing, and the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower to that effect, all rights vested in the Administrative Agent pursuant to this paragraph (c) shall cease, and the Grantors shall have the right to exercise the voting and consensual rights and powers they would otherwise be entitled to exercise pursuant to paragraph (a)(i) of this Section 3.05, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 3.05 shall be reinstated.

(d) Any notice given by the Administrative Agent to the Grantors suspending their rights under paragraph (a) of this Section 3.05 (i) may only be given in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights and powers of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights or powers (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s right to give additional notices from time to time suspending other rights or powers so long as an Event of Default has occurred and is continuing.

SECTION 3.06. Certification of Limited Liability Company and Limited Partnership Interests. Each Grantor acknowledges and agrees that (a) to the extent each interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the New York UCC and is governed by Article 8 of the New York UCC, such interest shall be certificated and (b) such interest shall at all times hereafter continue to be such a security and represented by such certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the New York UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC, nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification to the Administrative Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Administrative Agent pursuant to the terms hereof.

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01. Security Interest.

(a) As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby grants to the Administrative Agent and its permitted successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all such Grantor’s right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in, to or under which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash and Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles, including all Intellectual Property;

(vii) all Instruments;

(viii) all Inventory;

(ix) all other Goods;

(x) all Investment Property;

(xi) all Letter of Credit Rights;

(xii) all Commercial Tort Claims specifically described on Schedule III hereto, as such schedule may be supplemented from time to time pursuant to Section 4.04;

(xiii) all books and records pertaining to the Article 9 Collateral; and

(xiv) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all Supporting Obligations, collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that none of “Article 9 Collateral”, any other term defined in the preceding paragraph or any term defined by reference to the New York UCC shall include, and in no event shall the Security Interest attach to, any asset to the extent and for so long as such asset is an Excluded Asset (it being understood that the Security Interest shall immediately attach to, and Article 9 Collateral shall immediately include, any such asset (or any portion thereof) upon such asset (or such portion thereof) ceasing to be an Excluded Asset); provided further that Proceeds, substitutions or replacements of Excluded Assets shall not be subject to the preceding proviso unless such Proceeds, substitutions or replacements would themselves constitute Excluded Assets.

(b) Each Grantor hereby irrevocably authorizes the Administrative Agent, for the benefit of the Secured Parties, at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and continuation statements with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) describe the collateral covered thereby in any manner that the Administrative Agent reasonably determines is necessary or advisable to ensure the perfection of the security interest in the Article 9 Collateral granted under this Agreement, including indicating the Collateral as “all assets” of such Grantor or words of similar effect, and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor (if required) and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Administrative Agent promptly upon request.

Each Grantor also ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

The Administrative Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest in Article 9 Collateral consisting of registered, issued or applied for Patents, Trademarks or Copyrights granted by each Grantor and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party.

(c) The Security Interest and the security interest granted pursuant to Article III are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

SECTION 4.02. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Administrative Agent, for the benefit of the Secured Parties, that:

(a) Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant the Security Interest, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and Liens permitted by Section 6.02 of the Credit Agreement and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and has all requisite power and authority to grant to the Administrative Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained and except to the extent that failure to obtain such consent or approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name and jurisdiction of organization of each Grantor, is correct and complete as of the Effective Date.

(c) Subject to the limitations in Section 4.03(e), the Security Interest constitutes (i) a legal and valid security interest in all Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, as collateral security for the payment and performance of the Secured Obligations and (ii) subject to filings described in Section 4.01, a perfected security interest upon (A) in the case of all Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document pursuant to the Uniform Commercial Code of any jurisdiction, the filing of financing statements or analogous document naming such Grantor as “debtor” and the Administrative Agent as “secured party” and describing the Collateral in the applicable filing offices, (B) in the case of Instruments, Tangible Chattel Paper, Negotiable Documents and Certificated Securities, the earlier of the delivery thereof to the Administrative Agent and the filing of the financing statements or analogous documents referred to in clause (A) above, and (C) in the case of Intellectual Property that is part of the Collateral, the completion of the filing and recording of fully executed agreements in the form of a Copyright Security Agreement, a Patent Security Agreement or a Trademark Security Agreement, as applicable (x) in the United States Patent and Trademark Office or (y) in the United States Copyright Office, as applicable. The Security Interest is and will be prior to any other Lien on any of the Article 9 Collateral and subject to no Liens, in each case other than Liens as permitted under the Credit Agreement.

SECTION 4.03. Covenants.

(a) Each Grantor shall, at its own expense, take any and all commercially reasonable actions to defend the Security Interest of the Administrative Agent in the Article 9 Collateral and the priority thereof against any Lien not permitted pursuant to Section 6.02 of the Credit Agreement.

(b) Subject to the limitations set forth herein, in the other Loan Documents and in the definition of “Collateral and Guarantee Requirement” in the Credit Agreement, each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments, financing statements, agreements and documents and take all such other actions as the Administrative Agent may from time to time reasonably request to preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. Each Grantor will provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created pursuant to this Agreement, provided that, absent an Event of Default, in no event shall the Administrative Agent make such a request more than once during any calendar year.

(c) Upon the occurrence and during the continuance of an Event of Default and after the Administrative Agent shall have notified the Grantors in writing, at its option, the Administrative Agent may discharge past due Taxes, assessments, charges, fees and Liens at any time levied or placed on the Article 9 Collateral that are not permitted pursuant to the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by this Agreement or the other Loan Documents, and each Grantor jointly and severally agrees to reimburse the Administrative Agent for any payment made or any expense incurred by the Administrative Agent pursuant to the foregoing authorization to the extent such payments or expenses are reimbursable pursuant to Section 7.03, provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees and Liens and maintenance as set forth herein or in the other Loan Documents. All sums disbursed by the Administrative Agent in connection with this paragraph shall be additional Secured Obligations secured hereby to the extent such sums are properly reimbursable pursuant to Section 7.03.

(d) Each Grantor shall remain liable, as between such Grantor and the relevant counterparty under each contract, agreement or instrument relating to the Article 9 Collateral, to observe and perform all the conditions and obligations to be observed and performed by it under such contract, agreement or instrument, all in accordance with the terms and conditions thereof.

(e) Notwithstanding anything to the contrary herein, it is understood that no Grantor shall be required by this Agreement to perfect the security interests created hereunder by any means other than (i) filings pursuant to the Uniform Commercial Code, (ii) filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) in respect of registered, issued or applied for Intellectual Property (provided that, with respect to Licenses, such filings shall be limited to exclusive Copyright Licenses under which such Grantor is a licensee), (iii) in the case of Collateral that constitutes Pledged Securities, Instruments, or Certificated Securities, delivery thereof to the Administrative Agent in accordance with the terms hereof (together with, where applicable, undated stock or note powers or other undated proper instruments of assignment) and (iv) as expressly contemplated hereunder. No Grantor shall be required to (i) deliver control agreements with respect to, or confer perfection by “control” over, any Deposit Accounts, Securities Accounts, or other Collateral (other than Pledged Collateral and Letter-of-Credit Rights (to the extent required hereby)) for which perfection may be conferred by control, or (ii) perfect cash by possession.

(f) Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto; provided that the Administrative Agent agrees not to exercise any rights as agent except following the occurrence and during the continuance of an Event of Default after providing notice to the Borrower of its intent to exercise such rights. Following the occurrence and during the continuance of an Event of Default after providing notice to the Borrower of its intent to exercise such rights, in the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems advisable. All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable by the Grantors to the Administrative Agent and shall be additional Secured Obligations secured hereby, in each case to the extent such sums are properly reimbursable pursuant to Section 7.03.

SECTION 4.04. Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim, such Grantor shall promptly notify the Administrative Agent thereof in a writing signed by such Grantor, including a summary description of such claim, and Schedule III hereto shall be deemed to be supplemented to include such description of such Commercial Tort Claim as set forth in such writing.

SECTION 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral.

(a) Except as permitted by the Credit Agreement or to the extent failure to act would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Grantor agrees to take all reasonable steps, including in any proceeding before the United States Patent and Trademark Office and the United States Copyright Office, to pursue any application and maintain and renew any registration or issuance of each Patent, Trademark or Copyright and to protect the validity and enforceability of the Intellectual Property.

(b) Except as permitted by the Credit Agreement or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Grantor shall do or permit any act or knowingly omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing or permitting any act or omitting to do any act) whereby any of its Intellectual Property may lapse, be terminated, or become invalid or unenforceable or dedicated to the public (or in case of a trade secret, lose its competitive value).

(c) Except as permitted by the Credit Agreement or where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Grantor shall take all steps to preserve and protect each item of its Intellectual Property, including maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof.

(d) Each Grantor agrees that, should it obtain an ownership or other interest in any Intellectual Property after the Effective Date, (i) the provisions of this Agreement shall automatically apply thereto, (ii) any such Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become Intellectual Property subject to the terms and conditions of this Agreement and (iii) such Grantor shall, concurrently with the next scheduled delivery of financial statements in accordance with Section 5.01(a) or 5.01(b) of the Credit Agreement, provide a notice to the Administrative Agent and prepare a Copyright Security Agreement, a Patent Security Agreement or a Trademark Security Agreement, as applicable, for filing with the United States Patent and Trademark Office or United States Copyright Office.

(e) Nothing in this Agreement shall prevent any Grantor from disposing of, discontinuing the use or maintenance of, failing to preserve, protect, pursue, renew, extend or keep in full force and effect, or otherwise allow to lapse, terminate, become invalid or unenforceable or dedicate to the public domain any of its Intellectual Property, to the extent permitted by the Credit Agreement.

ARTICLE V

Remedies

SECTION 5.01. Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver, on written demand, each item of Collateral to the Administrative Agent or any Person designated by the Administrative Agent, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times subject to the mandatory requirements of applicable law: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Administrative Agent, for the benefit of the Secured Parties, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (in each case, other than in violation of any then-existing rights or licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process, to take possession of the Article 9 Collateral and the Pledged Collateral and without liability for trespass to enter any premises where the Article 9 Collateral or the Pledged Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and the Pledged Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default, each Grantor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law, then-existing rights and licenses and the notice requirements described below, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Administrative Agent shall give the applicable Grantors no less than 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. Subject to pre-existing rights and licenses, at any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent and the other Secured Parties shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, the Administrative Agent or any Lender may be the purchaser or licensor of the Collateral or any part thereof at any such sale or other disposition, and the Administrative Agent (at the direction of the Required Lenders, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their individual capacities unless the Required Lenders shall otherwise agree in writing) may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may apply any of the Loan Document Obligations as a credit against the purchase price, and the Collateral or any portion thereof may, subject to compliance with the terms of sale, be held, retained and disposed without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed, to the extent permitted by applicable law, to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 5.02. Application of Proceeds. The Administrative Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Grantor and any other reasonable out-of-pocket costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document and all Administrative Agent’s fees;

SECOND, to the payment in full of the Secured Obligations, the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Secured Obligations owed to them on the date of any such distribution; provided, that no Collateral or proceeds of Collateral of any Subsidiary Loan Party shall be applied against any obligations under a Swap Agreement that do not, as to such Subsidiary, constitute Secured Swap Obligations, it being agreed that any such Collateral or proceeds shall instead be applied to other Secured Obligations (and distributed among the holders of such other Secured Obligations ratably as provided above); and

THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof. The Administrative Agent shall have no liability to any of the Secured Parties for actions taken in reliance on information supplied to it as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations.

SECTION 5.03. Grant of License to Use Intellectual Property. For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement, each Grantor hereby grants to the Administrative Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Grantors and solely upon the occurrence and during the continuation of an Event of Default) to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof to the extent that such non-exclusive license (a) does not violate the express terms of any agreement between a Grantor and a third party governing the applicable Grantor’s use of such Collateral consisting of Intellectual Property, or gives such third party any right of acceleration, modification or cancellation therein and (b) is not prohibited by any Requirements of Law. The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, only upon the occurrence and during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

SECTION 5.04. Securities Act. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent and the other Secured Parties shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

SECTION 5.05. Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Administrative Agent or any other Secured Party shall be in addition to every other right, power and remedy specifically given to the Administrative Agent or any other Secured Party under this Agreement, the other Security Documents or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Administrative Agent or any other Secured Party. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Administrative Agent or any other Secured Party in the exercise of any such right, power or remedy, no single or partial exercise of any such right, power or remedy, no abandonment or discontinuance of steps to enforce such right, power or remedy and no renewal or extension of any of the Loan Document Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence thereof. No notice to or demand on any Loan Party in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Administrative Agent or any other Secured Party to any other or further action in any circumstances without notice or demand. In the event that the Administrative Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Administrative Agent may recover its expenses, including attorneys’ fees and expenses, and the amounts thereof shall be included in such judgment.

ARTICLE VI

Indemnity, Subrogation and Subordination

SECTION 6.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), the Borrower agrees that (a) in the event a payment in respect of any Secured

Obligation shall be made by any other Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any other Grantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part any Secured Obligation, the Borrower shall indemnify such Grantor in an amount equal to the greater of the book value or the Fair Market Value of the assets so sold.

SECTION 6.02. Contribution and Subrogation. Each Guarantor and Grantor (a “Contributing Party”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor (other than the Borrower) hereunder in respect of any Secured Obligation or assets of any other Grantor (other than the Borrower) shall be sold pursuant to any Security Document to satisfy any Secured Obligation and such other Guarantor or Grantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 6.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the Fair Market Value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof (or, in the case of any Guarantor or Grantor becoming a party hereto pursuant to Section 7.13, the date of the Supplement executed and delivered by such Guarantor or Grantor) and the denominator shall be the aggregate net worth of all the Guarantors and Grantors on the date hereof (or, in the case of any Guarantor or Grantor becoming a party hereto pursuant to Section 7.13, the date of the Supplement executed and delivered by such Guarantor or Grantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall (subject to Section 6.03) be subrogated to the rights of such Claiming Party under Section 6.01 to the extent of such payment.

SECTION 6.03. Subordination.

(a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 6.01 and 6.02 and all other rights of the Guarantors and Grantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of all the Loan Document Obligations (including LC Disbursements, if any, but excluding contingent obligations not then due and obligations in respect of Letters of Credit which have been Cash Collateralized in accordance with the Credit Agreement). No failure on the part of the Borrower or any other Guarantor or Grantor to make the payments required by Section 6.01 or 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its obligations hereunder, and each Guarantor and Grantor shall remain liable for the full amount of the obligations of such Guarantor or Grantor hereunder.

(b) Each Guarantor and Grantor hereby agrees that all Indebtedness and other monetary obligations owed by it to, or to it by, any other Guarantor, Grantor or any other Restricted Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of all the Loan Document Obligations (including LC Disbursements, if any, but excluding contingent obligations not then due and obligations in respect of Letters of Credit which have been Cash Collateralized in accordance with the Credit Agreement).

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Loan Party shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

SECTION 7.02. Waivers; Amendment.

(a) No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any other Secured Party may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement; provided that the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth herein or in any other Security Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement” in the Credit Agreement.

SECTION 7.03. Administrative Agent’s Fees and Expenses; Indemnification. The provisions of Section 9.03 of the Credit Agreement shall apply to each Guarantor and each Grantor, mutatis mutandis. All amounts payable pursuant to this Section 7.03 shall be additional Secured Obligations secured hereby and by the other Security Documents and shall be payable promptly after written demand therefor.

SECTION 7.04. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in this Agreement or any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by or on behalf of any Secured Party or any other Person and notwithstanding that the Administrative Agent, any Issuing Bank, any Lender, any other Secured Party or any other Person may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended under the Credit Agreement or any other Loan Document, and shall continue in full force and effect until such time as (a) all the Loan Document Obligations (including LC Disbursements, if any, but excluding contingent obligations not then due) have been indefeasibly paid in full in cash, (b) all Commitments have terminated or expired and (c) the LC Exposure has been reduced to zero (including as a result of obtaining the consent of the applicable Issuing Bank as described in Section 9.05 of the Credit Agreement) or no Letter of Credit shall be outstanding that is not Cash Collateralized or back-stopped in a manner reasonably satisfactory to the applicable Issuing Banks. Each of the Grantors agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Secured Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Grantor. The provisions of Section 7.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or any other Loan Document, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 7.05. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Loan Party and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party shall have the right to assign or otherwise transfer any of its rights or obligations hereunder or any interest herein (and any such assignment or transfer by any Loan Party shall be null and void) except as expressly provided in this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 7.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 7.07. Right of Set-Off. The provisions of Section 9.08 of the Credit Agreement shall apply to each Guarantor and each Grantor, mutatis mutandis.

SECTION 7.08. Governing Law; Jurisdiction; Consent to Service of Process; Appointment of Service of Process Agent.

(a) This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general and exclusive jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court”, and together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them;

(ii) consents that any such action or proceeding may be brought in such courts and waives, to the maximum extent not prohibited by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii) agrees that the New York Courts and appellate courts from either of them shall be the exclusive forum for any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, and that it shall not initiate (or collusively assist in the initiation or prosecution of) any such action or proceeding in any court other than the New York Courts and appellate courts from either of them; provided that

(A) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over the subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having such jurisdiction;

(B) in the event that a legal action or proceeding is brought against any party hereto or involving any of its property or assets in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party shall be entitled to assert any claim or defense (including any claim or defense that this Section 7.08(b)(iii) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding;

(C) the Agents and the Lenders may bring any legal action or proceeding with respect to the Collateral against any Grantor in any jurisdiction in connection with the exercise of any rights under this Agreement and the other Security Documents; provided that any Grantor shall be entitled to assert any claim or defense (including any claim or defense that this Section 7.08(b)(iii) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding; and

(D) any party hereto may bring any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment;

(iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the applicable Agent, as the case may be, in the manner provided for notices in Section 7.01 or at such other address of which such Agent, any such Lender and the Borrower shall have been notified pursuant thereto; and

(v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to the preceding clause (iii)) shall limit the right to sue in any other jurisdiction.

(c) Each Guarantor and each Grantor hereby irrevocably designates, appoints and empowers the Borrower as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal processes, summonses, notices and documents that may be served in any such action or proceeding.

SECTION 7.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.09.

SECTION 7.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.11. Security Interest Absolute. All rights of the Administrative Agent hereunder, the Security Interest, the grant of the security interest in the Pledged Collateral and all obligations of each Loan Party hereunder shall be absolute and unconditional to the fullest extent permitted by applicable law irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, any other agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to the foregoing, (c) any exchange, release or non-perfection of any Lien on other collateral securing, or any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party in respect of the Secured Obligations or this Agreement.

SECTION 7.12. Termination or Release.

(a) This Agreement, the Guarantees made herein, the Security Interest and all other security interests granted hereby shall terminate, and the Grantors shall automatically be released from their obligations, when (i) all the Loan Document Obligations (including all LC Disbursements, if any, but excluding contingent obligations not then due) have been paid in full in cash, (ii) all Commitments have terminated or expired and (iii) the LC Exposure has been reduced to zero (including as a result of obtaining the consent of the applicable Issuing Bank as described in Section 9.05 of the Credit Agreement) or no Letter of Credit shall be outstanding that is not Cash Collateralized or back-stopped in a manner reasonably satisfactory to the applicable Issuing Banks.

(b) The Guarantees made herein, the Security Interest and all other security interests granted hereby shall also terminate and be released, and the Grantors shall automatically be released from their obligations, at the time or times and in the manner set forth in Section 9.15 of the Credit Agreement.

(c) In connection with any termination or release pursuant to paragraph (a) or (b) of this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 7.12. Any execution and delivery of documents by the Administrative Agent pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 7.13. Additional Subsidiaries. The Grantors shall cause each Subsidiary (other than any Excluded Subsidiary) of the Borrower which, from time to time, after the Effective Date shall be required to become Guarantors hereunder and to pledge its assets to the Administrative Agent for the benefit of the Secured Parties pursuant to the Credit Agreement, to execute and deliver to the Administrative Agent a Supplement, within the time frames set forth in the Credit Agreement. Upon the execution and delivery by the Administrative Agent and any such Subsidiary of a Supplement, such Subsidiary shall become a Subsidiary Loan Party, Guarantor and a Grantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any Supplement shall not require the consent of any other Loan Party. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Loan Party as a party to this Agreement.

SECTION 7.14. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof at any time upon the occurrence and during the continuance of an Event of Default. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, but only upon the occurrence and during the continuance of an Event of Default and written notice by the Administrative Agent to the Borrower of its intent to exercise such right, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent; and (h) subject to pre-existing rights and licenses, to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or of any property covered thereby. The Administrative Agent and the other

Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact.

SECTION 7.15. Certain Acknowledgments and Agreements. Each Subsidiary Loan Party not a party to the Credit Agreement hereby acknowledges the provisions of Section 2.17 of the Credit Agreement and agrees to be bound by such provisions with the same force and effect, and to the same extent, as if such Subsidiary Loan Party were a party to the Credit Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

WEIGHT WATCHERS INTERNATIONAL, INC.

By:
Name:
Title:

[SUBSIDIARY LOAN PARTIES]

By:
Name:
Title:

SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT

Schedule I to the

Guarantee and

Collateral Agreement

PLEDGED EQUITY INTERESTS

Record Owner	Issuer	Number of Shares	% of Shares Owned	% of Owned Shares Pledged[1]	Certificate No. of Shares Pledged

PLEDGED DEBT SECURITIES

Loan Party	Issuer	Principal Amount	Date of Note	Maturity Date

1 Pledged Equity Interests in any CFC shall not include more than 65% of the outstanding voting Equity Interests in such CFC, notwithstanding ownership by a Perfection Entity of a greater percentage of the outstanding voting Equity Interests of such CFC or delivery by a Perfection Entity to the Administrative Agent of certificates representing a greater percentage of such Equity Interests.

Schedule II to the

Guarantee and

Collateral Agreement

INTELLECTUAL PROPERTY

Schedule III to the

Guarantee and

Collateral Agreement

COMMERCIAL TORT CLAIMS

Exhibit I to the

Guarantee and

Collateral Agreement

SUPPLEMENT NO.      dated as of                     , 20    (this “Supplement”), to the Guarantee and Collateral Agreement dated as of [                    ], 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation (the “Borrower”), the SUBSIDIARY LOAN PARTIES from time to time party thereto and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent.

A. Reference is made to the Credit Agreement dated as of April 2, 2013 (as amended, restated, amended and restated, supplemented, extended, refinanced or otherwise modified from time to time , the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, JPMCB, as the Administrative Agent and an Issuing Bank, and The Bank of Nova Scotia, as the Revolving Agent, the Swingline Lender and an Issuing Bank.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Collateral Agreement, as applicable.

C. The Guarantors and the Grantors have entered into the Collateral Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit. Section 7.13 of the Collateral Agreement provides that additional Subsidiaries may become Subsidiary Loan Parties, Guarantors and Grantors under the Collateral Agreement by the execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Loan Party, a Guarantor and a Grantor under the Collateral Agreement in order to induce the Lenders to make additional Loans and the Issuing Banks to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 7.13 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Loan Party, a Guarantor and a Grantor under the Collateral Agreement with the same force and effect as if originally named therein as such, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it in such capacities and (b) represents and warrants that the representations and warranties made by it in such capacities thereunder are true and correct in all material respects on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment or performance, as the case may be, in full of the Secured Obligations, does hereby (i) collaterally assign and pledge to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in, all of such New Subsidiary’s right, title and interest in, to and under the Pledged Collateral and (ii) grants to the Administrative Agent, its permitted successors and assigns, for the benefit of the Secured Parties, a security interest in all of such New Subsidiary’s right, title and interest in, to and under the Article 9 Collateral. Each reference to a “Loan Party”, “Subsidiary Loan Party”, “Guarantor” or “Grantor” in the Collateral Agreement shall be deemed to include the New Subsidiary. Without limiting the foregoing, the New Subsidiary irrevocably and unconditionally guarantees to each of the Secured Parties, jointly with the other Loan Parties and severally, as a primary obligor and not merely as a surety, by way of an independent payment obligation, the due and punctual payment and performance of the Secured Obligations. The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability of such obligations may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Supplement. This Supplement shall become effective as to the New Subsidiary when a counterpart hereof executed on behalf of the New Subsidiary shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon the New Subsidiary and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of the New Subsidiary, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that the New Subsidiary shall not have the right to assign or transfer any of its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be null and void) except as expressly provided in this Supplement, the Collateral Agreement or the Credit Agreement.

SECTION 4. The New Subsidiary hereby represents and warrants on the date hereof that (a) Schedule I attached hereto sets forth the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office, (b) Schedule II attached hereto sets forth a true and complete list, with respect to the New Subsidiary, of (i) all the Pledged Equity Interests owned by the New Subsidiary and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by the New Subsidiary and required to be delivered to the Administrative Agent under the Collateral Agreement and (ii) all the Pledged Debt Securities owned by the New Subsidiary and required to be delivered to the Administrative Agent under the Collateral Agreement, (c) Schedule III attached hereto sets forth, as of the date hereof, (i) all of the New Subsidiary’s Patents owned by such New Subsidiary, including the title, patent number or application number, and filing date of each such Patent, (ii) all of the New Subsidiary’s Trademarks owned by such New Subsidiary, including the mark, the registration number or application number, and the registration date of each such Trademark and (iii) (A) all of the New Subsidiary’s registered Copyrights owned by such New Subsidiary, including the name of the registered owner, title and, if applicable, the registration number of each such Copyright owned by the New Subsidiary, and (B) all exclusive Copyright Licenses under which the New Subsidiary is a licensee and (d) Schedule IV attached hereto sets forth, as of the date hereof, each Commercial Tort Claim of the New Subsidiary.

SECTION 5. Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6. This Supplement shall be construed in accordance with and governed by the laws of the State of New York.

SECTION 7. Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Collateral Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Administrative Agent for its fees and expenses, including the reasonable fees, charges and disbursements of counsel, incurred hereunder and under the Collateral Agreement as provided in Section 9.03(a) of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to the “New Subsidiary”.

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement as of the day and year first above written.

[Name Of New Subsidiary],

By:
Name:
Title:

Legal Name:
Jurisdiction of Formation:
Location of Chief Executive Office:

JPMORGAN CHASE BANK, N.A.,as Administrative Agent

By:
Name:
Title:

SIGNATURE PAGE TO SUPPLEMENT TO COLLATERAL AGREEMENT

Schedule I

to Supplement No.      to the

Guarantee and

Collateral Agreement

NEW SUBSIDIARY INFORMATION

Name	Jurisdiction of Formation	Chief Executive Office

Schedule II

to Supplement No.      to the

Guarantee and

Collateral Agreement

PLEDGED EQUITY INTERESTS

Loan Party	Issuer	Number of Certificate	Number and Class of Equity Interests	Percentage of Equity Interests

PLEDGED DEBT SECURITIES

Loan Party	Issuer	Principal Amount	Date of Note	Maturity Date

Schedule III

to Supplement No.      to the

Guarantee and

Collateral Agreement

INTELLECTUAL PROPERTY

Schedule IV

to Supplement No.      to the

Guarantee and

Collateral Agreement

COMMERCIAL TORT CLAIMS

Exhibit II to the

Guarantee and

Collateral Agreement

COPYRIGHT SECURITY AGREEMENT dated as of [—], 20[—] (this “Agreement”), among WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation (the “Borrower”), the SUBSIDIARY LOAN PARTIES from time to time party hereto and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent.

Reference is made to (a) the Credit Agreement dated as of April 2, 2013 (as amended, restated, amended and restated, supplemented, extended, refinanced or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, JPMCB, as the Administrative Agent and an Issuing Bank, and The Bank of Nova Scotia, as the Revolving Agent, the Swingline Lender and an Issuing Bank, and (b) the Guarantee and Collateral Agreement dated as of [                    ], 2013 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Borrower, the Subsidiary Loan Parties from time to time party thereto and JPMCB, as Administrative Agent. The Lenders and the Issuing Banks have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The Subsidiary Loan Parties party hereto are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit. Accordingly, the parties hereto agree as follows:

SECTION 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Collateral Agreement or the Credit Agreement, as applicable. The rules of construction specified in Section 1.01(b) of the Collateral Agreement also apply to this Agreement.

SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor pursuant to the Collateral Agreement did, and hereby does, grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under the Copyrights now owned or at any time hereafter acquired, including those listed on Schedule I, and any exclusive Copyright Licenses under which such Grantor is a licensee, including those listed on Schedule II (collectively, the “Copyright Collateral”); provided that the Security Interest shall not attach to any Excluded Asset.

SECTION 3. Collateral Agreement. The Security Interest granted to the Administrative Agent herein is granted in furtherance, and not in limitation, of the security interest granted to the Administrative Agent pursuant to the Collateral Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Copyright Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

WEIGHT WATCHERS INTERNATIONAL, INC.

By:
Name:
Title:

[SUBSIDIARY LOAN PARTIES]

By:
Name:
Title:

SIGNATURE PAGE TO COPYRIGHT SECURITY AGREEMENT

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

By:
Name:
Title:

SIGNATURE PAGE TO COPYRIGHT SECURITY AGREEMENT

Schedule I

Schedule II

Exhibit III to the

Guarantee and

Collateral Agreement

PATENT SECURITY AGREEMENT dated as of [—], 20[—] (this “Agreement”), among WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation (the “Borrower”), the SUBSIDIARY LOAN PARTIES from time to time party hereto and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent.

Reference is made to (a) the Credit Agreement dated as of April 2, 2013 (as amended, restated, amended and restated, supplemented, extended, refinanced or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, JPMCB, as the Administrative Agent and an Issuing Bank, and The Bank of Nova Scotia, as the Revolving Agent, the Swingline Lender and an Issuing Bank, and (b) the Guarantee and Collateral Agreement dated as of [                    ], 2013 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Borrower, the Subsidiary Loan Parties from time to time party thereto and JPMCB, as Administrative Agent. The Lenders and the Issuing Banks have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The Subsidiary Loan Parties party hereto are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit. Accordingly, the parties hereto agree as follows:

SECTION 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Collateral Agreement or the Credit Agreement, as applicable. The rules of construction specified in Section 1.01(b) of the Collateral Agreement also apply to this Agreement.

SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor pursuant to the Collateral Agreement did, and hereby does, grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under the Patents now owned or at any time hereafter acquired, including those listed on Schedule I (the “Patent Collateral”); provided that the Security Interest shall not attach to any Excluded Asset.

SECTION 3. Collateral Agreement. The Security Interest granted to the Administrative Agent herein is granted in furtherance, and not in limitation, of the security interest granted to the Administrative Agent pursuant to the Collateral Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Patent Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

WEIGHT WATCHERS INTERNATIONAL, INC.

By:
Name:
Title:

[SUBSIDIARY LOAN PARTIES]

By:
Name:
Title:

SIGNATURE PAGE TO PATENT SECURITY AGREEMENT

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

By:
Name:
Title:

SIGNATURE PAGE TO PATENT SECURITY AGREEMENT

Schedule I

Exhibit IV to the

Guarantee and

Collateral Agreement

TRADEMARK SECURITY AGREEMENT dated as of [—], 20[—] (this “Agreement”), among WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation (the “Borrower”), the SUBSIDIARY LOAN PARTIES from time to time party hereto and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent.

Reference is made to (a) the Credit Agreement dated as of April 2, 2013 (as amended, restated, amended and restated, supplemented, extended, refinanced or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, JPMCB, as the Administrative Agent and an Issuing Bank, and The Bank of Nova Scotia, as the Revolving Agent, the Swingline Lender and an Issuing Bank, and (b) the Guarantee and Collateral Agreement dated as of [                    ], 2013 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Borrower, the Subsidiary Loan Parties from time to time party thereto and JPMCB, as Administrative Agent. The Lenders and the Issuing Banks have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The Subsidiary Loan Parties party hereto are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit. Accordingly, the parties hereto agree as follows:

SECTION 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Collateral Agreement or the Credit Agreement, as applicable. The rules of construction specified in Section 1.01(b) of the Collateral Agreement also apply to this Agreement.

SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor pursuant to the Collateral Agreement did, and hereby does, grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under the Trademarks now owned or at any time hereafter acquired, including those listed on Schedule I (the “Trademark Collateral”); provided that the Security Interest shall not attach to any Excluded Asset.

SECTION 3. Collateral Agreement. The Security Interest granted to the Administrative Agent herein is granted in furtherance, and not in limitation, of the security interest granted to the Administrative Agent pursuant to the Collateral Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Trademark Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

WEIGHT WATCHERS INTERNATIONAL, INC.

By:
Name:
Title:

[SUBSIDIARY LOAN PARTIES]

By:
Name:
Title:

SIGNATURE PAGE TO TRADEMARK SECURITY AGREEMENT

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

By:
Name:
Title:

SIGNATURE PAGE TO TRADEMARK SECURITY AGREEMENT

Schedule I

EXHIBIT C

Form of Perfection Certificate

April 2, 2013

Reference is made to the Credit Agreement dated as of April 2, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Weight Watchers International, Inc. (the “Company”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and an Issuing Bank, and The Bank of Nova Scotia, as the Revolving Agent, the Swingline Lender and an Issuing Bank. Capitalized terms used but not otherwise defined herein have the meanings specified in the Credit Agreement or the Guarantee and Collateral Agreement referred to therein, as applicable.

As used herein, the term “Perfection Entities” or “Perfection Entity” means the Company and each other Loan Party.

The undersigned hereby certifies to the Administrative Agent and each other Secured Party as follows:

1. Names.

(a) The exact legal name of each Perfection Entity, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Perfection Entity is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Perfection Entity that is a registered organization, the Federal Taxpayer Identification Number of each Perfection Entity and the jurisdiction of formation of each Perfection Entity.

(b) Set forth in Schedule 1(b) hereto are any other corporate, trade or organizational names each Perfection Entity has had in the past five years, including any name used by any other business or organization to which any Perfection Entity became the successor by merger, consolidation, acquisition, change in form or otherwise, together with the date of relevant change, and including any name used on any filings with the Internal Revenue Service at any time in the past five years. With respect to any change in corporate, trade or organizational name of any Perfection Entity specified on Schedule 1(b), Schedules 1(a), 1(b), 1(c), 1(d), 2 and 3 set forth the information required by Sections 1, 2 and 3 hereof as to each acquiree, constituent or predecessor party to such merger, consolidation, acquisition, change in form or other transaction.

(c) Except as set forth in Schedule 1(c), no Perfection Entity has changed its jurisdiction of organization at any time during the past 5 years.

(d) Except as set forth in Schedule 1(d), no Perfection Entity has changed its corporate structure in the past 5 years.

2. Chief Executive Office. The chief executive office of each Perfection Entity is located at the address set forth in Schedule 2 hereto.

3. Other Offices. Set forth in Schedule 3 are, with respect to each Perfection Entity, all locations where such Perfection Entity (a) maintains any books or records relating to any Accounts or (b) maintains any Collateral with a value in excess of $2,000,000, each to the extent different from the office listed under Schedule 2.

4. Unusual Transactions. All Accounts have been originated by the Perfection Entities and all Inventory has been either acquired by the Perfection Entities, in each case in the ordinary course of business, or manufactured by the Credit Parties.

5. File Search Reports. File search reports have been obtained from (a) the Uniform Commercial Code filing office relating to the jurisdiction of each Perfection Entity identified on Schedule 1(a) and (b) the county recorder’s office relating to the county where each Mortgaged Property is located. The file search reports obtained pursuant to this Section 5 reflect no Liens on any of the Collateral or Mortgaged Property other than those permitted under the Credit Agreement.

6. UCC Filing Offices. Attached hereto as Schedule 6 is a complete and correct schedule setting forth the proper Uniform Commercial Code filing office in the jurisdiction in which each Perfection Entity is located as set forth with respect to such Perfection Entity in Schedule 2. Uniform Commercial Code financing statements have been prepared for filing in the Uniform Commercial Code filing offices and county recorder’s offices identified on Schedule 6. All fees and taxes payable in connection with the filings described in this Section 6 have been paid or will be paid promptly after the Effective Date.

7. Real Property. Attached hereto as Schedule 7 is a complete and correct list, with respect to each real property with a book or fair value of $10,000,000 or more owned by each Perfection Entity, of (a) the exact name of the Person that owns such property, as such name appears in its certificate of organization, (b) if different from the name identified pursuant to clause (a) of this Section 7, the exact name of the current record owner of such property, as such name appears in the records of the county recorder’s office for such property identified pursuant to clause (c) of this Section 7 and (c) the county recorder’s office in which a Mortgage with respect to such property must be filed or recorded in order for the Administrative Agent to provide constructive notice to third parties of its mortgage lien. Copies of any deed, title insurance policies or surveys in the possession of any Perfection Entity relating to each Mortgaged Property have been delivered to the Administrative Agent.

8. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 8 is a complete and correct list of all of the stock, partnership interests, limited liability company membership interests or other Equity Interests owned by each Perfection Entity and required to be pledged as of the Effective Date to the Administrative Agent pursuant to the

Collateral and Guarantee Requirement (other than any (a) Cash Equivalents or (b) Investment owned by the Perfection Entities in any Person that (i) represents less than 50% of the issued and outstanding Equity Interests in such Person and (ii) has a fair value of less than $10,000,000), specifying the issuer and certificate number of, and the number and percentage of ownership represented by, such Equity Interests.

9. Evidence of Indebtedness. Attached hereto as Schedule 9 is a complete and correct list of all promissory notes, instruments and other physical evidence of Indebtedness held by each Perfection Entity, including intercompany notes between or among the Company and the Subsidiaries, in each case (a) required to be pledged as of the Effective Date to the Administrative Agent pursuant to the Collateral and Guarantee Requirement and (b) in the case of any such Indebtedness owing by a Person other than a Restricted Subsidiary, exceeding $10,000,000 in principal amount, in each case specifying the creditor and debtor thereunder and the type and outstanding principal amount thereof.

10. Intellectual Property. Attached hereto as Schedule 10(a) is a complete and correct schedule setting forth each Perfection Entity’s Copyrights registered (or applied for) with the United States Copyright Office and exclusive Copyright Licenses (where such Perfection Entity is the licensee thereunder), including the name of the registered owner and the registration number of each such Copyright and, if applicable, the licensee and licensor. Attached hereto as Schedule 10(b) is a complete and correct schedule setting forth each Perfection Entity’s Patents registered (or applied for) with the United States Patent and Trademark Office, including the name of the registered owner and the registration number of each such Patent. Attached hereto as Schedule 10(c) is a complete and correct schedule setting forth each Perfection Entity’s Trademarks registered (or applied for) with the United States Patent and Trademark Office, including the name of the registered owner and the registration number of each such Trademark.

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first written above.

WEIGHT WATCHERS INTERNATIONAL, INC.

By:
Name:
Title:

EXHIBIT D

Form of Term Note

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

[            ], 20[    ]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to [                    ] or registered and permitted assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Term Loans from time to time made by the Lender to the Borrower under that certain Credit Agreement dated as of April 2, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank, and The Bank of Nova Scotia, as the Revolving Agent, a Swingline Lender and an Issuing Bank.

The Borrower promises to pay interest on the unpaid principal amount of the Term Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds to the Applicable Account of the Administrative Agent. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This term note (this “Note”) is entitled to the benefits of the Credit Agreement and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guarantee and Collateral Agreement and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto, provided that the failure of the Lender to attach any such schedules or make any such endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

1

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[Remainder of page intentionally left blank]

2

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.04 OF THE CREDIT AGREEMENT.

WEIGHT WATCHERS INTERNATIONAL, INC.

By:
Name:
Title:

[Term Note Signature Page]

1

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT E

Form of Revolving Note

THIS REVOLVING NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS REVOLVING NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE REVOLVING AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

[            ], 20[    ]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to [                    ] or registered and permitted assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower (and then outstanding) under that certain Credit Agreement dated as of April 2, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank, and The Bank of Nova Scotia, as the Revolving Agent, a Swingline Lender and an Issuing Bank.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Revolving Agent for the account of the Lender in the currency in which such Revolving Loan was denominated in immediately available funds to the Applicable Account of the Revolving Agent. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This revolving note (this “Revolving Note”) is entitled to the benefits of the Credit Agreement and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Note is also entitled to the benefits of the Guarantee and Collateral Agreement and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto, provided that the failure of the Lender to attach any such schedules or make any such endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

[Remainder of page intentionally left blank]

2

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS REVOLVING NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.04 OF THE CREDIT AGREEMENT.

WEIGHT WATCHERS INTERNATIONAL, INC.

By:
Name:
Title:

[Revolving Note Signature Page]

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT F

FORM OF

CLOSING CERTIFICATE

[NAME OF COMPANY]

April 2, 2013

Reference is made to the Credit Agreement dated as of April 2, 2013 (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank, and The Bank of Nova Scotia, as the Revolving Agent, a Swingline Lender and an Issuing Bank. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

1. The undersigned authorized officer of [            ] (the “Certifying Loan Party”) hereby certifies as follows:

(a) I have reviewed the terms of the Credit Agreement, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein;

(b) Based upon my review and examination as described in clause (a) above, I certify, on behalf of the Certifying Loan Party, that:

(i)	No Default or Event of Default has occurred and is continuing as of the date hereof and immediately after giving effect to the effectiveness of the Credit Agreement and the Borrowings on the date hereof;

(ii)	The representations and warranties made by the Certifying Loan Party in each of the Loan Documents are true and correct in all material respects on and as of the date hereof, before and after giving effect to the Borrowings on the date hereof and to the application of proceeds therefrom; provided that, any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language are true and correct in all respects as of the date hereof or on such earlier date, as the case may be (after giving effect to such qualification);

(iii)	The Collateral and Guarantee Requirement has been satisfied in accordance with the Credit Agreement, except as to the matters identified in Schedule 5.14 to the Credit Agreement; and

(iv)	[ ] is the duly elected and qualified [ ] of the Certifying Loan Party and the signature set forth on the signature line for such officer below is such officer’s true and genuine signature, and such officer is duly authorized to execute and deliver on behalf of the Certifying Loan Party each Loan Document to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to such Loan Documents.

2. The undersigned authorized officer of the Certifying Loan Party hereby certifies as follows:

(a) The Certifying Loan Party is a corporation duly organized, validly existing and in good standing under the laws of the State of [            ];

(b) Attached hereto as Exhibit A is a complete and correct copy of resolutions duly adopted by the [Board of Directors]1 (or a duly authorized committee thereof) of the Certifying Loan Party on [    ], authorizing (a) the Transactions, (b) the execution, delivery and performance of the Loan Documents (and any agreements relating thereto) to which it is a party and (c) the extensions of credit contemplated by the Credit Agreement; such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; and such resolutions are the only corporate proceedings of the Certifying Loan Party now in force relating to or affecting the matters referred to therein;

(c) Attached hereto as Exhibit B is a true and complete copy of the [certificate of incorporation]2 of the Certifying Loan Party as in effect on the date hereof, together with all amendments thereto adopted through the date hereof, certified by the Secretary of State of [            ] as of a recent date; such [certificate of incorporation] has not been amended, modified, revoked or rescinded since the date of the aforementioned certification;

(d) Attached hereto as Exhibit C is a true and complete copy of the [by-laws]3 of the Certifying Loan Party as in effect on the date hereof;

(e) Attached hereto as Exhibit D is a true and complete copy of a certificate of good standing in respect of the Certifying Loan Party, dated as of a recent date, from the [            ]4; and

[1]	Insert appropriate governing body.
[2]	Insert appropriate organizational document.
[3]	Insert appropriate organizational document.
[4]	Insert applicable Governmental Authority.

2

(f) The following persons are now duly elected and qualified officers of the Certifying Loan Party holding the offices indicated next to their respective names below, and such officers hold such offices with the Certifying Loan Party on the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Loan Party each Loan Document to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to such Loan Documents:

Name	Office	Date	Signature

[Remainder of Page Intentionally Left Blank]

3

IN WITNESS WHEREOF, the undersigned have hereto set our names as of             ,        .

Name:	[ ]
Title:	[ ]

Name:	[ ]
Title:	[ ]

4

Exhibit A

Resolutions

[Attached]

Exhibit B

Certificate of Incorporation

[Attached]

2

Exhibit C

By-Laws

[Attached]

3

Exhibit D

Good Standing Certificate

[Attached]

1

EXHIBIT G

Form of Solvency Certificate

[            ], 201[    ]

This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section 4.01(h) of the Credit Agreement dated as of April 2, 2013 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank, and The Bank of Nova Scotia, as the Revolving Agent, a Swingline Lender and an Issuing Bank. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement

I, [            ], the Chief Financial Officer of the Borrower, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof):

1. The sum of the liabilities (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, does not exceed the Present Fair Saleable Value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis.

2. The capital of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

3. The Borrower and its Restricted Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

4. For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No 5).

5. In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Credit Agreement and other Loan Documents referred to therein and such other documents deemed relevant, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in Section 3.05 of the Credit Agreement (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of the Borrower and its Subsidiaries and hereby confirms that the Financial Statements were prepared in good faith and fairly present, in all material respects, the Borrower’s and its Subsidiaries’ consolidated financial condition.

6. The financial information and assumptions which underlie and form the basis for the representations made in this Certificate were fair and reasonable when made and were made in good faith and continue to be fair and reasonable as of the date hereof.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

WEIGHT WATCHERS INTERNATIONAL, INC.

By:
Name:
Title:	Chief Financial Officer

3

EXHIBIT H

Form of Specified Discount Prepayment Notice

Date:             , 20

To: [JPMorgan Chase Bank, N.A.], as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.11(a)(ii)(B) of that certain Credit Agreement dated as of April 2, 2013, (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank, and The Bank of Nova Scotia, as the Revolving Agent, a Swingline Lender and an Issuing Bank. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.11(a)(ii)(B) of the Credit Agreement, the Borrower hereby offers to make a Discounted Term Loan Prepayment to [each Term Lender] [,] [and] [each Additional Term Lender of the [•, 20•] Class of Term Loans]1 [and] [each Extending Term Lender of the [—, 20—] Class of Term Loans]2 on the following terms:

1. This Borrower Offer of Specified Discount Prepayment is available only to [each Term Lender] [,] [and] [each Additional Term Lender of the [—, 20—] Class of Term Loans]3 [and] [each Extending Term Lender of the [—, 20—] Class of Term Loans]4.

2. The maximum aggregate outstanding principal amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed [$[—] of Term Loans] [and] [$[—] of the [—, 20—] Class of Term Loans]5 (the “Specified Discount Prepayment Amount”).6

3. The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [[—]% in respect of the Term Loans] [and] [[—]% in respect of the [—, 20—] Class of Term Loans]7 (the “Specified Discount”).

[1]	List multiple Classes if applicable.
[2]	List multiple Classes if applicable.
[3]	List multiple Classes if applicable.
[4]	List multiple Classes if applicable.
[5]	List multiple Classes with same or different Specified Discount Prepayment Amount, if applicable.
[6]	Minimum of $1.0 million and whole increments of $500,000 in excess thereof.
[7]	List multiple Classes with same or different Specified Discount, if applicable.

To accept this offer, you are required to submit to the Administrative Agent a Specified Discount Prepayment Response on or before 5:00 p.m., New York time, on the date that is three Business Days following the date of delivery of this notice pursuant to Section 2.11(a)(ii)(B) of the Credit Agreement.

The Borrower hereby represents and warrants to the Auction Agent [,] [and] [the Term Lenders] [,] [and] [each Additional Term Lender of the [—, 20—] Class of Term Loans]8 [and] [each Extending Term Lender of the [—, 20—] Class[es] of Term Loans]9 as follows:

1. The Borrower will not make a Borrowing of Revolving Loans or Swingline Loans to fund this Discounted Term Loan Prepayment.

2. [At least five Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date.][At least three Business Days have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.]10

3. No Event of Default has occurred or is continuing.

4. The Term Loans purchased pursuant to this Discounted Term Loan Prepayment will be automatically cancelled.

5. As of the date hereof and the effective date of prepayment of the Term Loans pursuant hereto, the Borrower is not in possession of any MNPI regarding the Borrower, its Subsidiaries or their assets, the Borrower’s ability to perform its Loan Document Obligations or any other matter that may be material to a decision by any Lender to respond to this Borrower Offer of Specified Discount Prepayment that has not previously been disclosed to the Auction Agent, the Administrative Agent and the Lenders (other than Public Lenders).

[8]	List multiple Classes if applicable.
[9]	List multiple Classes if applicable.
[10]	Insert applicable representation.

2

The Borrower acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The Borrower requests that Auction Agent promptly notify each of the relevant Term Lenders party to the Credit Agreement of this Specified Discount Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

3

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

WEIGHT WATCHERS INTERNATIONAL, INC.

By:
Name:
	Title:	[Financial Officer]

Enclosure: Form of Specified Discount Prepayment Response

4

EXHIBIT I

Form of Specified Discount Prepayment Response

Date:             , 20

To: [JPMorgan Chase Bank, N.A.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement dated as of April 2, 2013, (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank, and The Bank of Nova Scotia, as the Revolving Agent, a Swingline Lender and an Issuing Bank, and (b) that certain Specified Discount Prepayment Notice, dated             , 20    , from the Borrower (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned [Term Lender] [Additional Term Lender] [Extending Term Lender] hereby gives you irrevocable notice, pursuant to Section 2.11(a)(ii)(B) of the Credit Agreement, that it is willing to accept a Discounted Term Loan Prepayment of the following [Classes of] Term Loans held by such [Term Lender][Additional Term Lender][Extending Term Lender] at the Specified Discount in an aggregate outstanding amount as follows:

[Term Loans - $[—]]

[[—, 20—] Class of Term Loans - $[—]]1

The undersigned [Term Lender] [Additional Term Lender][Extending Term Lender] hereby expressly consents and agrees to a prepayment of its [Term Loans] [[—, 20—] Class of Term Loans]2 pursuant to Section 2.11(a)(ii)(B) of the Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[1]	List multiple Classes if applicable.
[2]	List multiple Classes if applicable.

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[ ]

By:
Name
Title:

By:
Name
Title:

2

EXHIBIT J

Form of Discount Range Prepayment Notice

Date:             , 20

To: [JPMorgan Chase Bank, N.A.], as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.11(a)(ii)(C) of that certain Credit Agreement dated as of April 2, 2013, (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank, and The Bank of Nova Scotia, as the Revolving Agent, a Swingline Lender and an Issuing Bank. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.11(a)(ii)(C) of the Credit Agreement, the Borrower hereby requests that [each Term Lender] [,] [and] [each Additional Term Lender of the [—, 20—] Class of Term Loans]1 [and] [each Extending Term Lender of the [—, 20—] Class of Term Loans]2 submit a Discount Range Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Borrower to [each Term Lender] [,] [and] [each Additional Term Lender of the [—, 20—] Class of Term Loans]3 [and] [each Extending Term Lender of the [—, 20—] Class of Term Loans]4.

2. The maximum aggregate outstanding principal amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is [$[—] of Term Loans] [and] [$[—] of the [—, 20—] Class of Term Loans]5 (the “Discount Range Prepayment Amount”).6

3. The Borrower is willing to make Discount Term Loan Prepayments at a percentage of par [greater than or equal to [—]% but less than or equal to [—]% in respect of the Term Loans] [and] [greater than or equal to [—]% but less than or equal to [—]% in respect of the [—, 20—] Class of Term Loans]7 (the “Discount Range”).

[1]	List multiple Classes if applicable.
[2]	List multiple Classes if applicable.
[3]	List multiple Classes if applicable.
[4]	List multiple Classes if applicable.
[5]	List multiple Classes with same or different Discount Range Prepayment Amount if applicable.
[6]	Minimum of $1.0 million and whole increments of $500,000 in excess thereof.
[7]	List multiple Classes with same or different Discount Range, if applicable.

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Discount Range Prepayment Offer on or before 5:00 p.m., New York time, on the date that is three Business Days following the date of delivery of this notice pursuant to Section 2.11(a)(ii)(C) of the Credit Agreement.

The Borrower hereby represents and warrants to the Auction Agent [,] [and] [the Term Lenders] [,] [and] [each Additional Term Lender of the [—, 20—] Class of Term Loans]8 [and] [each Extending Term Lender of the [—, 20—] Class of Term Loans]9 as follows:

1. The Borrower will not make a Borrowing of Revolving Loans or Swingline Loans to fund this Discounted Term Loan Prepayment.

2. [At least five Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date.][At least three Business Days have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.]10

3. No Event of Default has occurred or is continuing.

4. The Term Loans purchased pursuant to this Discounted Term Loan Prepayment will be automatically cancelled.

5. As of the date hereof and the effective date of prepayment of the Term Loans pursuant hereto, the Borrower is not in possession of any MNPI regarding the Borrower, its Subsidiaries or their assets, the Borrower’s ability to perform its Loan Document Obligations or any other matter that may be material to a decision by any Lender to respond to this Borrower Solicitation of Discount Range Prepayment Offer that has not previously been disclosed to the Auction Agent, the Administrative Agent and the Lenders (other than Public Lenders).

[8]	List multiple Classes if applicable.
[9]	List multiple Classes if applicable.
[10]	Insert applicable representation.

2

The Borrower acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

The Borrower requests that Auction Agent promptly notify each of the relevant Term Lenders party to the Credit Agreement of this Discount Range Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

3

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

WEIGHT WATCHERS INTERNATIONAL, INC.

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

4

EXHIBIT K

Form of Discount Range Prepayment Offer

Date:             , 20

To: [JPMorgan Chase Bank, N.A.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain that certain Credit Agreement dated as of April 2, 2013, (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank, and The Bank of Nova Scotia, as the Revolving Agent, a Swingline Lender and an Issuing Bank, and (b) that certain Discount Range Prepayment Notice, dated             , 20    , from the Borrower (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned [Term Lender] [Additional Term Lender][Extending Term Lender] hereby gives you irrevocable notice, pursuant to Section 2.11(a)(ii)(C) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Discount Range Prepayment Offer is available only for prepayment on the [Term Loans] [and] [the [—, 20—] Class of Term Loans]1 held by the undersigned.

2. The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Term Loans - $[—]]

[[—, 20—] Class of Term Loans - $[—]]2

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [[—]% in respect of the Term Loans] [and] [[—]% in respect of the [—, 20—] Class of Term Loans]3 (the “Submitted Discount”).

[1]	List multiple Classes if applicable.
[2]	List multiple Classes with same or different Submitted Amounts, if applicable.
[3]	List multiple Classes with same or different Submitted Discounts, if applicable.

The undersigned [Term Lender] [Additional Term Lender][Extending Term Lender] hereby expressly consents and agrees to a prepayment of its [Term Loans] [[—, 20—] Class of Term Loans]4 indicated above pursuant to Section 2.11(a)(ii)(C) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[4]	List multiple Classes if applicable.

2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[ ]

By:
Name
Title:

By:
Name
Title:

3

EXHIBIT L

Form of Solicited Discounted Prepayment Notice

Date:             , 20

To: [JPMorgan Chase Bank, N.A.], as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.11(a)(ii)(D) of that certain Credit Agreement dated as of April 2, 2013, (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank, and The Bank of Nova Scotia, as the Revolving Agent, a Swingline Lender and an Issuing Bank. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.11(a)(ii)(D) of the Credit Agreement, the Borrower hereby requests that [each Term Lender] [,] [and] [each Additional Term Lender of the [—, 20—] Class of Term Loans]1 [and] [each Extending Term Lender] of the [—, 20—] Class of Term Loans]2 submit a Solicited Discounted Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Borrower to [each Term Lender] [,] [and] [each Additional Term Lender of the [—, 20—] Class of Term Loans]3 [and] [Extending Term Lender of the [—, 20—] Class of Term Loans]4.

2. The maximum aggregate outstanding principal amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):5

[Term Loans - $[—]]

[[—, 20—] Class[es] of Term Loans - $[—]]6

[1]	List multiple Classes if applicable.
[2]	List multiple Classes if applicable.
[3]	List multiple Classes if applicable.
[4]	List multiple Classes if applicable.
[5]	Minimum of $1.0 million and whole increments of $500,000 in excess thereof.
[6]	List multiple Classes with same or different Solicited Discount Prepayment Amount, if applicable.

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Solicited Discounted Prepayment Offer on or before 5:00 p.m. New York time on the date that is three (3) Business Days following delivery of this notice pursuant to Section 2.11(a)(ii)(D) of the Agreement.

The Borrower requests that Auction Agent promptly notify each of the relevant Term Lenders party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

WEIGHT WATCHERS INTERNATIONAL, INC.

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

3

EXHIBIT M

Form of Solicited Discounted Prepayment Offer

Date:             , 20

To: [JPMorgan Chase Bank, N.A.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement dated as of April 2, 2013, (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank, and The Bank of Nova Scotia, as the Revolving Agent, a Swingline Lender and an Issuing Bank, and (b) that certain Solicited Discounted Prepayment Notice, dated             , 20    , from the Borrower (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice on or before the third Business Day following your receipt of this notice.

The undersigned [Term Lender] [Additional Term Lender][Extending Term Lender] hereby gives you irrevocable notice, pursuant to Section 2.11(a)(ii)(D) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Solicited Discounted Prepayment Offer is available only for prepayment on the [Term Loans] [and] [the [—, 20—] Class of Term Loans]1 held by the undersigned.

2. The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Term Loans - $[—]]

[[—, 20—] Class of Term Loans - $[—]]2

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [[—]% in respect of the Term Loans] [and] [[—]% in respect of the [—, 20—] Class of Term Loans]3 (the “Offered Discount”).

[1]	List multiple Classes if applicable.
[2]	List multiple Classes with same or different Offered Amounts, if applicable.
[3]	List multiple Classes with same or different Offered Discounts, if applicable.

The undersigned [Term Lender] [Additional Term Lender][Extending Term Lender] hereby expressly consents and agrees to a prepayment of its [Term Loans] [[—, 20—] Class of Term Loans]4 pursuant to Section 2.11(a)(ii)(D) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate outstanding amount not to exceed such Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[4]	List multiple Classes if applicable.

2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[ ]

By:
Name
Title:

By:
Name
Title:

3

EXHIBIT N

Form of Acceptance and Prepayment Notice

Date:             , 20

To: [JPMorgan Chase Bank, N.A.], as Auction Agent

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to Section 2.11(a)(ii)(D) of that certain Credit Agreement dated as of April 2, 2013, (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank, and The Bank of Nova Scotia, as the Revolving Agent, a Swingline Lender and an Issuing Bank. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.11(a)(ii)(D) of the Credit Agreement, the Borrower hereby notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [[—]% in respect of the Term Loans] [and] [[—]% in respect of the [—, 20—] Class of Term Loans]1 (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Borrower expressly agrees that this Acceptance and Prepayment Notice is subject to the provisions of Section 2.11(a)(ii)(D) of the Credit Agreement.

The Borrower hereby represents and warrants to the Auction Agent [,] [and] [the Term Lenders] [,] [and] [each Additional Term Lender of the [—, 20—] Class of Term Loans]2 [and] [each Extending Term Lender of the [—, 20—] Class of Term Loans]3 as follows:

1. The Borrower will not make a Borrowing of Revolving Loans or Swingline Loans to fund this Discounted Term Loan Prepayment.

2. [At least five Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date.][At least three Business Days have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of

[1]	List multiple Classes with same or different Acceptable Discounts, if applicable.
[2]	List multiple Classes if applicable.
[3]	List multiple Classes if applicable.

Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.]4

3. No Event of Default has occurred or is continuing.

4. The Term Loans purchased pursuant to this Discounted Term Loan Prepayment will be automatically cancelled.

5. As of the date hereof and the effective date of prepayment of the Term Loans pursuant hereto, the Borrower is not in possession of any MNPI regarding the Borrower, its Subsidiaries or their assets, the Borrower’s ability to perform its Loan Document Obligations or any other matter that may be material to a decision by any Lender to respond to this Borrower Solicitation of Discounted Prepayment Offer that has not previously been disclosed to the Auction Agent, the Administrative Agent and the Lenders (other than Public Lenders).

The Borrower acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Solicited Discounted Prepayment Offer made in response to the Solicited Discounted Prepayment Notice and the acceptance of any prepayment made in connection with the Solicited Discounted Prepayment Notice.

The Borrower requests that Auction Agent promptly notify each of the relevant Term Lenders party to the Agreement of this Acceptance and Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[4]	Insert applicable representation.

2

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

WEIGHT WATCHERS INTERNATIONAL, INC.

By:
Name:
Title:

3

EXHIBIT O–1

FORM OF

TAX CERTIFICATE FOR NON-U.S. LENDERS THAT ARE NOT PARTNERSHIPS

FOR U.S. FEDERAL INCOME TAX PURPOSES

Reference is made to the Credit Agreement dated as of April 2, 2013, (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank, and The Bank of Nova Scotia, as the Revolving Agent, a Swingline Lender and an Issuing Bank. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Borrower and the Applicable Agent with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Applicable Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Applicable Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made by the Borrower or the Applicable Agent to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

1

[Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

EXHIBIT O–2

FORM OF

TAX CERTIFICATE FOR NON-U.S. LENDERS THAT ARE PARTNERSHIPS FOR

U.S. FEDERAL INCOME TAX PURPOSES

Reference is made to the Credit Agreement dated as of April 2, 2013, (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank, and The Bank of Nova Scotia, as the Revolving Agent, a Swingline Lender and an Issuing Bank. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners or members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners or members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners or members is a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners or members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Document are effectively connected with the conduct of a U.S. trade or business by the undersigned or its direct or indirect partners or members.

The undersigned has furnished the Borrower and the Applicable Agent with IRS Form W-8IMY accompanied by one of the following forms from each of its partners or members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s or member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Applicable Agent and (2) the undersigned shall have at all times furnished the Borrower and the Applicable Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

1

[Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

EXHIBIT O–3

FORM OF

TAX CERTIFICATE FOR NON-U.S. PARTICIPANTS THAT ARE NOT

PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES

Reference is made to the Credit Agreement dated as of April 2, 2013, (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank, and The Bank of Nova Scotia, as the Revolving Agent, a Swingline Lender and an Issuing Bank. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

1

[Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

EXHIBIT O–4

FORM OF

TAX CERTIFICATE FOR NON-U.S. PARTICIPANTS THAT ARE PARTNERSHIPS

FOR U.S. FEDERAL INCOME TAX PURPOSES

Reference is made to the Credit Agreement dated as of April 2, 2013, (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank, and The Bank of Nova Scotia, as the Revolving Agent, a Swingline Lender and an Issuing Bank. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners or members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners or members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners or members is a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners or members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Document are effectively connected with the with the conduct of a U.S. trade or business by the undersigned or its direct or indirect partners or members.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners or members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s or member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

[Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

EXHIBIT P

FORM OF INTERCOMPANY NOTE

New York, New York

April 2, 2013

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as shall have been agreed to by such Payor and such Payee, in immediately available funds, at such location as the applicable Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

Capitalized terms used in this intercompany promissory note (this “Note”) but not otherwise defined herein shall have the meanings given to them in that certain Credit Agreement dated as of April 2, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Weight Watchers International, Inc. (the “Company”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent and an Issuing Bank, and The Bank of Nova Scotia, as the Revolving Agent, a Swingline Lender and an Issuing Bank.

This Note shall be pledged by each Payee that is a Loan Party to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Guarantee and Collateral Agreement as collateral security for the Loan Document Obligations. Each Payee hereby acknowledges and agrees that after the occurrence of and during the continuance of an Event of Default under and as defined in the Credit Agreement, the Administrative Agent may exercise all rights of the Payees with respect to this Note.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is a Loan Party to any Payee shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Loan Document Obligations of such Payor until the date on which such Payor’s obligations under the Guarantee and Collateral Agreement are terminated in accordance with Section 7.12 thereof; provided that each Payor may make payments to the applicable Payee so long as no Event of Default under and as defined in the Credit Agreement shall have occurred and be continuing (such Loan Document Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor (except as expressly permitted by the Credit Agreement), whether or not involving insolvency or bankruptcy, then, if an Event of Default (as defined in the Credit Agreement) has occurred and is continuing (x) the holders of Senior Indebtedness shall be indefeasibly paid in full in cash in respect of all amounts constituting Senior Indebtedness (including all LC Disbursements, if any, but excluding contingent obligations) before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are indefeasibly paid in full in cash in respect of all amounts constituting Senior Indebtedness (including all LC Disbursements, if any, but excluding contingent obligations), any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) if any Event of Default (as under and defined in the Credit Agreement) occurs and is continuing, then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note;

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been indefeasibly paid in full in cash (including all LC Disbursements, if any, but excluding contingent obligations), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered in accordance with the Guarantee and Collateral Agreement; and

(iv) Each Payor agrees to file all claims against each relevant Payee in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Senior Indebtedness, and the Administrative Agent shall be entitled to all of such Payor’s rights thereunder. If for any reason a Payor fails to file such claim at least ten Business Days prior to the last date on which such claim should be filed, such Payor hereby irrevocably appoints the Administrative Agent as its true and lawful attorney-in-fact and is hereby authorized to act as attorney-in-fact in such Payor’s name to file such claim or, in the Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Payor hereby assigns to the Administrative Agent all of such Payor’s rights to any payments or distributions to which such Payor otherwise would be entitled. If the amount so paid is greater than such Payor’s liability hereunder, the Administrative Agent shall pay the excess amount to the party entitled thereto. In addition, each Payor hereby irrevocably appoints the Administrative Agent as its attorney in fact to exercise all of such Payor’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of each relevant Payee.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Administrative Agent and the other Secured Parties. The Administrative Agent and the other Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agent may, on behalf of itself, and the Secured Parties, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Payor that is not a Loan Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

It is understood that this Note shall not evidence indebtedness in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any other promissory note or other instrument, this Note replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on, before or after the date hereof by any Payee to any other Subsidiary.

From time to time after the date hereof, additional Subsidiaries of the Company may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

EXHIBIT Q-1

[FORM OF]

EQUAL PRIORITY INTERCREDITOR AGREEMENT

Among

WEIGHT WATCHERS INTERNATIONAL, INC.

as Borrower,

the other Grantors party hereto,

JPMORGAN CHASE BANK, N.A.,

as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties

JPMORGAN CHASE BANK, N.A.,

as Authorized Representative for the Credit Agreement Secured Parties,

[            ]

as the Initial Additional Authorized Representative,

and

each additional Authorized Representative from time to time party hereto

dated as of [            ], 201[  ]

EQUAL PRIORITY INTERCREDITOR AGREEMENT, dated as of [            ], 201[ ] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation (the “Borrower”), the other Grantors (as defined below) from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent and acting as collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), JPMORGAN CHASE BANK, N.A., as Authorized Representative for the Credit Agreement Secured Parties (as each such term is defined below), [            ] as collateral agent for the Additional First-Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Additional First-Lien Collateral Agent”), [            ] as Authorized Representative for the Initial Additional First-Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”) and each additional Authorized Representative from time to time party hereto for the other Additional First-Lien Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent, the Credit Agreement Collateral Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Additional First-Lien Collateral Agent, the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional First-Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional First-Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional First-Lien Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Additional First-Lien Documents” means, with respect to the Initial Additional First-Lien Obligations or any other Additional First-Lien Obligations, the notes, indentures, security documents and other operative agreements evidencing or governing such Indebtedness and the Liens securing such Indebtedness, including the Initial Additional First-Lien Documents and the Additional First-Lien Security Documents and each other agreement entered into for the purpose of securing the Initial Additional First-Lien Obligations or any other Additional First-Lien Obligations; provided that, in each case, the Indebtedness thereunder (other than the Initial Additional First-Lien Obligations) has been designated as Additional First-Lien Obligations pursuant to Section 5.13 hereof.

“Additional First-Lien Obligations” means all amounts owing to any Additional First-Lien Secured Party (including the Initial Additional First-Lien Secured Parties) pursuant to the terms of any Additional First-Lien Document (including the Initial Additional First-Lien Documents), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the respective Additional First-Lien Document, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

“Additional First-Lien Secured Party” means the holders of any Additional First-Lien Obligations and any Authorized Representative with respect thereto, and shall include the Initial Additional First-Lien Secured Parties.

“Additional First-Lien Security Document” means any collateral agreement, security agreement or any other document now existing or entered into after the date hereof that creates Liens on any assets or properties of any Grantor to secure the Additional First-Lien Obligations.

“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.13.

“Administrative Agent” has the meaning assigned to such term in the definition of “Credit Agreement” and shall include any successor administrative agent (including as a result of any Refinancing or other modification of the Credit Agreement permitted by Section 2.08).

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional First-Lien Obligations or the Initial Additional First-Lien Secured Parties, the Initial Additional Authorized Representative, and (iii) in the case of any other Series of Additional First-Lien Obligations or Additional First-Lien Secured Parties that become subject to this Agreement after the date hereof, the collateral agent named as authorized representative for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral” means all assets and properties subject to Liens created pursuant to any First-Lien Security Document to secure one or more Series of First-Lien Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent, (ii) in the case of the Initial Additional First-Lien Obligations, the Additional First-Lien Collateral Agent and (iii) in the case of any other Series of Additional First-Lien Obligations, the collateral agent named as Authorized Representative for such Series in the applicable Joinder Agreement.

“Collateral Agreement” means the Guarantee and Collateral Agreement dated as of April 2, 2013, among the Borrower, the Subsidiary Loan Parties (as defined in the Credit Agreement) and the Administrative Agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Controlling Collateral Agent” means (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Additional First-Lien Collateral Agent (acting on the instructions of the Applicable Authorized Representative).

“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, the Credit Agreement Secured Parties and (ii) at any other time, the Series of First-Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means that certain Credit Agreement dated as of April 2, 2013, among the Borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”) and the other parties thereto, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, and any Additional First-Lien Document entered into in connection with a Refinancing of the Credit Agreement Obligations with additional First-Lien Obligations which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Additional First-Lien Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Credit Agreement Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Credit Agreement Collateral Documents” means the Collateral Agreement, the other Security Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Credit Agreement Collateral Agent for the purpose of securing any Credit Agreement Obligations.

“Credit Agreement Obligations” means all “Secured Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of First-Lien Obligations, the date on which such Series of First-Lien Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional First-Lien Obligations secured by such Shared Collateral under an Additional First-Lien Document which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Additional First-Lien Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“First-Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional First-Lien Obligations.

“First-Lien Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Additional First-Lien Secured Parties with respect to each Series of Additional First-Lien Obligations.

“First-Lien Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Additional First-Lien Security Documents.

“Grantors” means the Borrower and each of the Subsidiary Loan Parties which has granted a security interest pursuant to any First-Lien Security Document to secure any Series of First-Lien Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Additional First-Lien Agreement” means that certain [Indenture] [other agreement], dated as of [            ], among the Borrower, [the Guarantors identified therein,] and [            ], as [trustee][other representative], as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Initial Additional First-Lien Documents” means the Initial Additional First-Lien Agreement, the loans or debt securities incurred or issued thereunder, the Initial Additional First-Lien Security Agreement and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional First-Lien Obligations.

“Initial Additional First-Lien Obligations” means the [Obligations] as such term is defined in the Initial Additional First-Lien Security Agreement.

“Initial Additional First-Lien Secured Parties” means the Additional First-Lien Collateral Agent, the Initial Additional Authorized Representative and the holders of the Initial Additional First-Lien Obligations issued pursuant to the Initial Additional First-Lien Agreement.

“Initial Additional First-Lien Security Agreement” means the security agreement dated as of the date hereof, among the Borrower, the Additional First-Lien Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a joinder to this Agreement substantially in the form of Annex II hereto.

“Lien” means any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other, including any judgment or similar Lien) or similar encumbrance, and any easement, right-of-way, license, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease be deemed to be a Lien.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional First-Lien Obligations with an aggregate outstanding principal amount in excess of $[ ],000,000 that constitutes the largest outstanding principal amount of any then outstanding Series of First-Lien Obligations with respect to such Shared Collateral; provided, however, that if there are two outstanding Series of Additional First-Lien Obligations which have an equal outstanding principal amount, the Series of Additional First-Lien Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 90 days (throughout which 90 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional First-Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional First-Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional First-Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional First-Lien Document; provided that the Non-Controlling Authorized Representative Enforcement

Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Administrative Agent or the Credit Agreement Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First-Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Possessory Collateral” means any Shared Collateral in the possession of a Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the First-Lien Security Documents.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Credit Document” means (i) the Credit Agreement and each Loan Document (as defined in the Credit Agreement), (ii) each Initial Additional First-Lien Document, and (iii) each Additional First-Lien Document for Additional First-Lien Obligations incurred after the date hereof.

“Series” means (a) with respect to the First-Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional First-Lien Secured Parties (in their capacities as such), and (iii) the Additional First-Lien Secured Parties (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional First-Lien Secured Parties) and (b) with respect to any First-Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional First-Lien Obligations, and (iii) the Additional First-Lien Obligations incurred after the date hereof pursuant to any Additional First-Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional First-Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First-Lien Obligations (or their respective Authorized Representatives or Collateral Agents) hold a valid and perfected security interest at such time. If more than two Series of First-Lien Obligations are outstanding at any time and the holders of less than all Series of First-Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First-Lien Obligations that hold valid and perfected security interests in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

SECTION 1.03 Impairments. It is the intention of the First-Lien Secured Parties of each Series that the holders of First-Lien Obligations of such Series (and not the First-Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First-Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First-Lien Obligations), (y) any of the First-Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First-Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First-Lien Obligations) on a basis ranking prior to the security interest of such Series of First-Lien Obligations but junior to the security interest of any other Series of First-Lien Obligations or (ii) the existence of any Collateral for any other Series of First-Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First-Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any Real Property (as defined in the Credit Agreement) subject to a mortgage that applies to all First-Lien Obligations shall not be deemed to be an Impairment of any Series of First-Lien Obligations. In the event of any Impairment with respect to any Series of First-Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First-Lien Obligations, and the rights of the holders of such Series of First-Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First-Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First-Lien Obligations subject to such Impairment. Additionally, in the event the First-Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First-Lien Obligations or the First-Lien Security Documents governing such First-Lien Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01 Priority of Claims.

(a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Controlling Collateral Agent or any First-Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of the Borrower or any other Grantor or any First-Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by the Controlling Collateral Agent or any First-Lien Secured Party on account of such enforcement of rights or remedies or received by the Controlling Collateral Agent or any First-Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First-Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the First-Lien Obligations of each Series on a ratable basis, with such Proceeds to be applied to the First-Lien Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents and (iii) THIRD, after payment of all First-Lien Obligations, to the Borrower and the other Grantors or their successors or assigns, as their interests may appear, or to whomsoever may be lawfully entitled to receive the same (including under the terms of any intercreditor agreement to which one or more First-Lien Secured Parties may be party, or as a court of competent jurisdiction may direct. If, despite the provisions of this Section 2.01(a), any First-Lien Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First-Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such First-Lien Secured Party shall hold such payment or recovery in trust for the benefit of all First-Lien Secured Parties for distribution in accordance with this Section 2.01(a). Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First-Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First-Lien Obligations, after giving effect to any intercreditor agreement to which such third party and such Series of First-Lien Secured Parties may be a party, but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First-Lien Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First-Lien Obligations with respect to which such Impairment exists.

(b) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First-Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First-Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each First-Lien Secured Party hereby agrees that the Liens securing each Series of First-Lien Obligations on any Shared Collateral shall be of equal priority.

(c) Notwithstanding anything in this Agreement or any other First-Lien Security Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Credit Agreement Collateral Agent pursuant to Section 2.05(j) or 2.22 of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

SECTION 2.02 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) Only the Controlling Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, no Additional First-Lien Secured Party shall or shall instruct any Collateral Agent to commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional First-Lien Security Document, applicable law or otherwise, it being agreed that only the Credit Agreement Collateral Agent, acting in accordance with the Credit Agreement Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.

(b) With respect to any Shared Collateral at any time when the Additional First-Lien Collateral Agent is the Controlling Collateral Agent, (i) the Controlling Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) the Controlling Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any

Non- Controlling Authorized Representative (or any other First-Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First-Lien Secured Party (other than the Applicable Authorized Representative) shall or shall instruct the Controlling Collateral Agent to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First-Lien Security Document, applicable law or otherwise, it being agreed that only the Controlling Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable Additional First-Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral.

(c) Notwithstanding the equal priority of the Liens securing each Series of First-Lien Obligations, the Controlling Collateral Agent (in the case of the Additional First-Lien Collateral Agent, acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Controlling Collateral Agent had a senior Lien on such Collateral (subject, however, to Section 2.01). No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Controlling Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First-Lien Secured Party, the Controlling Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(d) Each of the First-Lien Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the First-Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.

SECTION 2.03 No Interference; Payment Over.

(a) Each First-Lien Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any First-Lien Obligations of any Series or any First-Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First-Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Controlling Collateral Agent, (iii) except as provided in Section

2.02, it shall have no right to (A) direct the Controlling Collateral Agent or any other First-Lien Secured Party to exercise, and shall not exercise, any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Controlling Collateral Agent or any other First-Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Controlling Collateral Agent or any other First-Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Controlling Collateral Agent, any Applicable Authorized Representative or any other First-Lien Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Collateral Agent, such Applicable Authorized Representative or other First-Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Controlling Collateral Agent or any other First-Lien Secured Party to enforce this Agreement.

(b) Each First-Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First-Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First-Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First-Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.

SECTION 2.04 Automatic Release of Liens; Amendments to First-Lien Security Documents.

(a) If, at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each other Collateral Agent for the benefit of each Series of First-Lien Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Controlling Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall remain subject to such Liens and be applied pursuant to Section 2.01.

(b) Each Collateral Agent and Authorized Representative agrees to execute and deliver all such authorizations and other instruments as shall reasonably be requested by the Controlling Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section.

SECTION 2.05 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Borrower or any of its Subsidiaries.

(b) If the Borrower and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each First-Lien Secured Party (other than any Controlling Secured Party or the Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Authorized Representative of any Controlling Secured Party shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First-Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First-Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First-Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First-Lien Secured Parties (other than any Liens of the First-Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First-Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First-Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First-Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First-Lien Obligations, such amount is applied pursuant to Section 2.01, and (D) if any First-Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided that the First-Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First-Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the First-Lien Secured Parties receiving adequate protection shall not object to any other First-Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First-Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06 Reinstatement. In the event that any of the First-Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First-Lien Obligations shall again have been paid in full in cash.

SECTION 2.07 Insurance. As between the First-Lien Secured Parties, the Controlling Collateral Agent (and in the case of the Additional First-Lien Collateral Agent, acting at the direction of the Applicable Authorized Representative) shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08 Refinancings, etc. The First-Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced (in whole or in part) or otherwise amended or modified from time to time, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any First-Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09 Possessory Collateral Agent; Gratuitous Bailee for Perfection.

(a) The Possessory Collateral shall be delivered to the Credit Agreement Collateral Agent and the Credit Agreement Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First-Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Credit Agreement Collateral Agent is not the Controlling Collateral Agent, the Credit Agreement Collateral Agent shall, at the request of the Additional First-Lien Collateral Agent, promptly deliver all Possessory Collateral to the Additional First-Lien Collateral Agent together with any necessary endorsements (or otherwise allow the Additional First-Lien Collateral Agent to obtain control of such Possessory Collateral). The Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith.

(b) The Controlling Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First-Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(c) The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First-Lien Secured Party for purposes of perfecting the Lien held by such First-Lien Secured Parties thereon.

SECTION 2.10 Amendments to Security Documents.

(a) Without the prior written consent of the Credit Agreement Collateral Agent, each Additional First-Lien Secured Party agrees that no Additional First-Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Additional First-Lien Security Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b) Without the prior written consent of the Additional First-Lien Collateral Agent, the Credit Agreement Collateral Agent agrees that no Credit Agreement Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Collateral Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(c) In making determinations required by this Section 2.10, each Collateral Agent may conclusively rely on a certificate of a Responsible Officer of the Borrower.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01 Determinations with Respect to Amounts of Liens and Obligations. Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First-Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First-Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First-Lien Secured Party or any other person as a result of such determination.

ARTICLE IV

The Controlling Collateral Agent

ARTICLE 4.01 Authority.

(a) Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Controlling Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Controlling Collateral Agent, except that each Controlling Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

(b) In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Controlling Collateral Agent shall be entitled, for the benefit of the First-Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First-Lien Security Documents, as applicable, pursuant to which the Controlling Collateral Agent is the collateral agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First-Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Controlling Collateral Agent, the Applicable Authorized Representative or any other First-Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First-Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First-Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Except with respect to any actions expressly prohibited or required to be taken by this Agreement, each of the First-Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of First-Lien Obligations or any other First-Lien Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the First-Lien Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First-Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First-Lien Security Documents or any other agreement related thereto or to the collection of the First-Lien Obligations or the valuation, use, protection or release of any security for the First-Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First-Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section

2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Borrower or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Controlling Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any First-Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First-Lien Obligations for whom such Collateral constitutes Shared Collateral.

ARTICLE V

Miscellaneous

SECTION 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Credit Agreement Collateral Agent, to it at JPMorgan Chase Bank, N.A., as Administrative Agent, [            ], Attention: [            ], Fax No. [            ], with a copy to [            ];

(b) if to the Additional First-Lien Collateral Agent or the Initial Additional Authorized Representative, to it at [            ], Attention of [            ] (Fax No. [            ]);

(c) if to any other Additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date three Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among each Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 5.02 Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of or otherwise materially adversely affects the Borrower or any other Grantor, with the consent of the Borrower).

(c) Notwithstanding the foregoing, without the consent of any First-Lien Secured Party (and with respect to any termination, waiver, amendment or modification which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of or otherwise materially adversely affects the Borrower or any other Grantor, with the consent of the Borrower), any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 and upon such execution and delivery, such Authorized Representative and the Additional First-Lien Secured Parties and Additional First-Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the Additional First-Lien Security Documents applicable thereto.

(d) Notwithstanding the foregoing, without the consent of any other Authorized Representative or First-Lien Secured Party, the Collateral Agents may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional First-Lien Obligations in compliance with the Credit Agreement and the other Secured Credit Documents.

SECTION 5.03 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First-Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.06 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.08 Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent and each Authorized Representative, on behalf of itself and the First-Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the First-Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents and agrees that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address set forth in Section 5.01;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any First-Lien Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any First-Lien Secured Party) to bring any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment granted by the courts referred to in clause (a) of this Section; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR FOR ANY COUNTERCLAIM THEREIN.

SECTION 5.10 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the First-Lien Security Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall control.

SECTION 5.12 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First-Lien Secured Parties in relation to one another. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional First-Lien Documents), and none of the Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First-Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13 Additional Senior Debt. To the extent, but only to the extent, permitted by the provisions of the Credit Agreement and the Additional First-Lien Documents, the Borrower may incur additional indebtedness after the date hereof that is permitted by the Credit Agreement and the Additional First-Lien Documents to be incurred and secured on an equal and ratable basis by the Liens securing the First-Lien Obligations (such indebtedness being referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien and may be Guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional First-Lien Documents, if and subject to the condition that the Authorized Representative of any such Additional Senior Class Debt (each, an “Additional Senior Class Debt Representative”), acting on behalf and with the authorization (which may be contained in the applicable Additional First-Lien Documents) of the holders of such Additional Senior Class Debt (such Authorized Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for an Additional Senior Class Debt Representative to become a party to this Agreement as an Authorized Representative,

(i) such Additional Senior Class Debt Representative, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered a Joinder Agreement (with such changes as may be reasonably approved by such Collateral Agent and Additional Senior Class Debt Representative) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative here under, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative constitutes Additional First-Lien Obligations and the related Additional Senior Class Debt Parties become subject hereto and bound hereby as Additional First-Lien Secured Parties;

(ii) the Borrower shall have (x) delivered to each Collateral Agent true and complete copies of each of the Additional First-Lien Documents relating to such Additional Senior Class Debt, certified as being true and correct by an authorized officer of the Borrower and (y) identified in a certificate of an authorized officer the obligations to be designated as Additional First-Lien Obligations and the initial aggregate principal amount or face amount thereof and certified that such obligations are permitted to be incurred and secured on a pari passu basis with the then extant First-Lien Obligations;

(iii) all filings, recordations and/or amendments or supplements to the First-Lien Security Documents necessary or desirable in the reasonable judgment of the Additional First-Lien Collateral Agent to confirm and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of the Additional First-Lien Collateral Agent), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Additional First-Lien Collateral Agent); and

(iv) the Additional First-Lien Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

Each Authorized Representative acknowledges and agrees that upon execution and delivery of a Joinder Agreement substantially in the form of Annex II by an Additional Senior Class Debt Representative and each Grantor in accordance with this Section 5.13, the Additional First-Lien Collateral Agent will continue to act in its capacity as Additional First-Lien Collateral Agent in respect of the then existing Authorized Representatives (other than the Administrative Agent) and such additional Authorized Representative.

SECTION 5.14 Agent Capacities. Except as expressly provided herein or in the Credit Agreement Collateral Documents, JPMorgan Chase Bank, N.A. is acting in the capacities of Administrative Agent and Credit Agreement Collateral Agent solely for the Credit Agreement Secured Parties. Except as expressly provided herein or in the Additional First-Lien Security Documents, [            ] is acting in the capacity of Additional First-Lien Collateral Agent solely for the Additional First-Lien Secured Parties. Except as expressly set forth herein, none of the Administrative Agent, the Credit Agreement Collateral Agent or the Additional First-Lien Collateral Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Secured Credit Documents.

SECTION 5.15 Integration. This Agreement together with the other Secured Credit Documents and the First-Lien Security Documents represents the agreement of each of the Grantors and the First-Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Credit Agreement Collateral Agent, or any other First-Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or First-Lien Security Documents.

SECTION 5.16 Additional Grantors. The Borrower agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex III. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Administrative Agent, the Initial Additional Authorized Representative and each additional Authorized Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.17 Administrative Agent and Representative. It is understood and agreed that (a) the Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement and the provisions of Article VIII of the Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Administrative Agent hereunder and (b) [ ] is entering into this Agreement in its capacity as [Trustee] under [indenture] and the provisions of Article [ ] of such indenture applicable to the Trustee thereunder shall also apply to the Trustee hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Credit Agreement Collateral Agent

By:
Name: Title:

JPMORGAN CHASE BANK, N.A., as Authorized Representative for the Credit Agreement Secured Parties

By:
Name: Title:

[ ], as Additional First-Lien Collateral Agent and as Initial Additional Authorized Representative

By:
Name: Title:

S-1

WEIGHT WATCHERS INTERNATIONAL, INC.

By:
Name:
Title:

[GRANTORS]

By:
Name:
Title:

S-2

ANNEX I

Grantors

Schedule 1

ANNEX I-1

ANNEX II

[FORM OF] JOINDER NO. [            ] dated as of [            ], 201[            ] to the EQUAL PRIORITY INTERCREDITOR AGREEMENT dated as of [            ], 201[            ] (the “Equal Priority Intercreditor Agreement”), among WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation (the “Borrower”), and certain subsidiaries and affiliates of the Borrower (each, a “Grantor”), JPMORGAN CHASE BANK, N.A., as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties under the First-Lien Security Documents (in such capacity, the “Credit Agreement Collateral Agent”), JPMORGAN CHASE BANK, N.A., as Authorized Representative for the Credit Agreement Secured Parties, [            ] as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.1

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Equal Priority Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Additional First-Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional First-Lien Security Documents relating thereto, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Equal Priority Intercreditor Agreement. Section 5.13 of the Equal Priority Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by the Equal Priority Intercreditor Agreement as Additional First-Lien Obligations and Additional First-Lien Secured Parties, respectively, upon the execution and delivery by the Additional Senior Class Debt Representative of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.13 of the Equal Priority Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the Equal Priority Intercreditor Agreement and the First-Lien Security Documents.

Accordingly, each Collateral Agent, each Authorized Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 5.13 of the Equal Priority Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative

[1]	In the event of the Refinancing of the Credit Agreement Obligations, revise to reflect joinder by a new Credit Agreement Collateral Agent

ANNEX II-1

under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the Equal Priority Intercreditor Agreement as Additional First-Lien Obligations and Additional First-Lien Secured Parties, with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and the New Representative, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Equal Priority Intercreditor Agreement applicable to it as Authorized Representative and to the Additional Senior Class Debt Parties that it represents as Additional First-Lien Secured Parties. Each reference to an “Authorized Representative” in the Equal Priority Intercreditor Agreement shall be deemed to include the New Representative. The Equal Priority Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to each Collateral Agent, each Authorized Representative and the other First-Lien Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder, in its capacity as [trustee/administrative agent and] collateral agent under [describe new debt document], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability and (iii) the Additional First-Lien Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the Equal Priority Intercreditor Agreement as Additional First-Lien Secured Parties.

SECTION 3. This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when each Collateral Agent shall have received a counterpart of this Joinder that bears the signatures of the New Representative. Delivery of an executed signature page to this Joinder by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4. Except as expressly supplemented hereby, the Equal Priority Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Equal Priority Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

ANNEX II-2

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Equal Priority Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at its address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse each Collateral Agent and each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel, in each case as required by the applicable Secured Credit Documents.

ANNEX II-3

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder to the Equal Priority Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] and as collateral agent for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

ANNEX II-4

Acknowledged by:

JPMORGAN CHASE BANK, N.A., as the Credit Agreement Collateral Agent and Authorized Representative,

By:
Name: Title:

[ ], as the Initial Additional Authorized Representative,

By:
Name: Title:

[OTHER AUTHORIZED REPRESENTATIVES] WEIGHT WATCHERS INTERNATIONAL, INC., as Borrower

By:
Name: Title:

THE OTHER GRANTORS LISTED ON SCHEDULE I HERETO,

By:
Name: Title:

ANNEX II-5

Schedule I to the

Supplement to the

Equal Priority Intercreditor Agreement

Grantors

[            ]

Schedule I-1

ANNEX III

SUPPLEMENT NO. [            ] dated as of [ ], 201[ ], to the EQUAL PRIORITY INTERCREDITOR AGREEMENT dated as of [            ], 201[ ] (the “Equal Priority Intercreditor Agreement”), among WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation (the “Borrower”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), JPMORGAN CHASE BANK, N.A., as Administrative Agent under the Credit Agreement, [            ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Equal Priority Intercreditor Agreement.

B. The Grantors have entered into the Equal Priority Intercreditor Agreement. Pursuant to the Credit Agreement and certain Additional First-Lien Documents, certain newly acquired or organized Subsidiaries of the Borrower are required to enter into the Equal Priority Intercreditor Agreement. Section 5.16 of the Equal Priority Intercreditor Agreement provides that such Subsidiaries may become party to the Equal Priority Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement and the Additional First-Lien Documents.

Accordingly, each Authorized Representative and the New Grantor agree as follows:

SECTION 1. In accordance with Section 5.16 of the Equal Priority Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Equal Priority Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Equal Priority Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Equal Priority Intercreditor Agreement shall be deemed to include the New Grantor. The Equal Priority Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. [Reserved].

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when each Authorized Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Equal Priority Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

ANNEX III-1

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Equal Priority Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Equal Priority Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Equal Priority Intercreditor Agreement.

SECTION 8. The Borrower agrees to reimburse each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for each Authorized Representative as required by the applicable Secured Credit Documents.

ANNEX III-2

IN WITNESS WHEREOF, the New Grantor, and each Authorized Representative have duly executed this Supplement to the Equal Priority Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR]

By:
Name: Title:

Acknowledged by: JPMORGAN CHASE BANK, N.A., as the Credit Agreement Collateral Agent and Authorized Representative,

By:
Name: Title:

[ ], as the Initial Additional Authorized Representative,

By:
Name: Title:

[OTHER AUTHORIZED REPRESENTATIVES]

ANNEX III-3

EXHIBIT Q-2

[FORM OF]

JUNIOR PRIORITY INTERCREDITOR AGREEMENT

Among

WEIGHT WATCHERS INTERNATIONAL, INC.

as Borrower,

the other Grantors party hereto,

JPMORGAN CHASE BANK, N.A.,

as Senior Representative for the Credit Agreement Secured Parties,

[                    ]

as the Initial Additional Second Priority Representative

and

each additional Representative from time to time party hereto

dated as of [            ], 201[    ]

JUNIOR PRIORITY INTERCREDITOR AGREEMENT dated as of [            ], 201[    ] (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation (the “Borrower”), the other Grantors (as defined below) party hereto, JPMORGAN CHASE BANK, N.A., as Representative for the Credit Agreement Secured Parties (in such capacity, the “Administrative Agent”), [INSERT NAME AND CAPACITY], as Representative for the Initial Second Priority Debt Parties (in such capacity and together with its successors in such capacity, the “Initial Second Priority Representative”), [[            ], as Representative for the Additional Senior Debt Parties under the [describe applicable Additional Senior Debt Facility]]and each additional Second Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Second Priority Representative (for itself and on behalf of the Initial Second Priority Debt Parties) and each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility) agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Senior Debt” means any Indebtedness that is issued or guaranteed by the Borrower and/or any Subsidiary Loan Parties (other than Indebtedness constituting Credit Agreement Obligations) which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) on a pari passu basis (but without regard to control of remedies) with the Credit Agreement Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) the Equal Priority Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.13 thereof; provided further that, if such Indebtedness will be the initial Additional Senior Debt incurred by the Borrower, then the Borrower, the Subsidiary Loan Parties, the Administrative Agent and the Representative for such Indebtedness shall have executed and delivered the Equal Priority Intercreditor Agreement. Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Subsidiary Loan Parties issued in exchange therefor.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the applicable Senior Collateral Documents.

“Additional Senior Debt Facility” means each indenture or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, (a) all principal of, and interest (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Senior Debt, (b) all other amounts payable to the related Additional Senior Debt Parties under the related Additional Senior Debt Documents and (c) any renewals or extensions of the foregoing.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Subsidiary Loan Party under any related Additional Senior Debt Documents.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent and collateral agent as provided in Article VIII of the Credit Agreement.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code, as amended or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means the Senior Collateral and the Second Priority Collateral.

“Collateral Agreement” means the “Guarantee and Collateral Agreement” as defined in the Credit Agreement.

“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.

“Credit Agreement” means that certain Credit Agreement dated as of April 2, 2013, among the Borrower, the lenders from time to time party thereto, the Administrative Agent and the other parties thereto, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, and any Senior Debt Document entered into in connection with a Refinancing of the Credit Agreement Obligations which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to each other Senior Representative and each Second Priority Representative as the “Credit Agreement” for purposes of this Agreement.

“Credit Agreement Loan Documents” means the Credit Agreement and the other “Loan Documents” as defined in the Credit Agreement.

“Credit Agreement Obligations” means the “Secured Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.

“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.

“Designated Second Priority Representative” means (i) the Initial Second Priority Representative, until such time as the Second Priority Debt Facility under the Initial Second Priority Debt Documents ceases to be the only Second Priority Debt Facility under this Agreement and (ii) thereafter, the Second Priority Representative designated from time to time by the Second Priority Instructing Group, in a notice to the Designated Senior Representative and the Borrower hereunder, as the “Designated Second Priority Representative” for purposes hereof.

“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Controlling Collateral Agent (as defined in the Equal Priority Intercreditor Agreement) at such time.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Shared Collateral and any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by such Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with an Additional Senior Debt Facility secured by such Shared Collateral under one or more Additional Senior Debt Documents which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Designated Senior Representative as the “Credit Agreement” for purposes of this Agreement.

“Discharge of Senior Obligations” means the date on which the Discharge of Credit Agreement Obligations and the Discharge of each Additional Senior Debt Facility has occurred.

“Equal Priority Intercreditor Agreement” has the meaning assigned to such term in the Credit Agreement.

“Grantors” means the Borrower and each of its Subsidiaries which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Initial Second Priority Debt” means the Second Priority Debt incurred pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Debt Documents” means that certain [Indenture] [other agreement] dated as of [            ], 201[ ], among the Borrower, [the Guarantors identified therein,] [            ], as [trustee][other representative][, and [            ], as [paying agent, registrar and transfer agent]] and any notes, security documents and other operative agreements evidencing or governing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Second Priority Debt Obligations.

“Initial Second Priority Debt Facility” means each indenture or other governing agreement with respect to the Initial Second Priority Debt.

“Initial Second Priority Debt Obligations” means the Second Priority Debt Obligations arising pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Debt Parties” means the holders of any Initial Second Priority Debt Obligations and the Initial Second Priority Representative.

“Initial Second Priority Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Joinder Agreement” means a supplement to this Agreement in substantially the form of Annex III or Annex IV hereto.

“Lien” means any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other, and including any judgment or similar Lien) or similar encumbrance, and any easement, right-of-way, license, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease be deemed to be a Lien.

“Major Second Priority Representative” means, with respect to any Shared Collateral, the Second Priority Representative of the series of Second Priority Debt that constitutes the largest outstanding principal amount of any then outstanding series of Second Priority Debt with respect to such Shared Collateral; provided, however, that if there are two outstanding series of Second Priority Debt which have an equal outstanding principal amount, the series of Second Priority Debt with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning provided to such term in Section 8.08.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in a Bankruptcy Case and any amounts received by any Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Representatives and the Second Priority Representatives.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Second Priority Collateral” means any “Collateral” as defined in any Second Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means the Initial Second Priority Collateral Documents and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt” means any Indebtedness of the Borrower or any other Grantor guaranteed by the Subsidiary Loan Parties, including the Initial Second Priority Debt, which Indebtedness and guarantees are secured by the Second Priority Collateral on a pari passu basis (but without regard to control of remedies, other than as provided by the terms of the applicable Second Priority Debt Documents) with any other Second Priority Debt Obligations and the applicable Second Priority Debt Documents which provide that such Indebtedness and guarantees are to be secured by such Second Priority Collateral on a subordinate basis to the Senior

Obligations (and which is not secured by Liens on any assets of the Borrower or any other Grantor other than the Second Priority Collateral or which are not included in the Senior Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and Second Priority Debt Document and (ii) except in the case of the Initial Second Priority Debt hereunder, the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Subsidiary Loan Parties issued in exchange therefor.

“Second Priority Debt Documents” means the Initial Second Priority Debt Documents and, with respect to any series, issue or class of Second Priority Debt, the promissory notes, indentures, the Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Second Priority Collateral Documents.

“Second Priority Debt Facility” means each indenture or other governing agreement with respect to any Second Priority Debt.

“Second Priority Debt Obligations” means the Initial Second Priority Debt Obligations and, with respect to any series, issue or class of Second Priority Debt, (a) all principal of, and interest (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Second Priority Debt, (b) all other amounts payable to the related Second Priority Debt Parties under the related Second Priority Debt Documents and (c) any renewals or extensions of the foregoing.

“Second Priority Debt Parties” means the Initial Second Priority Debt Parties and, with respect to any series, issue or class of Second Priority Debt incurred after the date hereof, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any other Grantor under any related Second Priority Debt Documents.

“Second Priority Enforcement Date” means, with respect to any Second Priority Representative, the date which is 180 days (through which 180 day period such Second Priority Representative was the Major Second Priority Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) and (ii) the Designated Senior Representative’s and each other Representative’s receipt of written notice from such Second Priority Representative that (x) such Second Priority Representative is the Major Second Priority Representative and that an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) has occurred and is continuing and (y) the Second Priority Debt Obligations of the series with respect to which such Second Priority Representative is the Second Priority Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Second Priority Debt Document; provided that the Second Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Designated Senior

Representative has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to ) any Insolvency or Liquidation Proceeding.

“Second Priority Instructing Group” means Second Priority Representatives with respect to Second Priority Debt Facilities under which at least a majority of the then aggregate amount of Second Priority Debt Obligations are outstanding that agree to vote together or direct or instruct the Designated Second Priority Representative together.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Debt Parties under Second Priority Collateral Documents.

“Second Priority Representative” means (i) in the case of the Initial Second Priority Debt Facility covered hereby, the Initial Second Priority Representative and (ii) in the case of any Second Priority Debt Facility and the Second Priority Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Second Priority Debt Facility that is named as the Representative in respect of such Second Priority Debt Facility in the applicable Joinder Agreement.

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” as defined in any Credit Agreement Loan Document or any other Senior Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

“Senior Collateral Documents” means the Collateral Agreement and the other “Security Documents” as defined in the Credit Agreement, the Equal Priority Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means (a) the Credit Agreement Loan Documents and (b) any Additional Senior Debt Documents.

“Senior Facilities” means the Credit Agreement and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the Credit Agreement Obligations and any Additional Senior Debt Obligations.

“Senior Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent and (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder (including with respect to any Additional Senior Debt Facility initially covered hereby on the date of this Agreement), the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility hereunder or in the applicable Joinder Agreement.

“Senior Secured Parties” means the Credit Agreement Secured Parties and any Additional Senior Debt Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not have a security interest in such Collateral at such time.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Loan Parties” has the meaning assigned to such term in the Credit Agreement.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01. Subordination.

(a) Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Second Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law (including any judgment or similar Lien), subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Second Priority Debt Obligations and (b) any Lien on the Shared Collateral securing any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Debt Parties or any Second Priority Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law (including any judgment or similar Lien), subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations. All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Second Priority Debt Obligations for all purposes, whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of the Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02. Nature of Senior Lender Claims. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility,acknowledges that (a) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Second Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the Grantors contained in any Second Priority Debt Document with respect to the incurrence of additional Senior Obligations.

SECTION 2.03. Prohibition on Contesting Liens. Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral, and each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any of any Second Priority Representative or any of the Second Priority Debt Parties in the Second Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

SECTION 2.04. No New Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, (a) none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Second Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations; and (b) if any Second Priority Representative or any Second Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or Second Priority Debt Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for all Senior

Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations.

SECTION 2.05. Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.06. Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Debt Documents or Second Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Administrative Agent pursuant to Section 2.05(j) or 2.22 of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

ARTICLE III

Enforcement

SECTION 3.01. Exercise of Remedies.

(a) So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior

Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) except as otherwise provided herein, the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, any Second Priority Representative may file a claim or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Second Priority Representative and the Second Priority Debt Parties may exercise their rights and remedies as unsecured creditors, to the extent provided in Section 5.04, (D) any Second Priority Representative may exercise the rights and remedies provided for in Section 6.03 and (E) from and after the Second Priority Enforcement Date, the Major Second Priority Representative may exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), but only so long as (1) the Designated Senior Representative has not commenced and is not diligently pursuing any enforcement action with respect to such Shared Collateral and (2) the Grantor which has granted a security interest in such Shared Collateral is not then a debtor under or with respect to (or otherwise subject to ) any Insolvency or Liquidation Proceeding. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of Senior Obligations has not occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Second Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c) Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that would hinder any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Priority Debt Parties.

(d) Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e) Until the Discharge of Senior Obligations, the Designated Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Second Priority Instructing Group and the Designated Second Priority Representative shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Second Priority Instructing Group and Designated Second Priority Representative shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this Section 3.01(e) shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Debt Parties or the Second Priority Debt Obligations.

SECTION 3.02. Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

SECTION 3.03. Actions Upon Breach. Should any Second Priority Representative or any Second Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) may obtain relief against such Second Priority Representative or such Second Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Second Priority Representatives or any Second Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

ARTICLE IV

Payments

SECTION 4.01. Application of Proceeds. So long as the Discharge of Senior Obligations has not occurred and regardless of whether an Insolvency or Liquidation Proceeding has commenced, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents (including the Equal Priority Intercreditor Agreement) until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents.

SECTION 4.02. Payments Over. So long as the Discharge of Senior Obligations has not occurred, any Shared Collateral or Proceeds thereof received by any Second Priority Representative or any Second Priority Debt Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements

SECTION 5.01. Releases.

(a) Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of the Borrower) (i) in connection with the exercise of remedies in respect of Collateral or (ii) if not in connection with the exercise of remedies in respect of the Collateral, so long as an Event of Default (as defined in and under any Second Priority Debt Document) has not occurred and is continuing and such sale, transfer or other disposition is permitted by the terms of the Second Priority Debt Documents, the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties upon such Shared Collateral to secure Second Priority Debt Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations. Upon delivery to a Second Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Second Priority Debt Parties and the Second Priority Representatives) and any necessary or proper instruments of termination or release prepared by the Borrower or any other Grantor, such Second Priority Representative will promptly execute, deliver or acknowledge, at the Borrower’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral as set forth in the relevant Second Priority Debt Documents.

(b) Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c) Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document, of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Debt Parties to receive proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

(d) Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Second Priority Representative or Second Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

SECTION 5.02. Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and the Senior Secured Parties shall have the sole and exclusive right to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor, (a) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties pursuant to the terms of the applicable Second Priority Debt Documents and (iii) third, if no Second Priority Debt Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Representative or any Second Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

SECTION 5.03. Amendments to Second Priority Collateral Documents.

(a) No Second Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. The Borrower agrees to deliver to the Designated Senior Representative copies of (i) any amendments, supplements or other modifications to the Second Priority Collateral Documents and (ii) any new Second Priority Collateral Documents promptly after effectiveness thereof. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that each Second Priority Collateral Document under its Second Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Second Priority Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to JPMorgan Chase Bank, N.A., as administrative agent, pursuant to or in connection with the Credit Agreement, dated as of April 2, 2013, among the Borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the other parties thereto, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time and (ii) the exercise of any right or remedy by the [Second Priority Representative] hereunder is subject to the limitations and provisions of the Intercreditor Agreement dated as of [ ], 201[ ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as Administrative Agent, [            ] and the Borrower and its subsidiaries party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”

(b) In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, the Borrower or any other Grantor; provided, however, that (x) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Second Priority Collateral Document, except to the extent that a release of such Lien is provided for in Section 5.01(a) and (y) written notice of such amendment, waiver or consent shall have been given to each Second Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.

(c) The Senior Priority Debt Documents may be amended, restated, amended and restated, waived, supplemented or otherwise modified in accordance with their terms, and the indebtedness under the Senior Priority Debt Documents may be Refinanced, in each case, without the consent of any Second Priority Representative or Second Priority Debt Party; provided that, without the consent of the [Second Lien Administrative Agent/Trustee], acting with the consent of the Required [Lenders/Holders (as such term is defined in the applicable Second Priority Debt Document) and each other Second Priority Representative (acting with the consent of the requisite holders of each series of [Second Priority Debt]), no such amendment, restatement, amendment and restatement, waiver supplement or modification (including self-effecting or other modifications pursuant to Section [ ] of the Credit Agreement) shall contravene any provision of this Agreement. In addition, with respect to any such Refinancing, the Grantors and the applicable Second Priority Representative for such Refinancing Second Priority Debt shall comply with Section 8.09.

(d) The Second Priority Debt Documents may be amended, restated, waived, supplemented or otherwise modified in accordance with their terms, and the indebtedness under the Second Priority Debt Documents may be refinanced, renewed, extended or replaced, in each case, without the consent of any Senior Representative or Senior Secured Party; provided that, without the consent of the Administrative Agent, acting with the consent of the Required Lenders (as such term is defined in the Credit Agreement) and each other Senior Priority Representative (acting with the consent of the requisite holders of each series of Additional Senior Debt), no such amendment, restatement, supplement or modification (including self-effecting or other modifications pursuant to Section [ ] of the applicable Second Priority Debt Document) shall (1) contravene any provision of this Agreement or (2) change to earlier dates any scheduled dates for payment of principal of or interest on indebtedness under the Second Priority Debt Documents. In addition, with respect to any such Refinancing, the Grantors and the applicable Second Priority Representative for such Refinancing Second Priority Debt shall comply with Section 8.09.

SECTION 5.04. Rights as Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second Priority Representatives and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Borrower and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable law so long as such rights and remedies do not violate any express provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral. In the event any Second Priority Representative or any Second Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

SECTION 5.05. Gratuitous Bailee for Perfection.

(a) Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b) In the event that any Senior Representative (or its agents or bailees) has Lien filings against Intellectual Property that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, such Senior Representative agrees to hold such Liens as sub-agent and gratuitous bailee for the relevant Second Priority Representatives and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Second Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(c) Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(d) The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

(e) The Senior Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Debt Party, and each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(f) Upon the Discharge of the Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Second Priority Representative is entitled to approve any awards granted in such proceeding. The Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby. The Senior Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement.

(g) None of the Senior Representatives or any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06. When Discharge of Senior Obligations Deemed To Not Have Occurred. If, at any time concurrently with or after the occurrence of the Discharge of Senior Obligations, the Borrower or any Subsidiary enters into any Refinancing of any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements, including amendments or supplements to this Agreement, as the Borrower or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

ARTICLE VI

Insolvency or Liquidation Proceedings.

SECTION 6.01. Financing Issues. Until the Discharge of Senior Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will raise no (a) objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) any adequate protection Liens provided to the Senior Secured Parties, and (z) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives, (b) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party, (c) objection to (and will not otherwise contest) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Priority Collateral, (d) objection to (and will not otherwise contest) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral or (e) objection to (and will not otherwise contest or oppose and will be deemed to have consented to) any order relating to a sale or other disposition of assets of any Grantor to which any Senior Representative has consented that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that notice received three Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such financing shall be adequate notice.

SECTION 6.02. Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

SECTION 6.03. Adequate Protection. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a replacement Lien or superpriority claim on such additional collateral, which (A) Lien is subordinated to the Liens securing all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (B) superpriority claim is subordinated to all superpriority claims of the Senior Secured Parties, (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of additional or replacement collateral, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional collateral as security for the Senior Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement and (iii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a superpriority claim, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted adequate protection in the form of a superpriority claim, which superpriority claim shall be senior to the superpriority claim of the Second Priority Debt Parties.

SECTION 6.04. Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05. Separate Grants of Security and Separate Classifications. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, costs or charges provided for under the Credit Agreement (whether or not allowed or allowable) before any distribution is made in respect of the Second Priority Debt Obligations, with each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt

Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties.

SECTION 6.06. No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Debt Party, including the seeking by any Second Priority Debt Party of adequate protection or the assertion by any Second Priority Debt Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

SECTION 6.07. Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08. Other Matters. To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.

SECTION 6.09. 506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10. Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

ARTICLE VII

Reliance; Etc.

SECTION 7.01. Reliance. The consent by the Senior Secured Parties to the execution and delivery of the Second Priority Debt Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

SECTION 7.02. No Warranties or Liability. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03. Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Debt Document or any Second Priority Debt Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Credit Agreement or any other Senior Debt Document or of the terms of any Second Priority Debt Document;

(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to (i) the Borrower or any other Grantor in respect of the Senior Obligations or (ii) any Second Priority Representative or Second Priority Debt Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Conflicts. Subject to Section 8.21, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the Equal Priority Intercreditor Agreement and in the event of any conflict between the Equal Priority Intercreditor Agreement and this Agreement, the provisions of the Equal Priority Intercreditor Agreement shall control.

SECTION 8.02. Continuing Nature of this Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03. Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of, or otherwise materially adversely affects, the Borrower or any Grantor, shall require the consent of the Borrower. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Second Priority Debt Parties and their respective successors and assigns.

(c) Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04. Information Concerning Financial Condition of the Borrower and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior

Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05. Subrogation. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06. Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07. Additional Grantors. The Borrower agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex II. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Priority Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08. Dealings with Grantors. Upon any application or demand by the Borrower or any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), at the request of such Representative, the Borrower or such Grantor, as appropriate, shall furnish to such Representative a certificate of an Responsible Officer ( an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

SECTION 8.09. Additional Debt Facilities. (a) To the extent, but only to the extent, permitted by the provisions of the Senior Debt Documents and Second Priority Debt Documents, the Borrower may incur or issue and sell one or more series or classes of Second Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Second Priority Debt (the “Second Priority Class Debt”) may be secured by a second priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Second Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Second Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties; and the Senior Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of the immediately succeeding paragraph. In order for a Class Debt Representative to become a party to this Agreement:

(i) such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex III (if such Representative is a Second Priority Class Debt Representative) or Annex IV (if such Representative is a Senior Class Debt Representative) (in each case, with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative constitutes Additional Senior Debt Obligations or Second Priority Debt Obligations, as applicable, and the related Class Debt Parties become subject hereto and bound hereby as Additional Senior Debt Parties or Second Priority Debt Parties, as applicable;

(ii) the Borrower (a) shall have delivered to the Designated Senior Representative an Officer’s Certificate identifying the obligations to be designated as Additional Senior Debt Obligations or Second Priority Debt Obligations, as applicable, and the initial aggregate principal amount or face amount thereof and certifying that such obligations are permitted to be incurred and secured under each of the Senior Debt Documents and Second Priority Debt Documents and (b) if requested, shall have delivered true and complete copies of each of the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by an authorized officer of the Borrower; and

(iii) the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

(b) With respect to any Class Debt that is issued or incurred after the Closing Date, the Borrower and each of the other Grantors agrees to take such actions (if any) as may from time to time reasonably be requested by any Senior Representative, any Second Priority Representative or any Major Second Priority Representative, and enter into such technical amendments, modifications and/or supplements to the then existing Collateral Documents (or execute and deliver such additional Collateral Documents) as may from time to time be reasonably requested by such Persons, to ensure that the Class Debt is secured by, and entitled to the benefits of, the relevant Collateral Documents relating to such Class Debt, and each Secured Party (by its acceptance of the benefits hereof) hereby agrees to, and authorizes the Designated Senior Representative and the Designated Second Priority Representative, as the case may be, to enter into, any such technical amendments, modifications and/or supplements (and additional Collateral Documents).

SECTION 8.10. Reserved.

SECTION 8.11. Submission to Jurisdiction; Waivers; Consent to Service of Process. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents and agrees that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address set forth in Section 8.12;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Senior Secured Party) to bring any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment granted by the courts referred to in clause (a) of this Section; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

SECTION 8.12. Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i) if to the Borrower or any Grantor, to the Borrower, at its address at: [             ], Attention of [             ], telecopy [            ];

(ii) if to the Initial Second Priority Representative to it at: [            ], Attention of [            ], telecopy [            ];

(iii) if to the Administrative Agent, to it at: JPMorgan Chase Bank, N.A., as Administrative Agent, [            ], Attention: [            ], (Fax No.: [            ]), with a copy to [            ];

(iv) if to any other Senior Representative a party hereto on the date hereof, to it at: : [            ], Attention of [            ], telecopy [            ];

(v) if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among each Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 8.13. Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, and each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will take such further action and execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.14. GOVERNING LAW; WAIVER OF JURY TRIAL.

(A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW.

(B) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.15. Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties, the Borrower, the other Grantors party hereto and their respective successors and assigns.

SECTION 8.16. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.17. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic method, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.18. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Administrative Agent represents and warrants that this Agreement is binding upon the Credit Agreement Secured Parties. The Initial Second Priority Representative represents and warrants that this Agreement is binding upon the Initial Second Priority Debt Parties.

SECTION 8.19. No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights.

SECTION 8.20. Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.21. Administrative Agent and Representative. It is understood and agreed that (a) the Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement and the provisions of Article VIII of the Credit Agreement applicable to the Administrative Agent thereunder shall also apply to the Administrative Agent hereunder and (b) [            ] is entering into this Agreement in its capacity as [Trustee] [other representative] under [indenture] [other agreement] and the provisions of Article [            ] of such [indenture] [agreement] applicable to the [Trustee] [other representative] thereunder shall also apply to the [Trustee] [other representative] hereunder.

SECTION 8.22. Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.03(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Credit Agreement, any other Senior Debt Document or any Second Priority Debt Documents, or permit the Borrowers or any other Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Borrower or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Document.

SECTION 8.23. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name: Title:

[ ], as [ ] for the holders of [applicable Additional Senior Debt Facility]

By:
Name: Title:

[ ], as Initial Additional Authorized Representative

By:
Name: Title:

S-1

WEIGHT WATCHERS INTERNATIONAL, INC.

By:
Name: Title:

THE GRANTORS LISTED ON ANNEX I HERETO

By:
Name: Title:

S-2

ANNEX I

Grantors

[            ]

Annex I-1

ANNEX II

SUPPLEMENT NO. dated as of , to the JUNIOR PRIORITY INTERCREDITOR AGREEMENT dated as of [            ], 201[ ] (the “Junior Priority Intercreditor Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement, [            ], as Initial Second Priority Representative, and the additional Representatives from time to time party thereto.

A. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Junior Priority Intercreditor Agreement.

B. The Grantors have entered into the Junior Priority Intercreditor Agreement. Pursuant to the Credit Agreement, certain Additional Senior Debt Documents and certain Second Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Borrower are required to enter into the Junior Priority Intercreditor Agreement. Section 8.07 of the Junior Priority Intercreditor Agreement provides that such Subsidiaries may become party to the Junior Priority Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement, the Second Priority Debt Documents and Additional Senior Debt Documents.

Accordingly, the Designated Senior Representative and the New Subsidiary Grantor agree as follows:

SECTION 1. In accordance with Section 8.07 of the Junior Priority Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Junior Priority Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Junior Priority Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Junior Priority Intercreditor Agreement shall be deemed to include the New Grantor. The Junior Priority Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Laws and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

Annex II-1

SECTION 4. Except as expressly supplemented hereby, the Junior Priority Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Priority Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Priority Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Junior Priority Intercreditor Agreement.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

Annex II-2

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative have duly executed this Supplement to the Junior Priority Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR]

By:
Name: Title:

Acknowledged by: [ ], as Designated Senior Representative

By:
Name: Title:

[ ], as Designated Second Priority Representative

By:
Name: Title:

Annex II-3

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [            ] dated as of [                    ], 201[    ] to the JUNIOR PRIORITY INTERCREDITOR AGREEMENT dated as of [            ], 201[            ] (the “Junior Priority Intercreditor Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement, [            ], as Initial Second Priority Representative, and the additional Representatives from time to time party thereto.

A. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Priority Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Second Priority Debt and to secure such Second Priority Class Debt with Second Priority Liens and to have such Second Priority Class Debt guaranteed by the Grantors, in each case under and pursuant to the Second Priority Collateral Documents relating thereto, the Second Priority Class Debt Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Priority Intercreditor Agreement. Section 8.09 of the Junior Priority Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the Junior Priority Intercreditor Agreement as Second Priority Debt Obligations and Second Priority Debt Parties, respectively, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Priority Intercreditor Agreement. The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Junior Priority Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the Junior Priority Intercreditor Agreement as Second Priority Debt Obligations and Second Priority Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Priority Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Debt Parties. Each reference to a “Representative” or “Second Priority Representative” in the Junior Priority Intercreditor Agreement shall be deemed to include the New Representative. The Junior Priority Intercreditor Agreement is hereby incorporated herein by reference.

Annex III-1

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe new debt document], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the Junior Priority Intercreditor Agreement as Second Priority Debt Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Junior Priority Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Priority Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Priority Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

Annex III-2

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Junior Priority Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ]

By:
Name: Title:

Address for notices:

Attention of:

Telecopy:

[ ], as Designated Senior Representative

By:
Name: Title:

Annex III-3

Acknowledged by: WEIGHT WATCHERS INTERNATIONAL, INC.

By:
Name: Title:

THE GRANTORS LISTED ON SCHEDULE I HERETO

By:
Name: Title:

Annex III-4

Schedule I to the

Representative Supplement to the

Junior Priority Intercreditor Agreement

Grantors

[            ]

Annex III-5

ANNEX IV

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [            ] dated as of [            ], 201[            ] to the JUNIOR PRIORITY INTERCREDITOR AGREEMENT dated as of [            ], 201[            ] (the “Junior Priority Intercreditor Agreement”), among Weight Watchers International, Inc., a Virginia corporation (the “Borrower”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement, [            ], as Initial Second Priority Representative, and the additional Representatives from time to time party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Priority Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Senior Class Debt after the date of the Junior Priority Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents relating thereto, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Priority Intercreditor Agreement. Section 8.09 of the Junior Priority Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Junior Priority Intercreditor Agreement as Second Priority Debt Obligations and Additional Senior Debt Parties, respectively, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Priority Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Junior Priority Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Junior Priority Intercreditor Agreement as Second Priority Debt Obligations and Additional Senior Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Priority Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Debt Parties. Each reference to a “Representative” or “Senior Representative” in the Junior Priority Intercreditor Agreement shall be deemed to

Annex IV-1

include the New Representative. The Junior Priority Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe new debt document], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Junior Priority Intercreditor Agreement as Senior Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Junior Priority Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Priority Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Priority Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

Annex IV-2

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Junior Priority Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ]

By:
Name: Title:

Address for notices:

Attention of:

Telecopy:

[ ], as Designated Senior Representative

By:
Name: Title:

Annex IV-3

Acknowledged by: WEIGHT WATCHERS INTERNATIONAL, INC.

By:
Name: Title:

THE GRANTORS LISTED ON SCHEDULE I HERETO

By:
Name: Title:

Annex IV-4

Schedule I to the

Representative Supplement to the

Junior Priority Intercreditor Agreement

Grantors

[            ]

Annex IV-5